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As filed with the Securities and Exchange Commission on July 3, 2008

Registration No. 333-149541

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

K-Sea GP Holdings LP
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	4400 (Primary Standard Industrial Classification Code Number)	20-194684 (I.R.S. Employer Identification Number)

One Tower Center Boulevard, 17th Floor
East Brunswick, New Jersey 08816
(732) 565-3818
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Timothy J. Casey
K-Sea GP LLC
One Tower Center Boulevard, 17th Floor
East Brunswick, New Jersey 08816
(732) 565-3818
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sean T. Wheeler Baker Botts L.L.P. 910 Louisiana Street Houston, Texas 77002 (713) 229-1234	David C. Buck Andrews Kurth LLP 600 Travis Street, Suite 4200 Houston, Texas 77002 (713) 220-4200

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)

Common Units representing limited partner interests	$150,937,500	$5,932

(1)
Includes common units to be sold upon exercise of the underwriters' option to purchase additional common units.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(3)
$3,930 was previously paid with the initial filing of this registration statement.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated July 3, 2008

PROSPECTUS

K-Sea GP Holdings LP

 6,250,000 Common Units

Representing Limited Partner Interests

We are offering 1,424,000 common units representing limited partner interests, and the selling unitholders identified in this prospectus, including KSP Investors A L.P., KSP Investors B L.P. and others, are offering 4,826,000 common units. This is an initial public offering of our common units. We expect that the initial public offering price of our common units will be between $                    and $                    per common unit. Upon completion of this offering, we will own 100% of the incentive distribution rights, an approximate 29.9% limited partner interest and all of the 1.5% general partner interest in K-Sea Transportation Partners L.P., or KSP, a publicly traded Delaware limited partnership that provides marine transportation, distribution and logistics services for refined petroleum products in the United States.

Before this offering, there has been no public market for our common units. We have applied to list our common units on the New York Stock Exchange under the symbol "KSG."

Investing in our common units involves risks. Please read "Risk Factors" beginning on page 24.

These risks include the following:

  •
  Our cash flow will be entirely dependent upon the ability of KSP to make cash distributions to us. If KSP does not make cash distributions or reduces the levels of cash distributions to us, we may not have sufficient cash to pay distributions at our initial quarterly distribution level or at all.

  •
  Our unitholders do not elect our general partner or vote in the election of the directors of our general partner. Upon completion of this offering, the owners of our general partner will own a sufficient number of common units to allow it to prevent the removal of our general partner.

  •
  You will experience immediate and substantial dilution of $16.22 per common unit in the net tangible book value of your common units.

  •
  KSP's general partner owes fiduciary duties to KSP's unitholders that may conflict with our interests.

  •
  If we or KSP were to become subject to entity-level taxation for federal or state tax purposes, then our cash available for distribution to you would be substantially reduced.

	Per Common Unit	Total
Initial public offering price	$	$
Underwriting discount(1)	$	$
Proceeds to K-Sea GP Holdings LP (before expenses)	$	$
Proceeds to the selling unitholders (before expenses)(2)	$	$

(1)
Excludes an aggregate fee payable to Lehman Brothers Inc. and Citigroup Global Markets Inc. equal to 0.25% of the gross proceeds of this offering, or approximately $            , for the evaluation, analysis and structuring of our partnership.

(2)
Expenses associated with this offering, other than underwriting discounts associated with the common units being sold by the selling unitholders and the selling unitholders' portion of the structuring fee, will be paid by us.

The selling unitholders have granted the underwriters a 30-day option to purchase up to an additional 937,500 common units on the same terms and conditions as set forth above if the underwriters sell more than 6,250,000 common units in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common units on or about                      , 2008.

LEHMAN BROTHERS	CITI

UBS INVESTMENT BANK
RAYMOND JAMES
RBC CAPITAL MARKETS
STIFEL NICOLAUS

                           , 2008

Prospectus Summary	1
K-Sea GP Holdings LP	1
K-Sea Transportation Partners L.P.	5
Growth of KSP	5
KSP's Industry	6
Business Strategies	6
Competitive Strengths	6
KSP's Principal Executive Offices and Internet Address	7
Formation Transactions and Our Structure and Ownership After This Offering	8
Our Management and Principal Executive Offices	11
The Offering	12
Summary of Conflicts of Interest and Fiduciary Duties	15
Summary of Risk Factors	15
Summary Historical and Pro Forma Financial Data	18
Non-GAAP Financial Measures	21
Risk Factors	24
Risks Inherent in an Investment in Us	24
Risks Related to Conflicts of Interest	31
Risks Related to KSP's Business	35
Tax Risks to Our Common Unitholders	44
Forward-Looking Statements	48
Use of Proceeds	49
Capitalization	50
Dilution	51
Our Cash Distribution Policy and Restrictions on Distributions	52
General	52
Our Initial Distribution Rate	55
Cash Available for Distribution	57
Unaudited Pro Forma Consolidated Available Cash	57
Estimated Cash Available for Distribution	60
Assumptions and Considerations	62
How We Make Cash Distributions	64
General	64
Definition of Available Cash	64
Units Eligible for Distribution	64
General Partner Interest	64
Adjustments to Capital Accounts	64
Distributions of Cash Upon Liquidation	64
Our Sources of Distributable Cash	65
Selected Historical And Pro Forma Financial and Operating Data	67
Management's Discussion and Analysis of Financial Condition and Results of Operations	71
Overview of Our Business	71
Factors That Significantly Affect Our Results and KSP's Results	73
Overview of Operations	74
Definitions	75
Results of Operations	77
Nine Months Ended March 31, 2008 Compared to Nine Months Ended March 31, 2007	78
Fiscal Year Ended June 30, 2007 Compared to the Fiscal Year Ended June 30, 2006	80
Fiscal Year Ended June 30, 2006 Compared to the Fiscal Year Ended June 30, 2005	82

i

Liquidity and Capital Resources	84
Inflation	95
Related Party Transactions	95
Seasonality	95
Critical Accounting Policies	95
New Accounting Pronouncements	97
Quantitative and Qualitative Disclosures About Market Risk	98
Our Business	100
General	100
Our Strategy	100
Our Interest in KSP	100
How Our Partnership Agreement Terms Differ from Those of Other Publicly Traded Partnerships	104
Legal Proceedings	104
Business of K-Sea Transportation Partners L.P.	105
Growth of KSP	105
Competitive Strengths	107
Business Strategies	108
KSP's Industry	109
KSP's Customers	113
KSP's Vessels	114
Bunkering	118
Preventative Maintenance	118
Safety	119
Ship Management, Crewing and Employees	120
Classification, Inspection and Certification	120
Insurance Program	121
Competition	122
Regulation	122
Properties	128
Legal Proceedings	128
Management	129
K-Sea GP Holdings LP and K-Sea Transportation Partners L.P.	129
K-Sea Transportation Partners L.P.'s Compensation Discussion and Analysis	136
Background	136
Executive Compensation Philosophy	136
Purpose of KSP's Executive Compensation Program	136
Role of KSP GP's Compensation Committee	137
Elements of Compensation	138
Employment Agreements	138
Comparator Group	139
Other Compensation Related Matters	142
Impact of Tax and Accounting Treatment	142
KSP Executive Compensation Tables	143
Director Compensation	146
Security Ownership of Certain Beneficial Owners and Management of K-Sea GP Holdings LP	147
Security Ownership of Certain Beneficial Owners and Management of K-Sea Transportation Partners L.P.	148
Selling Unitholders	151
Certain Relationships and Related Transactions	152
Our Relationship with KSP and its General Partner, KSP GP	152
Our Relationship with KSP	152

Indemnification of Our Directors and Officers	152
Related Party Transactions Involving KSP	153
Contribution Agreement	153
Administrative Services Agreement	153
Our General Partner's Limited Liability Agreement	154
Omnibus Agreement	154
Business Opportunity Agreement	155
Conflicts of Interest and Fiduciary Duties	156
Conflicts of Interest	156
Fiduciary Duties	158
Description of Our Common Units	162
Common Units	162
Transfer Agent and Registrar	162
Transfer of Common Units	162
Limited Call Right	163
Comparison of Rights of Holders of KSP's Common Units and Our Common Units	164
Description of Our Partnership Agreement	166
Organization and Duration	166
Purpose	166
Restrictions on Foreign Ownership	167
Power of Attorney	167
Capital Contributions	167
Limited Liability	168
Limited Voting Rights	168
Transfer of Ownership Interests in Our General Partner	169
Issuance of Additional Securities	170
Amendments to Our Partnership Agreement	170
Merger, Sale or Other Disposition of Assets	172
Termination or Dissolution	173
Liquidation and Distribution of Proceeds	173
Withdrawal or Removal of the General Partner	173
Transfer of General Partner Interest	174
Change of Management Provisions	174
Limited Call Right	175
Meetings; Voting	175
Status as Limited Partner	176
Non-Citizen Assignees; Redemption	176
Indemnification	176
Reimbursement of Expenses	177
Books and Reports	177
Right to Inspect Our Books and Records	177
Registration Rights	177
K-Sea Transportation Partners L.P.'s Cash Distribution Policy	178
Distributions of Available Cash	178
Operating Surplus and Capital Surplus	178
Subordination Period	180
Distributions of Available Cash From Operating Surplus During the Subordination Period	182
Distributions of Available Cash From Operating Surplus After the Subordination Period	182
Incentive Distribution Rights	182
Percentage Allocations of Available Cash From Operating Surplus	183
Distributions of Available Cash From Capital Surplus	183
Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels	184

Distributions of Cash Upon Liquidation	185
Material Provisions of the Partnership Agreement of K-Sea Transportation Partners L.P.	187
Purpose	187
Restrictions on Foreign Ownership	187
Issuance of Additional Securities	188
Limited Liability	189
Voting Rights	190
Amendment of KSP's Partnership Agreement	192
Liquidation and Distribution of Proceeds	194
Withdrawal or Removal of KSP's General Partner	194
Change of Management Provisions	195
Limited Call Right	196
Meetings; Voting	196
Indemnification	197
Registration Rights	197
Units Eligible for Future Sale	198
Material Tax Consequences	199
Partnership Status	199
Limited Partner Status	201
Tax Consequences of Unit Ownership	201
Tax Treatment of Operations	207
Disposition of Common Units	208
Tax-Exempt Organizations and Non-United States Investors	211
Administrative Matters	212
State, Local, Foreign and Other Tax Considerations	214
Investment in Us by Employee Benefit Plans	215
Underwriting	216
Legal Matters	222
Experts	222
Where You Can Find More Information	222
Index to Financial Statements	F-1
Appendix A Form of Amended and Restated Agreement of Limited Partnership of K-Sea GP Holdings LP
Appendix B Glossary of Selected Terms

        Until                        , 2008 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade our common units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. Unless otherwise indicated, you should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the historical consolidated financial statements, pro forma consolidated financial statements, the notes to those financial statements, and the other documents to which we refer, for a more complete understanding of this offering. Furthermore, you should carefully read "Summary of Risk Factors" and "Risk Factors" for more information about important risks that you should consider before making a decision to purchase common units in this offering.

        Except as otherwise indicated, the information presented in this prospectus assumes (1) an initial public offering price of $        per common unit and (2) that the underwriters do not exercise their option to purchase additional common units. All references in this prospectus to "our," "we," "us," and the "Company" refer to K-Sea GP Holdings LP and its wholly owned subsidiaries. All references in this prospectus to "KSP" refer to K-Sea Transportation Partners L.P. and its operating subsidiaries collectively, or to K-Sea Transportation Partners L.P., individually, as the context may require. All references in this prospectus to "KSP GP LP" refer to K-Sea General Partner L.P., currently the general partner of KSP. All references in this prospectus to "KSP GP" refer to K-Sea General Partner GP LLC, currently the general partner of KSP GP LP and, following its merger with KSP GP LP, the general partner of KSP. All references to our "partnership agreement" refer to the Amended and Restated Agreement of Limited Partnership of K-Sea GP Holdings LP to be adopted contemporaneously with the closing of this offering. We include a glossary of some of the terms used in this prospectus as Appendix B.

K-Sea GP Holdings LP

        We are a Delaware limited partnership formed in December 2007, and our cash generating assets consist solely of partnership interests in K-Sea Transportation Partners L.P. (NYSE: KSP). KSP is a publicly traded Delaware limited partnership that provides marine transportation, distribution and logistics services for refined petroleum products in the United States. KSP currently operates a fleet of 74 tank barges, one tanker and 66 tugboats that serves a wide range of customers, including major oil companies, oil traders and refiners. With approximately 4.4 million barrels of capacity, KSP believes it owns and operates the largest coastwise tank barge fleet in the United States.

        Upon completion of this offering, we will own:

  •
  100% of the incentive distribution rights in KSP, which we will hold through our 100% ownership interest in KSP GP;

  •
  4,165,000 units of KSP, consisting of 2,082,500 common units and 2,082,500 subordinated units, representing an aggregate 29.9% limited partner interest in KSP; and

  •
  all of the 1.5% general partner interest in KSP, which we will hold through our 100% ownership interest in KSP GP.

        At KSP's current annualized cash distribution rate of $3.04 per common unit, or $0.76 per common unit per quarter, aggregate annual cash distributions to us on all of our interests in KSP will be approximately $16.6 million, representing approximately 36% of the total cash distributed by KSP. Based on KSP's current cash distribution and our expected ownership of KSP, we expect that our initial quarterly cash distribution to our unitholders will be $0.25 per common unit, or $1.00 per common unit on an annualized basis, to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses. Please read "Our Cash Distribution Policy and Restrictions on Distributions."

        Our primary business objective is to increase our cash distributions to our unitholders through our oversight of KSP. Please read "—K-Sea Transportation Partners L.P.—Business Strategies."

        Following the completion of this offering, the owners of our general partner will beneficially own approximately        % of our common units (or    % if the underwriters exercise their over-allotment

option in full) and continue in their roles as officers or directors of KSP. Therefore, although our general partner does not currently have a direct economic interest in us, the owners of our general partner will have an economic interest in us as well as KSP after completion of this offering.

        Our ownership of 100% of the incentive distribution rights in KSP entitles us to receive increasing percentages of its incremental cash distributed in excess of $0.55 per KSP limited partner unit in any quarter. The following table illustrates the percentage allocations of distributions among the owners of KSP, including us, at the target distribution levels contained in KSP's partnership agreement.

	Marginal Percentage Interest in Distributions
		General Partner
KSP Quarterly Distribution Per Unit	Limited Partner Units	General Partner Units	Incentive Distribution Rights
up to $0.55	98.5%	1.5%	0%
above $0.55 up to $0.625	85.5%	1.5%	13%
above $0.625 up to $0.75	75.5%	1.5%	23%
above $0.75	50.5%	1.5%	48%

        KSP has increased its quarterly cash distribution for the last 12 consecutive quarters, and 14 times since its initial public offering in January 2004, from $0.50 per common unit ($2.00 on an annualized basis) to $0.76 per common unit ($3.04 on an annualized basis), which is the most recently paid distribution. KSP's distribution of $0.76 per limited partner unit for the quarter ended March 31, 2008 entitled us to receive incentive distributions equal to 48% of KSP's total cash distribution in excess of $0.75 per common unit, which, in addition to the distributions we receive in respect of our common units, subordinated units and general partner units, collectively comprises 36% of the cash distributed by KSP in respect of that quarter. Our cash flow will be entirely dependent upon the ability of KSP to make cash distributions to us. If KSP does not make cash distributions or reduces the level of cash distributions to us, we may not have sufficient cash to pay distributions at our initial quarterly distribution level or at all.

        As KSP has increased the quarterly cash distribution paid on its units, the target cash distribution levels described above have been exceeded, thereby increasing the amounts paid by KSP to its general partner as the owner of KSP's incentive distribution rights. As a consequence, our cash distributions from KSP that are based on our ownership of the incentive distribution rights have increased more rapidly than distributions to us based on our other ownership of interests in KSP. Any further increases in the quarterly cash distributions above $0.75 per unit from KSP would entitle us to receive 48% of such excess and would have the effect of disproportionately increasing the amount of all distributions that we receive from KSP based on our ownership interest in the incentive distribution rights in KSP.

        All of our cash flows are generated from the cash distributions we receive with respect to the KSP partnership interests we own. KSP is required by its partnership agreement to distribute, and it has historically distributed within 45 days of the end of each quarter, all of its cash on hand at the end of each quarter, less cash reserves established by its general partner in its sole discretion to provide for the proper conduct of KSP's business or to provide for future distributions. KSP's net cash provided by operating activities has exceeded total distributions in respect of each of the full calendar years 2004, 2005, 2006 and 2007 and has been adequate to cover its total distributions in 12 of the 17 quarters since its initial public offering. When KSP's distributions exceed net cash provided by operating activities in any quarter, KSP borrows an amount necessary to pay the difference and repays such amount in a subsequent quarter.

        While we, like KSP, are structured as a limited partnership, our capital structure and cash distribution policy differ materially from those of KSP. Most notably, our general partner is not entitled to receive any distributions from us. Therefore, our distributions are allocated exclusively to our common units, which is our only class of security currently outstanding. Further, our distributions to our common unitholders will not be cumulative. Consequently, if distributions on our common units are not paid with respect to any fiscal quarter, our unitholders will not be entitled to receive such payments in the future.

        The graph below illustrates the historical growth in KSP's quarterly distributions per common unit and the corresponding historical growth in quarterly distributions that would have been made to us, including the general partner interest and the incentive distribution rights:

KSP Distribution Growth

        The graph below shows hypothetical cash distributions payable to us with respect to our partnership interests in KSP, including the incentive distribution rights and the general partner interest, across a range of hypothetical annualized distributions made by KSP. This information assumes:

  •
  KSP has a total of 13,715,700 limited partner units outstanding, consisting of 11,633,200 common units and 2,082,500 subordinated units; and

  •
  our ownership of:

  •
  100% of the incentive distribution rights in KSP;

  •
  4,165,000 units of KSP, consisting of 2,082,500 common units and 2,082,500 subordinated units, representing an aggregate 29.9% limited partner interest in KSP (for a discussion of the conversion of subordinated units to common units, please read "K-Sea Transportation Partners L.P.'s Cash Distribution Policy—Subordination Period"); and

  •
  all of the 1.5% general partner interest in KSP.

The graph also illustrates the impact to us of KSP raising or lowering its quarterly cash distribution from the most recently paid distribution of $0.76 per common unit ($3.04 on an annualized basis), which was paid on May 15, 2008 with respect to the quarter ended March 31, 2008. This information is presented for illustrative purposes only. This information is not intended to be a prediction of future performance and does not attempt to illustrate the impact of changes in our or KSP's business. The impact to us of changes in KSP's cash distribution levels will vary depending on several factors, including the number of KSP's outstanding limited partner units on the record date for cash distributions and the impact of the incentive distribution rights structure. In addition, the level of cash distributions we receive may be affected by risks associated with the underlying business of KSP. Please read "Risk Factors."

Hypothetical Annualized Distributions

        We will pay to our common unitholders, on a quarterly basis, distributions equal to the cash we receive from KSP, less cash reserves established by our general partner to, among other things:

  •
  provide for our general, administrative and other expenses, including those we will incur as the result of becoming a publicly traded company;

  •
  comply with applicable law;

  •
  comply with any agreement binding upon us or our subsidiaries (exclusive of KSP and its subsidiaries);

  •
  provide for future distributions to our unitholders;

  •
  provide for future capital expenditures, debt service and other credit needs as well as any federal, state, provincial or other income tax that may affect us in the future;

  •
  allow us to pay KSP GP, if desired, an amount sufficient to enable KSP GP to make capital contributions to KSP to maintain its 1.5% general partner interest upon the issuance of partnership securities by KSP; or

  •
  otherwise provide for the proper conduct of our business, including with respect to the matters described under "Description of Our Partnership Agreement—Purpose."

        Based on KSP's current quarterly distribution, the number of our units that will be outstanding and our expected level of expenses and reserves that our board of directors believes prudent to maintain, we expect to make an initial quarterly cash distribution of $0.25 per unit, or $1.00 per unit on an annualized basis. In November 2008, we expect to pay you a distribution equal to the initial quarterly distribution prorated for the period from the closing date of this offering to and including September 30, 2008. However, we cannot assure you that any distributions will be declared or paid. Please read "Our Cash Distribution Policy and Restrictions on Distributions."

        If KSP is successful in implementing its business strategies and increasing distributions to its partners, we would expect to increase distributions to our unitholders, although the timing and amount of any such increase in our distributions will not necessarily be comparable to any increase in KSP's distributions. We cannot assure you that any distributions will be declared or paid by KSP. Please read "Our Cash Distribution Policy and Restrictions on Distributions" and "Risk Factors."

K-Sea Transportation Partners L.P.

        KSP is a leading provider of marine transportation, distribution and logistics services for refined petroleum products in the U.S. KSP currently operates a fleet of 74 tank barges, one tanker and 66 tugboats that serves a wide range of customers, including major oil companies, oil traders and refiners. With approximately 4.4 million barrels of capacity, KSP believes it owns and operates the largest coastwise tank barge fleet in the United States.

        For the fiscal year ended June 30, 2007, KSP's fleet transported approximately 140 million barrels of refined petroleum products for KSP's customers, including BP, Chevron, ConocoPhillips, ExxonMobil and Rio Energy. KSP's five largest customers in fiscal 2007 have been doing business with KSP for approximately 17 years on average. KSP does not assume ownership of any of the products it transports. During fiscal 2007, KSP derived approximately 79% of its revenue from longer-term contracts that are generally for periods of one year or more.

Growth of KSP

        In January 2004, KSP went public on the New York Stock Exchange. Under the same management, KSP has continued to grow its business—both in terms of the size and scale of operations and in terms of the geographical and commercial scope of its business. KSP's growth has been prudently managed and accretive to cash flow. Quarterly distributions have increased from $0.50 per common unit for the quarter ended March 31, 2004 (prorated for the number of days between the date of its initial public offering to March 31, 2004) to $0.76 for the quarter ended March 31, 2008, reflecting 14 quarterly distribution increases.

        Significant acquisitions since KSP's initial public offering include:

  •
  In January 2004, KSP purchased a 140,000-barrel barge and a tugboat from a subsidiary of ExxonMobil.

  •
  In December 2004, KSP acquired 10 tank barges and seven tugboats from Bay Gulf Trading of Norfolk, Virginia, representing a combined total barrel-carrying capacity of 255,000 barrels.

  •
  In October 2005, KSP acquired 15 tank barges and 15 tugboats through its acquisition of Sea Coast Towing, Inc., thereby increasing its barrel-carrying capacity by 705,000 barrels and providing it with an attractive entry point into the complementary markets of the Pacific Northwest and Alaska.

  •
  In August 2007, KSP acquired 11 tank barges and 14 tugboats with a combined capacity of 777,000 barrels through its acquisition of Smith Maritime, Ltd. of Honolulu, Hawaii and Go Big Chartering, LLC and Sirius Maritime, LLC of Seattle, Washington, which we refer to as the Smith Maritime Group.

  •
  In June 2008, KSP acquired eight tugboats and ancillary equipment from Roehrig Maritime LLC and its affiliates.

        Since January 2004, KSP has also purchased four existing tank barges with a combined capacity of 328,000 barrels in separate transactions, and nine existing tugboats. In October 2007, KSP entered into an agreement with a shipyard to construct a 185,000-barrel articulated tug-barge unit, which is expected to be delivered in the fourth quarter of calendar 2009. KSP has an agreement for a long-term charter for this 185,000-barrel articulated tug-barge unit with a major customer that is expected to commence upon delivery. KSP has a vessel newbuilding program for seven additional tank barges totaling 460,000 barrels of capacity. These tank barges are expected to be delivered periodically between the first quarter of fiscal 2009 and the second quarter of fiscal 2011. KSP has firm commitments with its customers for 260,000 barrels of this capacity and expects to be able to employ the remaining capacity upon its delivery. As a result of its expansion program, KSP's total barrel-carrying capacity, net of vessel sales and retirements, is expected to increase to between 4.6 million and 4.8 million by 2010, roughly double the size of its fleet at its initial public offering and four times its size in 1999.

KSP's Industry

        Tank vessels, which include tank barges and tankers, are a critical link in the refined petroleum product distribution chain. Tank vessels transport gasoline, diesel fuel, heating oil, asphalt and other products from refineries and storage facilities to a variety of destinations, including other refineries, distribution terminals, power plants and ships. According to a June 2006 study by the Association of Oil Pipe Lines, 29.9% of all domestic refined petroleum product transportation was by water in 2004, making waterborne transportation the most used mode of transportation for refined petroleum products after pipelines. Many areas along the East Coast and West Coast and in the Hawaiian islands have access to refined petroleum products only by using marine transportation as a link in their distribution chain.

        KSP believes the following industry trends create a positive outlook for it:

  •
  refined petroleum product consumption is rising;

  •
  OPA 90 requires the phase-out of all single-hulled tank vessels by January 1, 2015;

  •
  the domestic tank vessel industry is consolidating; and

  •
  customers are placing greater emphasis on environmental and safety concerns.

Business Strategies

        KSP's primary business objective is to increase distributable cash flow per unit by executing the following strategies:

  •
  expanding its fleet through newbuildings and accretive and strategic acquisitions;

  •
  maximizing fleet utilization and improving productivity;

  •
  maintaining safe, low-cost and efficient operations;

  •
  balancing its fleet deployment between longer-term contracts and shorter-term business in an effort to provide stable cash flows through business cycles, while preserving flexibility to respond to changing market conditions; and

  •
  attracting and maintaining customers by adhering to high standards of performance, reliability and safety.

Competitive Strengths

        KSP's competitive strengths include:

  •
  a large, versatile fleet that enables KSP to maximize utilization and provide comprehensive customer service;

  •
  a significant percentage of double-hulled tank vessels in relation to the industry average, which should benefit KSP given the projected decrease in tank vessel capacity due to OPA 90;

  •
  a reputation for high standards of performance, reliability and safety, which fosters long-term customer relationships with major oil companies, oil traders and refiners;

  •
  a proven track record of successfully acquiring and integrating vessels and businesses;

  •
  the financial flexibility to pursue acquisitions and other expansion opportunities through the issuance of additional common units and borrowings under KSP's revolving credit agreement; and

  •
  a management team with extensive industry experience.

KSP's Principal Executive Offices and Internet Address

        KSP's principal executive offices are located at One Tower Center Boulevard, 17th Floor, East Brunswick, New Jersey 08816, and its phone number is (732) 565-3818. KSP's internet address is www.k-sea.com, on which it makes available, free of charge, certain corporate information and reports. Information contained on that website, however, is not incorporated into and is not otherwise a part of this prospectus. KSP also files annual, quarterly and current reports and other information with the Securities and Exchange Commission, which we refer to as the Commission. KSP's Commission filings are available to the public at the Commission's website at www.sec.gov. You may also read and copy any document KSP files at the Commission's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Commission's public reference room by calling the Commission at 1-800-SEC-0330.

Formation Transactions and Our Structure and Ownership After This Offering

        We were formed in December 2007 as a Delaware limited partnership. Our general partner is K-Sea GP LLC. The executive officers and directors of KSP GP that will own an interest in us include Brian P. Friedman, James J. Dowling, Timothy J. Casey, John J. Nicola, Richard P. Falcinelli, Thomas M. Sullivan and Gregg Haslinsky. We refer to these individuals and three funds affiliated with Jefferies Capital Partners, together with other investors, as the contributing parties. The contributing parties are the owners of the 1.5% general partner interest in KSP, 100% of the incentive distribution rights in KSP and, through their ownership of EW Transportation LLC, which we refer to as EW LLC, common units representing a 29.9% limited partner interest in KSP. Brian P. Friedman controls each of the Jefferies Capital Partners funds through his majority ownership of their general partner.

        The contributing parties designated Brian P. Friedman, James J. Dowling and Timothy J. Casey as the owners of our general partner. Messrs. Friedman, Dowling and Casey, who are also directors of KSP GP, have agreed not to receive any personal economic benefit from their ownership of our general partner, other than reimbursement of out-of-pocket expenses incurred in maintaining such ownership and managing our general partner. In addition, Messrs. Friedman, Dowling and Casey have agreed to transfer to us any value received by such persons, less out-of-pocket expenses and the return of their aggregate initial $1,000 investment in our general partner, upon the sale of any membership interests in or assets of our general partner to a third party, and we will agree to indemnify Messrs. Friedman, Dowling and Casey from taxes, if any, associated with such transfer.

        At or prior to the closing of this offering, the following transactions, which we refer to as the formation transactions, will occur:

  •
  KSP GP LP will merge into KSP GP;

  •
  the contributing parties will contribute to us all of the membership interests in KSP GP, which owns all of the 1.5% general partner interest and 100% of the incentive distribution rights in KSP;

  •
  subsidiaries of EW LLC will merge into EW LLC in a taxable liquidation for federal income tax purposes;

  •
  a wholly owned subsidiary of ours will merge into EW LLC, which owns 4,165,000 units of KSP, consisting of 2,082,500 common units and 2,082,500 subordinated units representing an aggregate 29.9% limited partner interest in KSP; and

  •
  EW LLC will become our wholly owned subsidiary as a result of the merger referred to in the preceding bullet point.

        As consideration for these mergers and contributions and in accordance with the terms of a contribution agreement, we will issue 13,576,000 of our common units to the contributing parties and will assume approximately $15.5 million of indebtedness, $7.2 million of federal and state income tax liabilities and certain other liabilities, including environmental liabilities, of EW LLC. The terms of the contribution agreement will be determined by the contributing parties and will not be the result of arm's-length negotiations. We will use a portion of the net proceeds from this offering to repay the indebtedness and tax liabilities of EW LLC that we will assume in connection with this offering.

        The following chart depicts our and our affiliates' simplified organizational and ownership structure after giving effect to this offering and the formation transactions. Upon completion of this offering (assuming the underwriters do not exercise their option to purchase additional common units):

  •
  Our general partner, K-Sea GP LLC, will own a non-economic interest in us.

  •
  We will own a 100% membership interest in KSP GP, which owns all of the 1.5% general partner interest and 100% of the incentive distribution rights in KSP.

  •
  Our wholly owned subsidiary, EW LLC, will own 4,165,000 units of KSP, consisting of 2,082,500 common units and 2,082,500 subordinated units representing an aggregate 29.9% limited partner interest in KSP.

  •
  The contributing parties will own 8,750,000 common units, representing a 58.3% limited partner interest in us.

  •
  Our public unitholders will own 6,250,000 common units, representing a 41.7% limited partner interest in us.

Simplified Organizational Structure of K-Sea GP Holdings LP After This Offering

Management and Other Investors
8,750,000 Common Units
Certain KSP Directors
Public Unitholders
6,250,000 Common Units
100% Membership Interest
K-Sea GP LLC
58.3% Limited Partner Interest
41.7% Limited Partner Interest
Non-economic general partner interest
K-Sea GP Holdings LP
(NYSE: KSG)
100% Membership Interest
100% Membership Interest
EW Transportation LLC
2,082,500 KSP Common Units
2,082,500 KSP Subordinated Units
Public Unitholders
9,550,700 KSP Common Units
K-Sea General Partner GP LLC
202,447 General Partner Units
Incentive Distribution Rights
29.9% Limited Partner Interest
68.6% Limited Partner Interest
1.5% General Partner Interest
K-Sea Transportation Partners L.P.
(NYSE: KSP)
100% Ownership Interest
K-Sea Operating Partnership L.P. and its Operating Subsidiaries

Our Management and Principal Executive Offices

        K-Sea GP LLC, our general partner, will manage our operations and activities, including, among other things, establishing the quarterly cash distribution for our common units and cash reserves it believes are prudent to provide for the proper conduct of our business. We will control and manage KSP through our ownership of KSP GP.

        The president and chief executive officer, the chief financial officer and three of the directors of our general partner also will be officers or directors of KSP GP and will serve in a similar capacity at each entity. In addition, one or more of the independent directors of our general partner may also serve as an independent director of KSP GP. For additional information regarding the officers and directors of our general partner and KSP GP, please read "Management."

        We and our general partner have no employees. All of our officers and other personnel necessary for our business to function (to the extent not outsourced) will be employed by K-Sea Transportation Inc., a subsidiary of KSP which we refer to as KTI, and we will pay KTI an annual fee for general and administrative services pursuant to an administrative services agreement. This fee will initially be $350,000 per year. The fee will be subject to an inflation adjustment and to upward adjustment if a material event occurs that impacts the general and administrative services provided to us, such as acquisitions, entering into new lines of business or changes in laws, regulations or accounting rules. In addition to this fee for general and administrative services provided to us by KTI, we expect to incur direct annual expenses of approximately $1,000,000 per year for recurring costs associated with becoming a separate publicly traded entity, including legal, tax and accounting expenses.

        We will reimburse KTI for all reasonable third-party expenses incurred on our behalf or on behalf of our general partner. We will also reimburse our general partner for all direct and indirect expenses incurred on our behalf or to maintain its legal existence and good standing.

        Our principal executive offices are located at One Tower Center Boulevard, 17th Floor, East Brunswick, New Jersey 08816, and our phone number is (732) 565-3818. Our Internet address will be
http://www.k-seagp.com. We expect to make our periodic reports and other information filed or furnished to the Commission available, free of charge, on our web site. Information on our web site or any other web site is not incorporated by reference into this prospectus and does not constitute part of this prospectus.

The Offering

Common units offered by us	1,424,000 common units.
Common units offered by the selling unitholders	4,826,000 common units; 5,763,500 common units if the underwriters exercise their option to purchase additional common units in full.
Common units outstanding after this offering	15,000,000 common units.
Use of proceeds
We expect to receive net proceeds of approximately $26.7 million from the sale of the common units offered by us, after deducting underwriting discounts and a structuring fee. We will use the net proceeds from this offering to:
• repay approximately $15.5 million of indebtedness, together with accrued interest, of EW LLC;
• pay approximately $7.2 million of federal and state income tax liabilities of EW LLC; and
•
pay approximately $4.0 million of expenses associated with the offering and related formation transactions (a portion of which will be used to reimburse the former owners of EW LLC for offering expenses paid on our behalf by EW LLC).
We will not receive any proceeds from the sale of the common units being sold by the selling unitholders.
Please read "Use of Proceeds."
Our cash distribution policy
We will pay quarterly distributions at an initial rate of $0.25 per common unit ($1.00 per common unit on an annual basis) to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner. In general, we will distribute all of our available cash each quarter to the holders of our common units. Please read "Our Cash Distribution Policy and Restrictions on Distributions." We do not have subordinated units and our general partner is not entitled to any incentive distributions. Please read "Description of Our Common Units."

We will pay you a prorated cash distribution for the first quarter that we are a publicly traded partnership. This cash distribution will be paid for the period beginning on the closing date of this offering and ending on September 30, 2008 (the last day of that fiscal quarter). Any distributions received by EW LLC or KSP GP from KSP related to periods prior to the closing of this offering will be distributed to the contributing parties because the common units to which they relate will not be contributed to us until the closing of this offering. We expect to pay this cash distribution in November 2008. However, we cannot assure you that any distributions will be declared or paid by us.
KSP's cash distribution policy
Within 45 days after the end of each quarter, KSP distributes all of its available cash from operating surplus to unitholders of record on the applicable record date. KSP's available cash from operating surplus consists generally of all cash on hand at the end of the fiscal quarter, plus all cash on hand resulting from working capital borrowings made after the end of the quarter up to the date of determination of available cash, less the amount of cash that our general partner determines is necessary or appropriate to, among others, (1) provide for the proper conduct of its business, including reserves for future capital and maintenance expenditures, (2) comply with applicable law, any of its debt instruments, or other agreements, or (3) provide funds for distributions to KSP's unitholders and to KSP's general partner for any one or more of the next four quarters.

KSP's partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from the KSP initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per KSP unit is referred to as the "unrecovered initial unit price." Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for KSP's general partner to receive incentive distributions and for KSP's subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once KSP distributes capital surplus on a unit in an amount equal to the initial unit price, KSP will reduce the minimum quarterly distribution and the target distribution levels to zero. KSP will then make all future distributions from operating surplus, with 50.5% being paid to the holders of KSP's units and 49.5% to KSP's general partner. The percentage interests shown for KSP's general partner include its 1.5% general partner interest and assume the general partner has not transferred the incentive distribution rights.

For more information on KSP's cash distribution policy, including the effect of distributions from KSP's operating surplus and capital surplus, please read "K-Sea Transportation Partners L.P.'s Cash Distribution Policy."
Limited voting rights
Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner or its directors on an annual or other continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding common units, including any units owned by our affiliates, voting together as a single class. Immediately following the completion of this offering, the contributing parties will own a sufficient number of our common units to allow them to block any attempt to remove our general partner. Initially, this will give our current partners the ability to prevent our general partner's involuntary removal. Please read "Description of Our Partnership Agreement—Withdrawal or Removal of the General Partner."
Limited call right
If at any time our affiliates own more than 80% of our outstanding common units, our general partner has the right, but not the obligation, to purchase all of the remaining common units at a price not less than the then-current market price of the common units. At the completion of this offering, the affiliates of our general partner will own approximately % of our common units.
Estimated ratio of taxable income to distributions
We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending December 31, 2010, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be less than % of the cash distributed to you with respect to that cumulative period. For example, if you receive an annual distribution of $ per common unit, we estimate that your average allocated federal taxable income per year will be no more than $ per unit. For the basis of this estimate, please read "Material Tax Consequences—Tax Consequences of Unit Ownership—Ratio of Taxable Income to Distributions."

Material tax consequences
For a discussion of other material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read "Material Tax Consequences."
Agreement to be bound by the partnership agreement	By purchasing a common unit, you will be deemed to have agreed to be bound by all of the terms of our partnership agreement.
Exchange listing	We have applied to list our common units on the New York Stock Exchange under the symbol "KSG."

Summary of Conflicts of Interest and Fiduciary Duties

        Conflicts of interest exist and may arise in the future as a result of the relationships among us, KSP and our and its respective general partners and affiliates on the one hand, and us and our limited partners, on the other hand. Like KSP, our general partner is controlled by affiliates of Jefferies Capital Partners. Accordingly, affiliates of Jefferies Capital Partners have the ability to elect, remove and replace the directors and officers of our general partner and the directors and officers of the general partner of KSP. The directors and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to its owners. At the same time, our general partner has a fiduciary duty to manage us in a manner beneficial to us and our unitholders.

        Certain of the executive officers and directors of our general partner also serve as executive officers and directors of the general partner of KSP. Consequently, these directors and officers may encounter situations in which their fiduciary obligations to KSP, on the one hand, and us, on the other hand, are in conflict. For a more detailed description of the conflicts of interest involving us and the resolution of these conflicts, please read "Conflicts of Interest and Fiduciary Duties."

        Our partnership agreement limits the liability and reduces the fiduciary duties of our general partner to our unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions that might otherwise constitute a breach of our general partner's fiduciary duties owed to unitholders. By purchasing our units, you are treated as having consented to various actions contemplated in the partnership agreement and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable state law. Please read "Conflicts of Interest and Fiduciary Duties—Fiduciary Duties" for a description of the fiduciary duties imposed on our general partner by Delaware law, the material modifications of these duties contained in our partnership agreement, and certain legal rights and remedies available to unitholders.

Summary of Risk Factors

        An investment in our common units involves risks. These risks include, but are not limited to, those described below. For more information about these and other risks, please read "Risk Factors." You should consider carefully these risk factors together with all of the other information included in this prospectus before you invest in our common units.

Risks Inherent in an Investment in Us

  •
  Our cash flow will be entirely dependent upon the ability of KSP to make cash distributions to us. If KSP does not make cash distributions or reduces the level of cash distributions to us, we may not have sufficient cash to pay distributions at our initial quarterly distribution level or at all.

  •
  In the future, we may not have sufficient cash to pay our estimated initial quarterly distribution or to increase distributions.

  •
  A portion of our partnership interests in KSP are subordinated to KSP's common units, which would result in decreased distributions to us if KSP is unable to meet its minimum quarterly distribution.

  •
  A portion of our partnership interests in KSP are incentive distribution rights, and reduction in KSP's distributions will disproportionately affect the amount of cash distributions to which we are currently entitled.

  •
  Our unitholders do not elect our general partner or vote in the election of directors of our general partner. Upon completion of this offering, the owner of our general partner will own a sufficient number of common units to allow it to prevent the removal of our general partner.

  •
  You will experience immediate and substantial dilution of $16.22 per common unit in the net tangible book value of your common units.

  •
  The control of our general partner may be transferred to a third party who could replace our or KSP's current management team, in either case, without unitholder consent.

  •
  KSP may issue additional limited partner interests or other equity securities, which may increase the risk that KSP will not have sufficient available cash to maintain or increase its cash distributions to us.

Risks Related to Conflicts of Interest

  •
  KSP's general partner owes fiduciary duties to KSP's unitholders that may conflict with our interests.

  •
  Potential conflicts of interest may arise among our general partner, its affiliates and us. Our general partner has limited fiduciary duties to us and our unitholders, which may permit it to favor its own interests to the detriment of us and our unitholders.

  •
  Our partnership agreement limits our general partner's fiduciary duties to us and contains provisions that reduce the remedies available to unitholders for actions that might otherwise constitute a breach of fiduciary duty by our general partner.

  •
  Our general partner may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without prior approval of our unitholders.

Risks Related to KSP's Business

  •
  Marine transportation is an inherently risky business.

  •
  A decline in demand for, and level of consumption of, refined petroleum products could cause demand for tank vessel capacity and charter rates to decline, which would decrease KSP's revenues and profitability.

  •
  KSP's business would be adversely affected if KSP failed to comply with the Jones Act provisions on coastwise trade, or if those provisions were modified, repealed or waived.

  •
  Increased competition in the domestic tank vessel industry could result in reduced profitability and loss of market share for KSP.

  •
  KSP relies on a limited number of customers for a significant portion of its revenues. The loss of any of these customers could adversely affect KSP's business and operating results.

  •
  Voyage charters may not be available at rates that will allow KSP to operate its vessels profitably.

  •
  KSP may not be able to renew time charters, consecutive voyage charters, contracts of affreightment and bareboat charters when they expire.

  •
  KSP must make substantial expenditures to maintain the operating capacity of its fleet, which will reduce its cash available for distribution.

Tax Risks to Our Common Unitholders

  •
  Our tax treatment depends on both our and KSP's status as a partnership for federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If the IRS were to treat us as a corporation or if we or KSP or both were to become subject to a material amount of entity-level taxation for federal or state income tax purposes, our cash available for distribution to unitholders would be substantially reduced.

  •
  If the IRS contests the federal income tax positions taken by us or KSP, the market for our or KSP's common units may be adversely affected, and the costs of any contest will reduce our cash available for distribution to unitholders.

  •
  You may be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

  •
  If EW LLC's corporate subsidiaries are audited, we may owe additional federal and state taxes, which could decrease our cash available for distribution.

Summary Historical and Pro Forma Financial Data

        We were formed in December 2007. The ownership interests of KSP GP and EW LLC will be transferred to us in connection with this offering, prior to which KSP GP LP will merge into KSP GP, and there will be no substantive change in the control of these entities as a result of the transactions. Therefore, our historical consolidated financial information as of and for the years ended June 30, 2005, 2006 and 2007, and as of March 31, 2008 and for the nine months ended March 31, 2007 and 2008, represents the combined financial information of KSP GP LP, KSP GP and EW LLC based on their carrying amounts. We refer to these combined entities as K-Sea GP Holdings LP Predecessor.

        We have no separate operating activities apart from those conducted by KSP, and our cash flows consist solely of distributions from KSP on the partnership interests, including the incentive distribution rights, that we own. Accordingly, the summary historical financial data set forth in the following table primarily reflect the operating activities and results of operations of KSP. The limited partner interests in KSP not owned by our affiliates are reflected as non-controlling interests on our balance sheet and the non-affiliated partners' share of income from KSP is reflected as non-controlling interests in our results of operations.

        The summary historical statements of income and cash flow data for the fiscal years ended June 30, 2005, 2006 and 2007, and the balance sheet data as of June 30, 2006 and 2007, are derived from the audited financial statements of K-Sea GP Holdings LP Predecessor included elsewhere in this prospectus. The summary historical statements of income and cash flow data for the nine months ended March 31, 2007 and 2008, and the balance sheet data as of March 31, 2008, are derived from the unaudited financial statements of K-Sea GP Holdings LP Predecessor. The summary historical balance sheet data as of June 30, 2005 and March 31, 2007 have been derived from the historical books and records of K-Sea GP Holdings LP Predecessor.

        The summary pro forma financial data presented for the fiscal year ended June 30, 2007 and as of and for the nine months ended March 31, 2008 reflect our historical operating results (including the combined financial results of KSP GP LP, KSP GP and EW LLC) as adjusted to give pro forma effect to the following transactions, as if such transactions had occurred on July 1, 2006 for income statement data and March 31, 2008 for the balance sheet data:

  •
  the August 2007 acquisition by KSP of the Smith Maritime Group for an aggregate purchase price of approximately $203.7 million, consisting of $168.9 million in cash, $23.5 million of assumed debt and common units valued at approximately $11.3 million;

  •
  the sale by KSP of 3,500,000 common units in September 2007;

  •
  distributions paid to the unitholders of KSP subsequent to the balance sheet date. On May 15, 2008, KSP paid a regularly scheduled quarterly distribution of $11.4 million, of which $7.3 million was paid to the public unitholders and treated as a reduction in non-controlling interests in equity of subsidiaries; $3.1 million and $1.0 million was paid to EW LLC and KSP GP LP, respectively, and treated as reductions in partners' capital;

  •
  the merger of KSP GP LP into KSP GP;

  •
  the merger of the corporate subsidiaries of EW LLC into EW LLC in a taxable liquidation for federal income tax purposes;

  •
  the contribution to us by the contributing parties of all of the membership interests in KSP GP, which owns all of the 1.5% general partner interest and 100% of the incentive distribution rights in KSP;

  •
  the merger of a wholly owned subsidiary of ours into EW LLC, which owns 4,165,000 units of KSP, consisting of 2,082,500 common units and 2,082,500 subordinated units representing an aggregate 29.9% limited partner interest in KSP, whereby EW LLC will become our wholly owned subsidiary; and

  •
  the sale of common units in this offering and application of the net proceeds from this offering, as described in this prospectus.

        For more information on the formation transactions and use of proceeds from this offering, please read "Certain Relationships and Related Transactions—Contribution Agreement" and "Use of Proceeds."

        We derived the data in the following table from, and it should be read together with and is qualified in its entirety by reference to, the historical financial statements referenced above and our unaudited pro forma financial statements and the accompanying notes included elsewhere in this prospectus. The table should also be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        For a description of all of the assumptions used in preparing the unaudited pro forma financial statements, you should read the notes to the unaudited pro forma financial statements. The pro forma financial data should not be considered as indicative of the historical results we would have had or the results that we will have after this offering.

        The following table presents two financial measures, net voyage revenue and Adjusted EBITDA, which we use in our business. These financial measures are not calculated or presented in accordance with generally accepted accounting principles, or GAAP. We explain these measures below and reconcile them to their most directly comparable financial measures calculated and presented in accordance with GAAP in "Non-GAAP Financial Measures" below.

	K-Sea GP Holdings LP Predecessor					Pro Forma K-Sea GP Holdings LP
	Year Ended June 30,			Nine Months Ended March 31,		Year Ended June 30,	Nine Months Ended March 31,
	2005	2006	2007	2007	2008	2007	2008
	(in thousands, except per unit and operating data)
Income Statement Data:
Voyage revenue	$118,811	$176,650	$216,924	$159,475	$227,005	$267,937	$232,728
Bareboat charter and other revenue	2,587	6,118	9,650	7,096	9,181	15,609	9,796

Total revenues	121,398	182,768	226,574	166,571	236,186	283,546	242,524

Voyage expenses	24,220	37,973	45,875	32,638	55,877	51,727	56,815
Vessel operating expenses	49,550	77,367	96,005	71,375	91,002	113,901	92,901
General and administrative expenses	11,365	17,473	20,731	15,531	21,942	27,636	22,508
Depreciation and amortization	21,420	26,810	33,415	24,217	32,045	45,027	33,285
Net (gain) loss on sale of vessels	(281)	(313)	102	166	(297)	(3,079)	(297)

Total operating expenses	106,274	159,310	196,128	143,927	200,569	235,212	205,212

Operating income	15,124	23,458	30,446	22,644	35,617	48,334	37,312
Interest expense, net	7,178	11,739	15,598	11,468	16,763	20,145	15,662
Net loss on reduction of debt(1)	1,359	7,224	359	0	0	359	—
Other (income) expense, net	(239)	(338)	(301)	(232)	(2,070)	(25)	(1,902)

Income before provision for income taxes	6,826	4,833	14,790	11,408	20,924	27,855	23,552
Provision for income taxes	430	801	1,105	861	769	1,105	769

Income before non-controlling interest in income of subsidiary	6,396	4,032	13,685	10,547	20,155	26,750	22,783
Non-controlling interest in income of subsidiary	4,006	3,276	9,235	6,653	14,366	17,573	15,999

Net income	$2,390	$756	$4,450	$3,894	$5,789	$9,177	$6,784
Net income per unit—basic						$0.61	$0.45
—diluted						$0.61	$0.45
Balance Sheet Data (at period end):
Vessels and equipment, net	$235,490	$316,237	$358,580	$342,823	$553,233		$553,233
Total assets	274,378	383,607	430,498	408,866	712,937		712,100
Total debt	125,630	210,008	259,787	239,044	387,569		372,069
Partners' capital/members' equity(2)	32,901	21,022	25,210	27,714	38,923		56,676
Cash Flow Data:
Net cash provided by (used in):
Operating activities(3)	$18,526	$15,988	$30,331	$21,204	$16,793
Investing activities	(54,946)	(105,225)	(63,579)	(40,151)	(231,165)
Financing activities(3)	35,851	89,918	33,346	18,358	213,749
Other Financial Data:
Net voyage revenue	$94,591	$138,677	$171,049	$126,837	$171,128	$216,210	$175,913
Adjusted EBITDA(4)	$35,424	$43,382	$63,803	$47,093	$69,732	$93,027	$72,499
Capital expenditures(5):
Maintenance	$8,024	$13,100	$20,337	$17,929	$16,761
Expansion (including vessel and company acquisitions)	39,337	98,073	25,960	11,957	196,537

Total	$47,361	$111,173	$46,297	$29,886	$213,298

Construction of tank vessels	$16,816	$20,702	$33,315	$23,988	$35,228

Operating Data:
Number of tank barges (at period end)	44	61	60	62	74	71	74
Number of tankers (at period end)	2	2	1	2	1	1	1
Number of tugboats (at period end)	25	41	44	46	58	58	58
Total barrel-carrying capacity (in thousands at period end)	2,561	3,357	3,464	3,484	4,362	4,240	4,362
Net utilization(6)	85%	83%	85%	86%	84%
Average daily rate(7)	$8,734	$9,245	$10,097	$9,928	$11,179

(1)
Fiscal 2006 and fiscal 2005 include losses of $7.2 million and $1.4 million, respectively, in connection with the restructuring of KSP's revolving credit facility and repayment of certain term loans, including KSP's Title XI debt in fiscal 2006.

(2)
The partners' capital balance as of June 30, 2004 and all subsequent fiscal years have been revised to correct the classification, from non-controlling interest in equity of subsidiary to partners' capital, of $6.2 million related to a deferred tax benefit recognized upon the initial transfer of assets at formation of KSP. In addition, K-Sea GP Holdings LP Predecessor's partners' capital balance for the year ended June 30, 2007 has been revised to properly reflect gains on the issuance of common units by KSP during this period. Such gains increased partners' capital and decreased non-controlling interest in equity of subsidiary by $9.1 million as of June 30, 2007. Please read Note 14 to the Combined Financial Statements of K-Sea GP Holdings LP Predecessor for further discussion.

(3)
The combined statements of cash flow data for the years ended June 30, 2005, 2006 and 2007 have been revised to correct the classification of distributions to non-controlling interests in excess of their share of cumulative earnings from cash flows from operating activities to cash flows from financing activities. Such revisions increased "Net cash provided by operating activities" and decreased "Net cash provided by financing activities" for these periods by $4.9 million, $9.5 million and $5.8 million, respectively. Please read Note 14 to the Combined Financial Statements of K-Sea GP Holdings LP Predecessor for further discussion.

(4)
Adjusted EBITDA has been reduced by net losses on reduction of debt of $1.4 million, $7.2 million and $0.4 million for the years ended June 30, 2005, 2006 and 2007, respectively, and by $0.4 million on a pro forma basis for the year ended June 30, 2007.

(5)
KSP defines maintenance capital expenditures as capital expenditures required to maintain, over the long term, the operating capacity of its fleet, and expansion capital expenditures as those capital expenditures that increase, over the long term, the operating capacity of its fleet. Examples of maintenance capital expenditures include costs related to drydocking a vessel, retrofitting an existing vessel or acquiring a new vessel to the extent such expenditures maintain the operating capacity of KSP's fleet. Generally, expenditures for construction of tank vessels in progress are not included as capital expenditures until such vessels are completed. Capital expenditures associated with retrofitting an existing vessel, or acquiring a new vessel, which increase the operating capacity of KSP's fleet over the long term whether through increasing KSP's aggregate barrel-carrying capacity, improving the operational performance of a vessel or otherwise, are classified as expansion capital expenditures. Drydocking expenditures are more extensive in nature than normal routine maintenance and, therefore, are capitalized and amortized over three years. For more information regarding the accounting treatment of drydocking expenditures, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Amortization of Drydocking Expenditures" and the audited consolidated financial information appearing elsewhere in this prospectus.

(6)
"Net utilization" is a percentage equal to the total number of days actually worked by a tank vessel or group of tank vessels during a defined period, divided by the number of calendar days in the period multiplied by the total number of tank vessels operating or in drydock during that period.

(7)
"Average daily rate" equals the net voyage revenue earned by a tank vessel or group of tank vessels during a defined period, divided by the total number of days actually worked by that tank vessel or group of tank vessels during that period.

Non-GAAP Financial Measures

        KSP derives its voyage revenue from time charters, contracts of affreightment and voyage charters, which are described in more detail under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview of Operations." One of the principal distinctions among these types of contracts is whether the vessel operator or the customer pays for voyage expenses, which include fuel, port charges, pilot fees, tank cleaning costs and canal tolls. Some voyage expenses are fixed, and the remainder can be estimated. If KSP, as the vessel operator, pays the voyage expenses, it typically passes these expenses on to its customers by charging higher rates under the contract or rebilling such expenses to them. As a result, although voyage revenue from different types of contracts may vary, the net revenue that remains after subtracting voyage expenses, which KSP calls net voyage revenue, is comparable across the different types of contracts. Therefore, KSP principally uses net voyage revenue, rather than voyage revenue, when comparing performance in different periods.

        We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization and non-controlling interests in income of subsidiary. Adjusted EBITDA is used as a supplemental measure of operating performance and liquidity by management and by external users of our financial statements, such as investors and commercial banks, to assess:

  •
  the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;

  •
  the ability of our assets to generate cash sufficient to make distributions to unitholders, and to pay interest on our indebtedness, if any; and

  •
  our operating performance and return on invested capital as compared to those of other companies in the marine transportation business, without regard to financing methods and capital structure.

        Adjusted EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Therefore, Adjusted EBITDA as presented in this section may not be comparable to similarly titled measures of other companies.

        The following table presents a reconciliation of the non-GAAP financial measures of net voyage revenue and Adjusted EBITDA to the most directly comparable GAAP financial measures for each of the periods indicated.

								Pro Forma
	Year Ended June 30,					Nine Months Ended March 31,		Year Ended June 30,	Nine Months Ended March 31,
	2003	2004(3)	2005	2006	2007	2007	2008	2007	2008
	(in thousands)
Reconciliation of "Net voyage revenue" to "Voyage revenue"
Voyage revenue	$83,942	$93,899	$118,811	$176,650	$216,924	$159,475	$227,005	$267,937	$232,728
Voyage expenses	14,151	16,339	24,220	37,973	45,875	32,638	55,877	51,727	56,815

Net voyage revenue	$69,791	$77,560	$94,591	$138,677	$171,049	$126,837	$171,128	$216,210	$175,913

Reconciliation of "Adjusted EBITDA" to "Net Income"
Net income(3)	$4,972	$51	$2,390	$756	$4,450	$3,894	$5,789	$9,177	$6,784
Interest expense, net	16,293	18,758	7,178	11,739	15,598	11,468	16,763	20,145	15,662
Depreciation and amortization	8,808	6,917	21,420	26,810	33,415	24,217	32,045	45,027	33,285
Provision for income taxes	340	1,388	430	801	1,105	861	769	1,105	769
Non-controlling interests in income of subsidiary	—	900	4,006	3,276	9,235	6,653	14,366	17,573	15,999

Adjusted EBITDA(1)	$30,413	$28,014	$35,424	$43,382	$63,803	$47,093	$69,732	$93,027	$72,499

Reconciliation of "Adjusted EBITDA" to "Net Cash provided by operating activities"
Net cash provided by operating activities(2)	$13,235	$8,535	$18,526	$15,988	$30,331	$21,204	$16,793
Payment of drydocking expenditures	7,491	7,011	7,654	12,506	15,357	13,134	15,362
Interest paid	8,247	5,958	6,584	11,366	15,814	11,975	17,765
Income taxes paid	2	7	81	416	48	97	390
(Increase) decrease in operating working capital	1,716	2,176	(433)	3,154	(5,451)	(4,533)	5,528
Other, net(2)	(278)	4,327	3,012	(48)	7,704	5,216	13,894

Adjusted EBITDA(1)	$30,413	$28,014	$35,424	$43,382	$63,803	$47,093	$69,732

(1)
Adjusted EBITDA has been reduced by net losses on reduction of debt of $3.2 million, $1.4 million, $7.2 million and $0.4 million for the years ended June 30, 2004, 2005, 2006 and 2007, respectively, and by $0.4 million on a pro forma basis for the year ended June 30, 2007.

(2)
The combined statements of cash flow data for the years ended June 30, 2004, 2005, 2006 and 2007 have been revised to correct the classification of distributions to non-controlling interests in excess of their share of cumulative earnings from cash flows from operating activities to cash flows from financing activities. Such revisions increased "Net cash provided by operating activities" and decreased "Net cash provided by financing activities" for these periods by $0.9 million, $4.9 million, $9.5 million and $5.8 million, respectively.

(3)
The historical income statement financial data for the year ended June 30, 2004 has been revised to properly record an expense of $1.0 million for petroleum business tax in general and administrative expenses which previously had been recorded directly to partners' capital.

RISK FACTORS

        You should consider carefully the following risk factors, which we believe include all material risks to our business, together with all of the other information included in this prospectus, in your evaluation of an investment in our common units. Realization of any of the following risks could have a material adverse effect on our business, financial condition, cash flows and results of operations. In that case, we might not be able to pay the initial quarterly distribution on our common units, the trading price of our common units could decline and you could lose all or part of your investment.

Risks Inherent in an Investment in Us

    Our cash flow will be entirely dependent upon the ability of KSP to make cash distributions to us. If KSP does not make cash distributions or reduces the level of cash distributions to us, we may not have sufficient cash to pay distributions at our initial quarterly distribution level or at all.

        The source of our earnings and cash flow will consist exclusively of cash distributions from KSP for the foreseeable future. The amount of cash that KSP will be able to distribute to its partners, including us, each quarter principally depends upon the amount of cash it generates from its refined petroleum product marine transportation, distribution and logistics services business. For a description of certain factors that can cause fluctuations in the amount of cash that KSP generates from its refined petroleum product marine transportation, distribution and logistics services business, please read "—Risks Related to KSP's Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors That Significantly Affect Our Results and KSP's Results." KSP may not have sufficient available cash each quarter to continue paying distributions at their current level or at all. If KSP reduces its per unit distribution, we will have less cash available for distribution to you and would probably be required to reduce our per unit distribution to you. You should also be aware that the amount of cash KSP has available for distribution depends primarily upon KSP's cash flow, including cash flow from financial reserves and working capital borrowings, and is not solely a function of profitability, which will be affected by non-cash items. As a result, KSP may make cash distributions during periods when it records losses and may not make cash distributions during periods when it records profits.

        In addition, the timing and amount, if any, of an increase or decrease in distributions by KSP to its unitholders will not necessarily be comparable to the timing and amount of any changes in distributions made by us. Our ability to distribute cash received from KSP to our unitholders is limited by a number of factors, including:

  •
  interest expense and principal payments on any indebtedness we may incur;

  •
  restrictions on distributions contained in any future debt agreements;

  •
  our estimated general and administrative expenses, including expenses we will incur as a result of being a public company, as well as other operating expenses;

  •
  expenses of KSP GP and KSP;

  •
  reserves necessary for us to make the necessary capital contributions to maintain our 1.5% general partner interest in KSP, if desired, upon the issuance of additional partnership securities by KSP; and

  •
  reserves our general partner believes prudent for us to maintain the proper conduct of our business or to provide for future distributions by us.

        In addition, prior to making any distributions to our unitholders, we will reimburse our general partner and its affiliates for all direct and indirect expenses incurred by them on our behalf. Our general partner will determine the amount of these reimbursed expenses. In addition, our general partner and its affiliates may perform other services for us for which we will be charged fees as determined by our general partner. The reimbursement of these expenses, in addition to the other factors listed above, could adversely affect the amount of distributions we make to our unitholders. In the future, we may not be able to pay distributions at or above our estimated initial quarterly distribution of $0.25 per unit, or $1.00 on an annualized basis. The actual amount of cash that is available for distribution to our unitholders will depend on numerous factors, many of which are beyond our control or the control of our general partner.

    In the future, we may not have sufficient cash to pay our estimated initial quarterly distribution or to increase distributions.

        In order to make our initial quarterly distribution of $0.25 per unit, or $1.00 on an annualized basis, through March 31, 2009, we estimate that we will require available cash of approximately $3.75 million per quarter, or $15.0 million per year, based on the number of our common units outstanding immediately after completion of this offering. Our estimated cash available to pay distributions for the twelve months ending March 31, 2009 is based on our expected ownership of KSP following the completion of this offering. A reduction in the number of KSP units we own or in the amount of cash distributed by KSP per unit or on the incentive distribution rights, or an increase in our expenses, may result in our not being able to pay the expected distribution of $1.00 per unit annually.

    Our ability to meet our financial needs may be adversely affected by our cash distribution policy and our lack of operational assets.

        Our cash distribution policy, which is consistent with our partnership agreement, requires us to distribute all of our available cash quarterly. Our only cash generating assets are partnership interests in KSP, and we currently do not have, and do not anticipate having, any operations separate from those of KSP. Moreover, as discussed below, a reduction in KSP's distributions will disproportionately affect the amount of cash distributions we receive from KSP because payment on our incentive distribution rights will be reduced. Given that our cash distribution policy is to distribute available cash and not retain it and that our only cash generating assets are partnership interests in KSP, we may not have enough cash to meet our needs if any of the following events occur:

  •
  an increase in our operating expenses;

  •
  an increase in general and administrative expenses;

  •
  an increase in working capital requirements; or

  •
  an increase in cash needs of KSP or its subsidiaries that reduces KSP's distributions.

    A portion of our partnership interests in KSP are subordinated to KSP's common units, which would result in decreased distributions to us if KSP is unable to meet its minimum quarterly distribution.

        Following this offering, we will own 2,082,500 subordinated units in KSP. The subordinated units are not entitled to any distributions in a quarter until KSP has paid the minimum quarterly distribution of $0.50 per KSP unit, plus any arrearages in the payment of the minimum quarterly distribution from prior quarters, on all of the outstanding KSP common units. Distributions on the subordinated units are, therefore, more uncertain than distributions on KSP's common units. Furthermore, no distributions may be made on the incentive distribution rights until the minimum quarterly distribution has been paid on all outstanding KSP units. Therefore, distributions with respect to the incentive distribution rights are even more uncertain than distributions on KSP's common units. Neither the subordinated units nor the incentive distribution rights are entitled to any arrearages from prior quarters.

    A portion of our partnership interests in KSP are incentive distribution rights, and a reduction in KSP's distributions will disproportionately affect the amount of cash distributions to which we are currently entitled.

        Our ownership of the incentive distribution rights in KSP, through our ownership interests in KSP GP, the holder of the incentive distribution rights, entitles us to receive our pro rata share of specified percentages of total cash distributions made by KSP with respect to any particular quarter only in the event that KSP distributes more than $0.55 per unit for such quarter. As a result, the holders of KSP's common units and subordinated units have a priority over the holders of KSP's incentive distribution rights to the extent of cash distributions by KSP up to and including $0.55 per unit for any quarter.

        Our ownership of 100% of the incentive distribution rights in KSP entitles us to receive increasing percentages, up to 48%, of all cash distributed by KSP. Because we are at the maximum target cash distribution level on the incentive distribution rights, future growth in distributions we receive from KSP will not result from an increase in the target cash distribution level associated with the incentive distribution rights. Furthermore, a decrease in the amount of distributions by KSP to less than $0.75 per unit per quarter would reduce KSP GP's percentage of the incremental cash distributions above $0.625 per common unit per quarter from 48% to 23%. As a result, any such reduction in quarterly cash distributions from KSP would have the effect of disproportionately reducing the amount of all distributions that we receive from KSP based on our ownership interest in the incentive distribution rights in KSP as compared to cash distributions we receive from KSP with respect to our 1.5% general partner interest in KSP and our KSP units.

    If distributions on our common units are not paid with respect to any fiscal quarter, including those at the anticipated initial distribution rate, our unitholders will not be entitled to receive such payments in the future.

        Our distributions to our unitholders will not be cumulative. Consequently, if distributions on our common units are not paid with respect to any fiscal quarter, including those at the anticipated initial distribution rate, our unitholders will not be entitled to receive such payments in the future.

        If KSP fails to pay the minimum quarterly distribution of $0.50 on its common units, then KSP common units will accrue arrearages during the period that KSP's subordinated units are outstanding. If KSP pays any distributions to us in arrears, then such payments will be included in the calculation of cash available for distribution by us. We are not obligated to distribute to our unitholders any amounts that KSP distributes to us in arrears.

        For a discussion of our cash distribution policy, please read "Our Cash Distribution Policy and Restrictions on Distributions." If KSP satisfies certain financial tests in its partnership agreement, KSP's remaining subordinated units could convert to common units as early as February 14, 2009. In the event of such conversion, our common units in KSP would no longer accrue arrearages.

    Our cash distribution policy limits our ability to grow.

        Because we distribute all of our available cash, our growth may not be as fast as businesses that reinvest their available cash to expand ongoing operations. In fact, our growth initially will be completely dependent upon KSP's ability to increase its quarterly distribution per unit because our only cash-generating assets are, and in the future our only cash generating assets are expected to be, partnership interests in KSP. The amount of distributions received by KSP GP is based on KSP's per unit distribution paid on each KSP common unit and subordinated unit. Accordingly, the cash distribution received by KSP GP is derived from two factors: (1) KSP's per unit distribution level and (2) the number of KSP common units and subordinated units outstanding. An increase in either factor (assuming the other factor remains constant or increases) will generally result in an increase in the amount received by us. Please read "K-Sea Transportation Partners L.P.'s Cash Distribution Policy." If we issue additional units or incur debt, the payment of distributions on those additional units or interest on that debt could increase the risk that we will be unable to maintain or increase our per unit distribution level.

        Consistent with the terms of its partnership agreement, KSP distributes to its partners its available cash each quarter. In determining the amount of cash available for distribution, KSP creates reserves, which it uses to fund estimated maintenance capital expenditures and growth capital expenditures.

Additionally, KSP has relied upon external financing sources, including commercial borrowings and equity issuances, to fund its acquisition capital expenditures. Accordingly, to the extent KSP does not have sufficient cash reserves or is unable to finance growth externally, its cash distribution policy will significantly impair its ability to grow. In addition, to the extent KSP issues additional units, the payment of distributions on those additional units may increase the risk that KSP will be unable to maintain or increase its per unit distribution level, which in turn may impact the available cash that we have to distribute to our unitholders. The incurrence of additional debt to finance its growth strategy would result in increased interest expense to KSP, which in turn may reduce the available cash that we have to distribute to our unitholders.

    While we or KSP may incur debt to pay distributions to our and its unitholders, respectively, a credit facility governing such debt may restrict or limit the distributions we pay to our unitholders.

        While we or KSP are permitted by our partnership agreements to incur debt to pay distributions to our unitholders, respectively, our or KSP's payment of principal and interest on any future indebtedness will reduce our cash available for distribution on our unitholders. We anticipate that any credit facility we enter into will limit our ability to pay distributions to our unitholders during an event of default or if an event of default would result from the distributions. In addition, any future levels of indebtedness may adversely affect our ability to obtain additional financing for future operations or capital needs, limit our ability to pursue acquisitions and other business opportunities, or make our results of operations more susceptible to adverse economic or operating conditions.

        Furthermore, KSP's debt agreements, including its credit facility, contain covenants limiting its ability to incur indebtedness, grant liens, engage in transactions with affiliates and make distributions to us. They also contain covenants requiring KSP to maintain certain financial ratios. KSP is prohibited from making any distribution to unitholders if such distribution would cause an event of default or otherwise violate a covenant under these agreements. Please read "Our Cash Distribution Policy and Restrictions on Distributions—General" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—KSP's Credit Agreement" for more information about KSP's credit facility.

    Our unitholders do not elect our general partner or vote in the election of directors of our general partner. Upon completion of this offering, the owner of our general partner will own a sufficient number of common units to allow it to prevent the removal of our general partner.

        Unlike the holders of common stock in a corporation, our unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management's decisions regarding our business. Our unitholders do not have the ability to elect our general partner or the directors of our general partner and will have no right to elect our general partner or the directors of our general partner on an annual or other continuing basis in the future. The board of directors of our general partner, including our independent directors, is chosen by certain officers and directors of KSP GP. Furthermore, if our public unitholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. Our general partner may not be removed except upon the vote of the holders of at least 66 2/3% of the outstanding common units. Because the contributing parties own more than 33 1/3% of our outstanding units, our general partner currently cannot be removed without their consent. Please read "Description of Our Partnership Agreement—Withdrawal or Removal of the General Partner."

        As a result of these provisions, the price at which our common units will trade may be lower because of the absence or reduction of a takeover premium in the trading price. Please read "Description of Our Partnership Agreement—Meetings; Voting."

    KSP's general partner, with our consent, may limit or modify the incentive distributions we are entitled to receive in order to facilitate the growth strategy of KSP. Our general partner's board of directors can give this consent without a vote of our unitholders.

        We own KSP's general partner, which owns the incentive distribution rights in KSP that entitle us to receive increasing percentages, up to a maximum of 49.5%, of any cash distributed by KSP above $0.75 per KSP common unit in any quarter. A substantial portion of the cash flows we receive from KSP is provided by these incentive distributions. Our limited liability company agreement provides that our board of directors may consent to the elimination, reduction or modification of the incentive distribution rights without your approval if it determines that the elimination, reduction or modification will not adversely affect our unitholders in any material respect.

    You will experience immediate and substantial dilution of $16.22 per common unit in the net tangible book value of your common units.

        The assumed initial public offering price of our common units is substantially higher than the pro forma net tangible book value per common unit of the outstanding common units immediately after the offering. If you purchase common units in this offering you will incur immediate and substantial dilution in the pro forma net tangible book value per common unit from the price you pay for the common units. Please read "Dilution."

    Our general partner may cause us to issue additional common units or other equity securities without your approval which would dilute your ownership interests and may increase the risk that we will not have available cash to maintain or increase our per unit distribution level.

        Our general partner may cause us to issue an unlimited number of additional common units or other equity securities of equal rank with the common units, without unitholder approval. The issuance of additional common units or other equity securities of equal rank will have the following effects:

  •
  our unitholders' proportionate ownership interest in us will decrease;

  •
  the amount of cash available for distribution on each common unit may decrease;

  •
  the relative voting strength of each previously outstanding common unit may be diminished;

  •
  the ratio of taxable income to distributions may increase; and

  •
  the market price of the common units may decline.

        Please read "Description of Our Partnership Agreement—Issuance of Additional Securities."

    The control of our general partner may be transferred to a third party who could replace our or KSP's current management team, in either case, without unitholder consent.

        Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of our unitholders. Furthermore, the owners of our general partner, may transfer their ownership interest in our general partner to a third party. The new owners of our general partner would then be in a position to replace the board of directors and officers of our general partner and to control the decisions taken by the board of directors and officers of KSP GP.

    If KSP's unitholders remove KSP's general partner, we would lose our general partner interest and incentive distribution rights in KSP and the ability to manage KSP.

        Upon completion of this offering, we will manage KSP through KSP GP, KSP's general partner and our wholly owned subsidiary. KSP's partnership agreement, however, gives unitholders of KSP the right to remove the general partner of KSP upon the affirmative vote of holders of 66 2/3% of KSP's outstanding units. If KSP GP were removed as general partner of KSP, it would receive cash or common units in exchange for its 1.5% general partner interest and the incentive distribution rights and would lose its ability to manage KSP. While the common units or cash we would receive are intended under the terms of KSP's partnership agreement to fully compensate us in the event such an exchange is required, the value of these common units or investments we make with the cash over time may not be equivalent to the value of the general partner interest and the incentive distribution rights had we retained them. Please read "Material Provisions of the Partnership Agreement of K-Sea Transportation Partners L.P.—Withdrawal or Removal of KSP's General Partner."

        In addition, if KSP GP were removed as general partner of KSP, we would face an increased risk of being deemed an investment company. Please read "—If in the future we cease to manage and control KSP, we may be deemed to be an investment company under the Investment Company Act of 1940."

    You may not have limited liability, and you may have to repay distributions under certain circumstances.

        Under Delaware law, you could be held liable for our obligations to the same extent as a general partner if a court determined that the right or the exercise of the right by our unitholders as a group to remove or replace our general partner, to approve some amendments to the partnership agreement or to take other action under our partnership agreement constituted participation in the "control" of our business.

        Under certain circumstances, our unitholders may have to repay amounts wrongfully distributed to them. Under the Delaware Act, we may not make a distribution to our unitholders if, after the distribution, all of our liabilities, other than liabilities to unitholders on account of their partnership interests and liabilities that are non-recourse to the partnership, would exceed the fair value of the assets of the limited partnership. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act will be liable to the limited partnership for the amount of the distribution for three years. Please read "Description of Our Partnership Agreement—Limited Liability" for a discussion of the implications of the limitations on liability to a unitholder.

    If in the future we cease to manage and control KSP, we may be deemed to be an investment company under the Investment Company Act of 1940.

        If we cease to manage and control KSP and are deemed to be an investment company under the Investment Company Act of 1940, we would either have to register as an investment company under the Investment Company Act of 1940, obtain exemptive relief from the Commission or modify our organizational structure or our contractual rights to fall outside the definition of an investment company. Registering as an investment company could, among other things, materially limit our ability to engage in transactions with affiliates, including the purchase and sale of certain securities or other property to or from our affiliates, restrict our ability to borrow funds or engage in other transactions involving leverage and require us to add additional directors who are independent of us and our affiliates, and adversely affect the price of our common units.

    Our partnership agreement restricts the rights of unitholders owning 20% or more of our units.

        Our unitholders' voting rights are restricted by the provision in our partnership agreement generally providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of the general partner, cannot be voted on any matter. In addition, our partnership agreement contains provisions limiting the ability of our unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting our unitholders' ability to influence the manner or direction of our management. As a result, the price at which our common units will trade may be lower because of the absence or reduction of a takeover premium in the trading price.

    KSP may issue additional limited partner interests or other equity securities, which may increase the risk that KSP will not have sufficient available cash to maintain or increase its cash distributions to us.

        KSP has wide latitude to issue additional limited partner interests on the terms and conditions established by its general partner and its partnership agreement. We receive cash distributions from KSP on the general partner interests, limited partner interests and incentive distribution rights that we hold. Because a substantial portion of the cash we receive from KSP is attributable to our ownership of the incentive distribution rights, payment of distributions on additional KSP limited partner interests may increase the risk that KSP will be unable to maintain or increase its quarterly cash distribution per unit, which in turn may reduce the amount of incentive distributions we receive and the available cash that we have to distribute to our unitholders.

    If KSP's general partner is not fully reimbursed or indemnified for obligations and liabilities it incurs in managing the business and affairs of KSP, its value, and therefore, the value of our common units, could decline.

        The general partner of KSP may make expenditures on behalf of KSP for which it will seek reimbursement from KSP. Under Delaware partnership law, the general partner, in its capacity as the general partner of KSP, has unlimited liability for the obligations of KSP, such as its debts and environmental liabilities, except for those contractual obligations of KSP that are expressly made without recourse to the general partner. To the extent KSP GP LP or KSP GP incurs obligations on behalf of KSP, it is entitled to be reimbursed or indemnified by KSP. If KSP is unable or unwilling to reimburse or indemnify KSP GP LP or KSP GP, it may not be able to satisfy those liabilities or obligations, which would reduce its cash flows to us.

    The price of our common units may be volatile, and a trading market that will provide you with adequate liquidity may not develop.

        Prior to this offering there has been no public market for our common units. An active market for our common units may not develop or may not be sustained after this offering. The initial public offering price of our common units will be determined by negotiations between us and the underwriters, based on several factors that we discuss in the "Underwriting" section of this prospectus. This price may not be indicative of the market price for our common units after this initial public offering. The market price of our common units could be subject to significant fluctuations after this offering, and may decline below the initial public offering price. You may be unable to resell your common units at or above the initial public offering price. The following factors could affect our common unit price:

  •
  KSP's operating and financial performance and prospects;

  •
  quarterly variations in the rate of growth of our financial indicators, such as distributable cash flow per unit, net income and revenues;

  •
  changes in revenue or earnings estimates or publication of research reports by analysts;

  •
  speculation by the press or investment community;

  •
  sales of our common units by our unitholders;

  •
  announcements by KSP or its competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, securities offerings or capital commitments;

  •
  general market conditions; and

  •
  domestic and international economic, legal and regulatory factors related to KSP's performance.

        The equity markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common units. In addition, potential investors may be deterred from investing in our common units for various reasons, including the very limited number of publicly traded entities whose assets consist almost exclusively of partnership interests in a publicly traded partnership. The lack of liquidity may also contribute to significant fluctuations in the market price of our common units and limit the number of investors who are able to buy our common units.

    Our common units and KSP's common units may not trade in relation or proportion to one another.

        Our common units and KSP's common units may not trade in simple relation or proportion to one another. Instead, while the trading prices of our common units and KSP's common units are likely to follow generally similar broad trends, the trading prices may diverge because, among other things:

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  KSP's cash distributions to its common unitholders have a priority over distributions on its subordinated units and incentive distribution rights;

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  we participate in the distributions on KSP GP's general partner interest and incentive distribution rights in KSP while KSP's common unitholders do not; and

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  we may enter into other businesses separate and apart from KSP or any of its affiliates.

    An increase in interest rates may cause the market price of our common units to decline.

        Like all equity investments, an investment in our common units is subject to certain risks. As interest rates rise, the ability of investors to obtain higher risk-adjusted rates of return by purchasing government-backed debt securities may cause a corresponding decline in demand for riskier investments generally, including yield-based equity investments such as publicly traded limited partnership interests. Reduced demand for our common units resulting from investors seeking other more favorable investment opportunities may cause the trading price of our common units to decline. As a result, you may lose a portion of your investment in us.

Risks Related to Conflicts of Interest

        Our existing organizational structure and the relationships among us, KSP and our respective general partners and affiliated entities, including the owners of our general partner, present the potential for conflicts of interest. Moreover, additional conflicts of interest may arise in the future among us and the entities affiliated with any general partner or similar interests we acquire or among KSP and such entities. For a further discussion of conflicts on interest that may arise, please read "Conflicts of Interest and Fiduciary Duties."

    KSP's general partner owes fiduciary duties to KSP's unitholders that may conflict with our interests.

        Conflicts of interest exist and may arise in the future as a result of the relationships between us and our affiliates, including KSP GP, KSP's general partner, on one hand, and KSP and its limited partners, on the other hand. The directors and officers of KSP GP have fiduciary duties to manage KSP in a manner beneficial to us, as KSP GP's owner. At the same time, KSP GP has a fiduciary duty to manage KSP in a manner beneficial to KSP and its limited partners. The board of directors of KSP GP or its conflicts committee will resolve any such conflict and they have broad latitude to consider the interests of all parties to the conflict. The resolution of these conflicts may not always be in our best interest or that of our unitholders.

        For example, conflicts of interest may arise in the following situations:

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  the terms and conditions of any contractual agreements between us and our affiliates, on the one hand, and KSP, on the other hand;

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  the interpretation and enforcement of contractual obligations between us and our affiliates, on the one hand, and KSP, on the other hand;

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  the determination of the amount of cash to be distributed to KSP's partners and the amount of cash to be reserved for the future conduct of KSP's business;

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  the determination of whether KSP should make acquisitions and on what terms;

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  the determination of whether KSP should use cash on hand, borrow or issue equity to raise cash to finance acquisitions or expansion capital projects, repay indebtedness, meet working capital needs, pay distributions or otherwise; and

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  any decision we make in the future to engage in business activities independent of KSP.

    Potential conflicts of interest may arise among our general partner, its affiliates and us. Our general partner has limited fiduciary duties to us and our unitholders, which may permit it to favor its own interests to the detriment of us and our unitholders.

        Upon completion of this offering, the contributing parties will own a 58.3% limited partner interest in us. Conflicts of interest may arise among our general partner and its affiliates, on the one hand, and us and our unitholders, on the other hand. As a result of these conflicts, our general partner may favor its own interests and the interests of its affiliates over the interests of our unitholders. These conflicts include, among others, the following situations:

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  our general partner is allowed to take into account the interests of parties other than us in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to our unitholders;

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  our general partner determines whether or not we incur debt and that decision may affect our or KSP's credit ratings;

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  our partnership agreement limits the liability of our general partner and reduces its fiduciary duties, while also restricting the remedies available to our unitholders for actions that, without these limitations and reductions, might constitute breaches of fiduciary duty. As a result of purchasing units, our unitholders consent to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable state law;

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  our general partner controls the enforcement of obligations owed to us by it and its affiliates;

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  our general partner decides whether to retain separate counsel, accountants or others to perform services for us;

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  our partnership agreement gives our general partner broad discretion in establishing financial reserves for the proper conduct of our business. These reserves will affect the amount of cash available for distribution to our unitholders;

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  our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuances of additional partnership securities and reserves, each of which can affect the amount of cash that is available to be distributed to our unitholders;

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  our general partner determines which costs incurred by it and its affiliates are reimbursable by us; and

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  our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered on terms that are fair and reasonable to us or entering into additional contractual arrangements with any of these entities on our behalf.

        Our partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by our general partner to our unitholders.

        Please read "Certain Relationships and Related Transactions—Our Relationship with KSP" and "Conflicts of Interest and Fiduciary Duties—Conflicts of Interest."

    The fiduciary duties of our general partner's officers and directors may conflict with those of KSP's general partner.

        Our general partner's officers and directors have fiduciary duties to manage our business in a manner beneficial to us and our unitholders and the owners of our general partner, which includes the officers and directors of our general partner. However, a majority of our general partner's directors and all of its officers are also directors or officers of KSP GP, which has fiduciary duties to manage the business of KSP in a manner beneficial to KSP and KSP's unitholders. Consequently, these directors and officers may encounter situations in which their fiduciary obligations to KSP, on the one hand, and us, on the other hand, are in conflict. The resolution of these conflicts may not always be in our best interest or that of our unitholders.

    By purchasing our common units, each unitholder automatically agrees to be bound by the provisions of our partnership agreement.

        By purchasing our common units, each unitholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions that substantially reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. This reflects the policy of the Delaware Act, which favors the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign a partnership agreement does not render the partnership agreement unenforceable against that person. Please read "Conflicts of Interest and Fiduciary Duties" and "Description of Our Partnership Agreement."

    If we are presented with certain business opportunities, KSP will have the first right to pursue such opportunities.

        Upon completion of this offering, we will enter into a business opportunity agreement with KSP and KSP GP. Pursuant to this agreement, KSP will have a right of first refusal with respect to opportunities in the business of providing marine transportation, distribution and logistics services for refined petroleum products in the United States. With respect to any other business opportunities, neither we nor KSP are prohibited from engaging in any business, even if we and KSP would have a conflict of interest with respect to such other business opportunity. For a more detailed description of the terms of the business opportunity agreement, please read "Certain Relationships and Related Transactions."

    The contributing parties and their affiliates may engage in activities that compete directly with us or KSP.

        Pursuant to the omnibus agreement, EW LLC and the funds controlled by Jefferies Capital Partners have agreed that they and their controlled affiliates will not engage, either directly or indirectly, in the business of providing refined petroleum product marine transportation, distribution and logistics services in the United States to the extent such business generates qualifying income for federal income tax purposes. Otherwise, neither the omnibus agreement nor the business opportunity agreement will prohibit the contributing parties or their affiliates, including Jefferies Capital Partners, its affiliates and the funds it or they manage or may manage, from owning assets or engaging in businesses that compete directly or indirectly with us or KSP. Please read "Certain Relationships and Related Transactions—Omnibus Agreement" and "—Business Opportunity Agreement."

    Our partnership agreement limits our general partner's fiduciary duties to us and contains provisions that reduce the remedies available to unitholders for actions that might otherwise constitute a breach of fiduciary duty by our general partner.

        Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement:

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  permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its limited call right, its voting rights with respect to the units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation of our partnership or amendment to our partnership agreement;

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  provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, meaning it believed the decisions were in the best interests of our partnership;

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  generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be "fair and reasonable" to us and that, in determining whether a transaction or resolution is "fair and reasonable," our general partner may consider the totality of the relationships among the parties involved, including other transactions that may be particularly advantageous or beneficial to us;

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  provides that in resolving conflicts of interest, it will be presumed that in making its decision the general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption; and

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  provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or those other persons acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that such person's conduct was unlawful.

        In order to become a limited partner of our partnership, our unitholders are required to agree to be bound by the provisions in our partnership agreement, including the provisions discussed above. Please read "Conflicts of Interest and Fiduciary Duties—Fiduciary Duties."

    Our general partner has a limited call right that may require unitholders to sell their common units at an undesirable time or price. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased upon exercise of the limited call right.

        If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price not less than their then-current market price. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the limited call right. There is no restriction in our partnership agreement that prevents our general partner from issuing additional common units and exercising its call right. If our general partner exercised its limited call right, the effect would be to take us private and, if the units were subsequently deregistered, we would no longer be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. For additional information about the call right, please read "Description of Our Partnership Agreement—Limited Call Right."

    Our general partner may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without prior approval of our unitholders.

        Our general partner may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without prior approval of our unitholders. If our general partner at any time decided to incur debt and secures its obligations or indebtedness by all or substantially all of our assets, and if our general partner is unable to satisfy such obligations or repay such indebtedness, the lenders could seek to foreclose on our assets. The lenders may also sell all or substantially all of our assets under such foreclosure or other realization upon those encumbrances without prior approval of our unitholders, which would adversely affect the price of our common units.

Risks Related to KSP's Business

        Because we are entirely dependent on the distributions we receive from KSP, risks to KSP's operations are also risks to us. We have set forth below risks to KSP's business and operations, the occurrence of which could negatively impact KSP's financial performance and decrease the amount of cash it is able to distribute to us.

    Marine transportation is an inherently risky business.

        KSP's vessels and their cargoes are at risk of being damaged or lost because of events such as:

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  marine disasters;

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  bad weather;

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  mechanical failures;

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  grounding, fire, explosions and collisions;

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  human error; and

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  war and terrorism.

        All of these hazards can result in death or injury to persons, loss of property, environmental damages, delays or rerouting. If one of KSP's vessels were to be involved in an accident, with the potential risk of environmental contamination, the resulting media coverage could have a material adverse effect on KSP's business, financial condition and results of operations.

        EW LLC and its predecessors have been named, together with a large number of other companies, as co-defendants in 39 civil actions by various parties alleging unspecified damages from past exposure to asbestos and second-hand smoke aboard some of the vessels that it contributed to KSP in connection with the initial public offering of KSP's common units. EW LLC and its predecessors have been dismissed from 38 of these lawsuits for an aggregate sum of approximately $47,000 and are pursuing settlement of the other case. EW LLC and KSP may be subject to litigation in the future involving these plaintiffs and others alleging exposure to asbestos due to alleged failure to properly encapsulate friable asbestos or remove friable asbestos on its vessels, as well as for exposure to second-hand smoke and other matters.

    A decline in demand for, and level of consumption of, refined petroleum products could cause demand for tank vessel capacity and charter rates to decline, which would decrease KSP's revenues and profitability.

        The demand for tank vessel capacity is influenced by the demand for refined petroleum products and other factors including:

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  global and regional economic and political conditions;

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  developments in international trade;

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  changes in seaborne and other transportation patterns, including changes in the distances that cargoes are transported;

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  environmental concerns; and

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  competition from alternative sources of energy, such as natural gas, and alternate transportation methods.

Any of these factors could adversely affect the demand for tank vessel capacity and charter rates. Any decrease in demand for tank vessel capacity or decrease in charter rates could adversely affect KSP's business, financial condition and results of operations.

        In addition, KSP operates its tank vessels in markets that have historically exhibited seasonal variations in demand and, as a result, in charter rates. For example, movements of certain clean oil products, such as motor fuels, generally increase during the summer driving season. In those same regions, movements of black oil products and certain clean oil products, such as heating oil, generally increase during the winter months, while movements of asphalt products generally increase in the spring through fall months. Unseasonably mild winters can result in significantly lower demand for heating oil in the northeastern United States. Meanwhile, KSP's operations along the West Coast and in Alaska historically have been subject to seasonal variations in demand that vary from those exhibited in the East Coast and Gulf Coast regions. In addition, unpredictable weather patterns and variations in oil reserves disrupt vessel scheduling. Seasonality could materially affect KSP's business, financial condition and results of operations in the future.

    KSP's business would be adversely affected if KSP failed to comply with the Jones Act provisions on coastwise trade, or if those provisions were modified, repealed or waived.

        KSP is subject to the Jones Act and other federal laws that restrict maritime transportation between points in the United States to vessels built and registered in the United States and owned and manned by U.S. citizens. KSP is responsible for monitoring the ownership of its common units and other partnership interests. If KSP does not comply with these restrictions, it would be prohibited from operating its vessels in U.S. coastwise trade, and under certain circumstances it would be deemed to have undertaken an unapproved foreign transfer, resulting in severe penalties, including permanent loss of U.S. coastwise trading rights for its vessels, fines or forfeiture of the vessels. For information about the Jones Act and other maritime laws, please read "Business of K-Sea Transportation Partners L.P.—Regulation—Coastwise Laws."

        In the past, interest groups have lobbied Congress to repeal the Jones Act to facilitate foreign flag competition for trades and cargoes currently reserved for U.S.-flag vessels under the Jones Act and cargo preference laws. We believe that interest groups may continue efforts to modify or repeal the Jones Act and cargo preference laws currently benefiting U.S.-flag vessels. If these efforts are successful, it could result in increased competition, which could reduce KSP's revenues and cash available for distribution.

        The Secretary of the Department of Homeland Security is vested with the authority and discretion to waive the coastwise laws to such extent and upon such terms as he may prescribe whenever he deems that such action is necessary in the interest of national defense. In response to the effects of Hurricanes Katrina and Rita, the Secretary of the Department of Homeland Security waived the coastwise laws generally for the transportation of petroleum products from September 1 to September 19, 2005 and from September 26, 2005 to October 24, 2005. In the past, the Secretary of the Department of Homeland Security has waived the coastwise laws generally for the transportation of petroleum released from the Strategic Petroleum Reserve undertaken in response to circumstances arising from major natural disasters. Any waiver of the coastwise laws, whether in response to natural disasters or otherwise, could result in increased competition from foreign tank vessel operators, which could reduce KSP's revenues and cash available for distribution.

    KSP may not be able to grow or effectively manage its growth.

        A principal focus of KSP's strategy is to continue to grow by expanding its business in all coastal markets in the U.S. and also into other geographic markets. KSP's future growth will depend upon a number of factors, some of which it can control and some of which it cannot. These factors include KSP's ability to:

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  identify businesses engaged in managing, operating or owning vessels for acquisitions or joint ventures;

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  identify vessels for acquisition;

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  consummate acquisitions or joint ventures;

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  integrate any acquired businesses or vessels successfully with its existing operations;

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  hire, train and retain qualified personnel to manage and operate its growing business and fleet;

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  identify new geographic markets;

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  improve its operating and financial systems and controls; and

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  obtain required financing for its existing and new operations.

        A deficiency in any of these factors would adversely affect KSP's ability to achieve anticipated levels of cash flows or realize other anticipated benefits. In addition, competition from other buyers could reduce KSP's acquisition opportunities or cause it to pay a higher price than it might otherwise pay.

    KSP may be unable to make or realize expected benefits from acquisitions and implementing its growth strategy through acquisitions may harm KSP's business, financial condition and operating results.

        KSP's growth strategy is based upon the expansion of its fleet through newbuildings and strategic acquisitions. KSP's ability to grow its fleet depends upon a number of factors, many of which it cannot control. These factors include KSP's ability to:

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  identify vessels or businesses for acquisition from third parties;

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  consummate any such acquisitions;

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  obtain required financing for acquisitions; and

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  integrate any acquired vessels or businesses successfully with its existing operations.

        Any acquisition of a vessel or business may not be profitable and may not generate returns sufficient to justify KSP's investment. In addition, KSP's acquisition growth strategy exposes KSP to risks that may harm its business, financial condition and operating results, including the risks that it may:

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  fail to realize anticipated benefits (such as new customer relationships) or increase cash flow;

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  decrease its liquidity by using a significant portion of its available cash or borrowing capacity to finance acquisitions;

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  significantly increase its interest expense and indebtedness if KSP incurs additional debt to finance acquisitions;

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  incur or assume unanticipated liabilities, losses or costs associated with the business or vessels acquired;

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  incur other significant charges, such as impairment of goodwill or other intangible assets, asset devaluation or restructuring charges; or

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  distract management from its duties and responsibilities as it devotes substantial time and attention to the integration of the acquired businesses or vessels.

    Increased competition in the domestic tank vessel industry could result in reduced profitability and loss of market share for KSP.

        Contracts for KSP's vessels are generally awarded on a competitive basis, and competition in the markets it serves is intense. The process for obtaining such contracts generally requires a lengthy and time consuming screening and bidding process that may extend for months. The most important factors determining whether a contract will be awarded include:

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  quality, availability and capability of the vessels;

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  ability to meet the customer's schedule;

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  price;

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  environmental, health and safety record;

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  reputation; and

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  experience.

        Some of KSP's competitors may have greater financial resources and larger operating staffs than it does. As a result, they may be able to make vessels available more quickly and efficiently, transition to double-hull barges from single-hull barges more rapidly, and withstand the effects of declines in charter rates for a longer period of time. They may also be better able to weather a downturn in the oil and gas industry. As a result, KSP could lose customers and market share to these competitors.

    Increased competition from pipelines could result in reduced profitability.

        KSP also faces competition from refined petroleum product pipelines. Long-haul transportation of refined petroleum products is generally less costly by pipeline than by tank vessel. The construction of new pipeline segments to carry petroleum products into KSP's markets, including pipeline segments that connect with existing pipeline systems, and the conversion of existing non-refined petroleum product pipelines, could adversely affect KSP's ability to compete in particular locations.

    KSP relies on a limited number of customers for a significant portion of its revenues. The loss of any of these customers could adversely affect KSP's business and operating results.

        KSP's customers consist primarily of major oil companies, oil traders and refineries. The portion of KSP's revenues attributable to any single customer changes over time, depending on the level of relevant activity by the customer, KSP's ability to meet the customer's needs and other factors, many of which are beyond its control. Two customers accounted for 19% and 17%, respectively, of KSP's consolidated revenues for fiscal 2007. If KSP was to lose either of these customers or if either of these customers significantly reduced its use of KSP's services, KSP's business and operating results could be adversely affected.

    Voyage charters may not be available at rates that will allow KSP to operate its vessels profitably.

        During fiscal 2007, KSP derived approximately 21% of its revenue from single voyage charters. Voyage charter rates fluctuate significantly based on tank vessel availability, the demand for refined petroleum products and other factors. Increased dependence on the voyage charter market by KSP could result in a lower utilization of KSP's vessels and decreased profitability. Future voyage charters may not be available at rates that will allow KSP to operate its vessels profitably.

    KSP may not be able to renew time charters, consecutive voyage charters, contracts of affreightment and bareboat charters when they expire.

        KSP received approximately 79% of its revenue from time charters, consecutive voyage charters, contracts of affreightment and bareboat charters during fiscal 2007. These arrangements, which are generally for periods of one year or more, may not be renewed, or if renewed, may not be renewed at similar rates. If KSP is unable to obtain new charters at rates equivalent to those received under the old charters, its profitability may be adversely affected.

    An increase in the price of fuel may adversely affect KSP's business and results of operations.

        The cost of fuel for KSP's vessels is a significant component of voyage expenses under its charters and KSP has recently experienced significant increases in the cost of fuel used in its operations. While KSP has been able to pass a portion of these increases on to its customers pursuant to the terms of its charters, there can be no assurances that KSP will be able to pass on any future increases in fuel prices. If fuel prices continue to increase and KSP is not able to pass such increases on to its customers, its business, results of operations, financial condition and ability to make cash distributions may be adversely affected.

    KSP must make substantial expenditures to maintain the operating capacity of its fleet, which will reduce its cash available for distribution.

        Tank vessels are subject to the requirements of the Oil Pollution Act of 1990, or OPA 90. OPA 90 mandates that all single-hull tank vessels operating in U.S. waters be removed from petroleum and petroleum product transportation services at various times through January 1, 2015, and provides a schedule for the phase-out of the single-hull vessels based on their age and size. As of March 31, 2008, approximately 75% of the barrel-carrying capacity of KSP's tank vessel fleet was double-hulled in compliance with OPA 90. The remaining 25% will be in compliance with OPA 90 until January 2015. The capacity of certain of KSP's single-hull vessels has already been effectively replaced by double-hull vessels placed into service in the past two years. KSP estimates that the current cost to replace its remaining single hull capacity with newbuildings or by retrofitting certain of KSP's existing vessels ranges from $78.0 million to $80.0 million. This capacity can also be replaced by acquiring existing double-hull tank vessels as opportunities arise. At the time KSP makes these expenditures, the actual cost could be higher due to inflation and other factors.

        Marine transportation of refined petroleum products is a capital intensive business, requiring significant investment to maintain an efficient fleet and to stay in regulatory compliance. KSP estimates that, over the next five years, it will spend an average of approximately $21.5 million per year to drydock and maintain KSP's fleet. In addition, KSP will deduct an additional $2.0 million per year from the cash that KSP would otherwise distribute to its unitholders to contribute to the cost of replacing the operating capacity of KSP's single-hull vessels when they phase-out under OPA 90 in January 2015. Periodically, KSP will also make expenditures to acquire or construct additional tank vessel capacity and to upgrade its overall fleet efficiency.

        In calculating KSP's available cash from operating surplus each quarter, KSP is required to deduct estimated maintenance capital expenditures, which may result in less cash available for distribution to unitholders, including us, than if actual maintenance capital expenditures were deducted.

    Capital expenditures and other costs necessary to operate and maintain a vessel vary depending on the age of the vessel and changes in governmental regulations, safety or other equipment standards.

        Capital expenditures and other costs necessary to operate and maintain a vessel increase with the age of the vessel. In addition, changes in governmental regulations, safety or other equipment standards, as well as compliance with standards imposed by maritime self-regulatory organizations and customer requirements or competition, may require KSP to make additional expenditures. For example, KSP may be required to make significant expenditures for alterations or the addition of new equipment to satisfy requirements of the U.S. Coast Guard and the American Bureau of Shipping. In addition, KSP may be required to take its vessels out of service for extended periods of time, with corresponding losses of revenues, in order to make such alterations or to add such equipment. In the future, market conditions may not justify these expenditures or enable KSP to operate its older vessels profitably during the remainder of their economic lives.

        In order to fund these capital expenditures, KSP will either incur borrowings or raise capital through the sale of debt or equity securities. KSP's ability to access the capital markets for future offerings may be limited by its financial condition at the time as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond its control. KSP's failure to obtain the funds for necessary future capital expenditures would limit its ability to continue to operate some of its vessels and could have a material adverse effect on its business and on its ability to make distributions to unitholders, including us.

    KSP's purchase of existing vessels carries risks associated with the quality of those vessels.

        KSP's fleet renewal and expansion strategy includes the acquisition of existing vessels as well as the ordering of newbuildings. Unlike newbuildings, existing vessels typically do not carry warranties with respect to their condition. While KSP generally inspects any existing vessel prior to purchase, such an inspection would normally not provide it with as much knowledge of its condition as it would possess if the vessel had been built for KSP and operated by KSP during its life. Repairs and maintenance costs for existing vessels are difficult to predict and may be more substantial than for vessels KSP has operated since they were built. These costs could decrease KSP's profits and reduce its liquidity.

    Decreased utilization of KSP's vessels due to bad weather could have a material adverse effect on KSP's operating results and financial condition.

        Unpredictable weather patterns tend to disrupt vessel scheduling and supplies of refined petroleum products and KSP's vessels and its cargoes are at risk of being damaged or lost because of bad weather. In addition, adverse weather conditions can cause delays in the delivery of newbuilds and in transporting cargoes. As a result, bad weather conditions could have a material adverse effect on KSP's operating results and financial condition.

    KSP is subject to complex laws and regulations, including environmental regulations, that can adversely affect the cost, manner or feasibility of doing business.

        Increasingly stringent federal, state and local laws and regulations governing worker health and safety and the manning, construction and operation of vessels significantly affect KSP's operations. Many aspects of the marine industry are subject to extensive governmental regulation by the U.S. Coast Guard, the Department of Transportation, the Department of Homeland Security, the National Transportation Safety Board and the U.S. Customs and Border Protection (CBP), and to regulation by private industry organizations such as the American Bureau of Shipping. The U.S. Coast Guard and the National Transportation Safety Board set safety standards and are authorized to investigate vessel accidents and recommend improved safety standards. The U.S. Coast Guard is authorized to inspect vessels at will.

        KSP's operations are also subject to federal, state, local and international laws and regulations that control the discharge of pollutants into the environment or otherwise relate to environmental protection. Compliance with such laws, regulations and standards may require installation of costly equipment or operational changes. Failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of KSP's operations. Some environmental laws often impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject KSP to liability without regard to whether it was negligent or at fault. Under OPA 90, owners, operators and bareboat charterers are jointly and severally strictly liable for the discharge of oil within the internal and territorial waters, and the 200-mile exclusive economic zone around the United States. Additionally, an oil spill could result in significant liability, including fines, penalties, criminal liability and costs for natural resource damages. The potential for these releases could increase as KSP increases its fleet capacity. Most states bordering on a navigable waterway have enacted legislation providing for potentially unlimited liability for the discharge of pollutants within their waters.

    KSP's insurance may not be adequate to cover its losses.

        KSP may not be adequately insured to cover losses from its operational risks, which could have a material adverse effect on KSP's operations. For example, a catastrophic oil spill or other disaster could exceed KSP's insurance coverage. In addition, KSP's affiliate, EW LLC, and its predecessors may not have insurance coverage prior to March 1986. If KSP was subject to claims related to that period, including claims from current or former employees, EW LLC may not have insurance to pay the liabilities, if any, that could be imposed on KSP. If KSP had to pay claims solely out of its own funds, it could have a material adverse effect on its financial condition. Furthermore, any claims covered by insurance would be subject to deductibles, and since it is possible that a large number of claims could be brought, the aggregate amount of these deductibles could be material.

        KSP may not be able to procure adequate insurance coverage at commercially reasonable rates in the future, and some claims may not be paid. In the past, stricter environmental regulations have led to higher costs for insurance covering environmental damage or pollution, and new regulations could lead to similar increases or even make this type of insurance unavailable. In addition, KSP's insurance may be voidable by the insurers as a result of certain actions by KSP.

        Because KSP obtains some of its insurance through protection and indemnity associations, KSP may be subject to calls, or premiums, in amounts based not only on its own claim records but also the claim records of all other members of the protection and indemnity associations through which it receives insurance coverage for tort liability, including pollution-related liability. KSP's payment of these calls could result in significant expenses to it, which could reduce its profits or cause losses. Moreover, the protection and indemnity clubs and other insurance providers reserve the right to make changes in insurance coverage with little or no advance notice.

    Terrorist attacks have resulted in increased costs and have disrupted KSP's business. Continued hostilities in the Middle East or other sustained military campaigns may adversely impact KSP's results of operations.

        After the terrorist attacks of September 11, 2001, New York Harbor was shut down temporarily, resulting in the suspension of KSP's local operations in the New York City area for four days and the loss of revenue related to these operations. The long-term impact that terrorist attacks and the threat of terrorist attacks may have on the petroleum industry in general, and on KSP in particular, is not known at this time. Uncertainty surrounding continued hostilities in the Middle East or other sustained military campaigns may affect KSP's operations in unpredictable ways, including disruptions of petroleum supplies and markets, and the possibility that infrastructure facilities could be direct targets of, or indirect casualties of, an act of terror.

        Changes in the insurance markets attributable to terrorist attacks may make certain types of insurance more difficult for KSP to obtain. Moreover, the insurance that may be available to KSP may be significantly more expensive than its existing insurance coverage. Instability in the financial markets as a result of terrorism or war could also affect KSP's ability to raise capital.

    KSP depends upon unionized labor for the provision of KSP's services in certain geographic areas. Any work stoppages or labor disturbances could disrupt our business in those areas.

        Certain of KSP's seagoing personnel, comprising 44% of our total workforce, are employed under a contract with a division of the International Longshoreman's Association that expired on June 30, 2008. Contract negotiations to extend the agreement to July 1, 2010 were concluded in June 2008 and the proposed contract is before the membership for ratification. Any work stoppages or other labor disturbances could have a material adverse effect on KSP's business, financial condition and results of operations.

    KSP's employees are covered by federal laws that may subject KSP to job-related claims in addition to those provided by state laws.

        Some of KSP's employees are covered by provisions of federal statutory and general maritime law. These laws typically operate to make liability limits established by state workers' compensation laws inapplicable to these employees and to permit these employees and their representatives to pursue actions against employers for job-related injuries in federal courts. Because KSP is not generally protected by the limits imposed by state workers' compensation statutes, KSP may have greater exposure for claims made by these employees.

    KSP depends on key personnel for the success of our business.

        KSP depends on the services of its senior management team and other key personnel. In particular, KSP's success depends on the continued efforts of Mr. Timothy J. Casey, the President and Chief Executive Officer of KSP GP, and other key employees. The loss of the services of any key employee could have a material adverse effect on KSP's business, financial condition and results of operations. KSP may not be able to locate or employ on acceptable terms qualified replacements for senior management or key employees if their services were no longer available.

    Due to KSP's lack of asset diversification, adverse developments in KSP's marine transportation business would reduce KSP's ability to make distributions to KSP's unitholders.

        KSP relies exclusively on the revenues generated from its marine transportation business. Due to KSP's lack of asset diversification, an adverse development in this business would have a significantly greater impact on KSP's business, financial condition and results of operations than if KSP maintained more diverse assets.

    Changes in international trade agreements could affect KSP's ability to provide marine transportation services at competitive rates.

        Currently, vessel trade or marine transportation between two points within the same country, generally known as cabotage or coastwise trade, is not included in the General Agreement on Trade in Services or the North American Free Trade Agreement. In addition, the Jones Act restricts maritime cargo transportation between U.S. ports to U.S.-flag vessels qualified to engage in U.S. coastwise trade. If maritime services were deemed to include cabotage and included in the General Agreement on Trade in Services, the North American Free Trade Agreement or other multi-national trade agreements, transportation of maritime cargo between U.S. ports could be opened to foreign-flag vessels. Foreign vessels would have lower construction costs and would generally operate at significantly lower costs than KSP does in U.S. markets, which would likely have a material adverse effect on KSP's ability to compete.

    Delays or cost overruns in the construction of new vessels or the modification of existing vessels could adversely affect KSP's business. Cash flows from new or retrofitted vessels may not be immediate or as high as expected.

        KSP is currently building nine new vessels and completing other smaller projects at an estimated total cost of $170 million. These projects are subject to the risk of delay or cost overruns caused by the following:

  •
  unforeseen quality or engineering problems;

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  work stoppages;

  •
  weather interference;

  •
  unanticipated cost increases;

  •
  delays in receipt of necessary equipment; and

  •
  inability to obtain the requisite permits or approvals.

        Significant delays could also have a material adverse effect on expected contract commitments for these vessels and KSP's future revenues and cash flows. KSP will not receive any material increase in revenue or cash flow from new or modified vessels until they are placed in service and customers enter into binding arrangements for the use of the vessels. Furthermore, customer demand for new or modified vessels may not be as high as KSP currently anticipates, and, as a result, KSP's future cash flows may be adversely affected.

Tax Risks to Our Common Unitholders

        In addition to reading the following risk factors, prospective unitholders should read "Material Tax Consequences" for a more complete discussion of the expected material federal income tax consequences of owning and disposing of our common units.

    Our tax treatment depends on both our and KSP's status as a partnership for federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If the IRS were to treat us as a corporation or if we or KSP or both were to become subject to a material amount of entity-level taxation for federal or state income tax purposes, our cash available for distribution to unitholders would be substantially reduced.

        The anticipated after-tax economic benefit of an investment in our common units depends largely on both us and KSP being treated as partnerships for federal income tax purposes. If less than 90% of the gross income of a publicly traded partnership, such as us or KSP, for any taxable year is "qualifying income" from sources such as the transportation or processing of crude oil, natural gas or products thereof, interest, dividends or similar sources, that partnership will be taxable as a corporation under Section 7704 of the Internal Revenue Code for federal income tax purposes for that taxable year and all subsequent years. Either we or KSP or both of us could become taxable as a corporation for federal income tax purposes under Section 7704. The IRS has not provided any ruling to us or KSP on this matter.

        If we or KSP or both of us were treated as a corporation for federal income tax purposes, then each of us treated as a corporation would pay federal income tax on our income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state income tax at varying rates. Distributions would generally be taxed again to unitholders as corporate distributions and no income, gains, losses, deductions or credits of KSP would flow through to our unitholders. Because a tax would be imposed upon us or KSP or both as an entity, cash available for distribution to our unitholders would be substantially reduced. Treatment of us or KSP or both as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to unitholders and thus would likely result in a substantial reduction in the value of the common units.

        Current law may change so as to cause us or KSP or both to be treated as a corporation for federal income tax purposes or otherwise subject us or KSP to entity-level taxation. For example, because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. Our partnership agreement and the partnership agreement of KSP provide that, if a law is enacted or an existing law is modified or interpreted in a manner that subjects us or KSP, respectively, to taxation as a corporation or otherwise subjects us or KSP, respectively, to entity-level taxation for federal, state, or local income tax purposes, the minimum quarterly distribution amount and the target distribution amounts will be adjusted to reflect the impact of that law on us or KSP, respectively.

    The tax treatment of publicly traded partnerships or an investment in our units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

        The present United States federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. Any modification to the United States federal income tax laws and interpretations thereof may or may not be applied retroactively and could make it more difficult or impossible to meet the exception for us to be treated as a partnership for United States federal income tax purposes that is not taxable as a corporation (referred to as the "Qualifying Income Exception"), affect or cause us to change our business activities, affect the tax considerations of an investment in us, change the character or treatment of portions of our income and adversely affect an investment in our common units. For example, in response to certain recent developments, members of Congress are considering substantive changes to the definition of qualifying income under Internal Revenue Code

Section 7704(d) and the treatment of certain types of income earned from profits interests in partnerships. It is possible that these efforts could result in changes to the existing United States tax laws that affect publicly traded partnerships, including us. We are unable to predict whether any of these changes, or other proposals will ultimately be enacted. Any such changes could negatively impact the value of an investment in our common units.

    If the IRS contests any of the federal income tax positions taken by us or KSP, the market for our or KSP's common units may be adversely affected, and the costs of any contest will reduce our cash available for distribution to unitholders.

        The IRS has not provided any ruling with respect to our or KSP's treatment as a partnership for federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from our counsel's conclusions expressed in this prospectus or from the positions taken by us or KSP. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel's conclusions or the positions taken by us or KSP. A court may not agree with some or all of our counsel's conclusions or the positions taken by us or KSP. Any contest with the IRS may materially and adversely impact the market for our common units or KSP's common units and the prices at which they trade. In addition, the costs of any contest with the IRS will be borne by us or KSP, directly or indirectly reducing our cash available for distribution.

    Unitholders may be required to pay taxes on their share of our income even if they do not receive any cash distributions from us.

        Because our unitholders will be treated as partners to whom we will allocate taxable income, which could be different in amount from the cash we distribute, our unitholders will be required to pay any federal income taxes and, in some cases, state and local income taxes on their share of our taxable income, even if they receive no cash distributions from us. Unitholders may not receive cash distributions equal to their share of our taxable income or even the tax liability that results from that income.

    Tax gain or loss on the disposition of our common units could be different than expected.

        If a unitholder sells his common units, that unitholder will recognize gain or loss equal to the difference between the amount realized and the unitholder's tax basis in those common units. Prior distributions in excess of the total net taxable income the unitholder was allocated for a common unit, which decreased the unitholder's tax basis in that common unit, will, in effect, become taxable income to the unitholder if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price the unitholder receives is less than the unitholder's original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to unitholders. Should the IRS successfully contest some positions we take, unitholders could recognize more gain on the sale of common units than would be the case under those positions, without the benefit of decreased income in prior years. In addition, if unitholders sell their common units, they may incur a tax liability in excess of the amount of cash they receive from the sale.

    Tax-exempt entities and foreign persons face unique tax issues from owning our common units that may result in adverse tax consequences to them.

        Investment in common units by tax-exempt entities, such as individual retirement accounts (known as IRAs) and other retirement plans, and non-United States persons, raises issues unique to them. For example, virtually all of our income allocated to organizations exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-United States persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-United States persons will be required to file United States federal income tax returns and pay tax on their share of our taxable income. If you are a tax-exempt entity or a foreign person, you should consult your tax advisor before investing in our common units.

    KSP registered as a tax shelter under prior law. This may increase the risk of an IRS audit of KSP or us.

        Prior to the enactment of the American Jobs Creation Act of 2004, certain types of entities were required to register with the IRS as "tax shelters," based on a perception that those entities might claim tax benefits that were unwarranted. KSP registered as a tax shelter under such prior law. The American Jobs Creation Act of 2004 repealed the tax shelter registration requirement and replaced it with a regime that requires reporting, and will likely require registration, of certain "reportable transactions." We do not expect that we or KSP will engage in any reportable transactions. Nevertheless, KSP's registration as a tax shelter under prior law, or our or KSP's future participation in a reportable transaction, might increase the likelihood that we will be audited, and any such audit might lead to tax adjustments.

        Should our or KSP's tax returns be audited, any adjustments to our tax returns may lead to adjustments to our unitholders' tax returns and may lead to audits of unitholders' tax returns. Our unitholders would be responsible for the consequences of any audits to their tax returns.

    We and KSP treat each purchaser of our respective units as having the same tax benefits without regard to the units purchased. The IRS may challenge this treatment, which could adversely affect the value of our common units.

        Because neither we nor KSP can match transferors and transferees of our units, we each must maintain uniformity of the economic and tax characteristics of each of our respective units to a purchaser of the units. We and KSP will take depreciation and amortization positions that are intended to maintain uniformity of the economic and tax characteristics of each of our respective units; these depreciation and amortization positions may not conform to all aspects of the Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to unitholders. It also could affect the timing of these tax benefits or the amount of gain from the sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to unitholders' tax returns. Please read "Material Tax Consequences—Disposition of Common Units—Uniformity of Units" for a further discussion of the effect of the depreciation and amortization positions we and KSP will adopt.

    Unitholders may be subject to state, local and foreign taxes and return filing requirements as a result of investing in our common units.

        In addition to federal income taxes, unitholders will likely be subject to other taxes, such as state and local income taxes, unincorporated business taxes and estate, inheritance, or intangible taxes, that are imposed by the various jurisdictions in which business is done or property is owned by us or KSP. Unitholders will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of the various jurisdictions in which business is done or property is owned by us or KSP, and may be subject to penalties for failure to comply with those requirements. KSP owns property or conducts business in Alaska, Hawaii, New York, New Jersey, Pennsylvania, Washington and Virginia, all of which impose a state income tax. KSP currently conducts certain operations in Puerto Rico, Canada and Venezuela in a manner that we believe does not subject us or our unitholders to direct liability to pay tax or file returns in those countries, but there can be no assurance that KSP will conduct its foreign operations in this manner in the future. Taxes KSP pays with respect to its foreign operations reduce the cash flow available for distribution to us and our unitholders. KSP may do business or own property in other states or foreign countries in the future. It is the responsibility of unitholders to file all federal, state, local, and foreign tax returns. Our counsel has not rendered an opinion on the state, local or foreign tax consequences of an investment in our common units.

    The sale or exchange of 50% or more of our or KSP's capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

        We will be considered to have terminated for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period.

Likewise, KSP will be considered to have terminated for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in KSP's capital and profits within a twelve-month period. A termination would, among other things, result in the closing of our or KSP's taxable year for all unitholders and could result in a deferral of depreciation deductions allowable in computing our taxable income.

    We prorate our items of income, gain, loss, and deduction between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

        We prorate our items of income, gain, loss and deduction between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The use of this proration method may not be permitted under existing Treasury regulations, and, accordingly, our counsel is unable to opine as to the validity of this method. If the IRS were to challenge this method or new Treasury regulations were issued, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders.

    KSP has adopted certain valuation methodologies that may result in a shift of income, gain, loss and deduction between us and the public unitholders of KSP for federal income tax purposes. The IRS may challenge this treatment, which could adversely affect the value of our interests in KSP and our outstanding common units.

        When KSP issues additional units or engages in certain other transactions, KSP determines the fair market value of its assets and allocates any unrealized federal income tax gain or loss attributable to such assets to the capital accounts of KSP's public unitholders and us. KSP's methodology may be viewed as understating or overstating the value of KSP's assets for federal income tax purposes. In that case, there may be a shift of income, gain, loss and deduction between certain KSP public unitholders and us for federal income tax purposes. Moreover, under valuation methods used by KSP prior to 2007, subsequent purchasers of our common units may have had a greater portion of their Internal Revenue Code Section 743(b) adjustment allocated to KSP's intangible assets and a lesser portion allocated to KSP's tangible assets. The IRS may challenge KSP's valuation methods, or our or KSP's allocation of the Section 743(b) adjustment attributable to KSP's tangible and intangible assets, and allocations of income, gain, loss and deduction between us and certain of KSP's public unitholders.

        A successful IRS challenge to these methods or allocations could adversely affect the amount of taxable income or loss being allocated to our unitholders. It also could affect the amount of gain on the sale of common units by our unitholders and could have a negative impact on the value of our common units or those of KSP or result in audit adjustments to the tax returns of our unitholders without the benefit of additional deductions.

    If EW LLC's corporate subsidiaries are audited, we may owe additional federal and state taxes, which could decrease our cash available for distribution.

        In connection with our formation, EW LLC's corporate subsidiaries will merge with and into EW LLC, which will then merge with one of our subsidiaries. In connection with that transaction, the corporate subsidiaries will incur estimated federal and state tax liabilities of approximately $7.2 million, which will be paid out of the proceeds of our initial public offering. If the corporate subsidiaries are audited, then the corporate subsidiaries may owe additional federal and state tax. This additional tax would be the responsibility of EW LLC and therefore, indirectly, a liability of our partnership.

FORWARD-LOOKING STATEMENTS

        Statements included in this prospectus and in the documents we incorporate by reference that are not historical facts (including statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto) are forward looking statements. In addition, we may from time to time make other oral or written statements that are also forward looking statements. Forward-looking statements may include words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "should" and other words and terms of similar meaning.

        Forward looking statements appear in a number of places in this prospectus and include statements with respect to, among other things:

  •
  KSP's ability to generate sufficient cash from its business to pay the minimum quarterly distribution to its unitholders;

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  our ability to pay distributions to our unitholders;

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  KSP's planned capital expenditures and availability of capital resources to fund capital expenditures;

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  KSP's expected cost of complying with the Oil Pollution Act of 1990;

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  KSP's estimated future expenditures for drydocking and maintenance of its tank vessels' operating capacity;

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  KSP's plans for the retirement or retrofitting of tank vessels and the expected delivery, and cost of, newbuild vessels;

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  KSP's integration of recent and proposed acquisitions of tank barges and tugboats, including the timing, effects and benefits thereof;

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  expected decreases in the supply of domestic tank vessels;

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  expected demand in the domestic tank vessel market in general and the demand for KSP's tank vessels in particular;

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  expectations regarding litigation affecting KSP;

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  the likelihood that pipelines will be built that compete with KSP;

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  the effect of new or existing regulations or requirements on KSP's financial position;

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  KSP's future financial condition or results of operations and KSP's future revenues and expenses;

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  KSP's business strategies and other plans and objectives for future operations;

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  KSP's future financial exposure to lawsuits currently pending against, or potential audits of, EW LLC and its predecessors; and

  •
  any other statements that are not historical facts.

        These forward looking statements are made based upon management's current plans, expectations, estimates, assumptions and beliefs concerning future events and, therefore, involve a number of risks and uncertainties. We caution that forward looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward looking statements.

        Important factors that could cause our actual results of operations or our actual financial condition to differ from our expectations are described under "Risk Factors."

USE OF PROCEEDS

        We expect to receive net proceeds of approximately $26.7 million from the sale of the 1,424,000 common units offered by us, after deducting underwriting discounts and our portion of the structuring fee. We will use the net proceeds from this offering to:

  •
  repay approximately $15.5 million of indebtedness, together with accrued interest, of EW LLC;

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  pay approximately $7.2 million of federal and state income tax liabilities of EW LLC; and

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  pay approximately $4.0 million of expenses associated with the offering and related formation transactions (a portion of which will be used to reimburse the former owners of EW LLC for offering expenses paid on our behalf by EW LLC).

        We will not receive any proceeds from the sale of the common units being sold by the selling unitholders. Please read "Selling Unitholders."

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2008:

  •
  on a consolidated historical basis for K-Sea GP Holdings LP Predecessor; and

  •
  as adjusted to give effect to the following assumptions:

  •
  the issuance of 13,576,000 of our common units to the contributing parties in exchange for (1) 100% of the incentive distribution rights in KSP, (2) 4,165,000 units of KSP, consisting of 2,082,500 common units and 2,082,500 subordinated units and (3) all of the 1.5% general partner interest in KSP; and

  •
  the sale of 1,424,000 common units by us in this offering and the related use of proceeds.

        The historical financial data of K-Sea GP Holdings LP Predecessor presented in the table below is derived from and should be read in conjunction with K-Sea GP Holdings LP Predecessor's historical financial statements, including accompanying notes, included elsewhere in this prospectus.

        The historical data in the table are derived from and should be read in conjunction with our historical financial statements, including accompanying notes, included elsewhere in this prospectus. You should also read this table in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	As of March 31, 2008
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$304	$275

Long-term debt, including current portion:
KSP revolving facility	$194,988	$194,988
KSP term loans and capital lease obligations	177,081	177,081
EW LLC demand loan	15,500	—

Total long-term debt	$387,569	$372,069

Partners' capital:
Total partners' capital	$38,923	$56,676

Total capitalization	$426,492	$428,745

DILUTION

        Dilution is the amount by which the offering price paid by purchasers of common units sold in this offering will exceed the net tangible book value per unit after the offering. On a pro forma basis as of March 31, 2008, after giving effect to the offering of our common units at the assumed initial offering price of $20.00 per common unit and the related transactions, the net tangible book value of our assets would have been approximately $56.7 million, or $3.78 per common unit. Purchasers of our common units in this offering will experience immediate and substantial dilution in net tangible book value per common unit for financial accounting purposes, as illustrated in the following table.

Assumed initial public offering price per common unit		$20.00
Pro forma net tangible book value per common unit before the offering	$2.50
Increase in net tangible book value per common unit attributable to purchases in the offering	1.28

Less: Pro forma net tangible book value per common unit after the offering(1)		3.78

Immediate dilution in pro forma net tangible book value per common unit to new investors(2)		$16.22

(1)
Determined by dividing the total number of common units to be outstanding after the offering into our pro forma net tangible book value, after giving effect to the application of the net proceeds of the offering and the related transactions.

(2)
If the initial public offering price were to increase or decrease by $1.00 per common unit, immediate dilution in net tangible book value per common unit would increase by $1.00 or decrease by $1.00, respectively.

        The following table sets forth the number of common units that we will issue and the total consideration contributed to us by our current owners and their affiliates in respect of their common units and by the purchasers of common units in this offering upon consummation of the transactions contemplated by this prospectus:

	Common Units Purchased		Total Consideration
	Number	Percent	Amount	Percent
Existing Unitholders	13,576,000	90.5%	$33,940,000	54.4%
New Investors	1,424,000	9.5	28,480,000	45.6

Total	15,000,000	100.0%	$62,420,000	100.0%

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

        You should read the following discussion of our cash distribution policy in conjunction with the more detailed information regarding the factors and assumptions upon which our cash distribution policy is based in "—Assumptions and Considerations" below. In addition, you should read "Forward-Looking Statements" and "Risk Factors" for information regarding statements that do not relate strictly to historical or current facts and material risks inherent in our and KSP's business.

        For additional information regarding our historical and pro forma operating results, you should refer to our audited historical financial statements for the years ended June 30, 2005, 2006 and 2007, our unaudited historical financial statements for the nine months ended March 31, 2007 and 2008, and our pro forma financial statements for the nine months ended March 31, 2008 and the year ended June 30, 2007, each included elsewhere in this prospectus.

General

        Rationale for Our Cash Distribution Policy.    Our partnership agreement requires us to distribute all of our available cash quarterly. Under our partnership agreement, available cash is defined to mean generally, for each fiscal quarter, cash generated from our business in excess of the amount of cash reserves established by our general partner to, among other things:

  •
  provide for our general, administrative and other expenses, including those we will incur as the result of becoming a publicly traded company;

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  comply with applicable law;

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  comply with any agreement binding upon us or our subsidiaries (exclusive of KSP and its subsidiaries);

  •
  provide for future distributions to our unitholders;

  •
  provide for future capital expenditures, debt service and other credit needs as well as any federal, state, provincial or other income tax that may affect us in the future;

  •
  allow us to pay KSP GP, if desired, an amount sufficient to enable KSP GP to make capital contributions to KSP to maintain its 1.5% general partner interest upon the issuance of partnership securities by KSP; or

  •
  otherwise provide for the proper conduct of our business, including with respect to the matters described under "Description of Our Partnership Agreement—Purpose."

        Our partnership agreement will not restrict our ability to borrow funds to pay distributions. It is important that you understand that our cash flow is generated solely by distributions on our partnership interests in KSP and, therefore, is entirely dependent upon the ability of KSP to make cash distributions to its partners. We currently have no independent operations and do not currently intend to conduct operations separate from those of KSP. Accordingly, we believe we will have relatively low cash requirements for operating expenses and capital investments. Therefore, we believe that our investors are best served by our distributing all of our available cash to our unitholders as described below. Because we are currently not subject to an entity-level federal income tax, we will have more cash to distribute to you than if we were a corporation.

        Restrictions and Limitations on Our Ability to Change Our Cash Distribution Policy.    There is no guarantee that unitholders will receive quarterly distributions from us or that we will receive quarterly distributions from KSP. Neither we nor KSP have a legal obligation to pay distributions, except as provided in our partnership agreements. Our cash distributions will not be cumulative. Consequently, if we do not pay distributions on our common units with respect to any fiscal quarter at the anticipated initial quarterly distribution rate, our unitholders will not be entitled to receive that fiscal quarter's payment in the future.

        Our distribution policy and KSP's distribution policy are subject to certain restrictions and may be changed at any time. These restrictions include the following:

  •
  KSP's cash distribution policy is subject to restrictions on distributions under its debt agreements. Specifically, KSP's debt agreements contain certain financial tests and covenants that it must satisfy. These financial tests and covenants are described in this prospectus under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—KSP's Credit Agreement" and "—KSP's Other Terms Loans." If KSP is unable to comply with the restrictions under its debt agreements, KSP would be prohibited from making cash distributions to us, which in turn would prevent us from making cash distributions to you notwithstanding our stated distribution policy.

  •
  Similar to KSP's cash distribution policy, our distribution policy may be subject to certain restrictions on distributions if we later enter into any future debt agreements. We will not initially have any debt outstanding and, therefore, will not be subject to any debt covenants. We anticipate that any future debt agreements could contain certain financial tests and covenants that we would have to satisfy before we could make a distribution. If we are unable to satisfy these restrictions under any future debt agreements, we would likely be prohibited from making a distribution to you notwithstanding our stated distribution policy.

  •
  KSP GP has authority under KSP's partnership agreement to establish cash reserves for the prudent conduct of KSP's business and for future cash distributions to KSP's unitholders, and the establishment of those reserves could result in a reduction in cash distributions that we would otherwise anticipate receiving from KSP, which in turn could result in a reduction in cash distributions to you from levels we currently anticipate pursuant to our stated distribution policy. Any determination to establish cash reserves made by KSP GP in its reasonable discretion will be binding on KSP's unitholders as well as the holders of its general partner interest and incentive distribution rights.

  •
  Our general partner's board of directors will have authority under our partnership agreement to establish cash reserves for the prudent conduct of our business and the establishment of those reserves could result in a reduction in cash distributions to you from levels we currently anticipate pursuant to our stated distribution policy.

  •
  While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including our cash distribution policy contained therein, may be amended by a vote of the holders of a majority of our common units.

  •
  Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our cash distribution policy and the decision to make any distribution is at the discretion of our general partner, taking into consideration the terms of our partnership agreement.

  •
  Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, KSP may not make a distribution to us and we may not make a distribution to our unitholders if such distribution would cause KSP's or our liabilities to exceed the fair value of KSP's or our assets, as the case may be.

  •
  We may lack sufficient cash to pay distributions to our unitholders due to increases in general and administrative expenses, working capital requirements and anticipated cash needs of us or KSP and its subsidiaries.

        Our Cash Distribution Policy Limits Our Ability to Grow.    Because we distribute all of our available cash, our growth may not be as fast as the growth of businesses that reinvest their available cash to expand ongoing operations. In fact, because currently our only cash-generating assets are partnership interests in KSP, our growth initially will be completely dependent upon KSP's ability to increase its quarterly cash distributions per unit. The amount of distributions received by KSP GP is based on KSP's per unit distribution paid on each KSP common unit and subordinated unit. Accordingly, the cash distribution received by KSP GP is derived from two factors: (1) KSP's per unit distribution level and (2) the number of KSP common units and subordinated units outstanding. An increase in either factor (assuming the other factor remains constant or increases) will generally result in an increase in the amount received by us. Please read "K-Sea Transportation Partners L.P.'s Cash Distribution Policy." If we issue additional units or we were to incur debt, the payment of distributions on those additional units or interest on that debt could increase the risk that we will be unable to maintain or increase our cash distribution levels. There are no limitations in our partnership agreement on our ability to incur indebtedness or to issue additional units, including units ranking senior to our common units.

        KSP's Ability to Grow is Dependent on its Ability to Access External Growth Capital.    Consistent with the terms of its partnership agreement, KSP distributes to its partners its available cash each quarter. In determining the amount of cash available for distribution, KSP sets aside cash reserves, which it uses to fund its capital expenditures. Additionally, KSP has relied upon external financing sources, including commercial borrowings and other debt and issuances of limited partner units, to fund its acquisition and growth capital expenditures. Accordingly, to the extent KSP does not have sufficient cash reserves or is unable to finance growth externally, its ability to grow will likely be impaired. In addition, to the extent KSP issues additional limited partner units and maintains or increases its distribution level per unit, the available cash that we have to distribute to our unitholders will increase. If KSP issues additional limited partner units and is unable to maintain its distribution level, the cash that we have to distribute to our unitholders could decrease. The incurrence of additional debt by KSP to finance its growth strategy would result in increased interest expense to KSP, which in turn may reduce its cash distributions to us and reduce the available cash that we have to distribute to our unitholders.

        The Incentive Distribution Rights in KSP that KSP GP Owns May Be Limited or Modified Without Your Consent.    We own 100% of the membership interests in KSP GP, which owns 100% of the incentive distribution rights in KSP, which entitle KSP GP to receive increasing percentages (up to a maximum of 48%) of any cash distributed by KSP in excess of $0.55 per KSP limited partner unit in any quarter. The distribution by KSP for the quarter ended March 31, 2008 was $0.76 per KSP limited partner unit. A portion of the cash flow we receive from KSP is provided by these incentive distribution rights. For the twelve months ended March 31, 2008, approximately 15.7% of the pro forma cash that we would have received from KSP would have been attributable to our ownership of the incentive distribution rights.

        KSP, like other publicly traded partnerships, will generally only undertake an acquisition or expansion capital project if, after giving effect to related costs and expenses, the transaction would be expected to be accretive in future periods, meaning it would increase cash distributions per unit. Because KSP GP currently participates in the incentive distribution rights, it is harder for an acquisition or capital project to show accretion for the common unitholders of KSP than if the incentive distribution rights received less incremental cash flow. In the future, KSP GP may determine, in certain cases, to propose a reduction to the incentive distribution rights to facilitate a particular acquisition or expansion capital project. Such a reduction may relate to all of the cash flow on the incentive distribution rights or only to the expected cash flow from the transaction and may be either temporary or permanent in nature.

        In addition to benefiting the common unitholders of KSP, a reduction in the incentive distribution rights may be in the long-term interests of the holder of the incentive distribution rights because the aggregate amount of cash distributed in respect of the modified incentive distribution rights may increase as a result of the acquisition or growth project, even if cash is distributed at lower overall sharing ratios.

        Our partnership agreement authorizes our general partner to approve any waiver, reduction, limitation or modification to KSP's incentive distribution rights without the consent of our unitholders. Any determination with respect to such modification could include consideration of one or more financial cases based on a number of business, industry, economic, legal, regulatory and other assumptions applicable to the proposed transaction. Although we expect that a reasonable basis will exist for those assumptions, the assumptions will generally involve current estimates of future conditions, which are difficult to predict. Realization of many of the assumptions will be beyond our general partner's control. Moreover, the uncertainty and risk of inaccuracy associated with any financial projection will increase with the length of the forecasted period.

Our Initial Distribution Rate

        Our Cash Distribution Policy.    Upon the closing of this offering, we expect to pay an initial quarterly distribution of $0.25 per unit, or $1.00 per unit on an annualized basis. This equates to an aggregate cash distribution of approximately $3.75 million per quarter, or approximately $15.0 million per year.

        Our ability to make cash distributions at the initial distribution rate will be subject to the factors described above under the caption "—Restrictions and Limitations on Our Cash Distribution Policy." We cannot assure you that any distributions will be declared or paid by us. Please read "Risk Factors—Risks Inherent in an Investment in Us—Our cash flow will be entirely dependent upon the ability of KSP to make cash distributions to us."

        We will pay our cash distributions within 55 days after the end of each fiscal quarter to holders of record on or about the first of the month in which the distribution is paid. If the distribution date does not fall on a business day, we will make the distribution on the business day immediately following the indicated distribution date. We will pay you a prorated cash distribution for the first quarter that we are a publicly traded partnership. This prorated cash distribution will be paid for the period beginning on the closing date of this offering and ending on the last day of that fiscal quarter. Any distributions received by EW LLC or KSP GP from KSP related to periods prior to the closing of this offering will be distributed to the contributing parties because the common units to which they relate will not be contributed to us until the closing of this offering. We expect to pay this cash distribution on or about November 24, 2008.

        The following table sets forth an assumed number of outstanding common units upon the closing of this offering and the aggregate cash distributions payable on our outstanding common units during the first four quarters following the closing of this offering at our initial quarterly distribution of $0.25 per unit, or $1.00 per unit on an annualized basis.

		Initial Quarterly Distribution
	Number of Units
		One Quarter	Four Quarters
Distributions to public unitholders	6,250,000	$1,562,500	$6,250,000
Distributions to contributing parties	8,750,000	2,187,500	8,750,000

Total	15,000,000	$3,750,000	$15,000,000

        Our partnership agreement provides that any determination made by our general partner in its capacity as our general partner, including a determination with respect to establishing cash reserves, must be made in "good faith" and that any such determination will not be the subject of any other standard imposed by our partnership agreement, the Delaware limited partnership act or any other law, rule or regulation or at equity. Our partnership agreement also provides that, in order for a determination by our general partner to be made in "good faith," our general partner must subjectively believe that the determination is in, or not opposed to, our best interests.

        KSP's Cash Distribution Policy.    Like us, KSP has adopted a cash distribution policy that requires it to distribute its available cash to its partners on a quarterly basis. Under KSP's partnership agreement, available cash is defined to generally mean, for each fiscal quarter, cash generated from KSP's business in excess of the amount its general partner determines is necessary or appropriate to provide for the conduct of its business, to comply with applicable law, to comply with any of its debt instruments or other agreements or to provide for future distributions to its unitholders for any one or more of the upcoming four quarters. KSP GP's determination of available cash takes into account the possibility of establishing cash reserves in some quarterly periods that it may use to pay cash distributions in other quarterly periods, thereby enabling it to maintain relatively consistent cash distribution levels even if its business experiences fluctuations in its cash from operations due to seasonal and cyclical factors. KSP GP's determination of available cash also allows KSP to maintain reserves to provide funding for its growth opportunities. KSP makes its quarterly distributions from cash generated from its operations, and those distributions have grown over time as its business has grown, primarily as a result of numerous acquisitions and organic expansion projects that have been funded through external financing sources and cash from operations.

        In addition, KSP's credit agreement requires that the ratio of KSP's total funded debt to KSP's EBITDA, as defined in the agreement, for the four fiscal quarters most recently ended must not be greater than 4.00 to 1.00 in order for KSP to make distributions to its unitholders in any given quarter. The definition of EBITDA in KSP's credit agreement allows for the addition of estimated EBITDA for vessels either still under construction, or not yet owned for a full year, for which debt has been incurred.

        The following table sets forth, for the periods indicated, the amount of quarterly cash distributions KSP paid for each of its partnership interests, including the incentive distribution rights, with respect to the quarter indicated. The actual cash distributions by KSP to its partners occur within 45 days after the end of each quarter. KSP has an established historical record of paying quarterly cash distributions to its partners.

KSP's Cash Distribution History

	KSP's Cash Distribution History(1)
	Distributions on Limited Partner Units					Total Distributions to EW LLC and General Partner
				Distributions on Incentive Distribution Rights
			Distributions on General Partner Interest		Distributions to EW LLC		Distributions to Other Public Unitholders	Total KSP Cash Distributions
	Per Unit	Total
	(in thousands, except per unit amounts)
2004
Third quarter(2)	$0.43	$3,582	$73	—	$1,791	$1,864	$1,791	$3,655
Fourth quarter	$0.525	4,374	89	—	2,187	2,276	2,187	4,463
2005
First quarter	$0.54	$4,498	$92	—	$2,249	$2,341	$2,249	$4,590
Second quarter	$0.54	4,498	92	—	2,249	2,341	2,249	4,590
Third quarter	$0.54	4,498	92	—	2,249	2,341	2,249	4,590
Fourth quarter	$0.56	4,496	101	$14	2,332	2,447	2,614	5,061
2006
First quarter	$0.57	$5,653	$115	$31	$2,374	$2,520	$3,279	$5,799
Second quarter	$0.59	5,852	119	62	2,458	2,639	3,394	6,033
Third quarter	$0.60	5,952	122	77	2,499	2,698	3,453	6,151
Fourth quarter	$0.62	6,150	126	108	2,582	2,816	3,568	6,384
2007
First quarter	$0.64	$6,362	$130	$163	$2,665	$2,958	$3,697	$6,655
Second quarter	$0.66	6,561	134	225	2,749	3,108	3,812	6,920
Third quarter	$0.68	6,761	138	287	2,832	3,257	3,929	7,186
Fourth quarter	$0.70	6,959	142	350	2,915	3,407	4,044	7,451
2008
First quarter	$0.72	$9,874	$146	$561	$2,999	$3,706	$6,875	$10,581
Second quarter	$0.74	10,148	150	646	3,082	3,878	7,066	10,944
Third quarter	$0.76	10,424	154	820	3,165	4,139	7,259	11,398

(1)
Distributions are shown for the quarter with respect to which they were declared. For each of the indicated quarters for which distributions have been made, an identical per unit cash distribution was paid on both the common and subordinated units.

(2)
The distribution for the third quarter of fiscal 2004 represents a prorated distribution of $0.50 per common and subordinated unit for the period from January 14, 2004, the closing date of KSP's initial public offering, through March 31, 2004.

Cash Available for Distribution

        In the sections that follow, we present in detail the basis for our belief that we will be able to fully fund our initial quarterly distribution of $0.25 per unit. In those sections, we present two tables, including:

  •
  "Unaudited Pro Forma Available Cash," in which we present the amount of available cash we would have had for the fiscal year ended June 30, 2007 and for the twelve months ended March 31, 2008, giving pro forma effect to:

  •
  KSP's current quarterly cash distribution of $0.76 per limited partner unit, or $3.04 per unit on an annualized basis;

  •
  the acquisition in August 2007 of the Smith Maritime Group and the related debt financing and common unit issuance by KSP to pay for this acquisition;

  •
  this offering and the application of the net proceeds as described under "Use of Proceeds"; and

  •
  "Estimated Minimum Cash Available to Pay Distributions based on KSP's Estimated Minimum EBITDA" in which we present our estimate of the minimum amount of KSP's EBITDA necessary for KSP to pay distributions to its partners, including us, which will enable us to pay the full quarterly distributions at the initial distribution rate on all the outstanding common units for each quarter through June 30, 2009. For an explanation of EBITDA, please read "Prospectus Summary—Non-GAAP Financial Measures" beginning on page 21 (Adjusted EBITDA excludes non-controlling interest).

        Because we own and control KSP's general partner, we reflect our ownership interest in KSP on a consolidated basis, which means that our financial results are combined with those of KSP and its general partner.

Unaudited Pro Forma Consolidated Available Cash

        Our pro forma available cash for the year ended June 30, 2007 and the twelve months ended March 31, 2008 would have been more than sufficient to pay the initial quarterly distribution of $0.25 per unit on all units to be outstanding following the completion of this offering.

        If we had completed the transactions contemplated in this prospectus on July 1, 2006, pro forma available cash generated during our fiscal year ended June 30, 2007 would have been more than sufficient to pay the full initial distribution amount of $15.0 million on all of our common units.

        If we had completed the transactions contemplated in this prospectus on July 1, 2006, pro forma available cash generated during the twelve months ended March 31, 2008 would have been more than sufficient to pay the full initial distribution amount of $15.0 million on all of our common units for the immediately preceding four fiscal quarters.

        Our pro forma cash available for distribution includes estimated incremental general and administrative expenses we will incur as a result of being a publicly traded limited partnership, such as costs associated with annual and quarterly reports to unitholders, tax return and Schedule K-1 preparation and distribution, investor relations, registrar and transfer agent fees, director compensation and incremental insurance costs, including director and officer liability and insurance. We expect these incremental general and administrative expenses initially to total approximately $1.35 million per year. The pro forma financial statements do not reflect this anticipated incremental general and administrative expense.

        The unaudited pro forma financial statements, upon which pro forma cash available for distribution is based, do not purport to present our results of operations had the transactions contemplated in this prospectus actually been completed as of the dates indicated. In addition, cash available for distribution is a cash accounting concept, while our unaudited pro forma financial statements have been prepared on an accrual basis. We derived the amounts of pro forma cash available for distribution in the manner described in the table below. As a result, the amount of pro forma cash available for distribution should only be viewed as a general indication of the amount of cash available for distribution that we might have generated had we been formed in earlier periods. Our presentation of pro forma available cash for the twelve months ended March 31, 2008 eliminates possible seasonal variations in pro forma available cash that would be present if such presentation was for a shorter period.

        The following table illustrates, on a pro forma basis, for the year ended June 30, 2007, and the twelve months ended March 31, 2008, the amount of available cash that would have been available for distributions to our unitholders, assuming that this offering had been consummated on July 1, 2006. Each of the pro forma adjustments presented below is explained in the footnotes to such adjustments. Because we have no separate operating activities apart from those conducted by KSP, all items in the table used to derive "Pro Forma Available Cash to Pay Distributions to KSP Unitholders" relate to the operations of KSP.

K-Sea GP Holdings LP
Unaudited Pro Forma Available Cash

	Year Ended June 30, 2007	Twelve Months Ended March 31, 2008
	(in thousands)
Pro Forma Operating Income(a)	$48,334	$50,325
Plus:
Depreciation and amortization	45,027	45,396
Loss on reduction of debt	(359)	(359)
Other (expense) income, net	(25)	2,218

Pro Forma Adjusted EBITDA(b)	$92,977	$97,580
Less:
Interest expense, net(c)	(20,145)	(20,620)
Estimated maintenance capital expenditures(d)	(20,600)	(22,500)

Pro Forma Available Cash to Pay Distributions to KSP unitholders	$52,232	$54,460
Less Pro Forma KSP Distributions(e)
Distributions to KSP's public unitholders other than K-Sea GP Holdings LP	$28,965	$29,034
Distributions to K-Sea GP Holdings LP	16,559	16,559

Total pro forma KSP distributions	45,524	45,593

Excess of KSP pro forma available cash over pro forma KSP distributions	$6,708	$8,867

Pro Forma KSP Cash Distributions Received by K-Sea GP Holdings LP	$16,559	$16,559
Less incremental general and administrative expenses(f)	1,350	1,350

Pro Forma Available Cash of K-Sea GP Holdings LP	$15,209	$15,209

	Year Ended June 30, 2007	Twelve Months Ended March 31, 2008
	(in thousands, except per unit data)
Expected Cash Distributions by K-Sea GP Holdings LP(g):
Expected annual distribution per unit	$1.00	$1.00
Distributions to our public common unitholders	$6,250	$6,250
Distributions to common units held by the contributing parties	$8,750	$8,750
Total distributions paid to our unitholders	$15,000	$15,000

(a)
Includes $17.9 million and $6.9 million of pro forma operating income for the Smith Maritime Group for the years ended June 30, 2007 and March 31, 2008, respectively.

(b)
We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization and non-controlling interest. For more information, please read "Prospectus Summary—Non-GAAP Financial Measures" beginning on page 21.

(c)
Reflects a pro forma adjustment to interest expense of $1.4 million and $0.9 million for the year ended June 30, 2007 and the twelve months ended March 31, 2008, respectively, as if the repayment of EW LLC's indebtedness with cash proceeds from the sale of our common units in connection with this offering had occurred at the beginning of the period. These amounts represent the actual interest expense incurred on EW LLC's demand note ($0.2 million and $0.9 million for the year ended June 30, 2007 and the twelve months ended March 31, 2008, respectively), other term loans ($0.9 million and zero for the year ended June 30, 2007 and the twelve months ended March 31, 2008, respectively) and subordinated debt ($0.3 million and zero for the year ended June 30, 2007 and the twelve months ended March 31, 2008, respectively).

(d)
KSP defines maintenance capital expenditures as capital expenditures required to maintain, over the long term, the operating capacity of its fleet, and expansion capital expenditures as those capital expenditures that increase, over the long term, the operating capacity of its fleet. Examples of maintenance capital expenditures include costs related to drydocking a vessel, retrofitting an existing vessel or acquiring a new vessel to the extent such expenditures maintain the operating capacity of KSP's fleet. Drydocking expenditures are more extensive in nature than normal routine maintenance and, therefore, are capitalized and amortized over three years. The estimated maintenance capital expenditures for the year ended June 30, 2007 and the twelve months ended March 31, 2008 amounted to $20.6 million and $22.5 million, respectively. These amounts include two components which were determined by the board of directors of KSP's general partner in the following manner: (1) an allowance for future scheduled drydocking costs calculated using projections of the average estimated drydocking costs over the next five years, which projections are updated annually based on KSP's historical drydocking experience, and (2) an additional allowance of approximately $2.0 million annually to contribute to the replacement cost of the operating capacity of vessels which are scheduled to phase out by January 1, 2015 under the Oil Pollution Act of 1990.

(e)
Reflects KSP distributions paid on May 15, 2008 at a rate of $0.76 per unit, or $3.04 per unit on an annualized basis.

(f)
Represents estimated incremental general and administrative expenses associated with being a publicly traded limited partnership, including, among other things, costs associated with annual and quarterly reports to unitholders, tax return and Schedule K-1 preparation and distribution, investor relations, registrar and transfer agent fees, director compensation and incremental insurance costs, including director and officer liability insurance. All of our officers and other personnel necessary for our business to function (to the extent not out-sourced) will be employed by K-Sea Transportation Inc., an indirect, wholly owned subsidiary of KSP, or KTI. We will enter into an administrative services agreement which will provide for payment of an annual fee to KTI for general and administrative services. This fee will initially be $350,000 per year and will be subject to upward adjustment under certain circumstances. In addition to this fee, we estimate that we will incur direct annual expenses of approximately $1.0 million for recurring costs associated with becoming a separate publicly traded entity, including legal, tax and accounting expenses as discussed above. The $1.0 million amount has been estimated based on KSP's experience as a public company since January 2004. For information on our administrative services agreement with KTI, please read "Certain Relationships and Related Transactions—Administrative Services Agreement."

(g)
The table below sets forth the assumed number of outstanding common units upon the closing of this offering, and the estimated per unit and aggregate distribution amounts payable on such units during the year following the closing of this offering at our initial distribution rate.

		Distributions
	Number of Common Units
		Per Unit	Aggregate
Estimated distributions on publicly held common units	6,250,000	$1.00	$6,250,000
Estimated distributions on common units held by the contributing parties	8,750,000	$1.00	$8,750,000

Total	15,000,000	$1.00	$15,000,000

Estimated Minimum Cash Available to Pay Distributions

        In order for us to pay our quarterly cash distribution to our common unitholders at our initial distribution rate of $0.25 per unit per quarter for the four quarters after the completion of this offering, we estimate that KSP's EBITDA for the twelve months ending June 30, 2009 must be at least $93.4 million. We refer to this amount as "KSP's Estimated Minimum EBITDA." We define KSP's EBITDA as earnings before interest, taxes, depreciation and amortization.

        KSP's EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with GAAP as these items are used to measure operating performance, liquidity or ability to service debt obligations.

        Our estimate of $93.4 million for KSP's Estimated Minimum EBITDA for the twelve months ending June 30, 2009 is intended to be an indicator or benchmark of the amount management considers to be the lowest amount of KSP's EBITDA needed to generate sufficient distributions from KSP and available cash to permit us to make cash distributions to our unitholders at our initial quarterly distribution of $0.25 per unit (or $1.00 per unit on an annualized basis). Our estimate of KSP's Estimated Minimum EBITDA should not be viewed as management's projection of actual operating earnings or cash generation of KSP.

        We believe that our partnership interests in KSP will generate sufficient cash flow to enable us to pay our initial quarterly distribution of $0.25 per unit on all of our outstanding common units for the four quarters ending June 30, 2009. You should read "—Assumptions and Considerations" and the footnotes to the table below for a discussion of the material assumptions underlying this belief, which reflects our judgment of conditions we expect to exist and the course of action we expect to take. While we believe that these assumptions are reasonable in light of our current expectations regarding future events, the assumptions underlying KSP's Estimated Minimum EBITDA are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those we anticipate. If any of our assumptions are not realized, the actual available cash that we generate could be substantially less than that currently expected and, therefore, could be insufficient to permit us to make distributions on our common units at the initial quarterly distribution, or at any level, in which event the market price of the common units may decline materially.

        Consequently, the statement that we believe that we will have sufficient available cash to pay the initial quarterly distribution on our common units for the four consecutive quarters ending June 30, 2009 should not be regarded as a representation by us or the underwriters or any other person that we will declare and make such a distribution.

        We have also determined that if KSP's EBITDA for such period is at or above our estimate, KSP would be permitted under its debt agreements to pay sufficient cash distributions to us to enable us to make distributions to our unitholders at the initial distribution rate of $0.25 per unit per quarter.

        The accompanying prospective information was prepared in accordance with KSP's and our accounting policies; however, it was not prepared with a view toward compliance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In the view of our management, the prospective financial information has been prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management's knowledge and belief, the assumptions on which we base our belief that KSP can generate the estimated minimum EBITDA necessary for us to have sufficient cash available for distribution to pay the initial quarterly distribution to all of our common unitholders. This information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the prospective financial information.

        The prospective financial information included in this prospectus has been prepared by, and is the responsibility of, our management. PricewaterhouseCoopers LLP has neither examined nor compiled the accompanying prospective financial information and accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP reports included in this prospectus relate to our historical information. Such reports do not extend to the prospective financial information and should not be read to do so.

        When reading this section, you should keep in mind the risk factors and other cautionary statements under the heading "Risk Factors" in this prospectus. Any of these factors or the other risks discussed in this prospectus could cause our financial condition and consolidated results of operations to vary significantly from those set forth below.

        We do not undertake any obligation to release publicly the results of any future revisions we may make to the estimated cash available for distribution or to update our estimate to reflect events or circumstances after the date of this prospectus. Therefore, you are cautioned not to place undue reliance on this information.

K-Sea GP Holdings LP
Estimated Minimum Cash Available to Pay Distributions
based on KSP's Estimated Minimum EBITDA

Twelve Months Ending June 30, 2009
(in thousands)
KSP's Estimated Minimum EBITDA(a)	$93,435
Less:
Interest expense, net(a)	(22,642)
Estimated maintenance capital expenditures(a)	(25,200)

Estimated Minimum Cash Available to Pay Distributions to All KSP Unitholders	$45,593

Estimated KSP Distributions(b)
Distributions to KSP's public unitholders other than K-Sea GP Holdings LP	$29,034
Distributions to K-Sea GP Holdings LP	16,559

$45,593

Estimated Minimum KSP Cash Distributions Received by K-Sea GP Holdings LP	$16,559
Less incremental general and administration expenses	1,350

Estimated Minimum Cash Available to Pay Distributions by K-Sea GP Holdings LP	$15,209

Expected Cash Distributions by K-Sea GP Holdings LP(c)
Expected annual cash distribution per unit	$1.00
Distributions to our public common unitholders	$6,250
Distributions to common units held by the contributing parties	$8,750
Total distributions paid to our unitholders	$15,000

(a)
Please see "—Assumptions and Considerations" below for further discussion.

(b)
Reflects KSP cash distributions paid on May 15, 2008 at a rate of $0.76 per unit, or $3.04 per unit on an annualized basis.

(c)
The table below sets forth the assumed number of common units we will have outstanding upon the closing of this offering, and the estimated per unit and aggregate distribution amounts payable on such units during the year following the closing of this offering at our initial distribution rate.

		Distributions
	Number of Common Units
		Per Unit	Aggregate
Estimated distributions on publicly held common units	6,250,000	$1.00	$6,250,000
Estimated distributions on common units held by the contributing parties	8,750,000	1.00	8,750,000

Total	15,000,000	$1.00	$15,000,000

Assumptions and Considerations

        We believe that our partnership interests in KSP, including our incentive distribution rights, will generate sufficient cash flow to enable us to pay our initial quarterly distribution of $0.25 per unit on all of our outstanding units for the four quarters ending June 30, 2009. Our belief is based on a number of current assumptions that we believe to be reasonable over the next four quarters. While we believe that these assumptions are generally consistent with the actual performance of KSP and are reasonable in light of our current beliefs concerning future events, the assumptions are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those we anticipate. Consequently, the statement that we believe that we will have sufficient available cash to pay the initial quarterly distribution on our units for each quarter through June 30, 2009 should not be regarded as a representation by us or the underwriters or any other person that we will make such a distribution. When reading this section, you should keep in mind the risk factors and other cautionary statements under the heading "Risk Factors" in this prospectus.

        We base our Estimated Minimum Cash Available to Pay Distributions on the following significant assumptions:

  •
  KSP will pay a quarterly cash distribution of $0.76 per KSP limited partner unit for each of the four quarters in the four-quarter period ending March 31, 2009, which quarterly distribution amount reflects the most recently paid cash distribution of $0.76 per KSP limited partner unit for the quarter ended March 31, 2008. As a result, we estimate that the amount of cash distributions that we will receive from KSP will be equal to $16.6 million in the aggregate during this period, including the distributions we will receive on our 1.5% general partner interest.

  •
  KSP will not issue additional units during the twelve months ending June 30, 2009.

  •
  With respect to KSP's Estimated Minimum EBITDA:

  •
  KSP's operating expenses will increase as follows: (a) for employment costs, by the amount of expected increases in labor rates and other employment related costs, and (b) for other operating costs, by an amount approximating the expected rate of inflation;

  •
  KSP will generate total revenues of at least $339.8 million for the twelve months ending June 30, 2009 as compared to $317.0 million for the twelve months ended March 31, 2008 on a pro forma basis to reflect the acquisition of the Smith Maritime Group. This amount reflects the minimum amount of KSP revenue that would be necessary to generate KSP's Estimated Minimum EBITDA, and result in payment by us of our initial quarterly distribution of $3.75 million for each of the four quarters ending June 30, 2009.

  •
  KSP's interest expense will increase as a result of financing its on-going newbuilding program.

  •
  KSP's allowance for estimated maintenance capital expenditures will not exceed $25.2 million for the twelve months ending June 30, 2009, as compared to $22.6 million for the twelve months ended March 31, 2008 on a pro forma basis to reflect the acquisition of the Smith Maritime Group, other deliveries of newbuild vessels and retirements of certain single-hulled vessels.

  •
  Our incremental general and administrative expenses associated with being a publicly traded limited partnership will not exceed $1.35 million for the twelve months ending June 30, 2009.

  •
  KSP will remain in compliance with the financial covenants in its existing and future debt agreements and its ability to pay distributions to us will not be encumbered.

  •
  There will not be any new federal, state or local regulation of portions of the shipping industry in which KSP operates, or an interpretation of existing regulations, that will be materially adverse to our or KSP's business.

  •
  Market, regulatory, insurance and overall economic conditions will not change substantially.

  •
  There will be no material adverse change in KSP's business, operations, properties or prospects.

HOW WE MAKE CASH DISTRIBUTIONS

        Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

General

        Our partnership agreement requires that, within 55 days after the end of each quarter beginning with the quarter ending September 30, 2008, we distribute all of our available cash to the holders of record of our common units on the applicable record date.

Definition of Available Cash

        Available cash is defined in our partnership agreement and generally means, with respect to any calendar quarter, all cash on hand at the date of determination of available cash for the distribution in respect of such quarter less the amount of cash reserves necessary or appropriate, as determined in good faith by our general partner, to:

  •
  satisfy general, administrative and other expenses and any debt service requirements;

  •
  permit KSP GP to make capital contributions to KSP to maintain its 1.5% general partner interest upon the issuance of partnership securities by KSP;

  •
  comply with applicable law or any debt instrument or other agreement;

  •
  provide funds for distributions to unitholders and our general partner in respect of any one or more of the next four quarters; and

  •
  otherwise provide for the proper conduct of our business.

Units Eligible for Distribution

        As of the closing of this offering, we will have 15,000,000 common units outstanding. Each common unit will be allocated a portion of our income, gain, loss, deduction and credit on a pro rata basis, and each unit will be entitled to receive distributions (including upon liquidation) in the same manner as each other unit.

General Partner Interest

        Our general partner owns a non-economic, general partner interest in us, which does not entitle it to receive cash distributions. Our general partner may own common units or other equity securities in us and is entitled to receive cash distributions on any such interests.

Adjustments to Capital Accounts

        We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the general partner's capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

Distributions of Cash Upon Liquidation

        If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation. We will first apply the proceeds of liquidation to the payment of our creditors in the order of priority provided in our partnership agreement and by law and, thereafter, we will distribute any remaining proceeds to the unitholders and our general partner in accordance with their respective capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

Our Sources of Distributable Cash

        Our only cash-generating assets consist of our partnership interests in KSP. Therefore, our cash flow and resulting ability to make cash distributions will be completely dependent upon the ability of KSP to make cash distributions in respect of those partnership interests. The actual amount of cash that KSP will have available for distribution will primarily depend on the amount of cash it generates from its operations. The actual amount of this cash will fluctuate from quarter to quarter based on certain factors, including:

  •
  fluctuations in cash flow generated by KSP's operating activities;

  •
  the level of capital expenditures KSP makes;

  •
  the availability, if any, and cost of acquisitions;

  •
  debt service requirements;

  •
  fluctuations in working capital needs;

  •
  restrictions on distributions contained in KSP's credit facility and any future debt agreements;

  •
  KSP's ability to borrow under its revolving credit agreement to make distributions;

  •
  prevailing economic conditions; and

  •
  the amount, if any, of cash reserves established by KSP GP in its discretion for the proper conduct of KSP's business.

Our Partnership Interests in KSP

        All of our cash flows are generated from the cash distributions we receive with respect to the partnership interests we own in KSP, which upon completion of this offering and the application of the proceeds from this offering to purchase our common units as described in "Use of Proceeds," will initially consist of the following:

  •
  100% of the incentive distribution rights in KSP, which we will hold through our 100% ownership interest in KSP GP;

  •
  4,165,000 units of KSP, consisting of 2,082,500 common units and 2,082,500 subordinated units of KSP, representing an aggregate 29.9% limited partner interest in KSP; and

  •
  all of the 1.5% general partner interest in KSP, which we will hold through our 100% ownership interest in KSP GP.

Distributions by KSP of Available Cash from Operating Surplus

        Our right to receive distributions in respect of the common units of KSP that we own is contained in KSP's partnership agreement. KSP's partnership agreement provides that distributions of available cash from operating surplus for any quarter will be made in the following manner:

  •
  first, 98.5% to all unitholders of KSP, pro rata, and 1.5% to KSP's general partner until KSP distributes for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter;

  •
  second, 98.5% to the unitholders of KSP, pro rata, and 1.5% to the general partner until KSP distributes for each outstanding unit of KSP an amount equal to any arrearages in payment of the minimum quarterly distribution on the units of KSP for any prior quarters after the closing of this offering;

  •
  thereafter, in the manner described in "—KSP Incentive Distribution Rights" below.

KSP Incentive Distribution Rights

        Our right to receive incentive distributions is contained in KSP's partnership agreement, which provides that if a quarterly cash distribution to KSP's limited partner units exceeds a target of $0.50 per limited partner unit and KSP has distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution of $0.50 per common unit, then KSP will distribute any additional available cash from operating surplus for that quarter among the unitholders and us, in the following manner:

  (1)
  first, 98.5% to all unitholders, and 1.5% to KSP's general partner, until each unitholder has received a total of $0.55 per unit for that quarter (the "first target distribution");

  (2)
  second 85.5% to all unitholders, and 14.5% to KSP's general partner, until each unitholder has received a total of $0.625 per unit for that quarter (the "second target distribution");

  (3)
  third, 75.5% to all unitholders, and 24.5% to KSP's general partner, until each unitholder has received a total of $0.75 per unit for that quarter (the "third target distribution"); and

  (4)
  thereafter, 50.5% to all unitholders and 49.5% to KSP's general partner.

Allocations of Distributions to Our Unitholders and KSP Unitholders

        The table set forth below illustrates the percentage allocations among (1) the owners of KSP, other than us, and (2) us as a result of certain assumed quarterly distribution payments per unit made by KSP, including the target distribution levels contained in KSP's partnership agreement. This information assumes:

  •
  KSP has a total of 13,715,700 limited partner units outstanding, consisting of 11,633,200 common units and 2,082,500 subordinated units; and

  •
  our ownership of:

  •
  100% of the incentive distribution rights in KSP, which we will hold through our 100% ownership interest in KSP GP;

  •
  4,165,000 units of KSP, consisting of 2,082,500 common units and 2,082,500 subordinated units of KSP, representing an aggregate 29.9% limited partner interest in KSP; and

  •
  a 1.5% general partner interest in KSP, which we will hold through our 100% ownership interest in KSP GP.

        The percentage interests shown for us and the other KSP unitholders for the minimum quarterly distribution amount are also applicable to distribution amounts that are less than the minimum quarterly distribution. The amounts presented below are intended to be illustrative of the way in which we are entitled to an increasing share of distributions from KSP as total distributions from KSP increase, and are not intended to represent a prediction of future performance.

Distribution Level	KSP Quarterly Distribution Per Unit	Distributions to Owners of KSP Other Than Us as a Percentage of Total Distributions	Distribution to K-Sea General Partner GP LLC as a Percentage of Total Distributions(1)
Minimum Quarterly Distribution	$0.50	68.6%	31.4%
First Target Distribution	$0.55	68.6%	31.4%
Second Target Distribution	$0.625	67.4%	32.6%
Third Target Distribution	$0.75	64.4%	35.6%
Other Hypothetical Distributions	$0.875	57.6%	42.4%

(1)
Includes distributions with respect to our ownership of the 1.5% general partner interest in KSP and our ownership of the incentive distribution rights.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

        We were formed in December 2007. The ownership interests of KSP GP and EW LLC will be transferred to us in connection with this offering, prior to which KSP GP LP will merge into KSP GP, and there will be no substantive change in the control of these entities as a result of the transaction. Therefore, our historical consolidated financial information as of and for the years ended June 30, 2005, 2006 and 2007, and as of March 31, 2008 and for the nine months ended March 31, 2007 and 2008, represents the combined financial information of KSP GP LP, KSP GP and EW LLC based on their carrying amounts. We refer to these combined entities as K-Sea GP Holdings LP Predecessor.

        We have no separate operating activities apart from those conducted by KSP, and our cash flows consist solely of distributions from KSP on the partnership interests, including the incentive distribution rights, that we own. Accordingly, the selected historical financial data set forth in the following table primarily reflect the operating activities and results of operations of KSP. The limited partner interests in KSP not owned by our affiliates are reflected as non-controlling interest on our balance sheet and the non-affiliated partners' share of income from KSP is reflected as non-controlling interest in our results of operations.

        The selected historical statements of income and cash flow data for the fiscal years ended June 30, 2003 and 2004, and the balance sheet data as of June 30, 2003, 2004 and 2005 are derived from the historical books and records of K-Sea GP Holdings LP Predecessor. The selected historical statements of income and cash flow data for the fiscal years ended June 30, 2005, 2006 and 2007 and the balance sheet data as of June 30, 2006 and 2007 are derived from the audited financial statements of K-Sea GP Holdings LP Predecessor included elsewhere in this prospectus. The selected historical statements of income and cash flow data for the nine months ended March 31, 2007 and 2008 and the balance sheet data as of March 31, 2007 and 2008 are derived from the unaudited financial statements of K-Sea GP Holdings LP Predecessor included elsewhere in this prospectus.

        The selected pro forma financial data presented for the fiscal year ended June 30, 2007 and as of and for the nine months ended March 31, 2008 reflect our historical operating results (including the combined financial results of KSP GP LP, KSP GP and EW LLC) as adjusted to give pro forma effect to the following transactions, as if such transactions had occurred on July 1, 2006 for income statement data and March 31, 2008 for the balance sheet data:

  •
  the August 2007 acquisition by KSP of the Smith Maritime Group for an aggregate purchase price of approximately $203.7 million, consisting of $168.9 million in cash, $23.5 million of assumed debt and common units valued at approximately $11.3 million;

  •
  the sale by KSP of 3,500,000 common units in September 2007;

  •
  distributions paid to the unitholders of KSP subsequent to the balance sheet date. On May 15, 2008, KSP paid a regularly scheduled quarterly distribution of $11.4 million, of which $7.3 million was paid to the public unitholders and is treated as a reduction in non-controlling interests in equity of subsidiaries, and $3.2 million and $1.0 million were paid to EW LLC and KSP GP LP, respectively, and are treated as reductions in partners' capital;

  •
  the merger of KSP GP LP into KSP GP;

  •
  the merger of the corporate subsidiaries of EW LLC into EW LLC in a taxable liquidation for federal income tax purposes;

  •
  the contribution to us by the contributing parties of all of the membership interests in KSP GP, which owns all of the 1.5% general partner interest and 100% of the incentive distribution rights in KSP;

  •
  the merger of a wholly owned subsidiary of ours into EW LLC, which owns 4,165,000 units of KSP, consisting of 2,082,500 common units and 2,082,500 subordinated units representing an aggregate 29.9% limited partner interest in KSP, whereby EW LLC will become our wholly owned subsidiary; and

  •
  the sale of common units in this offering and application of the net proceeds from this offering, as described in this prospectus.

        For more information on the formation transactions and use of proceeds from this offering, please read "Certain Relationships and Related Transactions—Contribution Agreement" and "Use of Proceeds."

        We derived the data in the following table from, and it should be read together with and is qualified in its entirety by reference to, the historical financial statements referenced above and our unaudited pro forma financial statements and the accompanying notes included elsewhere in this prospectus. The table should also be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        For a description of all of the assumptions used in preparing the unaudited pro forma financial statements, you should read the notes to the unaudited pro forma financial statements. The pro forma financial data should not be considered as indicative of the historical results we would have had or the results that we will have after this offering.

        The following table presents two financial measures, net voyage revenue and Adjusted EBITDA, which we use in our business. These financial measures are not calculated or presented in accordance with generally accepted accounting principles, or GAAP. We explain these measures below and reconcile them to their most directly comparable financial measures calculated and presented in accordance with GAAP in "Prospectus Summary—Non-GAAP Financial Measures."

	K-Sea GP Holdings LP Predecessor							Pro Forma K-Sea GP Holdings LP(3)
	Years Ended June 30,					Nine Months Ended March 31,		Year Ended June 30,	Nine Months Ended March 31,
	2003	2004(2)	2005	2006	2007	2007	2008	2007	2008
	(in thousands, except per unit and operating data)
Income Statement Data:
Voyage revenue	$83,942	$93,899	$118,811	$176,650	$216,924	$159,475	$227,005	$267,937	232,728
Bareboat charter and other revenue	3,753	1,900	2,587	6,118	9,650	7,096	9,181	15,609	9,796

Total revenues	87,695	95,799	121,398	182,768	226,574	166,571	236,186	283,546	242,524

Voyage expenses	14,151	16,339	24,220	37,973	45,875	32,638	55,877	51,727	56,815
Vessel operating expenses	36,326	38,937	49,550	77,367	96,005	71,375	91,002	113,901	92,901
General and administrative expenses	7,047	9,510	11,365	17,473	20,731	15,531	21,942	27,636	22,508
Depreciation and amortization	16,293	18,758	21,420	26,810	33,415	24,217	32,045	45,027	33,285
Net (gain) loss on sale of vessels	(275)	255	(281)	(313)	102	166	(297)	(3,079)	(297)

Total operating expenses	73,542	83,799	106,274	159,310	196,128	143,927	200,569	235,212	205,212

Operating income	14,153	12,000	15,124	23,458	30,446	22,644	35,617	48,334	37,312
Interest expense, net	8,808	6,917	7,178	11,739	15,598	11,468	16,763	20,145	15,662
Net loss on reduction of debt(1)	4	3,158	1,359	7,224	359	0	0	359	—
Other (income) expense, net	29	(414)	(239)	(338)	(301)	(232)	(2,070)	(25)	(1,902)

Income before provision for income taxes	5,312	2,339	6,826	4,833	14,790	11,408	20,924	27,855	23,552
Provision for income taxes	340	1,388	430	801	1,105	861	769	1,105	769

Income before non-controlling interests in income of subsidiary	4,972	951	6,396	4,032	13,685	10,547	20,155	26,750	22,783
Non-controlling interests in income of subsidiary	—	900	4,006	3,276	9,235	6,653	14,366	17,573	15,999

Net income	$4,972	$51	$2,390	$756	$4,450	$3,894	$5,789	$9,177	$6,784
Net income per unit —basic								$0.61	$0.45
—diluted								$0.61	$0.45

Balance Sheet Data (at year end):
Vessels and equipment, net	$145,520	$194,550	$235,490	$316,237	$358,580	$342,823	$553,233	$		$553,233
Total assets	178,328	230,327	274,378	383,607	430,498	408,866	712,937			712,100
Total debt	114,003	92,036	125,630	210,008	259,787	239,044	387,569			372,069
Partners' capital/members' equity(4)	41,290	37,489	32,901	21,022	25,210	27,714	38,923			56,676
Cash Flow Data:
Net cash provided by (used in):
Operating activities(5)	$13,235	$8,535	$18,526	$15,988	$30,331	$21,204	$16,793
Investing activities	(240)	(59,045)	(54,946)	(105,225)	(63,579)	(40,151)	(231,165)
Financing activities(5)	(12,984)	51,195	35,851	89,918	33,346	18,358	213,749
Other Financial Data:
Net voyage revenue(6)	$69,791	$77,560	$94,591	$138,677	$171,049	$126,837	$171,128		$216,210	$175,913
Adjusted EBITDA(6)(7)	$30,413	$29,015	$35,424	$43,382	$63,803	$47,093	$69,732		$93,027	$72,499
Capital expenditures(8):
Maintenance	$8,389	$7,957	$8,024	$13,100	$20,337	$17,929	$16,761
Expansion (including vessel and company acquisitions)	7,814	42,716	39,337	98,073	25,960	11,957	196,537

Total	$16,203	$50,673	$47,361	$111,173	$46,297	$29,886	$213,298

Construction of tank vessels	$18,703	$26,543	$16,816	$20,702	$33,315	$23,988	$35,228

Operating Data:
Number of tank barges (at period end)	35	34	44	61	60	62	74		71	74
Number of tankers (at period end)	3	2	2	2	1	2	1		1	1
Number of tugboats (at period end)	18	19	25	41	44	46	58		58	58
Total barrel-carrying capacity (in thousands at period end)	2,309	2,410	2,561	3,357	3,464	3,484	4,362		4,240	4,362
Net utilization(9)	87%	86%	85%	83%	85%	86%	84%
Average daily rate(10)	$7,468	$8,095	$8,734	$9,245	$10,097	$9,928	$11,179

(1)
Fiscal 2005, fiscal 2006 and fiscal 2007 include losses of $1.4 million, $7.2 million and $0.4 million, respectively, in connection with the restructuring of KSP's revolving credit facility and repayment of certain term loans, including KSP's Title XI debt in fiscal 2006. On a pro forma basis, fiscal 2007 includes a $0.4 million loss on the repayment of a term loan of EW LLC. Fiscal 2004 includes a $3.2 million loss on prepayment of certain EW LLC debt using proceeds of KSP's initial public offering.

(2)
The historical income statement financial data for the year ended June 30, 2004 has been revised to properly record an expense of $1.0 million for petroleum business tax in general and administrative expenses which previously had been recorded directly to partners' capital.

(3)
Please read our unaudited pro forma combined financial statements and related notes elsewhere in this prospectus.

(4)
The partners' capital balance as of June 30, 2004 and all subsequent fiscal years have been revised to correct the classification, from non-controlling interest in equity of subsidiary to partners' capital, of $6.2 million related to a deferred tax benefit recognized upon the initial transfer of assets at formation of KSP. In addition, K-Sea GP Holdings LP Predecessor's partners' capital balance for the year ended June 30, 2007 has been revised to properly reflect gains on the issuance of common units by KSP during this period. Such gains increased partners' capital and decreased non-controlling interest in equity of subsidiary by $9.1 million as of June 30, 2007. Please read Note 14 to the Combined Financial Statements of K-Sea GP Holdings LP for further discussion.

(5)
The combined statements of cash flow data for the years ended June 30, 2004, 2005, 2006 and 2007 have been revised to correct the classification of distributions to non-controlling interests in excess of their share of cumulative earnings from cash flows from operating activities to cash flows from financing activities. Such revisions increased "Net cash provided by operating activities" and decreased "Net cash provided by financing activities" for these periods by $0.9 million, $4.9 million, $9.5 million and $5.8 million, respectively. Please read Note 14 to the Combined Financial Statements of K-Sea GP Holdings LP for further discussion.

(6)
For an explanation of Adjusted EBITDA and net voyage revenue and a reconciliation of these measures to their most directly comparable financial measures calculated and presented in accordance with GAAP, please read "Prospectus Summary—Non-GAAP Financial Measures" beginning on page 21.

(7)
Adjusted EBITDA has been reduced by net losses on reduction of debt of $3.2 million, $1.4 million, $7.2 million and $0.4 million, for the years ended June 30, 2004, 2005, 2006 and 2007, respectively, and by $0.4 million on a pro forma basis for the year ended June 30, 2007.

(8)
KSP defines maintenance capital expenditures as capital expenditures required to maintain, over the long term, the operating capacity of its fleet, and expansion capital expenditures as those capital expenditures that increase, over the long term, the operating capacity of its fleet. Examples of maintenance capital expenditures include costs related to drydocking a vessel, retrofitting an existing vessel or acquiring a new vessel to the extent such expenditures maintain the operating capacity of our fleet. Generally, expenditures for construction of tank vessels in progress are not included as capital expenditures until such vessels are completed. Capital expenditures associated with retrofitting an existing vessel, or acquiring a new vessel, which increase the operating capacity of KSP's fleet over the long term whether through increasing KSP's aggregate barrel-carrying capacity, improving the operational performance of a vessel or otherwise, are classified as expansion capital expenditures. Drydocking expenditures are more extensive in nature than normal routine maintenance and, therefore, are capitalized and amortized over three years. For more information regarding the accounting treatment of drydocking expenditures, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Amortization of Drydocking Expenditures" appearing elsewhere in this prospectus.

(9)
"Net utilization" is a percentage equal to the total number of days actually worked by a tank vessel or group of tank vessels during a defined period, divided by the number of calendar days in the period multiplied by the total number of tank vessels operating or in drydock during that period.

(10)
"Average daily rate" equals the net voyage revenue earned by a tank vessel or group of tank vessels during a defined period, divided by the total number of days actually worked by that tank vessel or group of tank vessels during that period.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following is a discussion of our historical consolidated financial condition and results of operations and should be read in conjunction with the historical and pro forma combined financial statements of K-Sea GP Holdings LP Predecessor and the unaudited pro forma consolidated financial statements of K-Sea GP Holdings LP included elsewhere in this prospectus. Among other things, the historical and pro forma financial statements include more detailed information regarding the basis of presentation for the following discussion. We have no independent operating activities apart from those conducted by KSP and, accordingly, the overview of our operations primarily reflects the operating activities of KSP. In addition, you should read "Forward-Looking Statements" and "Risk Factors" for information regarding certain risks inherent in our and KSP's business. In the following discussion, "we," "our" and "us" refers to K-Sea GP Holdings LP or its predecessors, and "KSP" refers to K-Sea Transportation Partners L.P. and its consolidated subsidiaries.

Overview of Our Business

        General.    Our only cash generating assets consist of our partnership interests in KSP, which, upon completion of this offering, will initially consist of the following:

  •
  100% of the incentive distribution rights in KSP, which we hold through our 100% ownership interest in KSP GP;

  •
  4,165,000 units of KSP, consisting of 2,082,500 common units and 2,082,500 subordinated units, representing an aggregate 29.9% limited partner interest in KSP; and

  •
  a 1.5% general partner interest in KSP, which we hold through our 100% ownership interest in KSP GP.

        At KSP's current annualized cash distribution rate of $3.04 per common unit, or $0.76 per common unit per quarter, aggregate annual cash distributions to us on all of our interests in KSP would be approximately $16.6 million, representing approximately 36% of the total cash distributed by KSP for the quarter ended March 31, 2008. Based on KSP's current cash distribution and our expected ownership of KSP, we expect that our initial quarterly cash distribution to our unitholders will be $0.25 per common unit, or $1.00 per common unit on an annualized basis, to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses. Please read "Our Cash Distribution Policy and Restrictions on Distributions."

        Our primary business objective is to increase our cash distributions to our unitholders through our oversight of KSP. KSP's primary business objective is to increase distributable cash flow per unit by:

  •
  expanding its fleet through newbuildings and accretive and strategic acquisitions;

  •
  maximizing fleet utilization and improve productivity;

  •
  maintaining safe, low-cost and efficient operations;

  •
  balancing its fleet deployment between longer-term contracts and shorter-term business in an effort to provide stable cash flows through business cycles, while preserving flexibility to respond to changing market conditions; and

  •
  attracting and maintaining customers by adhering to high standards of performance, reliability and safety.

        All of our cash flows are generated from the cash distributions we receive with respect to the KSP partnership interests we own. KSP is required by its partnership agreement to distribute, and it has historically distributed within 45 days of the end of each quarter, all of its cash on hand at the end of each quarter, less cash reserves established by its general partner in its sole discretion to provide for the proper conduct of KSP's business or to provide for future distributions. KSP's net cash provided by operating activities has exceeded total distributions in respect of each of the full calendar years 2004, 2005, 2006 and 2007 and has been adequate to cover its total distributions in 12 of the 17 quarters since its initial public offering. When KSP's distributions exceed net cash provided by operating activities in any quarter, KSP borrows an amount necessary to pay the difference and repays such amount in a subsequent quarter.

        While we, like KSP, are structured as a limited partnership, our capital structure and cash distribution policy differ materially from those of KSP. Most notably, our general partner is not entitled to receive any distributions from us. Therefore, our distributions are allocated exclusively to our common units, which is our only class of security currently outstanding. Further, our distributions to our common unitholders will not be cumulative. Consequently, if distributions on our common units are not paid with respect to any fiscal quarter, our unitholders will not be entitled to receive such payments in the future.

        Following the completion of this offering, the owners of our general partner will beneficially own approximately          % of our common units (or    % if the underwriters exercise their over-allotment option if full) and continue in their roles as officers or directors of KSP. Therefore, although our general partner does not currently have a direct economic interest in us, the owners of our general partner will have an economic interest in us as well as KSP after completion of this offering.

        Our ownership of 100% of the incentive distribution rights in KSP entitles us to receive increasing percentages of its incremental cash distributed in excess of $0.55 per KSP limited partner unit in any quarter. The following table illustrates the percentage allocations of distributions among the owners of KSP, including us, at the target distribution levels contained in KSP's partnership agreement.

	Marginal Percentage Interest in Distributions
		General Partner
KSP Quarterly Distribution Per Unit	Limited Partner Units	General Partner Units	Incentive Distribution Rights
up to $0.55	98.5%	1.5%	0%
above $0.55 up to $0.625	85.5%	1.5%	13%
above $0.625 up to $0.75	75.5%	1.5%	23%
above $0.75	50.5%	1.5%	48%

        KSP has increased its quarterly cash distribution for the last 12 consecutive quarters, and 14 times since its initial public offering in 2004, from $0.50 per common unit ($2.00 on an annualized basis) to $0.76 per common unit ($3.04 on an annualized basis), which is the most recently paid distribution. KSP's distribution of $0.76 per limited partner unit for the quarter ended March 31, 2008 entitled us to receive incentive distributions equal to 48% of KSP's total cash distributions in excess of $0.75 per common unit, which, in addition to the distributions we receive in respect of our common units, subordinated units and general partner units, collectively represented 36% of the cash distributed by KSP in respect of that quarter. Our cash flow will be entirely dependent upon the ability of KSP to make cash distributions to us. If KSP does not make cash distributions or reduces the level of cash distributions to us, we may not have sufficient cash to pay distributions at our initial quarterly distribution level or at all.

        As KSP has increased the quarterly cash distribution paid on its units, the target cash distribution levels described above have been exceeded, thereby increasing the amounts paid by KSP to its general partner as the owner of KSP's incentive distribution rights. As a consequence, our cash distributions from KSP that are based on our ownership of the incentive distribution rights have increased more rapidly than distributions to us based on our other ownership of interests in KSP. Any further increases in the quarterly cash distributions above $0.75 per unit from KSP would entitle us to receive 48% of such excess and would have the effect of disproportionately increasing the amount of all distributions that we receive from KSP based on our ownership interest in the incentive distribution rights in KSP.

        Financial Presentation.    We were formed in December 2007. The ownership interests of KSP GP and EW LLC are to be transferred to us in connection with this offering, and there will be no substantive change in the control of these entities as a result of the transaction. Therefore, our historical consolidated financial information as of and for the years ended June 30, 2005, 2006 and 2007, and as of March 31, 2008 and for the nine months ended March 31, 2007 and 2008, represents the combined financial information of KSP GP LP, KSP GP and EW LLC based on their carrying amounts.

        We have no separate operating activities apart from those conducted by KSP, and our cash flows currently consist solely of distributions from KSP on the partnership interests, including the incentive distribution rights, that we own. Accordingly, the discussion of our financial position and results of operations in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" primarily reflects the operating activities and results of operations of KSP.

        Because our financial statements consolidate the results of KSP, our financial statements are substantially similar to KSP's. The primary differences between our and KSP's financial statements primarily include the following adjustments:

  •
  Non-controlling interests.    Our consolidated balance sheet includes non-controlling interests in equity of subsidiary that reflects the proportion of KSP owned by its partners other than us. Similarly, the ownership interests in KSP held by its partners other than us are reflected in our consolidated income statement as non-controlling interests in income of subsidiary. These balance sheet and income statement categories are not reflected on KSP's financial statements.

  •
  Our capital structure.    In addition to incorporating the assets and liabilities of KSP, the partners' capital on our balance sheet represents our partners' capital as opposed to the capital reflected on KSP's balance sheet, which reflects the ownership interests of all of its partners, including its owners other than us.

  •
  Debt and interest expense.    Our long-term debt and interest expense includes financing activities of EW LLC, a predecessor company of KSP.

  •
  Our general and administrative expenses.    We expect to incur $0.4 million of fees to KSP for general and administrative services and approximately $1.0 million of general and administrative expenses that are independent from KSP's operations and are not reflected in KSP's consolidated financial statements or in our pro forma financial statements.

Factors That Significantly Affect Our Results and KSP's Results

        Our only cash-generating assets consist of our partnership interests, including the incentive distribution rights, in KSP. Therefore, our cash flow and resulting ability to make distributions to our unitholders will be completely dependent on the ability of KSP to make distributions in respect of those partnership interests. The actual amount of cash that KSP will have available for distribution will primarily depend on the amount of cash it generates from its operations.

        In addition, the actual amount of cash that we and KSP will have available for distribution will depend on other factors, some of which are beyond our and its control, including:

  •
  the level of capital expenditures;

  •
  the cost of acquisitions, if any;

  •
  debt service requirements;

  •
  fluctuations in working capital needs;

  •
  restrictions on distributions contained in debt agreements;

  •
  prevailing economic conditions; and

  •
  the amount of cash reserves established for the proper conduct of our and KSP's business.

        For a description of factors that may impact our results and KSP's results, please read "Forward-Looking Statements."

Overview of Operations

        As discussed above, after this offering, we will have no independent operating activities apart from those conducted by KSP. Accordingly, the overview of our operations primarily reflects the operating activities of KSP.

        KSP is a leading provider of marine transportation, distribution and logistics services for refined petroleum products in the United States. KSP currently operates a fleet of 74 tank barges, one tanker and 66 tugboats that serves a wide range of customers, including major oil companies, oil traders and refiners. With approximately 4.4 million barrels of capacity, KSP believes it currently operates the largest coastwise tank barge fleet in the United States.

        On August 14, 2007, KSP completed the acquisition of all of the equity interests in the Smith Maritime Group. On a combined basis, the operations of these companies included 11 petroleum tank barges and 14 tugboats, aggregating 777,000 barrels of capacity, of which 669,000 barrels, or 86%, are double-hulled. The tank barges added by this acquisition represent a 22% increase in the barrel-carrying capacity of KSP's fleet to approximately 4.3 million barrels. Because the acquisition of the Smith Maritime Group was completed after June 30, 2007, the operations of the Smith Maritime Group are not included in KSP's fiscal 2007 results.

        Demand for KSP's services is driven primarily by demand for refined petroleum products in the areas in which KSP operates. KSP generates revenue by charging customers for the transportation and distribution of their products utilizing KSP's tank vessels and tugboats. These services are generally provided under the following four basic types of contractual relationships:

  •
  time charters, which are contracts to charter a vessel for a fixed period of time, generally one year or more, at a set daily rate;

  •
  contracts of affreightment, which are contracts to provide transportation services for products over a specific trade route, generally for one or more years, at a negotiated per barrel rate;

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  voyage charters, which are charters for shorter intervals, usually a single round-trip, that are made on either a current market rate or advance contractual basis; and

  •
  bareboat charters, which are longer-term agreements that allow a customer to operate one of KSP's vessels and utilize its own operating staff without taking ownership of the vessel.

        In addition, a variation of a voyage charter is known as a "consecutive voyage charter." Under this arrangement, consecutive voyages are performed for a specified period of time.

        The table below illustrates the primary distinctions among these types of contracts:

	Time Charter	Contract of Affreightment	Voyage Charter(1)	Bareboat Charter
Typical contract length	One year or more	One year or more	Single voyage	Two years or more
Rate basis	Daily	Per barrel	Varies	Daily
Voyage expenses(2)	Customer pays	KSP pays	KSP pays	Customer pays
Vessel operating expenses(2)	KSP pays	KSP pays	KSP pays	KSP pays
Idle Time	Customer pays as long as vessel is available for operations	Customer does not pay	Customer does not pay	Customer pays

(1)
Under a consecutive voyage charter, the customer pays for idle time.

(2)
Please read "—Definitions" below.

        For contracts of affreightment and voyage charters, KSP recognizes revenue based upon the relative transit time in each period, with expenses recognized as incurred. Although contracts of affreightment and certain contracts for voyage charters may be effective for a period in excess of one year, KSP recognizes revenue over the transit time of individual voyages, which are generally less than ten days in duration. For time charters and bareboat charters, revenue is recognized ratably over the contract period, with expenses recognized as incurred.

        One of the principal distinctions among these types of contracts is whether the vessel operator or the customer pays for voyage expenses, which include fuel, port charges, pilot fees, tank cleaning costs and canal tolls. Some voyage expenses are fixed, and the remainder can be estimated. If KSP, as the vessel operator, pays the voyage expenses, KSP typically passes these expenses on to its customers by charging higher rates under the contract or re-billing such expenses to them. As a result, although voyage revenue from different types of contracts may vary, the net revenue that remains after subtracting voyage expenses, which KSP calls net voyage revenue, is comparable across the different types of contracts. Therefore, KSP principally uses net voyage revenue, rather than voyage revenue, when comparing performance between different periods. Since net voyage revenue is a non-GAAP measurement, it is reconciled to the nearest GAAP measurement, voyage revenue, under "—Results of Operations" below.

Definitions

        In order to understand the discussion of our results of operations, it is important to understand the meaning of the following terms used in the analysis and the factors that influence our and KSP's results of operations:

  •
  Voyage revenue.    Voyage revenue includes revenue from time charters, contracts of affreightment and voyage charters, where KSP, as vessel operator, pays the vessel operating expenses. Voyage revenue is impacted by changes in charter and utilization rates and by the mix of business among the types of contracts described in the preceding sentence.

  •
  Voyage expenses.    Voyage expenses include items such as fuel, port charges, pilot fees, tank cleaning costs and canal tolls, which are unique to a particular voyage. Depending on the form of contract and customer preference, voyage expenses may be paid directly by customers or by KSP. If KSP pays voyage expenses, they are included in KSP's results of operations when they are incurred. Typically when KSP pays voyage expenses, KSP adds them to its freight rates at an approximate cost.

  •
  Net voyage revenue.    Net voyage revenue is equal to voyage revenue less voyage expenses. As explained above, the amount of voyage expenses incurred by KSP for a particular contract depends upon the form of the contract. Therefore, in comparing revenues between reporting periods, KSP uses net voyage revenue to improve the comparability of reported revenues that are generated by the different forms of contracts. Since net voyage revenue is a non-GAAP measurement, it is reconciled to the nearest GAAP measurement, voyage revenue, under "—Results of Operations" below.

  •
  Bareboat charter and other revenue.    Bareboat charter and other revenue includes revenue from bareboat charters and from towing and other miscellaneous services.

  •
  Vessel operating expenses.    The most significant direct vessel operating expenses are wages paid to vessel crews, routine maintenance and repairs and marine insurance. KSP may also incur outside towing expenses during periods of peak demand and in order to maintain its operating capacity while its tugs are drydocked or otherwise out of service for scheduled and unscheduled maintenance.

  •
  Depreciation and amortization.    KSP incurs fixed charges related to the depreciation of the historical cost of KSP's fleet and the amortization of expenditures for drydockings. The aggregate number of drydockings undertaken in a given period, the size of the vessels and the nature of the work performed determine the level of drydocking expenditures. KSP capitalizes expenditures incurred for drydocking and amortize these expenditures over 36 months. KSP also amortizes, over periods ranging from 3 to 20 years, intangible assets in connection with vessel acquisitions.

  •
  General and administrative expenses.    General and administrative expenses generally consist of KSP's employment costs of shoreside staff and the cost of facilities, as well as legal, audit, insurance and other administrative costs for us and KSP.

  •
  Total tank vessel days.    Total tank vessel days is equal to the number of calendar days in the period multiplied by the total number of tank vessels operating or in drydock during that period.

  •
  Scheduled drydocking days.    Scheduled drydocking days are days designated for the inspection and survey of tank vessels, and identification and completion of required refurbishment work, as required by the U.S. Coast Guard and the American Bureau of Shipping to maintain the vessels' qualification to work in the U.S. coastwise trade. Generally, drydockings are required twice every five years and last between 30 and 60 days, based upon the size of the vessel and the type and extent of work required.

  •
  Net utilization.    Net utilization is a primary measure of operating performance in KSP's business. Net utilization is a percentage equal to the total number of days worked by a tank vessel or group of tank vessels during a defined period, divided by total tank vessel days for that tank vessel or group of tank vessels. Net utilization is adversely impacted by scheduled drydocking, scheduled and unscheduled maintenance and idle time not paid for by the customer.

  •
  Average daily rate.    Average daily rate, another key measure of KSP's operating performance, is equal to the net voyage revenue earned by a tank vessel or group of tank vessels during a defined period, divided by the total number of days actually worked by that tank vessel or group of tank vessels during that period. Fluctuations in average daily rates result not only from changes in charter rates charged to KSP's customers, but also from changes in vessel utilization and efficiency, which could result from internal factors, such as newer and more efficient tank vessels, and from external factors such as weather or other delays.

  •
  Coastwise and local trades.    KSP's business is segregated into coastwise trade and local trade. KSP's coastwise trade generally comprises voyages of between 200 and 1,000 miles by vessels with greater than 40,000 barrels of barrel-carrying capacity. These voyages originate from the mid-Atlantic states to points as far north as Canada and as far south as Cape Hatteras, from points within the Gulf Coast region to other points within that region or to the Northeast, to and from points on the West Coast of the United States and Alaska, and to and from points within the Hawaiian islands. KSP also owns two non-Jones Act tank barges that transport petroleum products internationally. KSP's local trade generally comprises voyages by smaller vessels of less than 200 miles. The term U.S. coastwise trade is an industry term used generally for Jones Act purposes, and would include both KSP's coastwise and local trades.

Subsequent Events

  Acquisition and Related Financing

        On June 5, 2008, KSP completed the acquisition of eight tugboats and ancillary equipment from Roehrig Maritime LLC and its affiliates. The purchase price was $43.3 million in cash, including fuel inventories, and was financed using available cash plus borrowings under a bridge loan agreement. Please read "—Liquidity and Capital Resources—KSP's Other Term Loans" below for further information. The tugboats range in size from 2,400 to 6,000 horsepower, and will provide additional towing power to KSP's tank barge fleet or continue to work under existing charter contracts.

  Other Financing Activities

        On June 5, 2008, KSP closed the last of eleven fixed-rate term loans aggregating $72.1 million, which were entered into between April 30, 2008 and June 5, 2008. On June 4, 2008, KSP entered into a credit agreement with another financial institution pursuant to which the financial institution agreed to provide financing during the construction period, and thereafter, for KSP's construction of a 185,000-barrel articulated tug-barge unit, up to a maximum of $57.6 million. Please read "—Liquidity and Capital Resources—KSP's Other Term Loans" below for further information.

Results of Operations

        The following table summarizes our results of operations for the periods presented (dollars in thousands, except average daily rates):

	For the Years Ended June 30,			Nine Months Ended March 31,
	2005	2006	2007	2007	2008
Voyage revenue	$118,811	$176,650	$216,924	$159,475	$227,005
Bareboat charter and other revenue	2,587	6,118	9,650	7,096	9,181

Total revenues	121,398	182,768	226,574	166,571	236,186
Voyage expenses	24,220	37,973	45,875	32,638	55,877
Vessel operating expenses	49,550	77,367	96,005	71,375	91,002
% of voyage and vessel operating expenses to total revenues	60.8%	63.1%	62.6%	62.4%	62.2%
General and administrative expenses	11,365	17,473	20,731	15,531	21,942
% of total revenues	9.4%	9.6%	9.1%	9.3%	9.3%
Depreciation and amortization	21,420	26,810	33,415	24,217	32,045
Net (gain) loss on sale of vessels	(281)	(313)	102	166	(297)

Operating income	15,124	23,458	30,446	22,644	35,617
% of total revenues	12.5%	12.8%	13.4%	13.6%	15.1%
Interest expense, net	7,178	11,739	15,598	11,468	16,763
Net loss on reduction of debt	1,359	7,224	359	—	—
Other (income) expense, net	(239)	(338)	(301)	(232)	(2,070)

Income before provision for income taxes	6,826	4,833	14,790	11,408	20,924
Provision for income taxes	430	801	1,105	861	769

Income before non-controlling interests in income of subsidiary	$6,396	$4,032	$13,685	$10,547	$20,155
Non-controlling interests in income of subsidiary	4,006	3,276	9,235	6,653	14,366

Net Income	$2,390	$756	$4,450	$3,894	$5,789

Net voyage revenue by trade
Coastwise
Total tank vessel days	6,691	9,430	11,032	8,220	11,190
Days worked	6,035	8,467	9,954	7,499	9,750
Scheduled drydocking days	142	403	511	291	588
Net utilization	90%	90%	90%	91%	87%
Average daily rate	$11,369	$11,967	$12,375	$12,155	$13,591
Total coastwise net voyage revenue(a)	$68,610	$101,324	$123,182	$91,149	$132,516
Local
Total tank vessel days	6,084	8,537	8,864	6,609	7,008
Days worked	4,795	6,534	6,987	5,277	5,558
Scheduled drydocking days	263	317	232	163	93
Net utilization	79%	77%	79%	80%	79%
Average daily rate	$5,418	$5,717	$6,851	$6,763	$6,947
Total local net voyage revenue(a)	$25,981	$37,353	$47,867	$35,688	$38,612
Tank vessel fleet
Total tank vessel days	12,775	17,967	19,896	14,829	18,198
Days worked	10,830	15,001	16,941	12,776	15,308
Scheduled drydocking days	405	720	743	454	681
Net utilization	85%	83%	85%	86%	84%
Average daily rate	$8,734	$9,245	$10,097	$9,928	$11,179
Total fleet net voyage revenue(a)	$94,591	$138,677	$171,049	$126,837	$171,128

  (a)
  Net voyage revenue is a non-GAAP measure which is defined above under "—Definitions" and reconciled to Voyage revenue, the nearest GAAP measure, under "—Voyage Revenue and Voyage Expenses" in the period-to-period comparisons below.

Nine Months Ended March 31, 2008 Compared to Nine Months Ended March 31, 2007

  Voyage Revenue and Voyage Expenses

        KSP's voyage revenue was $227.0 million for the nine months ended March 31, 2008, an increase of $67.5 million, or 42%, as compared to voyage revenue of $159.5 million for the nine months ended March 31, 2007. KSP's voyage expenses were $55.9 million for the nine months ended March 31, 2008, an increase of $23.3 million, or 71%, as compared to voyage expenses of $32.6 million incurred for the nine months ended March 31, 2007.

  Net voyage revenue

        KSP's net voyage revenue was $171.1 million for the nine months ended March 31, 2008, which exceeded net voyage revenue of $126.8 million for the nine months ended March 31, 2007 by $44.3 million, or 35%. In KSP's coastwise trade, net voyage revenue was $132.5 million for the nine months ended March 31, 2008, an increase of $41.4 million, or 45%, as compared to $91.1 million in the nine months ended March 31, 2007. KSP's acquisition of the Smith Maritime Group in August 2007 resulted in increased coastwise net voyage revenue of $30.5 million. KSP's net voyage revenue increased by an additional $10.5 million due to an increase in the number of working days for (1) the DBL 104, which began operations in April 2007, (2) the DBL 151, which was in the shipyard for an extended stay in the prior fiscal period, (3) the DBL 134, which was in shipyard being coupled with the Irish Sea in the prior fiscal period and (4) the Columbia, which was purchased and placed in service in September 2007. Net utilization in KSP's coastwise trade was 87% for the nine-month period ended March 31, 2008 compared to 91% for the nine-month period ended March 31, 2007. KSP's net utilization for the nine-month period ended March 31, 2008 decreased as a result of a larger-than-normal drydocking schedule, and an increase in unscheduled repair days, in the third fiscal 2008 quarter. KSP's average daily rates in the coastwise trade increased 12% to $13,591 for the nine months ended March 31, 2008 from $12,155 for the nine months ended March 31, 2007.

        Net voyage revenue in KSP's local trade for the nine months ended March 31, 2008 increased by $2.9 million, or 8%, to $38.6 million from $35.7 million for the nine months ended March 31, 2007. KSP's local net voyage revenue increased by $5.6 million during the nine months ended March 31, 2008 due to the increased number of work days for the new-build barges DBL 27, DBL 22, DBL 23 and DBL 24, which were delivered in January 2007, June 2007, September 2007 and December 2007, respectively. This was partially offset by lower net utilization in KSP's local trade of 79% for the nine months ended March 31, 2008 compared to 80% for the nine months ended March 31, 2007. The net utilization for the nine months ended March 31, 2008 was impacted by some weakness in the market for certain older, smaller units and an unseasonably warm winter in the northeast, which reduced demand for heating oil. Average daily rates in KSP's local trade increased 3% to $6,947 for the nine months ended March 31, 2008 from $6,763 for the comparative prior year.

  Bareboat Charter and Other Revenue

        KSP's bareboat charter and other revenue was $9.2 million for the nine months ended March 31, 2008, compared to $7.1 million for the nine months ended March 31, 2007. Of this $2.1 million increase, the Smith Maritime Group contributed $3.3 million, $0.3 million was contributed by a small lube oil operation purchased in the fall of 2006 and $0.4 million was contributed by KSP's water treatment plant in Norfolk. This was partially offset by a $1.9 million decrease in chartering of tank barges to third parties.

  Vessel Operating Expenses

        KSP's vessel operating expenses were $91.0 million for the nine months ended March 31, 2008 compared to $71.4 million for the nine months ended March 31, 2007, an increase of $19.6 million. KSP's voyage and vessel operating expenses as a percentage of total revenues decreased to 62.2% for the nine months ended March 31, 2008 from 62.4% for the nine months ended March 31, 2007. KSP's vessel labor and related costs increased $12.7 million as a result of contractual labor rate increases and a higher average number of employees due to the operation of the additional barges described under "—Net voyage revenue" above. Insurance costs and vessel repairs and supplies increased $7.0 million as a result of the operation of the larger number of vessels.

  Depreciation and Amortization

        KSP's depreciation and amortization was $32.0 million for the nine months ended March 31, 2008, an increase of $7.8 million, or 32%, compared to $24.2 million for the nine months ended March 31, 2007. The increase resulted from additional depreciation and drydocking amortization on KSP's newbuild and purchased vessels described above in addition to the acquisition of the Smith Maritime Group.

  General and Administrative Expenses

        KSP's general and administrative expenses were $21.2 million for the nine months ended March 31, 2008, an increase of $5.9 million, as compared to general and administrative expenses of $15.3 million for the nine months ended March 31, 2007. As a percentage of total revenues, KSP's general and administrative expenses decreased to 9.0% for the nine months ended March 31, 2008 from 9.2% for the nine months ended March 31, 2007. The $5.9 million increase is a result of increased personnel costs resulting from the Smith Maritime Group acquisition, additional increased headcount to support KSP's growth, and the additional facilities costs of our new offices in Philadelphia and Hawaii.

        We also incurred $0.8 million and $0.2 million of general and administrative expense for the nine months ended March 31, 2008 and 2007, respectively, relating to EW LLC.

  Interest Expense, Net

        KSP's net interest expense was $16.1 million for the nine months ended March 31, 2008, or $5.9 million higher than the $10.2 million incurred in the nine months ended March 31, 2007. The increase resulted from higher average debt balances resulting from increased credit line and term loan borrowings in connection with KSP's acquisitions and newbuild vessels. In addition, $1.1 million of interest expense was incurred for bridge financing in connection with the Smith Maritime Group acquisition.

        We also incurred $0.7 million and $1.2 million of interest expense for the nine months ended March 31, 2008 and 2007, respectively, relating to term loans of EW LLC.

  Provision for Income Taxes

        Our interim provisions for income taxes are based on our estimated annual effective tax rate. For the nine months ended March 31, 2008, our effective tax rate was 3.7% as compared to a rate of 7.5% for the nine months ended March 31, 2007. Our effective tax rate comprises the New York City Unincorporated Business Tax and foreign taxes on our operating partnership, plus federal, state, local and foreign corporate income taxes on the taxable income of our operating partnership's corporate subsidiaries. Our effective tax rate for the nine months ended March 31, 2008 was lower than the comparable prior year period primarily due to adjustments to the estimated tax liabilities for certain foreign jurisdictions based on tax returns as filed.

  Non-Controlling Interests in Income of Subsidiary

        Non-controlling interests in income of subsidiary increased by $7.7 million for the nine months ended March 31, 2008 compared to the prior year, as a result of the increase in KSP's income.

  Net Income

        Net income was $5.8 million for the nine months ended March 31, 2008, an increase of $2.0 million compared to net income of $3.9 million for the nine months ended March 31, 2007. This increase resulted primarily from a $13.0 million increase in operating income, a $1.8 million increase in other income (expense), and a $0.1 million decrease in provision for income taxes, partially offset by a $5.3 million increase in interest expense and a $7.7 million increase in non-controlling interests in income of subsidiary.

Fiscal Year Ended June 30, 2007 Compared to the Fiscal Year Ended June 30, 2006

  Voyage Revenue and Voyage Expenses

        KSP's voyage revenue was $216.9 million for the fiscal year ended June 30, 2007, an increase of $40.2 million, or 23%, as compared to voyage revenue of $176.7 million for the fiscal year ended June 30, 2006. KSP's voyage expenses were $45.9 million for the fiscal year ended June 30, 2007, an increase of $7.9 million, or 21%, as compared to voyage expenses of $38.0 million for the fiscal year ended June 30, 2006.

  Net Voyage Revenue

        KSP's net voyage revenue was $171.0 million for the fiscal year ended June 30, 2007, an increase of $32.3 million, or 23%, as compared to net voyage revenue of $138.7 million for the fiscal year ended June 30, 2006. In KSP's coastwise trade, net voyage revenue was $123.2 million for the fiscal year ended June 30, 2007, an increase of $21.9 million, or 22%, as compared to $101.3 million for the fiscal year ended June 30, 2006. Net utilization in KSP's coastwise trade remained constant at 90% for both the fiscal year ended June 30, 2007 and 2006. KSP's acquisition of Sea Coast Transportation LLC, or Sea Coast, in October 2005 resulted in increased coastwise net voyage revenue of $14.3 million for the fiscal year ended June 30, 2007, as compared to the fiscal year ended June 30, 2006. Increases totaling $7.6 million in KSP's coastwise net voyage revenue resulted from an increase in days worked by the following vessels: (1) the DBL 103, which was placed in service in January 2006, (2) the DBL 104, which was placed in service in April 2007, (3) the McCleary's Spirit, which was purchased in October 2005, and (4) the DBL 53, which commenced operations in June 2006 after being rebuilt. These increases were partially offset by a $1.0 million decrease in KSP's coastwise net voyage revenue resulting from the loss of the DBL 152 in a November 2005 barge incident. Average daily rates in KSP's coastwise net voyage revenue increased 3% to $12,375 for the fiscal year ended June 30, 2007 from $11,967 for the fiscal year ended June 30, 2006, which accounted for approximately $3.5 million of increased net voyage revenue.

        Net voyage revenue in KSP's local trade for the fiscal year ended June 30, 2007 increased by $10.5 million, or 28%, to $47.9 million from $37.4 million for the year ended June 30, 2006. KSP's acquisition of Sea Coast in October 2005 resulted in increased local net voyage revenue of $1.8 million for the fiscal year ended June 30, 2007, as compared to the fiscal year ended June 30, 2006. Additionally, KSP's local net voyage revenue increased by $8.6 million for the fiscal year ended June 30, 2007 due to the increased number of work days for the newbuild barges DBL 28, DBL 29, DBL 26, and DBL 27 delivered in March 2006, May 2006, August 2006, and January 2007, respectively. This was partially offset by the retirement of three small tank vessels which decreased KSP's net voyage revenue by $3.4 million. Net utilization in KSP's local trade was 79% for the fiscal year ended June 30, 2007, compared to 77% for the fiscal year ended June 30, 2006. Average daily rates in KSP's local trade increased 20% to $6,851 for the fiscal year ended June 30, 2007 from $5,717 for the fiscal year ended June 30, 2006, reflecting the impact of higher charter rates resulting from strong market conditions, particularly for short-term charters. Increases in KSP's charter rates accounted for approximately $5.1 million of increased net voyage revenue for the fiscal year ended June 30, 2007.

  Bareboat Charter and Other Revenue

        KSP's bareboat charter and other revenue was $9.7 million for the fiscal year ended June 30, 2007, compared to $6.1 million for the fiscal year ended June 30, 2006. Of this $3.6 million increase, $1.5 million resulted from increased outside chartering of tank barges and $1.9 million was generated by a small lube oil operation purchased in the fall of 2006.

  Vessel Operating Expenses

        KSP's vessel operating expenses were $96.0 million for the fiscal year ended June 30, 2007, an increase of $18.6 million, or 24%, as compared to $77.4 million for the fiscal year ended June 30, 2006. KSP's voyage and vessel operating expenses as a percentage of total revenues decreased to 62.6% for the fiscal year ended June 30, 2007 from 63.1% for the fiscal year ended June 30, 2006. KSP's vessel labor and related costs increased $11.4 million as a result of contractual labor rate increases and a higher average number of employees due to the operation of the additional barges described under "—Net Voyage Revenue" above, and additional tugboats purchased in October 2005, November 2006 and April 2007. KSP's insurance costs and vessel repairs and supplies increased $4.0 million as a result of the operation of the larger number of vessels. Additionally, outside towing increased $1.3 million during the fiscal year ended June 30, 2007 due to higher shipyard days of KSP's tugboats.

  Depreciation and Amortization

        KSP's depreciation and amortization was $33.4 million for the fiscal year ended June 30, 2007, an increase of $6.6 million, or 25%, as compared to $26.8 million for the fiscal year ended June 30, 2006. The increase resulted from additional depreciation and drydocking amortization on KSP's newbuild and purchased vessels described above, plus $0.4 million in increased amortization of certain intangible assets acquired in KSP's acquisition of Sea Coast.

  General and Administrative Expenses

        KSP's general and administrative expenses were $20.5 million for the fiscal year ended June 30, 2007, an increase of $3.2 million, or 18%, as compared to general and administrative expenses of $17.3 million for the fiscal year ended June 30, 2006. As a percentage of total revenues, KSP's general and administrative expenses decreased to 9.1% for the fiscal year ended June 30, 2007 from 9.6% for the fiscal year ended June 30, 2006. The $3.2 million increase included $1.1 million of increased personnel and facilities costs resulting from KSP's Sea Coast acquisition, and also a $2.2 million increase relating to increased headcount and facilities costs of KSP's new corporate office in Seattle and a small satellite office in Philadelphia to support KSP's growth.

        We also incurred $0.2 million of general and administrative expenses for the fiscal years ended June 30, 2007 and 2006 related to EW LLC administration.

  Interest Expense, Net

        KSP's net interest expense was $14.1 million for the fiscal year ended June 30, 2007, or $4.0 million higher than the $10.1 million incurred in fiscal year ended June 30, 2006. The increase resulted from higher average debt balances resulting from increased credit line and term loan borrowings in connection with KSP's acquisition and vessel newbuilding program, and higher average interest rates.

        We also incurred $1.5 million and $1.6 million of interest expense during fiscal 2007 and fiscal 2006, respectively, relating to a demand loan and term loans of EW LLC.

  Loss on Reduction of Debt

        In November 2005, in connection with KSP's redemption of the Title XI bonds (see "—Liquidity and Capital Resources—Title XI Borrowings" below), KSP made a make-whole payment of $4.0 million. After writing off $2.7 million in unamortized deferred financing costs relating to the Title XI bonds, and after costs and expenses relating to the transaction, KSP recorded a loss on reduction of debt of $6.9 million. KSP recorded an additional $0.3 million of loss on reduction of debt in April 2006 resulting from the write-off of deferred financing costs relating to a downsizing of its revolving credit facility.

        We also recognized $0.4 million in loss on reduction of debt during fiscal 2007 resulting from the write-off of deferred financing costs relating to a refinanced EW LLC term loan.

  Provision For Income Taxes

        For the year ended June 30, 2007, our effective tax rate decreased to 7.5%, compared to 16.6% in fiscal 2006. Our effective tax rate comprises the New York City Unincorporated Business Tax and foreign taxes on our operating partnerships, plus federal, state, local and foreign corporate income taxes on the income of our corporate subsidiaries. Our effective tax rate for the fiscal year ended June 30, 2007 was lower than the comparable prior year period primarily because a smaller percentage of our pre-tax book income related to our corporate subsidiaries.

  Non-Controlling Interests in Income of Subsidiary

        Non-controlling interests in income of subsidiary increased for the year ended June 30, 2007, compared to the prior year, primarily as a result of the increase in KSP's income.

  Net Income

        Net income was $4.5 million for the fiscal year ended June 30, 2007, an increase of $3.7 million compared to net income of $0.8 million for the fiscal year ended June 30, 2006. This increase resulted primarily from a $6.9 million decrease in the net loss on reduction of debt and a $7.0 million increase in operating income partially offset by a $3.9 million increase in interest expense, a $6.0 million increase in non-controlling interest expense, and a $0.3 million increase in provision for income taxes.

Fiscal Year Ended June 30, 2006 Compared to the Fiscal Year Ended June 30, 2005

  Voyage Revenue and Voyage Expenses

        KSP's voyage revenue was $176.7 million for the fiscal year ended June 30, 2006, an increase of $57.9 million, or 49%, as compared to voyage revenue of $118.8 million for the fiscal year ended June 30, 2005. KSP's voyage expenses were $38.0 million for the fiscal year ended June 30, 2006, an increase of $13.8 million, or 57%, as compared to voyage expenses of $24.2 million for the fiscal year ended June 30, 2005.

  Net Voyage Revenue

        KSP's net voyage revenue was $138.7 million for the fiscal year ended June 30, 2006, an increase of $44.1 million, or 47%, as compared to net voyage revenue of $94.6 million for the fiscal year ended June 30, 2005. In KSP's coastwise trade, net voyage revenue was $101.3 million for the fiscal year ended June 30, 2006, an increase of $32.7 million, or 48%, as compared to $68.6 million for the fiscal year ended June 30, 2005. Net utilization in KSP's coastwise trade remained constant at 90% for each fiscal year. KSP's acquisition of Sea Coast in October 2005 resulted in increased coastwise net voyage revenue of $23.0 million in the fiscal year ended June 30, 2006, compared to the fiscal year ended June 30, 2005. Other increases for the fiscal year ended June 30, 2006 included $14.0 million in KSP's coastwise net voyage revenue resulting from an increase in days worked by the following vessels: (1) the DBL 78, which was placed in service in June 2005, (2) the KTC 50, which was placed in service in January 2005, (3) the Spring Creek, which was in shipyard for most of the fiscal 2005 second quarter in preparation for a new time charter which commenced in January 2005, (4) the DBL 103, which was placed in service in January 2006, (5) the McCleary's Spirit, a Canadian-flag vessel which was purchased in October 2005, and (6) the DBL 155, which returned to service in September 2004 after its double-hulling. These increases were partially offset by a $7.2 million decrease in KSP's coastwise net voyage revenue during the fiscal year ended June 30, 2006 resulting from the phase-out of the KTC 90 and KTC 96 in December 2004, and the loss of the DBL 152. KSP's coastwise net voyage revenue also benefited from a 5% increase in average daily rates to $11,967 for the year ended June 30, 2006 from $11,369 for the year ended June 30, 2005, which accounted for approximately $3.6 million of increased net voyage revenue. KSP's coastwise average daily rates were positively impacted by the continuing strong demand for petroleum products and increasing oil prices.

        Net voyage revenue in KSP's local trade for the fiscal year ended June 30, 2006 increased by $11.4 million, or 44%, to $37.4 million from $26.0 million for the fiscal year ended June 30, 2005. KSP's acquisition of Sea Coast in October 2005 resulted in increased local net voyage revenue of $5.8 million for the fiscal year ended June 30, 2006. Additionally, KSP's local net voyage revenue increased by $3.0 million during the fiscal year ended June 30, 2006 due to the increased number of work days for vessels acquired in KSP's Norfolk acquisition in December 2004. KSP's newbuild barges DBL 28 and DBL 29, delivered during the third and fourth quarters of fiscal 2006, contributed $0.8 million of KSP's net voyage revenue. Net utilization in KSP's local trade was 77% for the fiscal year ended June 30, 2006, compared to 79% for the fiscal year ended June 30, 2005. Average daily rates in KSP's local trade increased 6% to $5,717 for the fiscal year ended June 30, 2006 from $5,418 for the comparative prior year period, reflecting the impact of higher charter rates resulting from strong market conditions, which accounted for approximately $1.4 million of increased net voyage revenue.

  Bareboat Charter and Other Revenue

        KSP's bareboat charter and other revenue was $6.1 million for the fiscal year ended June 30, 2006, compared to $2.6 million for the fiscal year ended June 30, 2005. Of this $3.5 million increase, $1.5 million resulted from increased revenue from KSP's water treatment plant in Norfolk, and an additional $1.8 million was generated by outside chartering of tank barges by Sea Coast.

  Vessel Operating Expenses

        KSP's vessel operating expenses were $77.3 million for the fiscal year ended June 30, 2006, an increase of $28.0 million, or 56%, as compared to $49.3 million for the fiscal year ended June 30, 2005. KSP's voyage and vessel operating expenses as a percentage of total revenues increased to 63.1% for the fiscal year ended June 30, 2006 from 60.6% for the fiscal year ended June 30, 2005, resulting mainly from a higher such percentage for the Sea Coast vessels acquired in October 2005. Four of the Sea Coast barges were chartered in, and KSP pays a charter fee that is included in vessel operating expenses. The charter fee increases the percentage of vessel operating expenses to total revenues; however, there is no associated depreciation or interest expense. KSP's vessel labor and related costs increased as a result of contractual labor rate increases and a higher average number of employees due to the operation of the additional barges described under "—Net Voyage Revenue" above, an additional tugboat purchased in October 2005, and integration of additional vessels purchased in December 2004. KSP's insurance costs and vessel repairs and supplies also increased during the fiscal year ended June 30, 2006 as a result of the operation of the larger number of vessels. KSP's outside towing expense increased by $1.8 million during fiscal 2006 due to the need for additional tugboats to satisfy increased demand for KSP's tank vessels, and to replace certain of KSP's tugboats during coupling and re-powering projects.

  Depreciation and Amortization

        KSP's depreciation and amortization was $26.8 million for fiscal 2006, an increase of $5.4 million, or 25%, as compared to $21.4 million for the fiscal year ended June 30, 2005. The increase resulted from additional depreciation and drydocking amortization on KSP's newbuild and purchased vessels, plus $0.7 million in amortization of certain intangible assets acquired in KSP's acquisition of Sea Coast.

  General and Administrative Expenses

        KSP's general and administrative expenses were $17.3 million for the fiscal year ended June 30, 2006, an increase of $6.1 million, or 54%, as compared to KSP's general and administrative expenses of $11.2 million for the fiscal year ended June 30, 2005. As a percentage of total revenues, general and administrative expenses increased to 9.6% for the fiscal year ended June 30, 2006 from 9.4% for the fiscal year ended June 30, 2005. The $6.1 million increase reflected $4.6 million of increased personnel and facilities costs in support of KSP's growth, including the Norfolk and Sea Coast acquisitions, and $0.3 million in costs related to a cancelled bond offering.

        We also incurred $0.2 million of general and administrative expenses for each of fiscal 2006 and fiscal 2005 for EW LLC administration.

  Interest Expense, Net

        KSP's net interest expense was $10.1 million for the fiscal year ended June 30, 2006, or $4.2 million higher than the fiscal year ended June 30, 2005. The increase resulted from higher average debt balances resulting from increased credit line and term loan borrowings in connection with the Norfolk vessel acquisitions in fiscal 2005, the Sea Coast acquisition in October 2005 and higher average interest rates.

        We also incurred $1.6 million and $1.2 million of interest expense during fiscal 2006 and fiscal 2005, respectively, relating to a term loan of EW LLC.

  Loss on Reduction of Debt

        In connection with its redemption of Title XI bonds, KSP made a make-whole payment of $4.0 million during the fiscal year ended June 30, 2006. After writing off $2.7 million in unamortized deferred financing costs relating to those bonds, and after costs and expenses relating to the transaction, KSP recorded a loss on reduction of debt of $6.9 million. KSP recorded an additional $0.3 million of loss on reduction of debt in April 2006 resulting from the write-off of deferred financing costs relating to a downsizing of its revolving credit facility.

        In connection with the refinancing of its revolving credit facility and repayment of certain term loans in March 2005, KSP incurred a $1.4 million loss on reduction of debt. Included in this amount was $1.1 million in deferred financing costs related to the repaid debt that were written off and $0.3 million of prepayment costs.

  Provision For Income Taxes

        For the fiscal year ended June 30, 2006, our effective tax rate increased to 16.6%, compared to 6.3% in fiscal 2005, owing to an increased amount of non U.S. taxes incurred relative to its operations in Puerto Rico, Venezuela and Canada. Our effective tax rate comprises the New York City Unincorporated Business Tax and foreign taxes on our operating partnerships, plus federal, state, local and foreign corporate income taxes on the income of our corporate subsidiaries.

  Non-Controlling Interests in Income of Subsidiary

        Non-controlling interests in income of subsidiary decreased for fiscal 2006, as compared to fiscal 2005, due to the decrease in KSP's income.

  Net Income

        Net income was $0.8 million for the fiscal year ended June 30, 2006, a decrease of $1.6 million compared to net income of $2.4 million for the fiscal year ended June 30, 2005. This decrease resulted primarily from the $5.9 million increase in loss on reduction of debt, the $4.6 million increase in interest expense, net, and a $0.4 million increase in provision for income taxes, which were partially offset by the $8.3 million increase in operating income and a $0.7 million decrease in non-controlling interest expense.

Liquidity and Capital Resources

        The combined statements of cash flows for the years ended June 30, 2005, 2006 and 2007 have been revised to correct the classification of distributions to non-controlling interests in excess of their share of cumulative earnings from cash flows from operating activities to cash flows from financing activities. Such revisions increased "Net cash provided by operating activities" and decreased "Net cash provided by financing activities" for these periods by $4.9 million, $9.5 million and $5.8 million, respectively.

  Operating Cash Flows

        Net cash provided by operating activities was $16.8 million for the nine months ended March 31, 2008, a decrease of $4.4 million as compared to $21.2 million for the nine months ended March 31, 2007. The decrease resulted from a $10.1 million negative impact from working capital changes and a $2.2 million increase in drydocking expenditures, offset by $7.9 million of improved operating results, after adjusting for non-cash expenses such as depreciation and amortization. During the nine-month period ended March 31, 2008, KSP's working capital increased due to increased accounts receivable as a result of increased revenue, and increased prepaid expenses as a result of increased fuel inventory which resulted from higher fuel prices. During the nine-month period ended March 31, 2007, KSP's working capital decreased mainly due to decreased prepaid and other current assets resulting mainly from the collection of insurance claim receivables.

        Net cash provided by operating activities was $30.3 million during the fiscal year ended June 30, 2007, $16.0 million during the fiscal year ended June 30, 2006 and $18.5 million during the fiscal year ended June 30, 2005. The increase of $14.3 million in fiscal 2007 as compared to fiscal 2006 resulted primarily from $8.6 million of improved operating results, after adjusting for non-cash expenses such as depreciation and amortization and net loss on reduction of debt, and a $8.6 million positive impact from changes in operating working capital, partially offset by increased drydocking payments of $2.9 million. The decrease of $2.5 million in fiscal 2006, compared to fiscal 2005, resulted primarily from a $4.9 million increase in drydocking expenditures and a $3.6 million negative impact from changes in operating working capital, partially offset by the improved operating income of $5.9 million, after adjusting for the aforementioned non-cash expenses. During the fiscal year ended June 30, 2007, KSP's working capital decreased mainly due to increases in accrued expenses and other current liabilities, which resulted from increased payroll, self-insured medical and claim accruals, and decreased prepaid and other current assets, which resulted mainly from the collection of insurance claim receivables. During the fiscal year ended June 30, 2006, working capital increased primarily as a result of increased accounts receivable due to increased revenues, and increased prepaid and other current assets primarily as a result of increases in insurance claims receivable.

  Investing Cash Flows

        Net cash used in investing activities totaled $231.2 million for the nine months ended March 31, 2008, compared to $40.2 million used during the nine months ended March 31, 2007. The nine months ended March 31, 2008 included the $168.9 million cash portion of the purchase price for the Smith Maritime Group. KSP's vessel acquisitions for the nine months ended March 31, 2008 included $18.9 million to acquire two existing barges and three existing tugs; the seller issued a $3.0 million note on one of the barge purchases, which was paid in November 2007. KSP's vessel acquisitions totaled $7.1 million for the nine months ended March 31, 2007, which were related to its purchase of three tugboats and the purchase of certain small tank vessels and tugboats. KSP's tank vessel construction in the nine months ended March 31, 2008 aggregated $35.2 million and included progress payments on the construction of three 80,000-barrel tank barges, three new 28,000-barrel tank barges, a new 50,000-barrel tank barge and a new 185,000—barrel articulated tug-barge unit. KSP's tank vessel construction of $24.0 million in the comparative prior year period included progress payments on construction of a new 100,000-barrel tank barge, three new 80,000-barrel tank barges and six new 28,000-barrel tank barges. Other capital expenditures, relating primarily to coupling tugboats to KSP's newbuild tank barges, tank renovations of a tank barge and improvements on a newly purchased tug, totaled $10.2 million in the nine months ended March 31, 2008. Capital expenditures of $9.6 million in the nine months ended March 31, 2007 included coupling tugboats to KSP's newbuild tank barges and the rebuilding of one of KSP's larger tank barges.

        Net cash used in investing activities totaled $63.6 million during the fiscal year ended June 30, 2007, $105.2 million during the fiscal year ended June 30, 2006 and $54.9 million during the fiscal year ended June 30, 2005. The primary elements of these activities were acquisitions of vessels and companies, and construction of new vessels. Vessel acquisitions totaling $16.2 million for the fiscal year ended June 30, 2007 included the purchase of five tugboats and the purchase of certain small tank vessels. In fiscal 2006, KSP spent $76.5 million in cash, net, to acquire Sea Coast in October 2005. Also during fiscal 2006, KSP acquired an 85,000-barrel integrated tug-barge unit for approximately $13.1 million. During fiscal 2005, KSP acquired ten tank barges and seven tugboats from Bay Gulf Trading Company, Ltd. of Norfolk, Virginia and its affiliates. The purchase price of $21.2 million included a water treatment facility in Norfolk. The fiscal 2005 acquisitions included the Norfolk vessels and also the DBL 78, which was acquired in June 2005. Construction expenditures for KSP's tank vessel newbuilding program and rebuilding projects totaled $33.3 million in fiscal 2007, $20.7 million in fiscal 2006 and $16.8 million in fiscal 2005. Other capital expenditures of $14.8 million in fiscal 2007, $9.1 million in fiscal 2006 and $9.0 million in fiscal 2005 related primarily to repowering of, and installation of coupling systems on, certain tugboats used with KSP's newbuild tank barges, and expenditures related to upgrading the vessels acquired by KSP in December 2004. Additionally, in fiscal 2007 KSP completed rebuilding of one of its larger tank vessels. Capital expenditures made in the normal course of business are generally financed by cash from operations and, where necessary, borrowings under KSP's revolving credit agreement.

  Financing Cash Flows

        Net cash provided by financing activities was $213.7 million for the nine months ended March 31, 2008 compared to $18.4 million of net cash provided by financing activities for the nine months ended March 31, 2007. The primary financing activities for the nine-month period ended March 31, 2008 were $138.3 million in gross proceeds from KSP's issuance of 3.5 million new common units in September 2007, $105.0 million of borrowings related to KSP's acquisition of the Smith Maritime Group that were repaid with the equity offering proceeds, and $20.4 million of other term loans. KSP also increased its credit line borrowings by $97.9 million during the nine months ended March 31, 2008 relating to the Smith Maritime Group acquisition and for progress payments on barges under construction. Distributions to the ownership interests of EW LLC and KSP's general partner totaled $9.0 million for the nine months ended March 31, 2008. In the nine months ended March 31, 2007, the primary financing activities were $14.9 million of borrowings by KSP on term loans to finance the construction of new tank barges, a $22.2 million increase in KSP's credit line borrowings. Distributions to the ownership interests of EW LLC and KSP's general partner totaled $5.4 million for the nine months ended March 31, 2007.

        Net cash provided by financing activities was $33.3 million during the fiscal year ended June 30, 2007, $89.9 million during the fiscal year ended June 30, 2006 and $35.9 million during the fiscal year ended June 30, 2005. During the fiscal year ended June 30, 2007, KSP increased its credit line borrowings by $43.1 million, increased borrowings on term loans by $14.9 million to finance the construction of new tank barges and repaid term loans of $7.7 million. EW LLC also borrowed $15.5 million under a demand loan and repaid $16.6 million in term loans and subordinated notes. Distributions to the ownership interests of EW LLC and KSP's general partner totaled $9.1 million.

        In fiscal 2006, KSP's primary financing activities were $109.4 million in new term loan borrowings and $34.0 million in gross proceeds from the sale of 950,000 common units in October 2005. These proceeds were used in financing the Sea Coast acquisition and the other investing activities described above. Additionally, KSP paid $36.8 million to redeem the principal balance of its Title XI bonds. KSP also amended its revolving credit agreement (see "—KSP's Credit Agreement" below) and increased its credit line borrowings by $6.9 million. EW LLC borrowed $7.0 million in new term loans and repaid $2.0 million in outstanding terms loans. Distributions to ownership interests of EW LLC and KSP's general partner totaled $14.0 million.

        As a result of a restructuring of its financial agreement for the Title XI bonds in January 2004, KSP was required to make monthly reserve fund deposits which were used to make semi-annual debt service payments. The principal portion of such deposits, which are reflected as principal payments to Title XI reserve funds, were $0.7 million and $1.6 million for fiscal 2006 and 2005, respectively. When KSP redeemed the Title XI bonds in November 2005, the balance of the Title XI reserve funds of $2.9 million, which are reflected as proceeds from Title XI reserve funds under Investing Cash Flows above, was returned to KSP. For more information, please read "—KSP's Title XI Borrowings" below.

        During fiscal 2005, KSP increased its credit line borrowings and term loans by a net of $36.8 million, primarily to finance vessel acquisitions. EW LLC also repaid $1.6 million of term loans. In March 2005, KSP signed a new five-year $80.0 million credit agreement with a syndicate of banks, which replaced its then-existing $47.0 million credit agreement, which was repaid and terminated. On June 1, 2005, KSP issued and sold 500,000 common units in a private placement for gross proceeds of $16.0 million. Distributions to ownership interests of EW LLC and KSP's general partner totaled $7.4 million.

        Oil Pollution Act of 1990.    Tank vessels are subject to the requirements of OPA 90. OPA 90 mandates that all single-hull tank vessels operating in U.S. waters be removed from petroleum and petroleum product transportation services at various times through January 1, 2015, and provides a schedule for the phase-out of the single-hull vessels based on their age and size. At March 31, 2008, approximately 75% of the barrel-carrying capacity of KSP's tank vessel fleet was double-hulled in compliance with OPA 90, and the remainder will be in compliance with OPA 90 until January 2015.

        Ongoing Capital Expenditures.    Marine transportation of refined petroleum products is a capital intensive business, requiring significant investment to maintain an efficient fleet and to stay in regulatory compliance. KSP estimates that, over the next five years, it will spend an average of approximately $20.5 million per year to drydock and maintain its fleet. KSP expects drydocking and maintenance expenditures to approximate $21.5 million in fiscal 2008. In addition, KSP anticipates that it will spend $1.0 million annually for other general capital expenditures. Periodically, KSP also makes expenditures to acquire or construct additional tank vessel capacity and/or to upgrade its overall fleet efficiency.

        For a further discussion of maintenance and expansion capital expenditures, please read footnote 5 to the table in "Selected Historical and Pro Forma Financial and Operating Data" included elsewhere in the prospectus.

        The following table summarizes KSP's total maintenance capital expenditures, including drydocking expenditures, and expansion capital expenditures for the periods presented (in thousands):

	Years ended June 30,			Nine Months Ended March 31,
	2005	2006	2007	2007	2008
Maintenance capital expenditures	$8,024	$13,100	$20,337	$17,929	$16,761
Expansion capital expenditures (including vessel and company acquisitions)	39,337	98,073	25,960	11,957	196,537

Total capital expenditures	$47,361	$111,173	$46,297	$29,886	$213,298

Construction of tank vessels	$16,816	$20,702	$33,315	$23,988	$35,228

        In September 2007, December 2007 and March 2008 KSP took delivery of three 28,000-barrel tank barges, the DBL 23, DBL 24 and DBL 25, respectively. In October 2007, KSP entered into an agreement with a shipyard to construct a 185,000-barrel articulated tug-barge unit, which is expected to be delivered in the fourth quarter of calendar 2009 at a cost of $68.0 million to $70.0 million. KSP also has an agreement for a long-term charter for the unit with a major customer that is expected to commence upon delivery. In December 2007, KSP entered into an agreement with a shipyard to construct a 100,000-barrel tank barge. In total, KSP has agreements with shipyards for the construction of eight additional new tank barges. Deliveries are expected as follows:

Date of Agreement	Vessels	Expected
August 2006	Two 80,000-barrel tank barges	4th Quarter fiscal 2008—1st Quarter fiscal 2009
December 2006	One 80,000-barrel tank barge	1st Quarter fiscal 2009
June 2007	Four 50,000-barrel tank barges	2nd Quarter fiscal 2010—2nd Quarter fiscal 2011
October 2007	One 185,000-barrel articulated tug barge unit	2nd Quarter fiscal 2010
December 2007	One 100,000-barrel tank barge	2nd Quarter 2010

        The above vessels are expected to cost, in the aggregate and after the addition of certain special equipment, approximately $170.0 million, of which $33.9 million has been spent by KSP as of March 31, 2008. KSP expects to spend an additional $15.0 million during fiscal 2008 on these contracts.

        Additionally, KSP intends to retire, retrofit or replace 27 (including four chartered-in) single-hull tank vessels by December 2014, which at March 31, 2008 represented approximately 25% of its barrel-carrying capacity. The capacity of certain of these single-hulled vessels has already been effectively replaced by double-hulled vessels placed into service in the past two years. KSP estimates that the current cost to replace the remaining capacity with newbuildings and by retrofitting certain of its existing vessels will range from $78.0 million to $80.0 million. This capacity can also be replaced by acquiring existing double-hulled tank vessels as opportunities arise. KSP evaluates the most cost-effective means to replace this capacity on an ongoing basis.

        Liquidity Needs.    We have no significant liquidity needs. KSP's primary short-term liquidity needs are to fund general working capital requirements, distributions to unitholders and drydocking expenditures, while its long-term liquidity needs are primarily associated with expansion and other maintenance capital expenditures. KSP's expansion capital expenditures are primarily for the purchase of vessels, while maintenance capital expenditures include drydocking expenditures and the cost of replacing tank vessel operating capacity. KSP's primary sources of funds for its short-term liquidity needs are cash flows from operations and borrowings under its credit agreement, while its long-term sources of funds are cash from operations, long-term bank borrowings and other debt or equity financings.

        KSP believes that cash flows from operations and borrowings under its credit agreement, described under "—KSP's Credit Agreement" below, plus its access to the long-term debt and equity markets, will be sufficient to meet its liquidity needs for the next 12 months and for the long-term.

        KSP's Credit Agreement.    In March 2005, KSP entered into a new five-year $80.0 million revolving credit agreement with a syndicate of banks led by KeyBank National Association. The credit agreement replaced KSP's then-existing $47.0 million revolving credit agreement, which was repaid and terminated. On October 18, 2005, to partially finance the acquisition of Sea Coast, KSP amended its credit agreement to increase the available borrowings to $120.0 million, of which $77.0 million was drawn down to pay the cash portion of the purchase price. On November 29, 2005, to fund the redemption of its Title XI bonds (see "—KSP's Title XI Borrowings" below), KSP further amended the credit agreement to increase the maximum borrowings to $155.0 million. On April 3, 2006, KSP used the net proceeds from the issuance of $80.0 million in new term loans to repay outstanding borrowings under the revolving credit agreement, and further amended it to reduce the available borrowings, to release certain vessels from the collateral pool, and to reduce certain covenant requirements. During fiscal 2007, KSP further amended the credit agreement to add additional bank participants, increase the available borrowings, amend certain financial covenants and reduce interest rates.

        On August 14, 2007, KSP amended and restated the credit agreement to provide for (1) an increase in availability to $175.0 million under a senior secured revolving credit facility, which we refer to as the revolving facility, with an extension of the term to seven years, to August 2014, (2) a $45.0 million 364-day senior secured revolving credit facility, which we refer to as the 364-day facility, (3) amendments to certain financial covenants and (4) a reduction in interest rate margins. Under certain conditions, KSP has the right to increase the revolving facility by up to $75.0 million, to a maximum total facility amount of $250.0 million. On November 7, 2007, KSP partially exercised this right and increased the facility by $25.0 million to $200.0 million. The revolving facility and the 364-day facility are collateralized by a first perfected security interest in vessels having a total fair market value of approximately $275.0 million and certain equipment and machinery related to such vessels. On August 14, 2007, KSP borrowed $67.0 million under the revolving facility and $45.0 million under the 364-day facility to fund a portion of the purchase price of the Smith Maritime Group. The entire 364-day facility and a portion of the revolving facility were repaid on September 26, 2007 with the proceeds from an offering by KSP of its common units. Please read "—KSP's Issuances of Common Units" below. The 364-day facility was terminated on September 26, 2007.

        The following table summarizes the rates of interest and commitment fees for the revolving facility under KSP's credit agreement:

Ratio of Total Funded Debt to EBITDA	LIBOR Margin	Base Rate Margin	Commitment Fee
Less than 2.00 : 1.00	0.70%	0.00%	0.150%
Greater than or equal to 2.00 : 1.00 and less than 2.50 : 1.00	0.85%	0.00%	0.150%
Greater than or equal to 2.50 : 1.00 and less than 3.00 : 1.00	1.10%	0.00%	0.200%
Greater than or equal to 3.00 : 1.00 and less than 3.50 : 1.00	1.25%	0.00%	0.200%
Greater than or equal to 3.50 : 1.00	1.50%	0.25%	0.300%

        Interest on a base rate loan is payable monthly over the term of the agreement. Interest on a LIBOR-based loan is due, at KSP's election, one, two, three, six or twelve months after such loan is made. Outstanding principal amounts of the revolving facility are due upon termination of the credit agreement.

        Loan proceeds under KSP's credit agreement may be used for any purpose in the ordinary course of business, including vessel acquisitions, ongoing working capital needs and distributions. Amounts borrowed and repaid may be re-borrowed. Borrowings made for working capital purposes must be reduced to zero for a period of at least 15 consecutive days once each year.

        KSP's credit agreement contains covenants that include, among others:

  •
  the maintenance of the following financial ratios (all as defined in the credit agreement):

  •
  EBITDA to fixed charges of at least 1.85 to 1.00;

  •
  total funded debt to EBITDA of no greater than 4.00 to 1.00;

  •
  restrictions on creating liens on or disposing of the vessels collateralizing the credit agreement, subject to permitted exceptions;

  •
  restrictions on merging and selling assets outside the ordinary course of business;

  •
  prohibitions on making distributions to limited or general partners of ours during the continuance of an event of default; and

  •
  restrictions on transactions with affiliates and materially changing its business.

        KSP's credit agreement contains customary events of default. If a default occurs and is continuing, KSP must repay all amounts outstanding under the agreement.

  Interest Rate Swap Agreements

        On November 30, 2007, KSP entered into agreements with a financial institution to swap the LIBOR-based, variable rate interest payments on a total of $104.9 million of its credit agreement borrowings for fixed rates, for a term of three years. The fixed rates to be paid by KSP beginning in December 2007 average 4.01%.

  KSP's Other Term Loans

        On June 5, 2008, in connection with the acquisition of eight tugboats and ancillary equipment as described above under "—Subsequent Events—Acquisition and Related Financing," KSP entered into a Loan and Security Agreement (the "Bridge Loan Agreement") with a financial institution (the "Bridge Lender"), pursuant and subject to which the Bridge Lender agreed to extend a bridge loan to KSP in the original principal amount of $31.7 million. To date, KSP has refinanced $27.5 million of the bridge loan with term loans while the remaining $4.3 million is expected to be refinanced prior to the maturity of the bridge loan. The term loans all have terms of seven years. Two of the loans totaling $19.9 million bear a weighted average interest rate of 6.52% and are repayable in an aggregate fixed monthly amount of $0.2 million, with final balloon payments of principal totaling $12.1 million due at maturity on July 1, 2015. A third term loan bears interest at LIBOR plus 2.0%, is repayable in fixed principal amounts ranging from $30,896 to $41,946 monthly, plus interest, and matures on July 1,2015 at which time a final balloon payment of principal of $4.6 million is due. These term loans are collateralized by, in the aggregate, six tugboats.

        KSP's obligations under the Bridge Loan Agreement, while and to the extent outstanding, are secured by all or a portion of the eight tugboats acquired from Roehrig Maritime LLC and its affiliates. Any remaining amount outstanding under the agreement matures on October 5, 2008 and is payable in full on that date. Borrowings under the agreement bear interest at a rate per annum equal to, at the option of KSP, (a) the greater of the prime rate and the federal funds rate plus 0.5% or (b) the 30-day LIBOR plus a margin of 2.0%. Interest is due on the last day of each interest period but not less frequently than quarterly. The Bridge Loan Agreement contains financial covenants requiring KSP to maintain certain financial ratios, which are the same as those contained in KSP's credit agreement (see "—KSP's Credit Agreement" above). The agreement also contains customary events of default, and is cross-defaulted to the credit agreement. If a default occurs and is continuing, including failure by KSP to make payment in full by October 5, 2008, the Bridge Lender may require KSP to repay all amounts outstanding thereunder. As of the date of such default, or on the maturity date, the interest rate described above would increase by 2.0%.

        On June 5, 2008, KSP closed the last of eleven fixed-rate term loans aggregating $72.1 million, which were entered into between April 30, 2008 and June 5, 2008. These loans were arranged with a financial institution, which assigned all but two to other participant institutions. The loans have a term of ten years, maturing between April 1 and June 1, 2018, except one loan for $16.5 million which has a term of seven years and matures on June 1, 2015. These loans bear a weighted average interest rate of 6.35% and are repayable in an aggregate fixed monthly payment of $0.6 million. Final balloon payments of principal total $10.7 million on June 1, 2015 and $24.8 million between April 1 and June 1, 2018. The loans are collateralized by eleven tank barges and tugboats. The proceeds of these loans were used to repay borrowings under KSP's credit agreement, except for $15.0 million which was used to repay an advance on such loans which was borrowed on March 21, 2008 concurrent with repayment of a separate term loan which came due and was repaid on March 24, 2008. These term loan agreements contain customary events of default, including a cross default to KSP's credit agreement.

        On June 4, 2008, KSP entered into a credit agreement (the "ATB Agreement") with another financial institution (the "Bank"), pursuant to which the Bank agreed to provide financing during the construction period, and thereafter, for KSP's construction of a 185,000-barrel articulated tug-barge unit in an amount equal to 80% of the acquisition costs of the unit, up to a maximum of $57.6 million.

Obligations under the ATB Agreement are secured during the construction period by an assignment of KSP's rights under the construction contract with the related shipyard and, after delivery, by a first preferred mortgage interest in the tug-barge unit. Interest is payable quarterly at the applicable LIBOR rate plus a margin. At the delivery date of the unit, which is expected during the fourth quarter of calendar 2009, the aggregate of the advances taken during the construction period will be converted to a term loan repayable in twenty-eight quarterly payments covering 37.5% of the term loan, which are expected to approximate $0.8 million each, plus interest at LIBOR plus a margin. The twenty eighth and final payment will also include a balloon payment of 62.5% of the acquisition cost, estimated at $36.0 million. The ATB Agreement contains the same financial covenants as are contained in the Bridge Loan Agreement, as well as customary events of default. KSP currently has outstanding borrowings of $10.4 million under the agreement.

        On August 14, 2007, in connection with the acquisition of the Smith Maritime Group, KSP entered into a bridge loan facility for up to $60.0 million with an affiliate of KeyBank National Association. The bridge loan facility, while outstanding, bore interest at a rate per annum equal to, at KSP's option, (a) the greater of the prime rate and the federal funds rate plus 0.25% or (b) the 30-day LIBOR plus a margin of 1.50%. Interest was due on a monthly basis. The bridge loan facility was repaid on September 26, 2007 with the proceeds of from an offering by KSP of its common units. Please read "—KSP's Issuances of Common Units" below.

        Also on August 14, 2007, in connection with the Smith Maritime Group acquisition, KSP assumed two term loans totaling $23.5 million. The first, in the amount of $19.5 million, bears interest at the same LIBOR-based variable rate as the credit agreement (see table under "—KSP's Credit Agreement" above) and is repayable in equal monthly installments of $147,455 plus interest, until August 2018. The second, in the amount of $4.0 million, bears interest at LIBOR plus 1.0% and is repayable in monthly installments ranging from $59,269 to $81,320 plus interest, until May 2012. The loans are collateralized by three tank barges. KSP also agreed with the related lending institution to assume the two existing interest rate swaps relating to these two loans. The LIBOR-based, variable interest payments on these loans have been swapped for fixed payments at an average rate of 5.44%, plus the applicable margin, over the same terms as the loans. Borrowings outstanding on these term loans were $22.0 million at March 31, 2008.

        On February 22, 2008, we closed a new ten-year, $5.4 million term loan to finance the purchase of a tugboat. The loan bears interest at 6.15%, and is repayable in monthly installments of $46,220 with a final payment at maturity of $2.4 million. The loan is collateralized by the related tugboat. The principal balance of the loan was $5.4 million at March 31, 2008.

        On April 3, 2006, KSP entered into an agreement with a lending institution to borrow $80.0 million, for which KSP pledged six tugboats and six tank barges as collateral. KSP used the proceeds of these loans to repay indebtedness under its credit agreement. Borrowings are represented by six notes which have been assigned to other lending institutions. These loans bear interest at a rate equal to 30-day LIBOR plus 1.40%, and are repayable in 84 monthly installments with the remaining principal payable at maturity. The agreement contains certain prepayment premiums. Borrowings outstanding on these loans totaled $75.9 million as of June 30, 2007 and $72.9 million as of March 31, 2008. Also on April 3, 2006, KSP entered into an agreement with the lending institution to swap the one-month, LIBOR based, variable interest payments on the $80.0 million of loans for a fixed payment at a rate of 5.2275%, plus the margin, over the same terms as the loans. This swap will result in a fixed interest rate on the Notes of 6.6275% for their seven-year term.

        KSP's swap contracts have been designated as cash flow hedges. Therefore, the unrealized gains and losses during fiscal 2007 and 2006 resulting from the change in fair value of the swap contracts have been reflected in other comprehensive income. The fair value of the swap contracts of $0.4 million and $1.1 million as of June 30, 2007 and 2006, respectively, is included in other assets in the consolidated balance sheet, and the fair value of these contracts of negative $12.3 million has been included in other liabilities in the consolidated balance sheet as of March 31, 2008.

        On December 19, 2005, one of KSP's subsidiaries entered into a seven year Canadian dollar term loan to refinance purchase of an integrated tug-barge unit. The proceeds of $13.0 million were used to repay borrowings under KSP's credit agreement which had been used to finance purchase of the unit. The loan bears interest at a fixed rate of 6.59%, is repayable in 84 monthly installments of CDN 136,328 with the remaining principal amount payable at maturity, and is collateralized by the related tug-barge unit and one other tank barge. Borrowings outstanding on this loan total $13.4 million as of June 30, 2007 and $13.3 million as of March 31, 2008.

        In May 2006, KSP entered into an agreement to borrow up to $23.0 million to partially finance construction of two 28,000-barrel and one 100,000-barrel tank barges. The third and final vessel was delivered, and the note termed-out, during the fourth quarter of fiscal 2007. The loan bears interest at 30-day LIBOR plus 1.40%, and is repayable, plus accrued interest, over seven years, with the remaining principal amount payable at maturity. The loan is collateralized by the related tank barges and two other tank vessels. Borrowings outstanding on this loan total $20.3 million at June 30, 2007 and $19.2 million as of March 31, 2008.

        In March 2005, KSP entered into an agreement to borrow up to $11.0 million to partially finance construction of a 100,000-barrel tank barge. The loan bears interest at 30-day LIBOR plus 1.05%, and is repayable in monthly principal installments of $65,500 with the remaining principal amount payable at maturity. The loan is collateralized by the related tank barge. Borrowings outstanding on this loan totaled $9.9 million at June 30, 2007 and $9.2 million as of March 31, 2008.

        In March 2005, KSP entered into a three-year term loan in the amount of $11.7 million. The loan bears interest at a fixed rate of 6.25% annually, and is repayable in monthly principal installments of $69,578, with the remaining principal amount payable at maturity. The loan is collateralized by three vessels and the proceeds were used to refinance an existing term loan. This term loan was repaid in March 2008. Borrowings outstanding on this loan totaled $9.8 million at June 30, 2007.

        In June 2005, KSP entered into an agreement to borrow up to $18.0 million to finance the purchase of an 80,000-barrel double-hull tank barge and construction of two 28,000-barrel double-hull tank barges. The loan bears interest at 30-day LIBOR plus 1.71%, and is repayable in monthly principal installments of $107,143 with the remaining principal amount payable at maturity. The loan is collateralized by the related tank barges. Borrowings outstanding on this loan were $16.6 million at June 30, 2007 and $15.6 million as of March 31, 2008.

        KSP's Title XI Borrowings.    On June 7, 2002, to provide financing for four newbuild tank vessels, KSP privately placed $40.4 million of bonds ("Title XI bonds"), which were guaranteed by the Maritime Administration of the U.S. Department of Transportation, or MARAD, pursuant to Title XI of the Merchant Marine Act of 1936. The proceeds of $39.1 million, net of certain closing fees, were deposited in a reserve account with the U.S. Department of the Treasury and used to fund construction of the related vessels. On November 29, 2005, KSP redeemed the outstanding $36.8 million principal balance of bonds, paid $0.8 million of accrued interest, and made a make-whole payment of $4.0 million as required under the trust indenture. KSP funded the redemption using funds from its revolving credit agreement. After writing off $2.7 million in unamortized deferred financing costs, and after costs and expenses relating to the transaction, KSP recorded a loss on reduction of debt of $6.9 million. Retirement of the Title XI bonds improved KSP's borrowing flexibility, and eliminated certain restrictive covenants, collateral requirements, and working capital constraints.

        KSP's Restrictive Covenants.    The agreements governing KSP's amended credit facility and term loans contain restrictive covenants that, among others, (a) prohibit distributions under defined events of default, (b) restrict investments and sales of assets, and (c) require KSP to adhere to certain financial covenants, including defined ratios of fixed charge coverage and funded debt to EBITDA (earnings before interest, taxes, depreciation and amortization, as defined).

        KSP's Issuances of Common Units.    On September 26, 2007, KSP sold 3,500,000 of its common units in a public offering under its shelf registration statement. The net proceeds of $132.7 million from the offering, after payment of underwriting discounts and commissions but before payment of expenses, were used to repay borrowings related to the acquisition of the Smith Maritime Group. KSP also issued 250,000 common units to the sellers of the Smith Maritime Group on August 14, 2007, as part of the purchase price. On October 14, 2005, KSP sold 950,000 of its common units in a public offering under its shelf registration statement. The net proceeds of $33.1 million from the offering, after payment of underwriting discounts and commissions but before payment of expenses, were used to repay borrowings under KSP's credit agreement. On October 18, 2005, KSP issued 125,000 units to the seller in connection with its acquisition of Sea Coast. On June 1, 2005, KSP issued and sold 500,000 common units in a private placement for proceeds of $16.0 million, before expenses associated with the offering. A shelf registration statement with respect to the Sea Coast issuance and the June 2005 private placement was declared effective by the Commission in February 2006.

        Contractual Obligations and Contingencies.    Contractual obligations at June 30, 2007 consisted of the following (in thousands):

Payments Due by Period

	Total	Less than 1 Year	2-3 Years	4-5 Years	After 5 Years
Long-term debt and capital lease obligations(1)	$259,787	$18,466	$18,170	$114,325	$108,826
Interest on long-term debt and capital lease obligations(2)	29,729	6,379	10,747	9,186	3,417
Operating lease obligations	7,614	3,093	2,836	717	968
Purchase obligations(3)	84,825	35,304	38,521	11,000	—

	$381,955	$63,242	$70,274	$135,228	$113,211

(1)
Long-term debt and capital lease obligations includes a demand note for $15,500 of EW LLC.

(2)
Interest is only on fixed rate debt, which has a weighted-average interest rate of 6.6%. See "—Quantitative and Qualitative Disclosures About Market Risk" for a discussion of interest on variable rate debt.

(3)
Capital expenditures relating to shipyard payments for the construction of three new 28,000-barrel double-hull tank barges, three new 80,000-barrel double-hull tank barges and four new 50,000-barrel double-hull tank barges.

        Certain executive officers of KSP GP, KSP's general partner, have entered into employment agreements with K-Sea Transportation Inc., KSP's indirect wholly owned corporate subsidiary. Each of these employment agreements had an initial term of one year, which is automatically extended for successive one-year terms unless either party gives 30 days written notice prior to the end of the term that such party desires not to renew the employment agreement. The employment agreements currently provide for annual base salaries aggregating $930,000. In addition, each employee is eligible to receive an annual bonus award based upon consideration of KSP's partnership performance and individual performance. If the employee's employment is terminated without cause or if the employee resigns for good reason, the employee will be entitled to severance in an amount equal to the greater of (a) the product of 1.3125 (1.75 multiplied by .75) multiplied by the employee's base salary at the time of termination or resignation and (b) the product of 1.75 multiplied by the remaining term of the employee's non-competition provisions multiplied by the employee's base salary at the time of termination or resignation.

        KSP is a party to various claims and lawsuits in the ordinary course of business for monetary relief arising principally from personal injuries, collision or other casualty and to claims arising under vessel charters. All of these personal injury, collision and casualty claims are fully covered by insurance, subject to deductibles ranging from $25,000 to $100,000. KSP accrues on a current basis for estimated deductibles it expects to pay.

        The European Union is currently working toward a new directive for the insurance industry, called "Solvency 2", that is expected to become law within four to five years and require increases in the level of free, or unallocated, reserves required to be maintained by insurance entities, including protection and indemnity clubs that provide coverage for the maritime industry. The West of England Ship Owners Insurance Services Ltd., or WOE, a mutual insurance association based in Luxembourg, provides KSP's protection and indemnity insurance coverage and would be impacted by the new directive. In anticipation of these new regulatory requirements, the WOE has assessed its members an additional capital call which it believes will contribute to achievement of the projected required free reserve increases. KSP's capital call was $1.1 million and was paid in February 2007. A further request for capital may be made in the future; however, the amount of such further assessment, if any, cannot be reasonably estimated at this time. As a shipowner member of the WOE, KSP has an interest in the WOE's free reserves, and therefore has recorded the additional $1.1 million capital call as an investment, at cost, subject to periodic review for impairment. This amount is included in other assets in the June 30, 2007 and March 31, 2008 consolidated balance sheets.

        EW Transportation Corp., a subsidiary of EW LLC, a predecessor to KSP, and many other marine transportation companies operating in New York have come under audit with respect to the New York State Petroleum Business Tax, or PBT, which is a tax on vessel fuel consumed while operating in New York State territorial waters. An industry group in which KSP and EW Transportation Corp. participate has come to a final agreement with the New York taxing authority on a calculation methodology for the PBT. Effective January 1, 2007, KSP and the other marine transportation companies began rebilling this tax to customers. In accordance with the agreements entered into in connection with KSP's initial public offering, any liability resulting from the PBT prior to January 14, 2004 (the effective date of KSP's initial public offering) is a retained liability of EW Transportation Corp. The New York taxing authority has completed an audit of all open periods and has issued a proposed assessment which has been substantially accepted by KSP. EW Transportation Corp.'s and KSP's final liability was paid in January 2008.

        As discussed in note 4 to our audited consolidated financial statements, one of KSP's tank barges struck submerged debris in the U.S. Gulf of Mexico in November 2005, causing significant damage which resulted in the barge eventually capsizing. At the time of the incident, the barge was carrying approximately 120,000 barrels of No. 6 fuel oil, a heavy oil product. In January 2006, submerged oil recovery operations were suspended and a monitoring program, which sought to determine if any recoverable oil could be found on the ocean floor, was begun. In February 2007, the Coast Guard agreed to end the cleanup and response phase, including KSP's obligation to conduct any further monitoring of the area around the spill site.

        KSP's insurers responded to the pollution-related costs and environmental damages resulting from the incident, paying approximately $65.0 million less $60,000 in total deductibles, and are pursuing their own financial recovery efforts. In December 2007, a court made a final determination of liability in this case, resulting in a financial recovery by KSP's insurers, and also by KSP. As a result of the ruling, KSP was awarded a reimbursement of certain expenses totaling $2.1 million, which has been included in other expense (income) in the consolidated statement of operations. This amount was received in January 2008. KSP's incident response effort is complete. KSP is not aware of any further recovery, cleanup or other costs. However, if any such costs are incurred, they are expected to be paid by the insurers.

        EW LLC and its predecessors have been named, together with a large number of other companies, as co-defendants in 39 civil actions by various parties, including former employees, alleging unspecified damages from past exposure to asbestos and second-hand smoke aboard some of the vessels that it contributed to KSP in connection with KSP's initial public offering. EW LLC and its predecessors have been dismissed from 38 of these lawsuits for an aggregate sum of approximately $47,000 and are seeking to settle the other case. At the closing of the offering, EW LLC will be our wholly owned subsidiary. EW LLC and KSP may be subject to litigation in the future involving these plaintiffs and others alleging exposure to asbestos due to alleged failure to properly encapsulate friable asbestos or remove friable asbestos on its vessels, as well as for exposure to second-hand smoke and other matters.

Inflation

        During the last three years, inflation has had a relatively minor effect on KSP's financial results. KSP's contracts generally contain escalation clauses whereby certain cost increases, including labor and fuel, can be passed through to its customers.

Related Party Transactions

        We share KSP's corporate office in East Brunswick, New Jersey. KSP leases its Staten Island office and pier facilities from, and charter certain vessels to, affiliates of an employee. Additionally, KSP utilizes one of these affiliates for tank cleaning services. Please read note 7 to our audited consolidated financial statements included elsewhere in this prospectus.

        KSP Investors A L.P., KSP Investors B L.P., KSP Investors C L.P., EW LLC and their controlled affiliates have agreed to indemnify KSP for claims associated with certain retained liabilities. For more information regarding the indemnification obligations and other related party transactions, please read "Certain Relationships and Related Transactions."

Seasonality

        KSP operates its tank vessels in markets that exhibit seasonal variations in demand and, as a result, in charter rates. For example, movements of clean oil products, such as motor fuels, generally increase during the summer driving season. In certain regions, movements of black oil products and distillates, such as heating oil, generally increase during the winter months, while movements of asphalt products generally increase in the spring through fall months. Unseasonably cold winters result in significantly higher demand for heating oil in the northeastern United States. Meanwhile, KSP's operations along the West Coast and in Alaska historically have been subject to seasonal variations in demand that vary from those exhibited in the East Coast and Gulf Coast regions. The summer driving season can increase demand for automobile fuel in all of KSP's markets and, accordingly, the demand for its services. A decline in demand for, and level of consumption of, refined petroleum products could cause demand for tank vessel capacity and charter rates to decline, which would decrease KSP's revenues and cash flows. KSP's West Coast operations provide seasonal diversification primarily as a result of service to its Alaskan markets, which experience the greatest demand for petroleum products in the summer months, due to weather conditions. Considering the above, KSP believes seasonal demand for its services is lowest during its third fiscal quarter. KSP does not see any significant seasonality in the Hawaiian market.

Critical Accounting Policies

        The accounting treatment of a particular transaction is governed by generally accepted accounting principles, or GAAP, and, in certain circumstances, requires us to make estimates, judgments and assumptions that we believe are reasonable based upon information available. We base our estimates, judgments and assumptions on historical experience and known facts that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions and conditions. We believe that, of our significant accounting policies discussed in note 2 to our audited consolidated financial statements, the following may involve a higher degree of judgment.

Revenue Recognition

        KSP earns revenue under contracts of affreightment, voyage charters, time charters and bareboat charters. For contracts of affreightment and voyage charters, revenue is recognized based upon the relative transit time in each period, with expenses recognized as incurred. Although contracts of affreightment and certain contracts for voyage charters may be effective for a period in excess of one year, revenue is recognized over the transit time of individual voyages, which are generally less than ten days in duration. For time charters and bareboat charters, revenue is recognized ratably over the contract period, with expenses recognized as incurred. Estimated losses on contracts of affreightment and charters are accrued when such losses become evident.

Depreciation

        KSP's vessels and equipment are recorded at cost, including capitalized interest where appropriate, and depreciated using the straight-line method over the estimated useful lives of the individual assets as follows: tank vessels—ten to twenty-five years; tugboats—ten to twenty years; and pier and office equipment—five years. For single-hull tank vessels, these useful lives are limited to the remaining period of operation prior to mandatory retirement as required by OPA 90. Also included in vessels are drydocking expenditures that are capitalized and amortized over three years. Major renewals and betterments of assets are capitalized and depreciated over the remaining useful lives of the assets. Maintenance and repairs that do not improve or extend the useful lives of the assets are expensed. To date, KSP's experience confirms that these policies are reasonable, although there may be events or changes in circumstances in the future that indicate the recovery of the carrying amount of a vessel might not be possible. Examples of events or changes in circumstances that could indicate that the recoverability of a vessel's carrying amount should be assessed might include a change in regulations such as OPA 90, or continued operating losses, or projections thereof, associated with a vessel or vessels. If events or changes in circumstances as set forth above indicate that a vessel's carrying amount may not be recoverable, KSP would then be required to estimate the undiscounted future cash flows expected to result from the use of the vessel and its eventual disposition. If the sum of the undiscounted expected future cash flows is less than the carrying amount of the vessel, KSP would recognize an impairment loss to the extent the carrying value exceeds its fair value by appraisal. KSP's assumptions and estimates would include, but not be limited to, the estimated fair market value of the assets and their estimated future cash flows, which are based on additional assumptions such as asset utilization, length of service of the asset and estimated salvage values. Although KSP believes their assumptions and estimates are reasonable, deviations from the assumptions and estimates could produce a materially different result.

Amortization of Drydocking Expenditures

        Drydocking expenditures are capitalized and amortized over three years. Drydocking of vessels is required by both the U.S. Coast Guard and by the applicable classification society, which in KSP's case is the American Bureau of Shipping. Such drydocking activities include, but are not limited to, the inspection, refurbishment and replacement of steel, engine components, tailshafts, mooring equipment and other parts of the vessel. Amortization of drydocking expenditures is included in depreciation and amortization expense.

Accounts Receivable

        KSP extends credit to its customers in the normal course of business. KSP regularly reviews their accounts, estimate the amount of uncollectible receivables each period, and establish an allowance for uncollectible amounts. The amount of the allowance is based on the age of unpaid amounts, information about the current financial strength of customers, and other relevant information. Estimates of uncollectible amounts are revised each period, and changes are recorded in the period they become known. Historically, credit risk with respect to KSP's trade receivables has generally been considered minimal because of the financial strength of its customers.

Deferred Income Taxes

        We provide deferred taxes for the tax effects of differences between the financial reporting and tax bases of assets and liabilities at enacted tax rates in effect in the jurisdictions where we and KSP operate for the years in which the differences are expected to reverse. A valuation allowance is provided, if necessary, for deferred tax assets that are not expected to be realized.

New Accounting Pronouncements

        On June 2, 2005, the FASB issued FASB Statement No. 154, "Accounting Changes and Error Corrections—a replacement of APB No. 20 and FAS No. 3" ("FAS 154"). FAS 154 replaces APB Opinion No. 20, "Accounting Changes" ("APB 20") and FASB Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements" and changes the requirements for the accounting for and reporting of a change in accounting principle. FAS 154 applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. We adopted FAS 154 as of July 1, 2006, and such adoption did not have a significant impact on our financial position, results of operations or cash flows.

        On February 16, 2006 the FASB issued FASB Statement No. 155, "Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140" ("FAS 155"). FAS 155 amends FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" and FASB Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." We adopted FAS 155 as of July 1, 2007, and such adoption had no impact on our financial position, results of operations or cash flows.

        In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, "Accounting for Income Taxes." FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We adopted FIN 48 as of July 1, 2007, and such adoption had no impact on our financial position, results of operations or cash flows.

        At the date of the adoption, there were no unrecognized tax benefits and consequently no related interest and penalties. The significant jurisdictions in which we file tax returns and are subject to tax include New York, Venezuela and Puerto Rico. The significant jurisdictions in which our corporate subsidiaries file tax returns and are subject to tax include the United States and Canada. The tax returns filed in the United States and state jurisdictions are subject to examination for the years 2004 through 2007 and in foreign jurisdictions for the years 2005 through 2007. We have adopted a policy to record tax related interest and penalties under interest expense and general and administrative expenses, respectively.

        In September 2006, the FASB issued FASB Statement No. 157, "Fair Value Measurements" ("FAS 157"). FAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. FAS 157 applies under other accounting pronouncements that require or permit fair value measurements. FAS 157 is effective for fiscal years beginning after November 15, 2007, and we are currently analyzing its impact, if any. In February 2008, the FASB issued FSP No. FAS 157-2, "Effective Date of FASB Statement No. 157" ("FAS 157-2"). FAS 157-2 delays the effective date of FAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis.

        In December 2007, the FASB issued FASB Statement No. 141 (revised 2007), "Business Combinations" ("FAS 141(R)") which replaces FAS No.141, "Business Combinations". FAS 141(R) retains the underlying concepts of FAS 141 in that all business combinations are still required to be accounted for at fair value under the purchase method of accounting, but FAS 141(R) changed the method of applying the purchase method in a number of significant aspects. FAS 141(R) is effective on a prospective basis for all business combinations for which the acquisition date is on or after the beginning of the first fiscal year subsequent to December 15, 2008, with the exception of the accounting for valuation allowances on deferred taxes and acquired tax contingencies. FAS 141(R) amends FAS 109 such that adjustments made to valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions that closed prior to the effective date of FAS 141(R) would also apply the provisions of FAS 141(R). We are currently analyzing its impact, if any.

        In December 2007, the FASB issued FASB Statement No. 160, "Non-controlling Interests in Consolidated Financial Statements, an Amendment of ARB 51" ("FAS 160"). FAS 160 amends ARB 51 to establish new standards that will govern the accounting for and reporting of (1) non-controlling interests in partially owned consolidated subsidiaries and (2) the loss of control of subsidiaries. FAS 160 is effective on a prospective basis for all fiscal years, and interim periods within those fiscal years beginning on or after December 15, 2008, except for the presentation and disclosure requirements, which will be applied retrospectively. We are currently analyzing its impact, if any.

        In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, "Disclosure about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133" ("FAS 161"). FAS 161 requires qualitative disclosure about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. FAS 161 is effective for fiscal years beginning after November 15, 2008. We are currently analyzing the impact, if any, of this standard.

        In May 2008, the FASB issued Statement of Financial Accounting Standards No. 162, "The Hierarchy of Generally Accepted Accounting Principles" ("FAS 162"). FAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. FAS 162 is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, "The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles." We are currently analyzing the impact, if any, of this standard.

Quantitative and Qualitative Disclosures About Market Risk

        Our primary market risk is the potential impact of changes in interest rates on our variable rate borrowings. After considering the interest rate swap agreements discussed below, as of March 31, 2008 approximately $222.8 million of our debt, all debt of KSP, bore interest at fixed interest rates ranging from 5.26% to 6.81%. EW LLC's demand loan, borrowings under KSP's credit agreement, and certain other KSP debt totaling $164.8 million at March 31, 2008, bore interest at a floating rate based on LIBOR, which subjected us to increases or decreases in interest expense resulting from movements in that rate. Based on our total outstanding floating rate debt as of March 31, 2008, the impact of a 1% change in interest rates would result in a change in interest expense, and a corresponding impact on income before income taxes, of approximately $1.6 million annually.

        As of March 31, 2008, KSP had six outstanding interest rate swap agreements that expire over the periods from 2012 to 2018, concurrently with the hedged loans. As of March 31, 2008, the notional amount of the swaps was $199.8 million, KSP was paying a weighted average fixed rate of 5.91%, and KSP was receiving a weighted average variable rate of 4.42%. The primary objective of these contracts is to reduce the aggregate risk of higher interest costs associated with variable rate debt. The interest rate swap contracts KSP holds have been designated as cash flow hedges and, accordingly, gains and losses resulting from changes in the fair value of these contracts are recognized as other comprehensive income. KSP is exposed to credit related losses in the event of non-performance by counterparties to these instruments; however, the counterparties are major financial institutions and KSP considers such risk of loss to be minimal. KSP does not hold or issue derivative financial instruments for trading purposes.

OUR BUSINESS

General

        We are a Delaware limited partnership formed in December 2007, and our cash generating assets consist solely of partnership interests in K-Sea Transportation Partners L.P. (NYSE: KSP). KSP is a publicly traded Delaware limited partnership that provides marine transportation, distribution and logistics services for refined petroleum products in the United States. KSP currently operates a fleet of 74 tank barges, one tanker and 66 tugboats that serves a wide range of customers, including major oil companies, oil traders and refiners. With approximately 4.4 million barrels of capacity, KSP believes it owns and operates the largest coastwise tank barge fleet in the United States.

        Upon completion of this offering, we will own:

  •
  100% of the incentive distribution rights in KSP, which we will hold through our 100% ownership interest in KSP GP;

  •
  4,165,000 units of KSP, consisting of 2,082,500 common units and 2,082,500 subordinated units, representing an aggregate 29.9% limited partner interest in KSP; and

  •
  all of the 1.5% general partner interest in KSP, which we will hold through our 100% ownership interest in KSP GP.

Our Strategy

        Our primary business objective is to increase our cash distributions to our unitholders through our ownership of KSP. KSP's primary business objective is to increase distributable cash flow per unit by:

  •
  expanding its fleet through newbuildings and accretive and strategic acquisitions;

  •
  maximizing fleet utilization and improving productivity;

  •
  maintaining safe, low-cost and efficient operations;

  •
  balancing its fleet deployment between longer-term contracts and shorter-term business in an effort to provide stable cash flows through business cycles, while preserving flexibility to respond to changing market conditions; and

  •
  attracting and maintaining customers by adhering to high standards of performance, reliability and safety.

        We may facilitate KSP in the implementation of its business strategy through the use of our capital resources, which could involve capital contributions, loans or other forms of financial support.

Our Interest in KSP

        Our ownership of 100% of KSP's incentive distribution rights entitles us to receive the following increasing percentages of cash distributed by KSP:

  •
  13% of all incremental cash distributed in a quarter after $0.55 has been distributed in respect of each common unit and subordinated unit of KSP for that quarter;

  •
  23% of all incremental cash distributed after $0.625 has been distributed in respect of each common unit and subordinated unit of KSP for that quarter; and

  •
  the maximum sharing level of 48% of all incremental cash distributed after $0.75 has been distributed in respect of each common unit and subordinated unit of KSP for that quarter.

        Since 2004, KSP has increased its quarterly cash distribution for the last 12 consecutive quarters, and 14 times since its initial public offering in 2004, from $0.50 per common unit ($2.00 on an annualized basis) to $0.76 per common unit ($3.04 on an annualized basis), which is the most recently paid distribution. The distribution of $0.76 per limited partner unit paid by KSP for the quarter ended March 31, 2008 entitles us to receive 48% of the cash distribution from KSP in excess of its target distribution level of $0.75 per common unit, which, in addition to the distributions we receive in respect of our common and subordinated units and general partner units, collectively comprises 36% of the cash distributed by KSP in respect of that quarter. Our cash flow will be entirely dependent upon the ability of KSP to make cash distributions to us. If KSP does not make cash distributions or reduces the level of cash distributions to us, we may not have sufficient cash to pay distributions at our initial quarterly distribution level or at all.

        As KSP has increased the quarterly cash distribution paid on its units, the target cash distribution levels described above have been exceeded, thereby increasing the amounts paid by KSP to its general partner as the owner of KSP's incentive distribution rights. As a consequence, our cash distributions from KSP that are based on our ownership of the incentive distribution rights have increased more rapidly than distributions based on our other ownership of interests in KSP. Any further increases in the quarterly cash distributions above $0.75 per unit from KSP would entitle us to receive 48% of such excess and would have the effect of disproportionately increasing the amount of all distributions that we receive from KSP based on our ownership interest in the incentive distribution rights in KSP.

        All of our cash flows are generated from the cash distributions we receive with respect to the KSP partnership interests we own. KSP is required by its partnership agreement to distribute, and it has historically distributed within 45 days of the end of each quarter, all of its cash on hand at the end of each quarter, less cash reserves established by its general partner in its sole discretion to provide for the proper conduct of KSP's business or to provide for future distributions. KSP's net cash provided by operating activities has exceeded total distributions in respect of each of the full calendar years 2004, 2005, 2006 and 2007 and has been adequate to cover its total distributions in 12 of the 17 quarters since its initial public offering. When KSP's distributions exceed net cash provided by operating activities in any quarter, KSP borrows an amount necessary to pay the difference and repays such amount in a subsequent quarter.

        While we, like KSP, are structured as a limited partnership, our capital structure and cash distribution policy differ materially from those of KSP. Most notably, our general partner is not entitled to receive any distributions from us. Therefore, our distributions are allocated exclusively to our common units, which is our only class of security currently outstanding. Further, our distributions to our common unitholders will not be cumulative. Consequently, if distributions on our common units are not paid with respect to any fiscal quarter, our unitholders will not be entitled to receive such payments in the future.

        Following the completion of this offering, the owners of our general partner will beneficially own approximately        % of our common units (or    % if the underwriters exercise their over-allotment option in full) and continue in their roles as officers or directors of KSP. Therefore, although our general partner does not currently have a direct economic interest in us, the owners of our general partner will have an economic interest in us as well as KSP after completion of this offering.

        The graph below illustrates the historical growth in KSP's quarterly distributions per common unit and the corresponding historical growth in quarterly distributions that would have been made to us, including the general partner interest and the incentive distribution rights:

KSP Distribution Growth

        The following graph shows hypothetical cash distributions payable to us with respect to our partnership interests in KSP, including the incentive distribution rights, the general partner interest and the limited partner interests, across a range of hypothetical annualized distributions made by KSP. This information assumes:

  •
  KSP has a total of 13,715,700 limited partner units outstanding, consisting of 11,633,200 common units and 2,082,500 subordinated units; and

  •
  our ownership of:

  •
  100% of the incentive distribution rights in KSP;

  •
  4,165,000 units of KSP, consisting of 2,082,500 common units and 2,082,500 subordinated units, representing an aggregate 29.9% limited partner interest in KSP; and

  •
  all of the 1.5% general partner interest in KSP.

The graph also illustrates the impact to us of KSP raising or lowering its quarterly cash distribution from the most recently paid distribution of $0.76 per common unit ($3.04 on an annualized basis), which was paid on May 15, 2008 with respect to the quarter ended March 31, 2008. This information is presented for illustrative purposes only. This information is not intended to be a prediction of future performance and does not attempt to illustrate the impact of changes in our or KSP's business, including changes that may result from changes in interest rates and general economic conditions, or the impact of any acquisition or, expansion projects, divestitures or issuance of additional units or debt.

Hypothetical Annualized Distributions

        The impact to us of changes in KSP's cash distribution levels will vary depending on several factors, including the impact of the incentive distribution rights structure. In addition, the level of cash distributions we receive may be affected by risks associated with the underlying business of KSP. Please read "Risk Factors."

        If KSP is successful in implementing its business strategies and increasing distributions to its partners, we generally would expect to increase distributions to our unitholders, although the timing and amount of any such increase in our distributions will not necessarily be comparable to any increase in KSP's distributions. We cannot assure you that any distributions will be declared or paid by KSP. Please read "Our Cash Distribution Policy and Restrictions on Distributions" and "Risk Factors."

        KSP's cash distributions to us will vary depending on several factors, including KSP's total outstanding partnership interests on the record date for the distribution, the per unit distribution and our relative ownership of KSP's partnership interests.

        It is not likely that our common units and KSP's common units will trade in simple relation or proportion to one another. Instead, while the trading prices of our common units and KSP's common units are likely to follow generally similar broad trends, the trading prices may diverge because, among other things:

  •
  with respect to KSP's distributions, KSP's common unitholders have a priority over our incentive distribution rights in KSP;

  •
  we participate in KSP's general partner's distributions and the incentive distribution rights, and KSP's common unitholders do not; and

  •
  we may enter into other businesses separate from KSP or any of its affiliates, although we have no present intention to do so.

        Please read "Comparison of Rights of Holders of KSP's Common Units and Our Common Units" for a summary comparison of certain features of KSP's common units and our common units.

How Our Partnership Agreement Terms Differ from Those of Other Publicly Traded Partnerships

        Although we are organized as a limited partnership, certain of the provisions of our partnership agreement differ from those of KSP and many other publicly traded partnerships. For example:

  •
  Our general partner is not entitled to incentive distributions. Most publicly traded partnerships have incentive distribution rights that entitle the general partner to receive increasing percentages, commonly up to 50%, of the cash distributed in excess of a certain per unit distribution.

  •
  We do not have subordinated units. Most publicly traded partnerships initially have subordinated units that (1) do not receive distributions in a quarter until all common units receive the minimum quarterly distribution plus arrearages and (2) convert to common units upon meeting certain financial tests.

  •
  Our general partner is not required to make additional capital contributions to us in connection with additional issuances of units by us because it has no economic interest in us. Most general partners of publicly traded partnerships have a 2% general partner interest and are required to or have the option to make additional capital contributions to the partnership in order to maintain their percentage general partner interest upon issuance of additional partnership interests by the partnership.

        You should read the summaries in "Description of Our Common Units" and "Description of Our Partnership Agreement," as well as Appendix A—Form of Agreement of Limited Partnership of K-Sea GP Holdings LP, for a more complete description of the terms of our partnership agreement.

Legal Proceedings

        EW LLC and its predecessors have been named, together with a large number of other companies, as co-defendants in 39 civil actions by various parties, including former employees, alleging unspecified damages from past exposure to asbestos and second-hand smoke aboard some of the vessels that it contributed to KSP in connection with its initial public offering. EW LLC and its predecessors have been dismissed from 38 of these lawsuits for an aggregate sum of approximately $47,000, and are seeking to settle the other case. At the closing of the offering, EW LLC will be our wholly owned subsidiary. EW LLC may be subject to litigation in the future from these plaintiffs and others alleging exposure to asbestos due to alleged failure to properly encapsulate or remove friable asbestos on our vessels, as well as for exposure to second-hand smoke and other matters. For a related discussion of insurance coverage, please read "Business of K-Sea Transportation Partners L.P.—Insurance Program."

        For a discussion of legal proceedings related to KSP, please read "Business of K-Sea Transportation Partners L.P.—Legal Proceedings."

BUSINESS OF K-SEA TRANSPORTATION PARTNERS L.P.

        KSP is a leading provider of marine transportation, distribution and logistics services for refined petroleum products in the United States. KSP currently operates a fleet of 74 tank barges, one tanker and 66 tugboats that serves a wide range of customers, including major oil companies, oil traders and refiners. With approximately 4.4 million barrels of capacity, KSP believes it owns and operates the largest coastwise tank barge fleet in the United States.

        For the fiscal year ended June 30, 2007, KSP's fleet transported approximately 140 million barrels of refined petroleum products for KSP's customers, including BP, Chevron, ConocoPhillips, ExxonMobil and Rio Energy. KSP's five largest customers in fiscal 2007 have been doing business with KSP for approximately 17 years on average. KSP does not assume ownership of any of the products it transports. During fiscal 2007, KSP derived approximately 79% of its revenue from longer-term contracts that are generally for periods of one year or more.

        KSP believes it has a high-quality, well-maintained fleet. Approximately 75% of its current barrel-carrying capacity is double-hulled. Furthermore, KSP will be permitted to continue to operate its single-hull tank vessels until January 1, 2015 in compliance with OPA 90, which mandates the phase-out of all single-hull tank vessels transporting petroleum and petroleum products in U.S. waters. All of KSP's tank vessels except two operate under the U.S. flag, and all but four are qualified to transport cargo between U.S. ports under the Jones Act, the federal statutes that restrict foreign owners from operating in the U.S. maritime transportation industry.

Growth of KSP

        KSP's predecessor company, Eklof Marine Corp., was founded in 1959. Following the acquisition of Eklof in April 1999, KSP implemented an expansion plan fuelled by acquisitions and newbuilding programs. In April 1999, KSP owned 24 tank barges, 6 tankers and 8 tugboats with a total barrel-carrying capacity of approximately 1.1 million barrels. From April 1999 through December 2003, KSP acquired 18 tank vessels in 9 separate transactions, increasing the total barrel-carrying capacity of its fleet, net of vessel sales and retirements to approximately 2.3 million barrels. A majority of this capacity increase resulted from KSP's acquisition of vessels from Maritrans, which included 8 tugboats and 10 barges with a combined carrying capacity of nearly one million barrels, located predominately in the Northeast.

        In January 2004, KSP went public on the New York Stock Exchange. Under the same management, KSP has continued to grow its business—both in terms of the size and scale of operations and in terms of the geographical and commercial scope of its business. KSP's growth has been prudently managed and accretive to cash flow. Quarterly distributions have increased from $0.50 per common unit for the quarter ended March 31, 2004 (prorated for the number of days between the date of its initial public offering to March 31, 2004) to $0.76 for the quarter ended March 31, 2008, reflecting 14 quarterly distribution increases.

        Significant acquisitions since KSP's initial public offering include:

  •
  In January 2004, KSP purchased a 140,000 barrel barge and a tugboat from SeaRiver Maritime, Inc., a subsidiary of ExxonMobil.

  •
  In December 2004, KSP acquired 10 tank barges and seven tugboats from Bay Gulf Trading of Norfolk, Virginia, representing a combined total barrel-carrying capacity of 255,000 barrels.

  •
  In October 2005, KSP acquired 15 tank barges and 15 tugboats through its acquisition of Sea Coast Towing, Inc., thereby increasing its barrel-carrying capacity by 705,000 barrels and providing it with an attractive entry point into the complementary markets of the Pacific Northwest and Alaska.

  •
  In August 2007, KSP acquired 11 tank barges and 14 tugboats with a combined capacity of 777,000 barrels through its acquisition of the Smith Maritime Group.

  •
  In June 2008, KSP acquired eight tugboats and ancillary equipment from Roehrig Maritime LLC and its affiliates.

        Since January 2004, KSP has also purchased four existing tank barges with a combined capacity of 328,000 barrels in separate transactions and nine existing tugboats. In October 2007, KSP entered into an agreement with a shipyard to construct a 185,000-barrel articulated tug-barge unit, which is expected to be delivered in the fourth quarter of calendar 2009. KSP has an agreement for a long-term charter for this 185,000-barrel articulated tug-barge unit with a major customer that is expected to commence upon delivery. KSP also has a newbuilding program for seven additional tank barges totaling 460,000 barrels of capacity. These tank barges are expected to be delivered periodically between the first quarter of fiscal 2009 and the second quarter of fiscal 2011. KSP has firm commitments with its customers for 260,000 barrels of this capacity and expects to be able to employ the remaining capacity upon its delivery. As a result of its expansion program, KSP's total barrel-carrying capacity, net of vessel sales and retirements, is expected to increase to between 4.6 million and 4.8 million by 2010, roughly double the size of its fleet at its initial public offering and four times its size in 1999.

        The following table sets forth certain financial and operating data for KSP for the year ended June 30, 2004 as compared to pro forma information for the year ended June 30, 2007.

(Dollars in millions)

	June 30, 2004	Pro Forma June 30, 2007(1)	% Change
Operating Data
Number of Barges	34	71	108.8%
Number of Tankers	2	1	(50.0)%

Total Fleet	36	72	100%
Total Carrying Capacity (mm bbls)	2,410	4,240	75.9%
Number of Tugboats	19	58	205.3%
Financial Data
Revenues	$95.8	$283.5	195.9%
Net Voyage Revenue(4)	77.6	216.2	178.6%
Net Income(2)	21.2	17.8	(16.0)%
EBITDA(3)(4)	29.4	93.7	218.7%

(1)
Pro forma for acquisition of the Smith Maritime Group.

(2)
Includes a non cash tax benefit of $17.6 million for fiscal 2004 attributable to a reduction in deferred taxes resulting from the change in income tax status of the assets and liabilities constituting the business of KSP's predecessor that were transferred at the date of KSP's initial public offering.

(3)
EBITDA has been reduced by a net loss on reduction of debt of $3.2 million for the year ended June 30, 2004.

(4)
The following table presents a reconciliation on the non-GAAP financials measures of net voyage revenue and EBITDA to the most directly comparable GAAP financial measures for each of the periods indicated. For an explanation of EBITDA and Net voyage revenue, please read

  "Prospectus Summary—Non-GAAP Financial Measures" beginning on page 21 (Adjusted EBITDA excludes non-controlling interest).

	Year Ended June 30, 2004	Pro-forma Year Ended June 30, 2007(1)
	(in millions)
Reconciliation of "Net voyage revenue" to "Voyage Revenue"
Voyage revenue	$93.9	$267.9
Voyage expenses	16.3	51.7

Net voyage revenue	$77.6	$216.2

Reconciliation of "EBITDA" to "Net Income"
Net income	$21.2	$17.8
Interest expense, net	6.4	29.4
Depreciation and amortization	18.6	45.6
Provision for income taxes	(16.8)	0.9

EBITDA	$29.4	$93.7

Reconciliation of "EBITDA" to "Net Cash provided by operating activities"
Net cash provided by operating activities	$10.9
Payment of drydocking expenditures	7.0
Interest paid	5.3
Income taxes paid	—
(Increase) decrease in operating working capital	2.7
Other, net	3.5

EBITDA	$29.4

Competitive Strengths

        KSP's competitive strengths include:

  •
  A large, versatile fleet that enables KSP to maximize utilization and provide comprehensive customer service.    KSP has a large and versatile tank vessel fleet of 74 tank barges, one tanker and 66 tugboats. KSP believes that its tank vessel fleet, with over 4.4 million barrels of carrying capacity, is the largest coastwise tank barge fleet in the United States, as measured by barrel-carrying capacity. Many of KSP's tank vessels can be transitioned between clean and black oil products and among geographic locations with relative ease, giving KSP the flexibility and efficiency to allocate the right vessel for the right cargo assignment on a timely basis. This flexibility allows KSP to reduce its waiting time between charter assignments and to provide comprehensive and efficient customer service.

  •
  A significant percentage of double-hulled tank vessels in relation to the industry average, which should benefit KSP given the projected decrease in tank vessel capacity due to OPA 90.    As of March 31, 2008, approximately 75% of KSP's barrel-carrying capacity was double-hulled. Without a meaningful increase in new tank vessel construction or retrofittings of existing tank vessels, KSP believes there will be a decrease in tank vessel supply due to OPA 90.

  •
  A reputation for high standards of performance, reliability and safety, which fosters long-term customer relationships with major oil companies, oil traders and refiners.    KSP has actively developed and maintained relationships with major oil companies, oil traders and refiners. KSP has been doing business with BP, Chevron, ConocoPhillips, ExxonMobil and Rio Energy for 34,

    18, 11, 11 and 9 years, respectively. KSP believes its customers place significant importance on its established reputation for high standards of performance, reliability and safety.

  •
  A proven track record of successfully acquiring and integrating vessels and businesses.    From April 30, 1999 through March 31, 2008, KSP acquired 62 tank vessels which increased the total barrel-carrying capacity of KSP's fleet, net of vessel sales and retirements, from approximately 1.1 million barrels to approximately 4.4 million barrels. Over the same period, KSP increased the net utilization of the tank vessels KSP operates from 79% to 84%.

  •
  The financial flexibility to pursue acquisitions and other expansion opportunities through the issuance of additional common units and borrowings under KSP's revolving credit agreement.    As of March 31, 2008, KSP had approximately $7.2 million available for working capital purposes and internal growth and acquisitions under KSP's revolving credit agreement. Under certain conditions, KSP has the right to increase its borrowing capacity under the revolving credit agreement by up to $50 million. KSP believes the borrowings available under its credit agreement and its ability to issue additional debt or equity securities should provide it with financial flexibility to enable it to pursue expansion and acquisition opportunities.

  •
  A management team with extensive industry experience.    Members of KSP's management team have, on average, more than 20 years of experience in the maritime transportation industry. Further, members of KSP's management team have been employed by KSP or one of KSP's predecessors, on average, for approximately 12 years. KSP's management team has a successful track record of achieving internal growth and completing acquisitions. KSP believes its management team's experience and familiarity with its industry and businesses are important assets that will assist it in implementing its business strategies and pursuing its growth strategies.

Business Strategies

        KSP's primary business objective is to increase distributable cash flow per unit by executing the following strategies:

  •
  Expanding its fleet through newbuildings and accretive and strategic acquisitions.    KSP has grown successfully in the past through newbuildings and strategic acquisitions. KSP expects to continue this strategy by regularly surveying the marketplace to identify and pursue newbuilding opportunities and acquisitions that expand the services and products KSP offers or KSP's geographic presence. Since KSP's initial public offering in January 2004, KSP has grown its fleet barrel-carrying capacity from 2.3 million barrels to 4.4 million barrels currently, and it has an additional 645,000 barrels of capacity under construction.

  •
  Maximizing fleet utilization and improving productivity.    The interchangeability of KSP's tank vessels and the critical mass of KSP's fleet give KSP the flexibility to allocate the right vessel for the right cargo assignment on a timely basis. KSP intends to continue improving its operational efficiency through the use of new technology and comprehensive training programs for new and existing employees. KSP also intends to minimize down time by emphasizing efficient scheduling and timely completion of planned and preventative maintenance.

  •
  Maintaining safe, low-cost and efficient operations.    KSP believes it is a cost-efficient and reliable tank vessel operator. KSP intends to continue to reduce operating costs through constant evaluation of each vessel's performance and concurrent adjustment of operating and chartering procedures to maximize each vessel's safety and profitability. KSP also intends to continue to minimize costs through an active preventative maintenance program both on-shore and at sea, employing qualified officers and crew and continually training its personnel to ensure safe and reliable vessel operations.

  •
  Balancing fleet deployment between longer-term contracts and shorter-term business in an effort to provide stable cash flows through business cycles, while preserving flexibility to respond to changing market conditions.    During fiscal 2007, KSP derived approximately 79% of its revenue from time charters, consecutive voyage charters, contracts of affreightment and bareboat charters, all of which are generally for periods of one year or more. KSP derived the remaining 21% of its revenue for fiscal 2007 from single voyage charters, which are generally priced at prevailing market rates. Vessels operating under voyage charters may generate increased profit margins during periods of improved charter rates, while vessels operating on time charters generally provide more predictable cash flow. KSP intends to pursue a strategy of emphasizing longer-term contracts, while preserving operational flexibility to take advantage of changing market conditions.

  •
  Attracting and maintaining customers by adhering to high standards of performance, reliability and safety.    Customers place particular emphasis on efficient operations and strong environmental and safety records. KSP intends to continue building on KSP's reputation for maintaining high standards of performance, reliability and safety, which KSP believes will enable it to attract increasingly selective customers.

KSP's Industry

Introduction

        Tank vessels, which include tank barges and tankers, are a critical link in the refined petroleum product distribution chain. Tank vessels transport gasoline, diesel fuel, heating oil, asphalt and other products from refineries and storage facilities to a variety of destinations, including other refineries, distribution terminals, power plants and ships. According to a June 2006 study by the Association of Oil Pipe Lines, 29.9% of all domestic refined petroleum product transportation was by water in 2004, making waterborne transportation the most used mode of transportation for refined petroleum products after pipelines.

        Among the laws governing the domestic tank vessel industry is the one commonly referred to as the Jones Act, the federal statute that restricts foreign competition in the U.S. marine transportation industry. Under the Jones Act, marine transportation of cargo between points in the United States, generally known as U.S. coastwise trade, is limited to U.S.-flag vessels that were built in the United States and are owned, manned and operated by U.S. citizens. All of our tank vessels except two operate under the U.S. flag, and all but four are qualified to transport cargo between U.S. ports under the Jones Act.

        OPA 90 mandates, among other things, the phase-out of all single-hull tank vessels transporting petroleum and petroleum products in U.S. waters at varying times by January 1, 2015. The effect of this legislation has been, and is expected to continue to be, the replacement of domestic single-hull tank vessel capacity with newbuildings and retrofitting of existing single-hull tank vessels.

Demand for Domestic Tank Vessel Service

        The demand for domestic tank vessels is driven primarily by U.S. demand for refined petroleum products, which can be categorized as either clean oil products or black oil products. Clean oil products include motor gasoline, diesel fuel, heating oil, jet fuel and kerosene. Black oil products, which are what remain after clean oil products have been separated from crude oil, include residual fuel oil in the refining process, asphalt, petrochemical feedstocks and bunker fuel. The demand for clean oil products is impacted by vehicle usage, air travel and prevailing weather conditions, while demand for black oil products varies depending on the type of product transported and other factors, such as oil refinery requirements and turnarounds, asphalt use, the use of residual fuel oil by electric utilities and bunker fuel consumption.

        The Energy Information Administration, or EIA, projects that refined petroleum product consumption in the United States will increase by an average of approximately 1.09% per year from 2006 to 2015. The U.S. demand for refined petroleum products has grown at an average annual rate of 1.06% from 1998 to 2006. In 2006, the East and West Coast regions consumed 6.2 million and 3.2 million barrels of refined petroleum products per day, respectively, or 30.14% and 15.55%, respectively, of the total average daily consumption of refined petroleum products in the United States. The following table shows the average daily demand for refined petroleum products in each region of the United States since 1998:

Average Daily Demand of Refined Petroleum Products

	1998	% of Total	1999	% of Total	2000	% of Total	2001	% of Total
East Coast	5,733	30%	5,818	30%	5,868	30%	5,916	30%
Midwest	4,820	25%	4,995	26%	4,971	25%	4,913	25%
Gulf Coast	4,911	26%	5,217	27%	5,288	27%	5,189	26%
Rockies	585	3%	629	3%	655	3%	639	3%
West Coast	2,868	15%	2,861	15%	2,919	15%	2,991	15%

Total	18,917	100%	19,520	100%	19,701	100%	19,648	100%
	2002	% of Total	2003	% of Total	2004	% of Total	2005	% of Total	2006	% of Total
East Coast	5,869	30%	6,253	31%	6,435	31%	6,545	31%	6,206	30%
Midwest	4,989	25%	5,034	25%	5,175	25%	5,285	25%	5,214	25%
Gulf Coast	5,198	26%	5,041	25%	5,336	26%	5,167	25%	5,315	26%
Rockies	648	3%	656	3%	686	3%	643	3%	651	3%
West Coast	3,057	15%	3,049	15%	3,098	15%	3,162	15%	3,202	16%

Total	19,761	100%	20,033	100%	20,730	100%	20,802	100%	20,588	100%

Source: EIA, Petroleum Supply Annual 1998-2006.

        The demand for clean oil products is impacted by vehicle usage, air travel and prevailing weather conditions, while demand for black oil products varies depending on the type of product transported and other factors, such as oil refinery requirements and turnarounds, asphalt use, the use of residual fuel oil by electric utilities and bunker fuel consumption.

Transportation of Refined Petroleum Products

        Refined petroleum products are transported by pipelines, water carriers, motor carriers and railroads. In 2004, these modes of transportation carried refined petroleum products 528.4 billion ton-miles. The following chart shows the relative contribution by each mode of transportation:

Transportation of Petroleum Products by Mode
(Based on billions of ton-miles, 2004)

Source: Association of Oil Pipe Lines, Pipelines and Water Carriers Continue to Lead All Other Modes of Transport in Ton-Miles Movement of Oil in 2004 (June 2006)

        Tank vessels are used frequently to continue the transportation of refined petroleum products along the distribution chain after these products have first been transported by another method of transportation, such as a pipeline. For example, many areas have access to refined petroleum products only by using marine transportation as the last link in their distribution chain. In addition, tank vessel transportation is generally a more cost-effective and energy efficient means of transporting bulk commodities such as refined petroleum products than transportation by rail car or truck. The carrying capacity of a 100,000-barrel tank barge is the equivalent of approximately 162 average-size rail tank cars and approximately 439 average-size tractor trailer tank trucks.

Types of Tank Vessels

        The domestic tank vessel fleet consists of tankers, which have internal propulsion systems, and tank barges, which do not have internal propulsion systems and are instead pushed or towed by a tugboat. Tank barges generally move at slower speeds than comparably sized tankers, but are less expensive to build and operate. Although tank barge configuration varies, the bow and stern of most tank barges are square or sloped, with the stern of many tank barges having a notch of varying depth to permit pushing by a tug. While a larger tank vessel may be able to carry more cargo, some voyages require a tank vessel to go through a lock, bridge opening or narrow waterway, which limit the size of vessels that may be used. In addition, some loading and discharge facilities have physical limitations that prevent larger tank vessels from loading or discharging their cargo. Tank barges are often able to navigate the shallower waters of the inland waterway system and the waters along the coast. Tankers, however, are often confined to the deeper waters offshore due to their size.

        Tank vessels can be categorized by:

  •
  Barrel-carrying Capacity—the number of barrels of refined product that it takes to fill a vessel;

  •
  Gross Tonnage—the total volume capacity of the interior space of a vessel, including non-cargo space, using a convention of 100 cubic feet per gross ton;

  •
  Net Tonnage—the volume capacity of a vessel determined by subtracting the engine room, crew quarters, stores and navigation space from the gross tonnage using a convention of 100 cubic feet per net ton;

  •
  Deadweight Tonnage—the number of long-tons (2,240 pounds) of cargo that a vessel can transport. A deadweight ton is equivalent to approximately 6.5 to 7.5 barrels of capacity, depending on the specific gravity of the cargo. In this prospectus, we have assumed that a deadweight ton is equivalent to 7.0 barrels of capacity;

  •
  Hull Type—the body or framework of a vessel. Vessels can have more than one hull, which means they have additional compartments between the cargo and the outside of the vessel. Typical vessels are single- or double-hulled; and

  •
  Cargo—the type of commodity transported.

        Tank vessels can also be categorized into the following fleets based on the primary waterway system typically navigated by the vessel:

  •
  Coastwise Fleet.    The term coastwise fleet generally refers to commercial vessels that transport goods in the following areas:

  •
  along the Atlantic, Gulf and Pacific coasts;

  •
  between the U.S. mainland and Puerto Rico, Alaska, Hawaii and other U.S. Pacific Islands; and

  •
  between the Atlantic or Gulf and Pacific coasts by way of the Panama Canal.

  •
  Inland Waterways Fleet.    The term inland waterways fleet generally refers to commercial vessels that transport goods on the navigable internal waterways of the Atlantic, Gulf and Pacific Coasts, and the Mississippi River System. The main arteries of the inland waterways network for the mid-continent are the Mississippi and the Ohio Rivers. The inland waterways fleet consists primarily of tugboats and tank barges, which typically have a shallower depth, and are generally less costly, than many tank barges operating in the coastwise fleet. The vessels comprising the inland waterways fleet are generally not built to standards required for operation in coastal waters.

  •
  Great Lakes Fleet.    The term Great Lakes fleet generally refers to commercial vessels normally navigating the waters among the U.S. Great Lakes ports and connecting waterways.

Tugboats

        Tugboats are equipped to push, pull or tow tank barges alongside. The amount of horsepower required to handle a barge depends on a number of factors, including the size of the barge, the amount of product loaded, weather conditions and the waterways navigated. A typical tug is manned by six people: a captain, a mate, an engineer, an assistant engineer and two deckhands. These individuals perform the duties and tasks required to operate the tug, such as standing navigational watches, maintaining and repairing machinery, rigging and line-handling, and painting and other routine maintenance. A standard work schedule for a tugboat crew is 14 days on, 14 days off. While on duty, the crew members generally work two six-hour shifts each day.

Integrated Tug-Barge Units

        Tugboats can also be integrated into a barge utilizing a notching system that connects the two vessels. An integrated tug-barge unit, or ITB, has certain advantages over other tug-barge combinations, including higher speed and better maneuverability. In addition, an ITB can operate in certain sea and weather conditions in which conventional tug-barge combinations cannot.

KSP's Customers

        KSP provides marine transportation services primarily to major oil companies, oil traders and refiners in the East, West and Gulf Coast regions of the United States. KSP monitors the supply and distribution patterns of its actual and prospective customers and focuses its efforts on providing services that are responsive to the current and future needs of these customers.

        The following chart sets forth KSP's major customers and the number of years each of them has been a customer.

Major Customers

Major Customers	Years as Customer
BP	34
Chevron	18
ConocoPhillips	11
ExxonMobil	11
Rio Energy	9

        KSP's two largest customers in fiscal 2007, were ExxonMobil and ConocoPhillips, which accounted for 19% and 17%, respectively, of its fiscal 2007 total revenue. No other customer accounted for more than 10% of total revenue.

KSP's Vessels

Tank Vessel Fleet

        At June 30, 2008, KSP's fleet consisted of the following tank vessels:

K-Sea Transportation Partners L.P. Tank Vessel Fleet

Vessel(1)	Year Built	Capacity (barrels)	Gross Tons	OPA 90 Phase-Out
Double-Hull Barges
DBL 155(2)	2004	165,882	12,152	N.A.
DBL 151	1981	150,000	8,710	N.A.
DBL 140	2000	140,000	10,303	N.A.
DBL 134(3)	1994	134,000	9,514	N.A.
DBL 105(4)	2004	105,000	11,438	N.A.
DBL 101	2002	102,000	6,774	N.A.
DBL 102	2004	102,000	6,774	N.A.
DBL 103	2006	102,000	6,774	N.A.
DBL 104	2007	102,000	6,774	N.A.
Casablanca(5)	1987	89,293	5,736	N.A.
Lemon Creek(5)	1987	89,293	5,736	N.A.
Spring Creek(5)	1987	89,293	5,736	N.A.
Nale(*)	2007	86,000	6,508	N.A.
McCleary's Spirit(6)	1969	85,000	6,554	N.A.
Antares(*)	2004	84,000	5,855	N.A.
Deneb(*)	2006	84,000	5,855	N.A.
DBL 81	2003	82,000	5,667	N.A.
DBL 82	2003	82,000	5,667	N.A.
Capella(*)(7)	2002	81,751	5,159	N.A.
Leo(*)	2003	81,540	5,954	N.A.
Pacific	1993	81,000	5,669	N.A.
Rigel(*)	1993	80,861	5,669	N.A.
Sasanoa	2001	81,000	5,790	N.A.
DBL 78	2000	80,000	5,559	N.A.
DBL 77	2008	80,000	5,235	N.A.
DBL 70	1972	73,024	5,248	N.A.
Kays Point(7)	1999	67,000	4,720	N.A.
Noa(*)	2002	67,000	4,826	N.A.
Cascades(7)	1993	67,000	4,721	N.A.
Columbia	1993	58,000	4,286	N.A.
Na-Kao(*)	2005	52,000	4,076	N.A.
Ne'ena(*)	2004	52,000	4,076	N.A.
DBL 53	1965	53,000	4,543	N.A.
DBL 31	1999	30,000	2,146	N.A.
DBL 32	1999	30,000	2,146	N.A.
DBL 28	2006	28,000	2,146	N.A.
DBL 29	2006	28,000	2,146	N.A.
DBL 26	2006	28,000	2,146	N.A.
DBL 27	2007	28,000	2,146	N.A.
DBL 22	2007	28,000	2,146	N.A.
DBL 23	2007	28,000	2,146	N.A.
DBL 24	2007	28,000	2,146	N.A.
DBL 25	2008	28,000	2,146	N.A.
Puget Sounder	1992	25,000	1,870	N.A.
DBL 2202	1962	22,000	1,830	N.A.
DBL 16	1954	20,000	1,420	N.A.
DBL 19	1998	18,000	1,499	N.A.
DBL 18	1998	18,000	1,499	N.A.
DBL 17	1998	18,000	1,499	N.A.

Subtotal		3,333,937	239,135

Single-Hull Tanker
Great Gull	1969	30,000	1,729	2015
Single-Hull Barges
KTC 80	1981	82,878	4,576	2015
KTC 71	1975	81,759	4,719	2015
BB 110(7)	1976	78,000	4,754	2015
SCT 340	1983	75,000	4,395	2015
344(7)	1984	75,000	5,214	2015
Noho Hele(*)	1982	67,880	4,185	2015
KTC 60	1980	61,638	3,824	2015
KTC 55	1972	53,012	3,113	2015
KTC 50	1974	54,716	3,367	2015
SCT 280	1977	48,000	3,081	2015
SCT 282	1978	48,000	3,081	2015
Hui Mana(*)(7)	1988	40,000	2,299	2015
Essex	1967	35,160	2,307	2015
DBL 3201	1968	31,000	2,033	2015
KTC 30	1960	30,000	1,807	2015
Wallabout Bay	1986	28,330	1,687	2015
Newark Bay	1969	27,390	1,595	2015
PM 230(7)	1983	25,000	1,610	2015
KTC 21	1961	20,000	1,214	2015
KTC 20	1980	20,000	1,065	2015
Oyster Bay	1951	19,370	1,278	2015
SCT 180	1980	16,250	1,053	2015
Josiah Bartlett	1955	14,000	1,287	2015
SEA 76	1969	13,313	830	2015
KTC 14	1941	13,000	820	2015

Subtotal		1,088,696	66,923

Total Fleet		4,422,633	306,058

    (*)
    Acquired in the Smith Maritime Group acquisition on August 14, 2007.

    (1)
    Excludes one potable water barge and one deck barge which we also operate.

    (2)
    Built in 1974; double-hulling was completed and the vessel redelivered in September 2004.

    (3)
    Built in 1986 and rebuilt in 1994.

    (4)
    Built in 1982 and rebuilt for petroleum transportation in 2004.

    (5)
    Vessel not qualified for Jones Act trade due to foreign construction.

    (6)
    Built in 1969 and rebuilt in 2001.

    (7)
    Chartered-in vessel.

Newbuildings

        The following sets forth the size and expected delivery date for vessels in KSP's newbuilding program:

Vessels	Expected Delivery
Three 80,000-barrel tank barges	4th Quarter fiscal 2008—1st Quarter fiscal 2009
Four 50,000-barrel tank barges	2nd Quarter fiscal 2010—2nd Quarter fiscal 2011
One 185,000-barrel articulated tug-barge unit	2nd Quarter fiscal 2010
One 100,000-barrel tank barge	2nd Quarter fiscal 2010

        The total cost of the barges described above, in the aggregate and after the addition of certain special equipment, is approximately $170.0 million, of which approximately $33.9 million has been spent as of March 31, 2008. For more information on KSP's newbuilding program, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Ongoing Capital Expenditures."

Tugboat Fleet

        KSP uses tugboats as the primary means of propelling KSP's tank barge fleet and generally do not charter them out to third parties. Therefore, KSP seeks to maintain the proper balance between the number of tugboats and the number of tank barges in its fleet. This balance is influenced by a variety of factors, including the condition of the vessels in KSP's fleet, the mix of KSP's coastwise business and KSP's local business and the level of longer-term contracts versus shorter-term business. KSP is also able to maintain a proper balance between tugboats and tank barges by analyzing the historical trading patterns of KSP's customers and the nature of their cargoes. While a tank barge is unloading, KSP often dispatches its tugboat to perform other work.

        At June 30, 2008, KSP operated the following tugboats:

K-Sea Transportation Partners L.P. Tugboat Fleet

Name(1)	Year Built	Horsepower	Dimensions
Lincoln Sea	2000	8000	119' × 40' × 22'
Rebel	1975	7200	150' × 46' × 22'
Yankee	1976	7200	150' × 46' × 22'
Jimmy Smith(*)	1976	7200	150' × 40' × 22'
Barents Sea	1976	6200	136' × 40' × 16'
McKinley Sea(†)	1981	6000	136' × 37' × 20'
Aegean Sea(†)	1978	6000	136' × 37' × 20'
Irish Sea	1969	5750	135' × 35' × 18'
Sirius(*)	1974	5750	135' × 38' × 19'
Nakolo(*)	1974	5750	125' × 38' × 14'
El Lobo Grande(*)	1978	5750	128' × 36' × 19'
Nakoa(*)	1976	5500	118' × 34' × 17'
Volunteer	1982	4860	120' × 37' × 18'
Adriatic Sea(2)	2004	4800	126' × 34' × 15'
Java Sea(3)	2005	4800	119' × 34' × 15'
Namahoe(*)	1997	4400	105' × 34' × 16'
Pacific Freedom(4)	1998	4500	120' × 31' × 15'
Viking	1972	4300	133' × 34' × 18'
Beaufort Sea	1971	4300	113' × 32' × 16'
North Sea(†)	1982	4200	126' × 34' × 16'

Greenland Sea(†)	1990	4200	117' × 34' × 17'
Pacific Wolf	1975	4100	111' × 24' × 13'
William J. Moore	1970	4000	135' × 35' × 20'
Niolo(*)	1982	4000	117' × 34' × 17'
Nokea(*)	1975	4000	105' × 30' × 14'
Nunui(*)	1978	4000	185' × 40' × 12'
Tasman Sea	1976	3900	124 × 34' × 16'
Norwegian Sea(5)	2006	3900	133' × 34' × 17'
Sea Hawk(6)	2006	3900	112' × 32' × 15'
John Brix(7)	1999	3900	141' × 35' × 8'
Pacific Avenger	1977	3900	140' × 34' × 17'
Altair(*)	1981	3800	106' × 33' × 17'
Kara Sea	1974	3520	111' × 32' × 14'
Ross Sea	2003	3400	95' × 32' × 14'
Bismarck Sea(†)	1978	3300	95' × 28' × 13'
Solomon Sea(†)	1965	3300	105' × 32' × 14'
Coral Sea	1973	3280	111' × 32' × 14'
Nathan E. Stewart	2001	3200	95' × 32' × 14"
Maryland	1962	3010	110' × 28' × 14'
Baltic Sea	1973	3000	101' × 30' × 13'
Pacific Challenger	1976	3000	118' × 34' × 16'
Paragon	1978	3000	99' × 32' × 15'
Pacific Raven	1970	3000	112' × 31' × 14'
Na Hoku(*)	1981	3000	105' × 34' × 17'
Nalani(*)	1981	3000	105' × 34' × 17'
Nohea(*)	1983	3000	98' × 30' × 14'
Pacific Pride(8)	1989	2500	84' × 28' × 13'
Sargasso Sea	1972	2460	105' × 30' × 15"
Labrador Sea	2002	2400	82' × 26' × 12'
Siberian Sea(†)	1980	2400	85' × 24' × 10'
Caribbean Sea(†)	1961	2400	85' × 24' × 10'
Bering Sea	1975	2250	105' × 29' × 13'
Caspian Sea	1981	2000	65' × 24' × 9'
Inland Sea	2000	2000	76' × 26' × 10'
Pacific Patriot	1981	2000	77' × 27' × 12'
Davis Sea	1982	2000	77.4' × 26' × 9'
Pacific Eagle(9)	2001	2000	98' × 27' × 13'
Tiger	1966	2000	88' × 27' 12'
Chukchi Sea	1979	2000	92' × 26' x 9'
Houma	1970	1950	90' × 29' × 11'
Timor Sea	1960	1920	80' × 24' × 10'
Odin	1982	1860	72' × 28' × 12'
Taurus	1979	1860	79' × 25' × 12'
Falcon	1978	1800	80' × 25' × 12'
Naupaka(*)	1983	1800	75' × 26' × 10'
Fidalgo	1973	1400	98' × 25' × 8'

    (*)
    Acquired in the Smith Maritime Group acquisition, which was completed on August 14, 2007.

    (†)
    Acquired in the Roehrig Maritime LLC acquisition in June 2008.

    (1)
    Excluding certain workboats and other small vessels most of which are less than 1,000 HP.

    (2)
    Built in 1978 and rebuilt in 2004.

    (3)
    Built in 1981 and rebuilt in 2005.

    (4)
    Built in 1969 and rebuilt in 1998.

    (5)
    Built in 1976 and rebuilt in 2006.

    (6)
    Built in 1978 and rebuilt in 2006.

    (7)
    Built in 1963 and rebuilt in 1999.

    (8)
    Built in 1976 and rebuilt in 1989.

    (9)
    Built in 1966 and rebuilt in 1985 and 2001.

Integrated Tug-Barge Units

        KSP currently operates 22 ITBs. At June 30, 2008, ITBs represented approximately 38% of the barrel-carrying capacity of KSP's tank barge fleet.

Bunkering

        For over 30 years, KSP has specialized in the shipside delivery of fuel, known as bunkering, for the major and independent bunker suppliers in New York Harbor. KSP also provides bunkering services in the port of Norfolk, Virginia. Demand for bunkering services is driven primarily by the number of ship arrivals. A ship's time in port generally is limited, and the cost of delaying sailing due to bunkering or other activities can be significant. Therefore, KSP continually strives to improve the level of service and on-time deliveries it provides to its customers.

        The majority of KSP's bunker delivery tank vessels are equipped with advanced, whole-load sampling devices to provide the supplier and receiver a representative sample. KSP's bunker delivery tank barges are also equipped with extended booms for hose handling ease alongside ships, remote pump engine shut-offs, spill rails, spill containment equipment and supplies, VHF and UHF radio communication and fendering.

Preventative Maintenance

        KSP has a computerized preventative maintenance program that tracks U.S. Coast Guard and American Bureau of Shipping inspection schedules and establishes a system for the reporting and handling of routine maintenance and repair.

        Vessel captains submit monthly inspection reports, which are used to note conditions that may require maintenance or repair. Vessel superintendents are responsible for reviewing these reports, inspecting identified discrepancies, assigning a priority classification and generating work orders. Work orders establish job type, assign personnel responsible for the task and record target start and completion dates. Vessel superintendents inspect repairs completed by the crew, supervise outside contractors as needed and conduct quarterly inspections following the same criteria as the captains. Drills and training exercises are conducted in conjunction with these inspections, which are typically more comprehensive in scope. In addition, an operations duty officer is available on a 24-hour basis to handle any operational issues. The operations duty officer is prepared to respond on scene whenever required and is trained in technical repair issues, spill control and emergency response.

        The American Bureau of Shipping and the U.S. Coast Guard establish drydocking schedules. Typically, KSP drydocks its vessels twice every five years. Prior to sending a vessel to a shipyard, KSP develops comprehensive work lists to ensure all required maintenance is completed. Repair facilities bid on these work lists, and jobs are awarded based on price and time to complete. Vessels then report to a cleaning facility to prepare for shipyard. Once the vessel is gas-free, a certified marine chemist issues paperwork certifying that no dangerous vapors are present. The vessel proceeds to the shipyard where the vessel superintendent and certain crewmembers assist in performing the maintenance and repair work. The planned maintenance period is considered complete when all work has been tested to the satisfaction of American Bureau of Shipping or U.S. Coast Guard inspectors or both.

Safety

General

        KSP is committed to operating its vessels in a manner that protects the safety and health of its employees, the general public and the environment. KSP's primary goal is to minimize the number of safety- and health-related accidents on its vessels and its property. Its primary concerns are to avoid personal injuries and to reduce occupational health hazards. KSP wants to prevent accidents that may cause damage to its personnel, equipment or the environment, such as fire, collisions, petroleum spills and groundings of its vessels. In addition, KSP is committed to reducing overall emissions and waste generation from each of its facilities and vessels and to the safe management of associated cargo residues and cleaning wastes.

        KSP's policy is to follow all laws and regulations as required, and it is actively participating with government, trade organizations and the public in creating responsible laws, regulations and standards to safeguard the workplace, the community and the environment. KSP's Operations Department is responsible for coordinating all facets of KSP's health and safety program and identifies areas that may require special emphasis, including new initiatives that evolve within the industry. KSP's Human Resources Department is responsible for all training, whether conducted in-house or at a training facility. Supervisors are responsible for carrying out and monitoring compliance for all of the safety and health policies on their vessels.

Tank Barge Characteristics

        To protect the environment, today's tank barge hulls are required not only to be leak-proof into the body of water in which they float but also to be vapor-tight to prevent the release of any fumes or vapors into the atmosphere. KSP's tank barges that carry light products such as gasoline or naphtha have alarms that indicate when the tank is full (95% of capacity) and when it is overfull (98% of capacity). Each tank barge also has a vapor recovery system that connects the cargo tanks to the shore terminal via pipe and hose to return to the plant the vapors generated while loading.

        The majority of KSP's bunker delivery tank barges are equipped with advanced, whole load sampling devices to provide the supplier and receiver a representative sample. KSP's bunker delivery tank barges are also equipped with extended booms for hose handling ease alongside ships, remote pump engine shut-offs, spill rails, spill containment equipment and supplies, VHF and UHF radio, satellite and internet communication.

Safety Management Systems

        KSP belongs to and adheres to the recommendations of the American Waterways Operators, or AWO, Responsible Carrier Program. The program is designed as a framework for continuously improving the industry's and member companies' safety performance. The program complements and builds upon existing government regulations, requiring company safety and training standards that in many instances exceed those required by federal law or regulation.

        Developed by the AWO, the Responsible Carrier Program incorporates best industry practices in three primary areas:

  •
  management and administration;

  •
  equipment and inspection; and

  •
  human factors.

        The Responsible Carriers Program has been recognized by many groups, including the U.S. Coast Guard and shipper organizations. KSP is periodically audited by an AWO-certified auditor to verify compliance. KSP was last audited in early 2007, and KSP's Responsible Carrier Program certificate remains in effect until March 2010.

        KSP is also certified to the standards of the International Safety Management, or ISM, system. The ISM standards were promulgated by the International Maritime Organization, or IMO, and have been adopted through treaty by many IMO member countries, including the United States. Although ISM is not required for coastal tug and barge operations, KSP has determined that an integrated safety management system including the ISM and Responsible Carriers Program standards promotes safer operations and provides KSP with necessary operational flexibility as it continues to grow.

Ship Management, Crewing and Employees

        KSP maintains an experienced and highly qualified work force of shore-based and seagoing personnel. As of March 31, 2008, KSP employed 957 persons, comprising 167 shore staff and 790 fleet personnel. KSP's tug and tanker captains are non-union management supervisors. Effective July 1, 2004, KSP entered into a new four-year collective bargaining agreement with its maritime union covering certain of its seagoing personnel comprising 44% of its workforce. Contract negotiations to extend the agreement to July 1, 2010 were concluded in June 2008 and the proposed contract is before the membership for ratification. KSP's vessel employees are paid on a daily or hourly basis and typically work 14 days on and 14 days off. KSP's shore-based personnel are generally salaried and most are located at its headquarters in East Brunswick, New Jersey or at its facilities in Staten Island, New York, Seattle, Washington and Norfolk, Virginia. KSP believes that its relations with its employees are satisfactory.

        KSP's shore staff provides worldwide support for all aspects of its fleet and business operations, including sales and scheduling, crewing and human resources functions, engineering, compliance and technical management, financial and insurance services, and information technology. A staff of dispatchers and schedulers maintain a 24-hour duty rotation to monitor communications and to coordinate fleet operations with KSP's customers and terminals. Communication with KSP's vessels is accomplished by various methods, including wireless data links, cellular telephone, VHF, UHF and HF radio.

        KSP's crews regularly inspect each vessel, both at sea and in port, and perform most of the ordinary course maintenance. KSP's procedures call for a member of its shore-based staff to inspect each vessel at least once each fiscal quarter, making specific notations and recommendations regarding the overall condition of the vessel, maintenance, safety and crew welfare. In addition, selected vessels are inspected each year by independent consultants. All of the vessels that are on bareboat charters to third parties are managed and operated by the customer.

Classification, Inspection and Certification

        Most of KSP's coastwise vessels have been certified as being "in class" by the American Bureau of Shipping and, in the case of one vessel, by Lloyds of London. Other vessels, primarily in KSP's West Coast operations, have the required "loadline" certification. The American Bureau of Shipping is one of several internationally recognized classification societies that inspect vessels at regularly scheduled intervals to ensure compliance with American Bureau of Shipping classification rules and some applicable federal safety regulations. Most insurance underwriters require at least a loadline certification by a classification society before they will extend coverage to a coastwise vessel. The classification society certifies that the pertinent vessel has been built and maintained in accordance with the rules of the society and complies with applicable rules and regulations of the vessel's country of registry and the international conventions of which that country is a member. Inspections are conducted on the pertinent vessel by a surveyor of the classification society in three surveys of varying frequency and thoroughness: annual surveys each year, an intermediate survey every two to three years and a special survey every four to five years. As part of the intermediate survey, a vessel may be required to be drydocked every 24 to 30 months for inspection of its underwater parts and for any necessary repair work related to such inspection.

        KSP's vessels are also inspected at periodic intervals by the U.S. Coast Guard to ensure compliance with Federal safety regulations. All of KSP's tank vessels carry Certificates of Inspection issued by the U.S. Coast Guard.

        KSP's vessels and shoreside operations are also inspected and audited periodically by its customers, in some cases as a precondition to chartering its vessels. KSP maintains all necessary approvals required for its vessels to operate in their normal trades. KSP believes that the high quality of its tonnage, its crews and its shoreside staff are advantages when competing against other vessel operators for long-term business.

Insurance Program

        KSP maintains insurance coverage consistent with industry practice that it believes is adequate to protect against the accident-related risks involved in the conduct of its business and risks of liability for environmental damage and pollution. Nevertheless, KSP cannot provide assurance that all risks are adequately insured against, that any particular claims will be paid or that it will be able to procure adequate insurance coverage at commercially reasonable rates in the future. KSP GP, KSP's general partner, maintains a key man insurance policy on Mr. Timothy J. Casey, its President and Chief Executive Officer.

        KSP's hull and machinery insurance covers risks of actual or constructive loss from collision, towers' liabilities, fire, grounding and engine breakdown up to an agreed value per vessel. KSP's war-risks insurance covers risks of confiscation, seizure, capture, vandalism, sabotage and other war-related risks. While some tanker owners and operators obtain loss-of-hire insurance covering the loss of revenue during extended tanker off-hire periods, KSP does not have this type of coverage. KSP believes that, given its diversified marine transportation operations and high utilization rate, this type of coverage is not economical and is of limited value to it. However, KSP evaluates the need for such coverage on an ongoing basis taking into account insurance market conditions and the employment of its vessels.

        KSP's protection and indemnity insurance covers third-party liabilities and other related expenses from, among other things, injury or death of crew, passengers and other third parties, claims arising from collisions, damage to cargo, damage to third-party property, asbestos exposure and pollution arising from oil or other substances. KSP's current protection and indemnity insurance coverage for pollution is $1 billion per incident and is provided by West of England Ship Owners Insurance Services Ltd., or West of England, a mutual insurance association. West of England is a member of the International Group of protection and indemnity mutual assurance associations. The protection and indemnity associations that comprise the International Group insure approximately 90% of the world's commercial tonnage and have entered into a pooling agreement to reinsure each association's liabilities. Each protection and indemnity association has capped its exposure to this pooling agreement at approximately $4.3 billion per non-pollution incident. As a member of West of England, KSP is subject to calls payable to the association based on its claim records, as well as the claim records of all other members of the individual associations and members of West of England.

        KSP is not currently the subject of any claims alleging exposure to asbestos or second-hand smoke, although such claims have been brought against KSP's predecessors and may be brought against KSP in the future. KSP's predecessor company, EW LLC, has contractually agreed to retain any such liabilities that occurred prior to KSP's initial public offering in January 2004, will indemnify KSP for up to $10 million of such liabilities until January 2014, and will make available to KSP the benefit of certain indemnities it received in connection with the purchase of certain vessels. If, notwithstanding the foregoing, KSP is ultimately obligated to pay any asbestos-related or similar claims for any reason, KSP believes that it or EW LLC would have adequate insurance coverage for periods after March 1986 to pay such claims. However, EW LLC and its predecessors may not have insurance coverage prior to March 1986. If KSP was subject to claims related to that period, including claims from current or former employees, EW LLC may not have insurance to pay the liabilities, if any, that could be imposed on it. If KSP had to pay claims solely out of its own funds, it could have a material adverse effect on its financial condition. Furthermore, any claims covered by insurance would be subject to deductibles, and because it is possible that a large number of claims could be brought, the aggregate amount of these deductibles could be material.

        KSP may not be able to obtain insurance coverage in the future to cover all risks inherent in its business, and insurance, if available, may be at rates that it does not consider to be commercially reasonable. In addition, as more single-hull vessels are retired from active service, insurers may be less willing to insure, and customers less willing to hire, single-hull vessels.

Competition

        The domestic tank vessel industry is highly competitive. The Jones Act restricts U.S. point-to-point maritime shipping to vessels built in the United States, owned and operated by U.S. citizens and manned by U.S. crews. In KSP's market areas, its primary direct competitors are the operators of U.S.-flag ocean-going tank barges and U.S.-flag refined petroleum product tankers, including the captive fleets of major oil companies.

        In the voyage and short-term charter market, KSP's vessels compete with all other vessels of a size and type required by a charterer that can be available at the date specified. In the voyage market, competition is based primarily on price and availability, although charterers have become more selective with respect to the quality of vessels they hire, with particular emphasis on factors such as age, double hulls and the reliability and quality of operations. Increasingly, major charterers are demonstrating a preference for modern vessels based on concerns about the environmental risks associated with older vessels. Consequently, KSP believes that owners of large modern fleets have been able to gain a competitive advantage over owners of older fleets.

        U.S.-flag tank vessels also compete with petroleum product pipelines and are affected by the level of imports on foreign flag products carriers. The Colonial Pipeline system, which originates in Texas and terminates at New York Harbor, the Plantation Pipe Line system, which originates in Louisiana and terminates in Washington D.C., and smaller regional pipelines between Philadelphia and New York carry refined petroleum products to the major storage and distribution facilities that KSP currently serves. KSP believes that high capital costs, tariff regulation and environmental considerations make it unlikely that a new refined product pipeline system will be built in KSP's market areas in the near future. It is possible, however, that new pipeline segments, including pipeline segments that connect with existing pipeline systems, could be built or that existing pipelines could be converted to carry refined petroleum products. Either of these occurrences could have an adverse effect on KSP's ability to compete in particular locations.

Regulation

        KSP's operations are subject to significant federal, state and local regulation, the principal provisions of which are described below.

Environmental

        General.    Government regulation significantly affects the ownership and operation of KSP's tank vessels. KSP's tank vessels are subject to international conventions, federal, state and local laws and regulations relating to safety and health and environmental protection, including the generation, storage, handling, emission, transportation, and discharge of hazardous and non-hazardous materials. Although KSP believes that it is in substantial compliance with applicable environmental laws and regulations, it cannot predict the ultimate cost of complying with these requirements, or the impact of these requirements on the resale value or useful lives of its tank vessels. The recent trend in environmental legislation is toward stricter requirements, and this trend will likely continue. In addition, a future serious marine incident occurring in U.S. waters, or internationally, that results in significant oil pollution or causes significant environmental impact could result in additional legislation or regulation that could affect KSP's profitability.

        Various governmental and quasi-governmental agencies require KSP to obtain permits, licenses and certificates for the operation of its tank vessels. While KSP believes that it is in substantial compliance with applicable environmental laws and regulations and have all permits, licenses and certificates necessary for the conduct of its operations, frequently changing and increasingly stricter requirements, future non-compliance or failure to maintain necessary permits or approvals could require KSP to incur substantial costs or temporarily suspend operation of one or more of KSP's tank vessels.

        KSP maintains operating standards for all its tank vessels that emphasize operational safety, quality maintenance, continuous training of its crews and officers, care for the environment and compliance with U.S. regulations. KSP's tank vessels are subject to both scheduled and unscheduled inspections by a variety of governmental and private entities, each of which may have unique requirements. These entities include the local port authorities (U.S. Coast Guard, harbor master or equivalent), classification societies, flag state administration and charterers, particularly terminal operators and oil companies.

        Finally, KSP manages its exposure to losses from potential discharges of pollutants through the use of well-maintained and well-managed facilities, well maintained and well equipped vessels and safety and environmental programs, including a maritime compliance program and its insurance program. Moreover, KSP believes it will be able to accommodate reasonably foreseeable environmental regulatory changes. However, the risks of substantial costs, liabilities, and penalties are inherent in marine operations. As a result, there can be no assurance that any new regulations or requirements or any discharge of pollutants by KSP will not have a material adverse effect on it.

        The Oil Pollution Act of 1990.    The Oil Pollution Act of 1990, or OPA 90, affects all vessels trading in U.S. waters including the exclusive economic zone extending 200 miles seaward. OPA 90 sets forth various technical and operating requirements for tank vessels operating in U.S. waters. Existing single-hull, double-sided and double-bottomed tank vessels are to be phased out of service at varying times based on their tonnage and age, with all such vessels being phased out by January 2015. As of August 15, 2007, 28 of KSP's tank vessels, which are single-hulled, will be precluded from transporting petroleum products as of January 1, 2015.

        Under OPA 90, owners or operators of tank vessels and certain non-tank vessels operating in U.S. waters must file vessel spill response plans with the U.S. Coast Guard and operate in compliance with the plans. These vessel response plans must, among other things:

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  address a "worst case" scenario and identify and ensure, through contract or other approved means, the availability of necessary private response resources;

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  describe crew training and drills; and

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  identify a qualified individual with specific authority and responsibility to implement removal actions in the event of an oil spill.

        KSP's vessel response plans have been approved by the U.S. Coast Guard, and all of its tankermen have been trained to comply with these guidelines. In addition, KSP conduct regular oil-spill response drills in accordance with the guidelines set out in OPA 90. KSP believes that all of its tank vessels are in substantial compliance with OPA 90.

        Environmental Spill and Release Liability.    OPA 90 and various state laws substantially increased over historic levels the statutory liability of owners and operators of vessels for the discharge or substantial threat of a discharge of oil and the resulting damages, both regarding the limits of liability and the scope of damages. OPA 90 imposes joint and several strict liability on responsible parties, including owners, operators and bareboat charterers, for all oil spill and containment and clean-up costs and other damages arising from spills attributable to their vessels. A complete defense is available only when the responsible party establishes that it exercised due care and took precautions against foreseeable acts or omissions of third parties and when the spill is caused solely by an act of God, act of war (including civil war and insurrection) or a third party other than an employee or agent or party in a contractual relationship with the responsible party. These limited defenses may be lost if the responsible party fails to report the incident or reasonably cooperate with the appropriate authorities or refuses to comply with an order concerning clean-up activities. Even if the spill is caused solely by a third party, the owner or operator must pay removal costs and damage claims and then seek reimbursement from the third party or the trust fund established under OPA 90. Finally, in certain circumstances involving oil spills, OPA 90 and other environmental laws may impose criminal liability on personnel and/or the corporate entity.

        OPA 90 limits the liability of each responsible party for oil pollution from vessels, and these limits were increased substantially in 2006. The limits for a tank vessel without a qualifying double hull are the greater of (1) $3,000 per gross ton or (2) $22 million for a tank vessel of greater than 3,000 tons or $6 million for a tank vessel of 3,000 gross tons or less. The limits for a tank vessel with a qualifying double hull are the greater of (1) $1,900 per gross ton or (2) $16 million for a tank vessel of greater than 3,000 gross tons or $4 million for a tank vessel of 3,000 gross tons or less. The limits for any vessel other than a tank vessel are the greater of $950 per gross ton or $0.8 million. The limits of liability are subject to periodic increase to account for inflation. These limits do not apply where, among other things, the spill is caused by gross negligence or willful misconduct of, or a violation of an applicable federal safety, construction or operating regulation by, a responsible party or its agent or employee or any person acting in a contractual relationship with a responsible party. In addition to removal costs, OPA 90 provides for recovery of damages, including:

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  natural resource damages and related assessment costs;

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  real and personal property damages;

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  net loss of taxes, royalties, rents, fees and other lost revenues;

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  net costs of public services necessitated by a spill response, such as protection from fire, safety or health hazards;

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  loss of profits or impairment of earning capacity due to the injury, destruction or loss of real property, personal property or natural resources; and

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  loss of subsistence use of natural resources.

        OPA 90 requires owners and operators of vessels operating in U.S. waters to establish and maintain with the U.S. Coast Guard evidence of their financial responsibility sufficient to meet their potential liabilities imposed by OPA 90. Under the regulations, we may provide evidence of insurance, a surety bond, a guarantee, letter of credit, qualification as a self-insurer or other evidence of financial responsibility. KSP has qualified as a self-insurer under the regulations and have received Certificates of Financial Responsibility from the U.S. Coast Guard for all of KSP's tank vessels subject to this requirement.

        OPA 90 expressly provides that individual states are entitled to enforce their own oil pollution liability laws, even if inconsistent with or imposing greater liability than OPA 90. There is no uniform liability scheme among the states. Some states have OPA 90-like schemes for limiting liability to various amounts, some rely on common law fault-based remedies and others impose strict and/or unlimited liability on an owner or operator. Virtually all coastal states have enacted their own pollution prevention, liability and response laws, whether statutory or through court decisions, with many providing for some form of unlimited liability. KSP believes that the liability provisions of OPA 90 and similar state laws have greatly expanded potential liability in the event of an oil spill, even where KSP is not at fault. Some states have also established their own requirements for financial responsibility. However, at least two states have repealed regulations concerning the operation, manning, construction or design of tank vessels as a result of the U.S. Supreme Court's 2000 ruling in United States v. Locke. In Locke, the Court held that the regulation of maritime commerce is generally a federal responsibility because of the need for national and international uniformity.

        Parties affected by oil pollution that do not fully recover from a responsible party may pursue relief from the Oil Spill Liability Trust Fund. Responsible parties may seek reimbursement from the fund for costs incurred that exceed the liability limits of OPA 90. In order to obtain reimbursement of excess costs, the responsible party would need to establish that it is entitled to a statutory limitation of liability as discussed above. If we are deemed a responsible party for an oil pollution incident and are ineligible for reimbursement of excess costs, the costs of responding to an oil pollution incident could have a material adverse effect on KSP's results of operations, financial condition and cash flows. KSP presently maintains oil pollution liability insurance in an amount in excess of that required by OPA 90. Through West of England, KSP's current coverage for oil pollution is $1 billion per incident. It is possible, however, that KSP's liability for an oil pollution incident may be in excess of the insurance coverage it maintains.

        KSP is also subject to potential liability arising under the U.S. Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, which applies to the discharge of hazardous substances, whether on land or at sea. Specifically, CERCLA provides for liability of owners and operators of vessels for cleanup and removal of hazardous substances. Liability under CERCLA for releases of hazardous substances from vessels is limited to the greater of $300 per gross ton or $5 million per incident unless attributable to willful misconduct or neglect, a violation of applicable standards or rules, or upon failure to provide reasonable cooperation and assistance. CERCLA liability for releases from facilities other than vessels is generally unlimited.

        KSP is required to show proof of insurance, surety bond, self insurance or other evidence of financial responsibility to pay damages under OPA 90 and CERCLA in the amount of $1,500 per gross ton for vessels, consisting of the sum of the OPA 90 liability limit of $1,200 per gross ton or $10 million per discharge and the CERCLA liability limit of $300 per gross ton or $5 million per discharge. KSP has satisfied these requirements and obtained a U.S. Coast Guard Certificate of Financial Responsibility for each of KSP's tank vessels. OPA 90 and CERCLA each preserve the right to recover damages under other existing laws, including maritime tort law.

        Water.    The federal Clean Water Act, or CWA, imposes restrictions and strict controls on the discharge of pollutants into navigable waters, and such discharges generally require permits. The CWA provides for civil, criminal and administrative penalties for any unauthorized discharges and imposes substantial liability for the costs of removal, remediation and damages. State laws for the control of water pollution also provide varying civil, criminal and administrative penalties and liabilities in the case of a discharge of petroleum, its derivatives, hazardous substances, wastes and pollutants into state waters. In addition, the Coastal Zone Management Act authorizes state implementation and development of programs of management measures for non-point source pollution to restore and protect coastal waters.

        A 2005 United States district court decision could result in certain of KSP's vessels being required to obtain Clean Water Act permits for the discharge of ballast water. Under current CWA regulations, KSP's vessels are exempt from such permitting requirements, but in the March 2005 Northwest Environmental Advocates v. EPA decision, the federal district court in California ordered the EPA to repeal the exemption. Under the court's ruling owners and operators of vessels would be required to comply with the Clean Water Act permitting requirements or face penalties. The remedy phase of the proceeding is ongoing. However, if the permitting exemption is repealed, KSP will incur certain costs to obtain Clean Water Act permits for KSP's vessels. Because KSP does not yet know how or when this matter ultimately will be resolved, KSP cannot estimate its potential financial impact at this time. However, KSP believes that any financial impacts resulting from the repeal of the permitting exemption for ballast water discharge will not be material.

        Solid Waste.    KSP's operations occasionally generate and require the transportation, treatment and disposal of both hazardous and non-hazardous solid wastes that are subject to the requirements of the federal Resource Conservation and Recovery Act, or RCRA, and comparable state and local requirements. In addition, in the course of KSP's tank vessel operations, KSP engages contractors to remove and dispose of waste material, including tank residue. In the event that such waste is found to be "hazardous" under either RCRA or the CWA, and is disposed of in violation of applicable law, KSP could be found jointly and severally liable for the cleanup costs and any resulting damages. Finally, the EPA does not currently classify "used oil" as "hazardous waste," provided certain recycling standards are met. However, some states in which KSP operates have classified "used oil" as "hazardous" under state laws patterned after RCRA. The cost of managing wastes generated by tank vessel operations has increased in recent years under stricter state and federal standards. Additionally, from time to time KSP arranges for the disposal of hazardous waste or hazardous substances at offsite disposal facilities. If such materials are improperly disposed of by third parties, KSP could be liable for clean up costs under CERCLA or the equivalent state laws. KSP uses only certified haulers for this work.

        EW Transportation Corp. (formerly K-Sea Transportation Corp., a predecessor company) was previously notified that it is potentially responsible for the cleanup of hazardous substances at the "Palmer Barge Site" in Port Arthur, Texas, where cleaning was performed on two of its barges in 1996 and 1997. KSP assumed this liability at the time of its initial public offering, subject to insurance and certain indemnification from its predecessors (see "Certain Relationships and Related Transactions—Omnibus Agreement—Indemnification"). In August 2007, KSP agreed to settle its share of liability for the EPA-mandated investigation and site cleanup of $25,000, which it anticipates will be indemnified by its predecessor. KSP believes that further costs, if any, will be immaterial to its financial position, results of operations and cash flows.

        Air Emissions.    The federal Clean Air Act, or CAA, requires the EPA to promulgate standards applicable to emissions of volatile organic compounds and other air contaminants. KSP's vessels are subject to vapor control and recovery requirements for certain cargoes when loading, unloading, ballasting, cleaning and conducting other operations in regulated port areas. KSP's tank barges are equipped with vapor control systems that satisfy these requirements. In addition, the EPA issued final rules regarding emissions standards for various classes of marine diesel engines. While these rules are currently limited to new engines beginning with the 2004 model year, the EPA has noted that it may revisit the application of emissions standards to rebuilt or remanufactured engines if the industry does not take steps to introduce new pollution control technologies. Adoption of such standards could require modifications to some existing marine diesel engines and may require substantial expenditures.

        The CAA also requires states to draft State Implementation Plans, or SIPs, designed to attain national health-based air quality standards in primarily major metropolitan and/or industrial areas. Where states fail to present approvable SIPs or SIP revisions by certain statutory deadlines, the federal government is required to draft a Federal Implementation Plan. Several SIPs regulate emissions resulting from barge loading and degassing operations by requiring the installation of vapor control equipment. As stated above, KSP's tank barges are already equipped with vapor control systems that satisfy these requirements. Although a risk exists that new regulations could require significant capital expenditures and otherwise increase KSP's costs, it believes, based upon the regulations that have been proposed to date, that no material capital expenditures beyond those currently contemplated and no material increase in costs are likely to be required.

Coastwise Laws

        A substantial portion of KSP's operations are conducted in the U.S. domestic trade, which is governed by the coastwise laws of the United States. The U.S. coastwise laws reserve marine transportation between points in the United States, including harbor tug services, to vessels built in and documented under the laws of the United States (U.S.-flag) and owned and manned by U.S. citizens. Generally, an entity is deemed a U.S. citizen for these purposes so long as:

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  it is organized under the laws of the United States or a state;

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  each of its chief executive officer (by whatever title) and the chairman of its board of directors is a U.S. citizen;

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  no more than a minority of the number of its directors necessary to constitute a quorum for the transaction of business are non-U.S. citizens;

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  at least 75.0% of the interest and voting power in the corporation is held by U.S. citizens free of any trust, fiduciary arrangement or other agreement, arrangement or understanding whereby voting power may be exercised directly or indirectly by non-U.S. citizens; and

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  in the case of a limited partnership, the general partner meets U.S. citizenship requirements for U.S. coastwise trade.

        Because KSP could lose the privilege of operating its vessels in the U.S. coastwise trade if non-U.S. citizens were to own or control in excess of 25.0% of KSP's outstanding interests, KSP's limited partnership agreement restricts foreign ownership and control of KSP's common and subordinated units to not more than 15.0% of KSP's outstanding interests.

        There have been repeated efforts aimed at repeal or significant change of the Jones Act. Although KSP believe it is unlikely that the Jones Act will be substantially modified or repealed, there can be no assurance that Congress will not substantially modify or repeal such laws. Such changes could have a material adverse effect on KSP's operations and financial condition.

Other

        KSP's vessels are subject to the jurisdiction of the U.S. Coast Guard, the National Transportation Safety Board, the U.S. Customs and Border Protection (CBP) and the U.S. Maritime Administration, as well as subject to rules of private industry organizations such as the American Bureau of Shipping. These agencies and organizations establish safety standards and are authorized to investigate vessels and accidents and to recommend improved maritime safety standards. Moreover, to ensure compliance with applicable safety regulations, the U.S. Coast Guard is authorized to inspect vessels at will.

Occupational Health Regulations

        KSP's shoreside facilities are subject to occupational safety and health regulations issued by the U.S. Occupational Safety and Health Administration, or OSHA, and comparable state programs. These regulations currently require KSP to maintain a workplace free of recognized hazards, observe safety and health regulations, maintain records, and keep employees informed of safety and health practices and duties. KSP's vessel operations are also subject to occupational safety and health regulations issued by the U.S. Coast Guard and, to an extent, OSHA. These regulations currently require KSP to perform monitoring, medical testing and recordkeeping with respect to mariners engaged in the handling of the various cargoes transported by KSP's chemical and petroleum product carriers.

Vessel Condition

        KSP's vessels are subject to periodic inspection and survey by, and drydocking and maintenance requirements of, the U.S. Coast Guard and/or the American Bureau of Shipping. KSP believes it is currently in compliance in all material respects with the environmental and other laws and regulations, including health and safety requirements, to which its operations are subject. KSP is unaware of any pending or threatened litigation or other judicial, administrative or arbitration proceedings against it occasioned by any alleged non-compliance with such laws or regulations. The risks of substantial costs, liabilities and penalties are, however, inherent in marine operations, and there can be no assurance that significant costs, liabilities or penalties will not be incurred by or imposed on KSP in the future.

Properties

        KSP leases pier facilities and approximately 7,000 square feet of office space in Staten Island, New York. The lease expires in April 2009; however, KSP has the option to renew it for two additional ten-year periods. KSP owns and uses a 2,100 square-foot modular facility for additional office space on the premises.

        KSP leases pier facilities, a water treatment facility and approximately 10,500 square feet of office space in Norfolk, Virginia. This lease expires in January 2010, and KSP has an option to purchase the facility.

        KSP leases approximately 9,500 square feet of office space for its principal executive office in East Brunswick, New Jersey, for which the lease expires in December 2013.

        KSP leases pier facilities and approximately 16,000 square feet of office space in Seattle, Washington. This lease expires in October 2008 with a renewal option for one additional five-year term.

        KSP also leases pier facilities and approximately 22,000 square feet of office and warehouse space in Philadelphia, Pennsylvania, which terminates in December 2009, and KSP also leases pier facilities and approximately 2,800 square feet of office and warehouse space, on a month-to-month basis, in Honolulu, Hawaii.

Legal Proceedings

        KSP is a party to various suits in the ordinary course of business for monetary relief arising principally from personal injury, collision or other casualty and to claims arising under vessel charters. All of these personal injury, collision and casualty claims against us are fully covered by insurance, subject to deductibles ranging from $10,000 to $100,000 in amount. KSP reserves on a current basis for amounts it expects to pay. Although the outcome of any individual claim or action cannot be predicted with certainty, KSP believes that any adverse outcome, individually or in the aggregate, would be substantially mitigated by applicable insurance or indemnification from previous owners of its assets, and would not have a material adverse effect on its financial position, results of operations or cash flows.

        In November 2005, one of KSP's tank barges struck submerged debris in the U.S. Gulf of Mexico, causing significant damage which resulted in the barge eventually capsizing. At the time of the incident, the barge was carrying approximately 120,000 barrels of No. 6 fuel oil, a heavy oil product. In January 2006, submerged oil recovery operations were suspended and a monitoring program, which sought to determine if any recoverable oil could be found on the ocean floor, was begun. In February 2007, the Coast Guard agreed to end the cleanup and response phase, including KSP's obligation to conduct any further monitoring of the area around the spill site.

        KSP's insurers responded to the pollution-related costs and environmental damages resulting from the incident, paying approximately $65 million less $60,000 in total deductibles, and are pursuing their own financial recovery efforts. In December 2007, a court made a final determination of liability in this case, resulting in a defined financial recovery by KSP's insurers, and also by KSP. As a result of the ruling, KSP was awarded a reimbursement of certain expenses totaling $2.1 million, which has been included in other expense (income) in our consolidated statement of operations and in prepaid expenses and other assets in the December 31, 2007 consolidated balance sheet. This amount was received in January 2008. KSP's incident response effort is complete. KSP is not aware of any further recovery, cleanup or other costs. However, if any such costs are incurred, they are expected to be paid by the insurers.

        EW LLC has agreed to indemnify KSP for certain liabilities. For more information, please read "Certain Relationships and Related Transactions—Omnibus Agreement—Indemnification."

MANAGEMENT

K-Sea GP Holdings LP and K-Sea Transportation Partners L.P.

  Partnership Management and Governance

        The contributing parties designated Brian P. Friedman, James J. Dowling and Timothy J. Casey as the owners of our general partner. Messrs. Friedman, Dowling and Casey, who are also directors of KSP GP, have agreed not to receive any personal economic benefit from their ownership of our general partner, other than reimbursement of out-of-pocket expenses incurred in maintaining such ownership and managing our general partner. In addition, Messrs. Friedman, Dowling and Casey have agreed to transfer to us any value received by such persons, less out-of-pocket expenses and the return of their aggregate initial $1,000 investment in our general partner, upon the sale of any membership interests in or assets of our general partner to a third party, and we will agree to indemnify Messrs. Friedman, Dowling and Casey from taxes, if any, associated with such transfer.

        Our general partner's limited liability company agreement establishes a board of directors that will be responsible for the oversight of our business and operations. Our general partner's board of directors will be elected by the members of our general partner.

        Our general partner will manage our operations and activities. Unitholders are limited partners and will not participate in the management of our operations. As a general partner, our general partner is liable for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made specifically non-recourse to it. Our general partner has the sole discretion to incur indebtedness or other obligations on our behalf on a non-recourse basis to the general partner.

        We and our general partner have no employees. All of our officers and other personnel necessary for our business to function (to the extent not out-sourced) will be employed by K-Sea Transportation Inc., a subsidiary of KSP which we refer to as KTI, pursuant to an administrative services agreement. As a result, the administrative services agreement will provide for our payment of an annual fee to KTI for general and administrative services. This fee will initially be $350,000 per year. The fee will be subject to an inflation adjustment and to upward adjustment if a material event occurs that impacts the general and administrative services provided to us such as acquisitions, entering into new lines of business or changes in laws, regulations or accounting rules. In addition to this fee for general and administrative services provided to us by KTI, we expect to incur direct annual expenses of approximately $1,000,000 for recurring costs associated with becoming a separate publicly traded entity, including legal, tax and accounting expenses. All of the officers and a majority of the directors of our general partner are also officers or directors of KSP. Our general partner's executive officers expect to spend the substantial majority of their time managing the business of KSP, which benefits us as KSP's performance will determine our success. We currently anticipate that these officers will spend approximately 5% to 15% of their time on our business as distinct from KSP's. The actual time devoted by these officers to managing our business as well as KSP's will fluctuate as a result of KSP's relative activity levels between the two entities. The amount of incremental time spent by non-officer directors who serve on both boards will depend to some extent on committee assignments, but we estimate that such directors will spend on average an incremental 15% to 20% more time by serving on our board. Upon completion of the offering, we will have one independent director as defined by the rules of the NYSE. This director may also serve as an independent director of KSP. Following completion of this offering, two additional independent directors will be appointed to the board of directors of our general partner in accordance with applicable NYSE and SEC rules.

        We will reimburse KTI for all reasonable third-party expenses incurred on our behalf or on behalf of our general partner. We will also reimburse our general partner for all direct and indirect expenses incurred on our behalf or to maintain its legal existence and good standing.

        The directors of our general partner will be elected by the owners of our general partner owning more than 50% of the membership interests in our general partner and shall serve as directors until their death or removal from office or until their successors are elected and qualified. No more than a minority of the number of directors necessary to constitute a quorum of the board of directors of our general partner can be non-U.S. citizens.

  Directors and Executive Officers of Our General Partner and KSP GP

        The following table provides information concerning the directors and executive officers of our general partner and KSP GP as of June 30, 2008.

Name	Age	Position with Our General Partner	Position with KSP GP
James J. Dowling	62	Chairman of the Board	Chairman of the Board
Timothy J. Casey	47	President, Chief Executive Officer and Director	President, Chief Executive Officer and Director
John J. Nicola	54	Chief Financial Officer and Secretary	Chief Financial Officer
Thomas M. Sullivan	49		Vice President, Operations
Richard P. Falcinelli	47		Vice President, Administration and Secretary
Gregory J. Haslinsky	44		Vice President, Sales and Marketing
Charles Kauffman	56		Vice President, Corporate Development
Anthony S. Abbate	68		Director
Barry J. Alperin	67		Director
Brian P. Friedman	52	Director	Director
Frank Salerno	48		Director
David S. Harris(1)	48	Director Nominee

(1)
To be appointed as a director of our general partner as of the closing of this offering.

        James J. Dowling has served as Chairman of the Board of our general partner since December 2007 and as Chairman of the Board of KSP GP since July 2003, has served as Chairman of the Board of EW LLC (formerly K-Sea Transportation LLC) since January 2002 and has served as a director of EW LLC since its formation in April 1999. Mr. Dowling has been a Managing Director of Jefferies Capital Partners, a private investment firm, since January 2002, and is a director of various private companies in which Jefferies Capital Partners has an interest. Jefferies Capital Partners is the manager of Furman Selz Investors II L.P. and its affiliated entities, principal owners of our general partner.

        Timothy J. Casey has served as President, Chief Executive Officer and Director of our general partner since December 2007 and as President, Chief Executive Officer and Director of KSP GP since July 2003. Mr. Casey has served as President, Chief Executive Officer and Director of EW LLC since April 1999. Mr. Casey is also a board member for American Waterways Operators and The Seamen's Church Institute.

        John J. Nicola has served as Chief Financial Officer and Secretary of our general partner since December 2007 and as Chief Financial Officer of KSP GP since July 2003, and has served as Chief Financial Officer of EW LLC since July 2000. Mr. Nicola was employed from November 1993 to July 2000 by Maersk Sealand, a container shipping company, in various senior financial management roles, including Chief Financial Officer of Maersk's East Coast and Gulf terminal operating subsidiary. Mr. Nicola is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

        Thomas M. Sullivan has served as Vice President of Operations of KSP GP since July 2003. Mr. Sullivan served as Vice President of Operations for EW LLC since April 1999. Mr. Sullivan also served as Vessel Supervisor for EW LLC's predecessor from March 1995 until April 1999.

        Richard P. Falcinelli has served as Vice President of Administration and Secretary of KSP GP since July 2003. Mr. Falcinelli has served as Vice President of Administration and Secretary of EW LLC since April 1999.

        Gregory J. Haslinsky has served as Vice President of Sales and Marketing of KSP GP since October 2005 and has been employed by K-Sea Transportation since December 1999 in various sales capacities. Mr. Haslinsky was employed from November 1988 to November 1999 by Maritrans, a marine transportation company, holding various sales and marketing positions within the organization.

        Charles Kauffman has served as Vice President of Corporate Development of KSP GP since the acquisition of Sea Coast in October 2005. Mr. Kauffman was employed from February 1984 to October 2005 by Saltchuk Resources Inc., a privately held maritime company, where he held various senior management positions, including President of Sea Coast since July 2002.

        Anthony S. Abbate has served as a Director of KSP GP since February 2004. Mr. Abbate was President, Chief Executive Officer and a director of Interchange Financial Services Corporation, a bank holding company, from 1984 until his retirement in 2007 and President, Chief Executive Officer and a director of its principal subsidiary, Interchange Bank, from 1981 until his retirement in 2007. In April 2007, Mr. Abbate joined the Board of Directors of Sussex Bancorp, a bank holding company.

        Barry J. Alperin has served as a Director of KSP GP since February 2004. Mr. Alperin is a business consultant who retired from Hasbro Inc. in 1996 after 11 years in various senior executive positions, including Vice Chairman and Director. Mr. Alperin is currently on the board of Henry Schein, Inc., a distributor of healthcare products to office-based practitioners, and The Hain Celestial Group, Inc., a natural and organic beverage, snack, specialty food and personal care products company.

        Brian P. Friedman has served as a Director of our general partner since December 2007 and as a Director of KSP GP since July 2003. Since 1997, Mr. Friedman has been President of Jefferies Capital Partners, a private equity investment firm. Mr. Friedman also serves as Chairman of the Executive Committee of Jefferies & Company, Inc., a global securities and investment banking firm, and as a director of Jefferies Group, Inc. As a result of his management of various private equity funds and the significant equity positions those funds hold in their portfolio companies, Mr. Friedman serves on several boards of directors of private portfolio companies.

        Frank Salerno has served as a Director of KSP GP since February 2004. Mr. Salerno has served as a director for WisdomTree Investments, Inc. (formerly known as Index Development Partners) since July 2005 and as a director for Crystal International Travel Group since April 2006. From mid-1999 until his retirement in February 2004, Mr. Salerno was Managing Director and Chief Operating Officer of Merrill Lynch Investment Advisors—Americas Institutional Division, an investment advisory company.

        David S. Harris has served as President of Grant Capital, Inc., a private investment company, since January 2002. From May 2001 until December 2001, Mr. Harris served as a Managing Director in the investment banking division of ABN Amro Securities LLC ("ABN"). From September 1997 until May 2001, Mr. Harris served as a Managing Director and Sector Head of the Retail, Consumer and Leisure Group of ING Barings LLC, a financial institution ("ING"). The operations of ING with which Mr. Harris was associated were acquired by ABN in May 2001. From 1986 to 1997, Mr. Harris served in various capacities as a member of the investment banking group of Furman Selz LLC. Furman Selz LLC was acquired by ING in September 1997. Mr. Harris is a director of Rex Stores Corporation, a retailer of consumer electronics and appliances, and Steiner Leisure Limited, a worldwide provider of spa services and products. Mr. Harris has been appointed as one of the directors of our general partner effective as of the closing of this offering.

  Our Board Committees

        Because we are a limited partnership, the listing standards of the NYSE do not require that we or our general partner have a majority of independent directors or a nominating or compensation committee of the board of directors. We are, however, required to have an audit committee, and all of its members are required to be independent as defined by the NYSE.

        To be considered independent under NYSE listing standards, a director must have no material relationship with us other than as a director, as determined by our board of directors. The standards specify the criteria by which the independence of directors will be determined, including guidelines for directors and their immediate family members with respect to employment or affiliation with us or with our independent public accountants.

        Audit Committee.    Our general partner's board of directors will establish an audit committee consisting of three independent directors. Our general partner's audit committee reviews our external financial reporting, engages our independent auditors and reviews the adequacy of our internal accounting controls.

        As required by the Sarbanes-Oxley Act of 2002, the SEC has adopted rules that direct national securities exchanges and associations to prohibit the listing of securities of a public company if members of its audit committee do not satisfy a heightened independence standard. In order to meet this standard, a member of an audit committee may not receive any consulting fee, advisory fee or other compensation from the public company other than fees for service as a director or committee member, and may not be considered an affiliate of the public company. The board of directors of our general partner expects that all members of its audit and conflicts committees will satisfy this heightened independence requirement.

        Further, SEC rules require that a public company disclose whether or not its audit committee has an "audit committee financial expert" as a member. An "audit committee financial expert" is defined as a person who, based on his or her experience, possesses the attributes outlined in such rules. The board of directors of our general partner anticipates that at least one of its independent directors will satisfy the definition of "audit committee financial expert."

        Conflicts Committee.    Our partnership agreement provides for the establishment or activation of a conflicts committee as circumstances warrant to review conflicts of interest between us and our general partner or the owners of our general partner or between us and KSP or its affiliates. Such a committee would consist of a minimum of two members, none of whom can be officers or employees of our general partner or directors, officers or employees of its affiliates and each of whom must meet the independence standards for service on an audit committee established by the NYSE and the SEC. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to us, approved by all of our partners, and not a breach by our general partner of any duties owed to us or our unitholders.

  Governance Matters

        Independence of Board Members.    Our general partner will have a board of directors that includes at least three independent directors. Pursuant to the NYSE listing standards, a director will be considered independent if the board determines that he or she does not have a material relationship with our general partner or us (either directly or as a partner, unitholder or officer of an organization that has a material relationship with our general partner or us) and otherwise meets the board's stated criteria for independence. These three independent directors will serve as the members of the audit committee.

        Prior to our common units being listed for trading on the NYSE, we will appoint David S. Harris as one of our directors. Mr. Harris satisfies the applicable NYSE and SEC requirements for independence and eligibility to serve on the audit committee. Within 90 days after such listing, we will have a total of two independent directors who meet the requirements for audit committee service. Within one year after such listing, we will have a total of three independent directors who meet the requirements for audit committee service.

        Executive Sessions of Board.    The board of directors of our general partner will hold regular executive sessions in which non-management board members meet without any members of management present. The purpose of these executive sessions is to promote open and candid discussion among the non-management directors. During each executive session, a different director (in alphabetical order) will be designated as the "presiding director," who will be responsible for leading and facilitating such executive sessions.

        Policies and Procedures for Approval of Related Person Transactions.    As a recently formed partnership, we do not have written policies or procedures for the review, approval or ratification of related party transactions. We expect that the board of directors of our general partner will adopt a policy pursuant to which related party transactions are reviewed, approved or ratified. The policy is expected to apply to any transaction in which (1) we are a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but exclude any transaction that does not require disclosure under Item 404(a) of Regulation S-K. The conflicts committee of the board of directors of our general partner will be responsible for reviewing, approving and ratifying any related person transaction.

        Code of Ethics.    The board of directors of our general partner will adopt a code of ethics that applies to the principal executive officer, principal financial officer and principal accounting officer. In addition to other matters, this code of ethics will establish policies to prevent wrongdoing and to promote honest and ethical conduct, including ethical handling of actual and apparent conflicts of interest, compliance with applicable laws, rules and regulations, full, fair, accurate, timely and understandable disclosure in public communications and prompt internal reporting violations of the code.

        Web Access.    We will provide access through a website to current information relating to governance, including a copy of the Executive and Financial Officer Code of Ethics and other matters impacting our governance principles. You will be able to contact our investor relations department for paper copies of these documents free of charge.

Our Long-Term Incentive Plan

        Our general partner intends to adopt the K-Sea GP Holdings LP Long-Term Incentive Plan for employees, consultants and directors of our general partner and any of its affiliates who perform services for us. The long-term incentive plan will consist of the following components: options, restricted units, phantom units, unit appreciation rights, distribution equivalent rights, other unit-based awards and unit awards. The purpose of awards under the long-term incentive plan is to provide additional incentive compensation to employees providing services to us, and to align the economic interests of such employees with the interests of our unitholders. The long-term incentive plan will limit the number of common units that may be delivered pursuant to awards to 300,000 common units. Common units cancelled, forfeited or withheld to satisfy exercise prices or tax withholding obligations will be available for delivery pursuant to other awards. The plan will be administered by the board of directors of our general partner or a committee thereof, which we refer to as the plan administrator.

        The plan administrator may terminate or amend the long-term incentive plan at any time with respect to any common units for which a grant has not yet been made. The plan administrator also has the right to alter or amend the long-term incentive plan or any part of the plan from time to time, including increasing the number of common units that may be granted subject to the requirements of the exchange upon which the common units are listed at that time. However, no change in any outstanding grant may be made that would materially reduce the rights or benefits of the participant without the consent of the participant. The plan will expire on the earliest of (1) the date common units are no longer available under the plan for grants, (2) termination of the plan by the plan administrator or (3) the date 10 years following its date of adoption.

        Restricted Units.    A restricted unit is a common unit that vests over a period of time and during that time is subject to forfeiture. The plan administrator may make grants of restricted units containing such terms as it shall determine, including the period over which restricted units will vest. The plan administrator, in its discretion, may base its determination upon the achievement of specified financial or other performance objectives. Distributions made on restricted units may be subjected to the same vesting provisions as the restricted unit.

        Phantom Units.    A phantom unit entitles the grantee to receive a common unit upon the vesting of the phantom unit or, in the discretion of the plan administrator, cash equivalent to the value of a common unit. The plan administrator may make grants of phantom units under the plan containing such terms as the plan administrator shall determine, including the period over which phantom units granted will vest. The plan administrator, in its discretion, may base its determination upon the achievement of specified financial objectives.

        Unit Options.    The long-term incentive plan will permit the grant of options covering common units. The plan administrator may make grants containing such terms as the plan administrator shall determine. Unit options must have an exercise price that is not less than the fair market value of the common units on the date of grant. In general, unit options granted will become exercisable over a period determined by the plan administrator.

        Unit Appreciation Rights.    The long-term incentive plan will permit the grant of unit appreciation rights. A unit appreciation right is an award that, upon exercise, entitles the participant to receive the excess of the fair market value of a common unit on the exercise date over the exercise price established for the unit appreciation right. Such excess will be paid in cash or common units. The plan administrator may make grants of unit appreciation rights containing such terms as the plan administrator shall determine. Unit appreciation rights must have an exercise price that is not less than the fair market value of the common units on the date of grant. In general, unit appreciation rights granted will become exercisable over a period determined by the plan administrator.

        Distribution Equivalent Rights.    The plan administrator may, in its discretion, grant distribution equivalent rights, or DERs, as a stand-alone award or with respect to phantom unit awards or other awards under the long-term incentive plan. DERs entitle the participant to receive cash or additional awards equal to the amount of any cash distributions made by us during the period the right is outstanding. Payment of a DER issued in connection with another award may be subject to the same vesting terms as the award to which it relates or different vesting terms, in the discretion of the plan administrator.

        Other Unit-Based Awards.    The long-term incentive plan will permit the grant of other unit-based awards, which are awards that are based, in whole or in part, on the value or performance of a common unit. Upon vesting, the award may be paid in common units, cash or a combination thereof, as provided in the grant agreement.

        Unit Awards.    The long-term incentive plan will permit the grant of common units that are not subject to vesting restrictions. Unit awards may be in lieu of or in addition to other compensation payable to the individual.

        Change in Control; Termination of Service.    Awards under the long-term incentive plan will vest and/or become exercisable, as applicable, upon a "change in control" of us or our general partner, unless provided otherwise by the plan administrator. The consequences of the termination of a grantee's employment, consulting arrangement or membership on the board of directors will be determined by the plan administrator in the terms of the relevant award agreement.

        Source of Units.    Common units to be delivered pursuant to awards under the long-term incentive plan may be common units acquired by us in the open market, common units acquired by us from any other person or any combination of the foregoing. If we issue new common units upon the grant, vesting or payment of awards under the long-term incentive plan, the total number of common units outstanding will increase.

  Compensation of Our Officers

        We and our general partner have no employees. All of our officers and other personnel necessary for our business to function (to the extent not out-sourced) will be employed by KTI and we will pay KTI an annual fee for general and administrative services pursuant to an administrative services agreement. See "Certain Relationships and Related Transactions—Administrative Services Agreement."

  Compensation of Our Directors

        Compensation of our independent directors will be set by our general partner's board of directors.

        The member-designated directors who serve on both our general partner's board of directors and KSP GP's board of directors will be compensated by KSP GP and will not receive additional compensation for service on our general partner's board of directors. Our chief executive officer will not receive additional compensation for his service as a director.

        Each director will be indemnified for his actions associated with being a director to the fullest extent permitted under Delaware law.

  Compensation Committee Interlocks and Insider Participation

        While certain of our executive officers and directors serve in similar roles with our general partner, none of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the board of directors or compensation committee of our general partner.

K-SEA TRANSPORTATION PARTNERS L.P.'S COMPENSATION DISCUSSION AND ANALYSIS

        We and our general partner have no employees. All of our officers and other personnel necessary for our business to function (to the extent not out-sourced) will be employed by KTI, and we will pay KTI an annual fee for general and administrative services pursuant to an administrative services agreement. Please read "Certain Relationships and Related Transactions—Administrative Services Agreement."

        Applicable disclosure rules require us to discuss certain aspects of the compensation of certain "named executive officers," consisting of the CEO, the CFO and the three most highly compensated officers, to the extent these three receive in excess of $100,000 during the relevant period as compensation for such services. Our executive officers received no compensation from us for the fiscal year ended June 30, 2008. We do not intend to compensate our officers in the future; rather, their management of our business will be part of the service provided by KTI under an administrative services agreement. As a result, references to our named executive officers are limited to Messrs. Casey and Nicola, except as otherwise indicated. Moreover, we anticipate that substantially all responsibility and authority for compensation-related decisions will reside with the compensation committee of KSP GP. Accordingly, the information set forth in this section is the compensation discussion and analysis of KSP for the fiscal year ended June 30, 2008. References to "KSP's Named Executive Officers" are to Messrs. Casey and Nicola, as well as Messrs. Falcinelli, Sullivan and Haslinsky, who were named executive officers of KSP GP as of June 30, 2008, but do not serve as officers of our general partner.

Background

        This compensation discussion and analysis is intended to provide investors with an understanding of KSP's compensation policies and decisions regarding KSP's named executive officers for fiscal 2008. KSP's named executive officers are its Chief Executive Officer, its Chief Financial Officer and its three other most highly compensated executive officers for fiscal 2008. The Compensation Committee of the Board of Directors of KSP GP, or the Compensation Committee, has not yet considered whether to adjust base salaries for fiscal 2009 or whether to pay performance-based compensation (consisting of cash bonuses and equity-based awards) with respect to fiscal 2008. The Compensation Committee expects to consider the payment of such compensation in the first quarter of fiscal 2009.

Executive Compensation Philosophy

        In establishing executive compensation, KSP believes that:

  •
  base salaries should reflect the basic duties and responsibilities of the executive and be reasonably competitive with comparator group companies;

  •
  annual cash bonuses should reflect KSP's annual results, performance against budget, progress toward KSP's short and long-term strategic and operating goals, and individual performance and contribution; and

  •
  equity awards encourage significant executive equity ownership to further align executive interests to KSP's unitholders.

Purpose of KSP's Executive Compensation Program

        KSP's primary business objective is to increase its distributable cash flow, or DCF, per unit, which serves as a basis for its distribution payments to unitholders, by executing the following business strategies:

  •
  expanding its fleet through newbuildings and accretive and strategic acquisitions;

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  maximizing fleet utilization and improving productivity;

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  maintaining safe, low-cost and efficient operations;

  •
  balancing its fleet deployment between longer-term contracts and shorter-term business to provide stable cash flows through business cycles, while preserving flexibility to respond to changing market conditions; and

  •
  attracting and maintaining customers by adhering to high standards of performance, reliability and safety.

        For additional information regarding KSP's business strategies, please see "Business of K-Sea Transportation Partners L.P.—Business Strategies."

        The purpose of KSP's executive compensation program is to assist KSP in achieving its business objectives by developing and retaining talented senior executives with a competitive compensation package, and to motivate them to achieve KSP's strategic goals and increase KSP's DCF and unitholder value. DCF is a non-GAAP financial measure which is among the measures used to evaluate KSP's operating performance and its ability to make cash distributions.

Role of KSP GP's Compensation Committee

Responsibilities and Authority

        The Compensation Committee of KSP GP, or the Compensation Committee, has overall responsibility for determining the compensation of KSP's named executive officers. The Compensation Committee, among other tasks, determines and approves the Chief Executive Officer's compensation, makes recommendations to the board with respect to other executive officer compensation, and reviews from time to time the compensation and benefits of non-employee directors.

        For fiscal 2008, the compensation payable to all of KSP's named executive officers was reviewed and approved by the Compensation Committee. The Compensation Committee seeks input from Timothy J. Casey, KSP's President and Chief Executive Officer, regarding the amount of compensation payable to, and the individual performance of, KSP's named executive officers (other than Mr. Casey).

Independent Compensation Consultant

        For fiscal 2008, the Compensation Committee retained Pearl Meyer and Partners, or PMP, as an independent consultant on executive compensation matters. The Compensation Committee met with PMP multiple times over several months to review and refine KSP's compensation methodology. The Compensation Committee considered advice and information from PMP in determining the amount and form of compensation for named executive officers and other employees. This work included establishing a comparator group of companies, providing relevant market data and alternatives to consider for named executive officer compensation, and meeting with the Compensation Committee and Mr. Casey to discuss executive compensation matters. KSP has not engaged PMP for any other purpose.

Timing of Decisions

        The Compensation Committee meets after the end of each fiscal year to review base salaries for the then-current year, to consider incentive compensation (consisting of cash bonuses and equity-based awards) and to review and, as appropriate, make changes to KSP's executive compensation program. The Compensation Committee also meets at other times during the year and acts by written consent when necessary and appropriate. During fiscal 2008, the Compensation Committee met or acted by written consent three times. The Chairman of the Compensation Committee also met with members of KSP's management team and representatives of PMP on several occasions to discuss KSP executive compensation policies and programs.

        KSP does not time the release of material non-public information for the purpose of affecting the values of executive compensation. At the time of making equity-based compensation decisions, the Compensation Committee may be aware of material non-public information and takes such information into account, but it does not adjust the size of grants to reflect possible market reaction. Prior to August 2007, the Compensation Committee made grants of equity-based compensation on a periodic basis to reflect specific achievements. In August 2007, the Compensation Committee decided to consider grants of equity-based compensation on an annual basis. The Compensation Committee generally considers grants of equity-based compensation shortly after the end of the fiscal year, although specific grants may be made at other times to recognize the promotion of an employee, a change in responsibility or a specific achievement.

Elements of Compensation

        KSP's executive compensation program includes three main elements: a base salary, an annual cash bonus and an annual equity-based incentive award. These individual components are designed to:

  •
  through a market-competitive base salary that is consistent with the executive's position and level of responsibility, provide a minimum level of compensation to each individual;

  •
  through an annual cash bonus, reward individuals who contribute to the financial and operational success of KSP during the current fiscal year; and

  •
  through equity-based incentive awards, reward individuals who contribute to the financial and operational success of KSP during the current fiscal year and, at the same time, further align the executives' interests with the long-term interests of KSP's unitholders.

        KSP views the various components of compensation as related, but distinct, and emphasize "pay for performance." A significant portion of total executive compensation reflects a risk aspect, and is tied to KSP's financial and strategic goals. KSP's compensation philosophy is to foster entrepreneurship at all levels of the organization by making long-term equity-based incentives, in particular through participation in the growth of KSP's quarterly distributions, a significant component of executive compensation. KSP determines the appropriate level for each compensation component based in part, but not exclusively, on KSP's view of internal equity and consistency, and other considerations KSP deems relevant, such as rewarding extraordinary performance. The Compensation Committee has not yet adopted any policies for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. The Compensation Committee is currently evaluating KSP's executive compensation program and may adopt such policies in the future.

        As described in more detail below, these elements are designed to reward partnership and individual performance.

  •
  Partnership Performance:    KSP's performance is measured by various metrics, such as EBITDA (earnings before interest, taxes and depreciation), DCF on an aggregate and per unit basis, vessel utilization and average daily rates, other vessel operating measures, and financing and compliance objectives. The Compensation Committee also considers other achievements during the year when evaluating KSP's performance.

  •
  Individual Performance:    Individual performance is evaluated based on individual expertise, leadership, ethics and personal performance against goals and objectives.

Employment Agreements

        Timothy J. Casey, John J. Nicola, Thomas M. Sullivan and Richard P. Falcinelli have entered into employment agreements with K-Sea Transportation Inc., one of KSP's indirect wholly owned subsidiaries. The employment agreements contemplate that each employee will serve as an officer of KSP's general partner and other affiliates. Each of the employment agreements had an initial term of one year. The term of each employment agreement is automatically extended for successive one-year terms unless either party gives 30 days written notice prior to the end of the term that such party desires not to renew the employment agreement.

        Each employment agreement established an annual base salary for the named executive officer, which has been subsequently increased by the Compensation Committee. Under the employment agreement, each employee is eligible to receive an annual incentive bonus based upon the financial performance of KSP and its subsidiaries. The board of directors of KSP GP will determine the amount of any incentive bonus award and may issue additional awards to each employee in the amounts and at the times it so determines. Further, Messrs. Casey, Nicola, Sullivan and Falcinelli are furnished an automobile for business use and reimbursed for reasonable costs of insurance, gasoline and repairs for the automobile in accordance with KSP's reimbursement policies and upon submission of satisfactory evidence of such costs.

        Each employment agreement also provides for certain payments upon termination of employment. For more information, please read "—KSP Executive Compensation Tables—Potential Payments upon Termination or Change-in-Control" below. The Compensation Committee is currently in the process of evaluating potential revisions to the employment agreements based on a review of current market practice and after receiving input from PMP.

Comparator Group

        The Compensation Committee evaluates the executive compensation programs and practices for KSP's executive officers against a comparator group in order to achieve a competitive level of compensation. The comparator group was selected based on, among other things, industry, EBITDA, equity market capitalization and enterprise value. For fiscal 2007, the comparator group consists of the following 12 transportation companies and six master limited partnerships:

  Transportation Companies

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  Celadon Group, Inc.

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  Covenant Transportation Group, Inc.

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  International Shipholding Corporation

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  Maritrans, Inc.

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  Marten Transport, Ltd.

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  P.A.M. Transportation Services, Inc.

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  Patriot Transportation Holding, Inc.

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  Saia, Inc.

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  U.S. Shipping Partners L.P.

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  U.S. Xpress Enterprises, Inc.

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  Universal Truckload Services, Inc.

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  USA Truck, Inc.

  Master Limited Partnerships

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  Atlas Pipeline Partners, L.P.

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  Global Partners L.P.

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  Hiland Partners, L.P.

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  Holly Energy Partners, L.P.

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  Martin Midstream Partners, L.P.

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  Exterran Partners, L.P.

        The Compensation Committee compares the companies' executive compensation programs as a whole, and also compares the pay of individual executives if the jobs are sufficiently similar to make a comparison meaningful. Moreover, when comparing a named executive officer's compensation with others in the comparator group, the Compensation Committee seeks comparisons based on the executive's duties and responsibilities and not merely based on the executive's title. For example, KSP does not have a chief operating officer and the traditional duties performed by a person with that title are allocated among several different people at KSP.

        The Compensation Committee uses the comparator group data to ensure that executive officer compensation as a whole is appropriately competitive, given KSP's performance. The Compensation Committee, however, does not target a specific percentile of comparator group compensation in determining the level of KSP's executive officer compensation. The composition of the comparator group is subject to change from time to time based on a review by the Compensation Committee to reflect, among other things, best practices in executive compensation, changes in KSP's business including the size and complexity thereof, and changes in the competitive marketplace resulting from mergers and acquisitions or other activity.

Partnership Performance

        The Compensation Committee does not set specific performance targets that must be achieved in determining executive officer compensation. The Compensation Committee evaluates KSP's financial condition and results of operations, KSP's performance in light of industry fundamentals and how effectively management adapts to changing industry conditions and opportunities during the year in preparing KSP to capitalize on opportunities in the future. In addition, the Compensation Committee considered the following accomplishments, among others, in measuring partnership performance during fiscal 2007:

  •
  fiscal 2007 DCF was a record and meaningfully above the prior year's DCF;

  •
  increases in per unit distributions to KSP unitholders for each quarter of fiscal 2007;

  •
  the execution of definitive agreements for the acquisition of the Smith Maritime Group;

  •
  KSP's progress toward replacing its single-hull vessels, including recent newbuilding orders;

  •
  the acquisition of several tugboats to improve the efficiency of KSP's tank barge fleet;

  •
  improvements in average daily rates for KSP's coastwise and local tank barge fleets;

  •
  consistency in KSP's net utilization of its tank barges; and

  •
  improvements in safety results.

Base Salary

        In evaluating the base salaries of KSP's named executive officers for fiscal 2008, the Compensation Committee considered the historical and expected future performance of each such executive and competitive market data provided by PMP. In general, the Compensation Committee targets base salaries that are competitive with similar positions in the comparator group. Based on a review of base salaries for the comparator group and after considering KSP's performance and the individual performance of each executive during 2007, the Compensation Committee increased the base salaries of KSP's named executive officers for fiscal 2008 as follows:

Name	Fiscal 2008 Base Salary(1)	Increase Over Fiscal 2007
Timothy J. Casey	$300,000	$50,000
John J. Nicola	$210,000	$10,000
Thomas Sullivan	$210,000	$10,000
Richard P. Falcinelli	$210,000	$10,000
Gregory J. Haslinsky	$200,000	$31,731

(1)
Effective July 1, 2007.

Annual Cash Bonus

        The amount of the annual cash bonus is determined by the Compensation Committee on an annual basis after considering partnership and individual performance. For fiscal 2007, the Compensation Committee had targeted an annual cash bonus of 80% of base salary for Mr. Casey and 40% of base salary for other named executive officers. KSP performed significantly above the Compensation Committee's expectations in fiscal 2007. Based on that performance and after considering the individual performance of each named executive officer, the Compensation Committee decided to award cash bonuses in excess of the targeted amounts. The following table sets forth the annual cash bonus for each named executive officer and the percentage of such bonus in relation to the named executive officer's salary for fiscal 2007:

Name	Total Annual Cash Bonus for Fiscal 2007	Percentage of Fiscal 2007 Salary
Timothy J. Casey	$300,750	120%
John J. Nicola	$90,225	45%
Thomas Sullivan	$90,225	45%
Richard P. Falcinelli	$90,225	45%
Gregory J. Haslinsky	$90,225	54%

Equity-Based Incentive Awards

        In respect of fiscal 2007, the Compensation Committee made phantom unit grants in amounts intended to result in approximately 50% of the executive's total annual incentive compensation being equity based. A "phantom" unit entitles the grantee to receive a KSP common unit upon the vesting of the phantom unit or, in the discretion of the Compensation Committee, cash equivalent to the fair market value of a KSP common unit. Holders of phantom units also have the right to receive an amount in cash equal to, and payable at the same time as, the cash distribution made with respect to a KSP common unit during the period the phantom unit is outstanding. The Compensation Committee believes that making a portion of an executive's compensation contingent on long-term unit price performance more closely aligns the executive's interests with those of KSP's unitholders. Like cash bonuses, phantom unit awards reflect progress toward KSP's partnership goals and individual performance.

        The following table sets forth awards of phantom units on August 7, 2007, with respect to each named executive officer's performance in fiscal 2007:

Name	Phantom Units	Grant Date Fair Value(1)
Timothy J. Casey	7,000	$299,250
John J. Nicola	2,100	$89,775
Thomas Sullivan	2,100	$89,775
Richard P. Falcinelli	2,100	$89,775
Gregory J. Haslinsky	2,100	$89,775

(1)
Determined by multiplying the number of phantom units granted to a named executive officer by $42.75, the closing price of our common units on the NYSE on August 7, 2007, which was the date of grant.

        The awards of phantom units for fiscal 2007 vest in five equal annual installments beginning on October 1, 2008, subject to earlier vesting or forfeiture as provided in the applicable award agreement.

Perquisites and Other Benefits

        Messrs. Casey, Nicola, Sullivan and Falcinelli are furnished an automobile for business use and reimbursed for reasonable costs of insurance, gasoline and repairs for the automobile in accordance with KSP's reimbursement policies and upon submission of satisfactory evidence of such costs. Mr. Kauffman receives an automobile allowance.

        KSP seeks to provide benefit plans, such as medical, life and disability insurance, in line with market conditions. Executive officers are eligible for the same benefit plans provided to other exempt employees, including insurance plans and supplemental plans chosen and paid for by employees who wish additional coverage. KSP does not have any special insurance plans for executive officers.

Other Compensation Related Matters

Equity Ownership

        Although KSP encourages its executive officers to retain ownership in KSP, KSP does not have a policy requiring maintenance of a specified equity ownership level. In the aggregate, as of June 30, 2008, KSP's named executive officers beneficially owned an aggregate of 52,270 KSP common units and 48,400 phantom units. Additionally, certain of KSP's named executive officers receive approximately 9.4% of the cash distributions received by KSP GP and its affiliates through their ownership interest in these entities. These arrangements further tie the interests of these executive officers to the interests of KSP's unitholders.

        KSP's policies prohibit KSP's executive officers from using puts, calls or options to hedge the economic risk of their ownership.

Recovery of Prior Awards

        KSP does not have a policy with respect to adjustment or recovery of awards or payments if relevant performance measures upon which previous awards were based are restated or otherwise adjusted in a manner that would reduce the size of such award or payment.

Impact of Tax and Accounting Treatment

Accounting Treatment

        Effective July 1, 2005, KSP adopted SFAS 123R, which requires that companies recognize in their financial statements the cost of employee services received in exchange for awards of equity instruments based on the grant date fair value of those awards.

Tax Treatment

        Section 162(m) of the Code generally disallows a tax deduction to publicly traded corporations for compensation in excess of $1 million paid to the Chief Executive Officer or any of the four other most highly compensated officers. Because KSP is organized as a limited partnership, KSP is not subject to the provisions of Section 162(m) of the Code.

        Section 409A of the Code imposes new constraints on nonqualified deferred compensation, and some awards under KSP's long-term incentive plan and severance benefits under employment agreements with KSP's officers may be subject to these new rules. Failure to comply with Section 409A may result in the early taxation of deferred compensation and the imposition of a 20% penalty. Employers generally will have until December 31, 2008 to amend plans and arrangements to comply with Section 409A. KSP intends to design its compensation arrangements to be either exempt from Section 409A or to comply with Section 409A, and KSP may be required to amend certain arrangements before December 31, 2008 to achieve this result.

KSP Executive Compensation Tables

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary($)		Bonus($)(1)		Stock Awards($)(2)		Option Awards($)(1)		Non-Equity Incentive Plan Compensation($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings($)		All Other Compensation ($)(3)		Total($)
Timothy J. Casey President and Chief Executive Officer	2008 2007	$ $	300,000 250,000	$ $	— 300,750	$ $	251,174 202,117	$ $	— —	$ $	— —	$ $	— —	$ $	25,862 21,616	$ $	$577,036 774,483
John J. Nicola Chief Financial Officer	2008 2007	$ $	210,000 200,000	$ $	— 90,225	$ $	82,089 67,372	$ $	— —	$ $	— —	$ $	— —	$ $	22,820 18,194	$ $	314,909 375,791
Thomas M. Sullivan Vice President, Operations	2008 2007	$ $	210,000 200,000	$ $	— 90,225	$ $	82,089 67,372	$ $	— —	$ $	— —	$ $	— —	$ $	20,510 18,911	$ $	312,599 376,508
Richard P. Falcinelli Vice President, Administration and Secretary	2008 2007	$ $	210,000 200,000	$ $	— 90,225	$ $	82,089 67,372	$ $	— —	$ $	— —	$ $	— —	$ $	21,468 20,741	$ $	313,557 378,338
Gregory J. Haslinsky Vice President, Sales	2008		$200,000		$—		$66,464		$—		$—		$—		$18,983		$285,448

(1)
KSP GP's Compensation Committee has not yet considered whether to adjust base salaries for fiscal 2009 or whether to pay performance-based compensation (consisting of cash bonuses and equity-based awards) with respect to fiscal 2008. The Compensation Committee expects to consider the payment of such compensation in the first quarter of fiscal 2009.

(2)
This amount reflects the compensation cost recognized by us during fiscal 2007 and 2008 under SFAS 123R for grants made in fiscal 2007 and prior years. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our recognized compensation expense for these awards under SFAS 123R, and do not correspond to the actual value that will be recognized by the named executive officers.

(3)
Represents contributions to our 401(k) Savings Plan during fiscal 2007 and 2008 and the value of personal use of an automobile.

Grants of Plan-Based Awards Table

        KSP did not make any grants of plan-based awards during fiscal 2008.

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information concerning the outstanding equity awards made to each named executive officer of KSP as of June 30, 2008.

	Stock Awards(1)
Name	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(#)
T. Casey	22,000	$698,940	—	—
J. Nicola	7,100	$225,567	—	—
T. Sullivan	7,100	$225,567	—	—
R. Falcinelli	7,100	$225,567	—	—
G. Haslinsky	6,100	$193,797	—	—

(1)
Represents phantom unit awards that vest in five annual installments. All phantom unit awards are subject to accelerated vesting on a change in control or the termination of the employee's employment due to death, disability or retirement and to such other terms as are set forth in the award agreement. Holders of phantom units have the right to receive an amount in cash equal to, and payable at the same time as, the cash distribution made with respect to a common unit during the period the phantom unit is outstanding.

(2)
Determined by multiplying the number of unvested common units as of June 30, 2008 by $31.77, which was the closing price of KSP's common units on the NYSE on June 30, 2008.

Option Exercises and Stock Vested Table

        The following table sets forth the number of shares acquired upon the vesting of phantom unit awards, and the value realized upon exercise or vesting of such awards, for each of KSP's named executive officers in fiscal 2008.

	Stock Awards
Name	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(1)
T. Casey	6,000	$232,500
J. Nicola	2,000	$77,500
T. Sullivan	2,000	$77,500
R. Falcinelli	2,000	$77,500
G. Haslinsky	1,500	$58,125

(1)
Represents the number of common units multiplied by the closing price of our common units on the NYSE on the vesting date.

Pension Benefits

        KSP does not maintain any plans that provide for payments or other benefits at, following or in connection with retirement, other than a 401(k) plan that is available to all U.S. employees.

Non-Qualified Deferred Compensation

        KSP does not maintain any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified under the Internal Revenue Code.

Potential Payments upon Termination or Change-in-Control

        Timothy J. Casey, John J. Nicola, Thomas M. Sullivan and Richard P. Falcinelli have entered into employment agreements with K-Sea Transportation Inc., one of KSP's indirect wholly owned subsidiaries. The employment agreements do not provide for any payments in the event of a change in control. If the employee's employment is terminated without cause or if the employee resigns for good reason, the employee is entitled to severance in an amount equal to the greater of (a) the product of 1.3125 (1.75 multiplied by ..75) multiplied by the employee's base salary at the time of termination or resignation and (b) the product of 1.75 multiplied by the remaining term of the employee's non-competition provisions multiplied by the employee's base salary at the time of termination or resignation. In addition, KSP will make COBRA payments on behalf of the employee for a period of one year. If the employee is terminated for cause or terminates employment without good reason (other than death or disability), the employee is entitled to receive only earned but unpaid compensation and benefits. If the employee is terminated due to death, the employee's designated beneficiary or, if none, his estate, is entitled to receive an amount equal to one-half of the employee's annual base salary at the time of death. If the employee is terminated due to disability, the employee is entitled to receive an amount equal to one-half of the employee's annual base salary at the time of disability and, if the employee so elects, COBRA payments for one year following termination.

        Under the employment agreements, "cause" and "good reason" are defined as follows:

  •
  Cause:    the employee (1) after repeated notices and warnings, fails to perform his reasonably assigned duties as reasonably determined by us, (2) materially breaches certain provisions of the employment agreement, or (3) commits or engages in a felony or any intentional dishonest, unethical or fraudulent act which materially damages KSP's reputation.

  •
  Good reason:    the resignation of the employee after the relocation of our principal office outside of a 75 mile radius of our current location unless the new location is mutually agreed upon by KSP and the employee.

        If a change in control were to have occurred as of June 30, 2008, all phantom units awarded to named executive officers awards under our long-term incentive plan would have immediately vested. In addition, all such awards would immediately vest upon the death, disability or retirement (after reaching age 65) of the named executive. If the named executive officer is terminated other than in connection with a change in control or the executive's death, disability or retirement (after reaching age 65), any unvested phantom units awarded to such executive would be forfeited.

        The following tables set forth potential amounts payable to KSP's named executive officers upon termination of employment under various circumstances, as if terminated on June 30, 2008.

	Change in Control
	Casey	Nicola	Sullivan	Falcinelli	Haslinsky
Accelerated vesting of phantom units(1)	$698,940	$225,567	$225,567	$225,567	$193,797

(1)
Determined by multiplying the number of unvested phantom units as of June 30, 2008 by $31.77, which was the closing price of KSP's common units on the NYSE on June 30, 2008.

	Termination Without Cause or Resignation for Good Reason(1)
	Casey	Nicola	Sullivan	Falcinelli	Haslinsky
Severance payment	$393,750	$275,625	$275,625	$275,625	—
COBRA payments	13,260	13,260	13,260	13,260	—

Total	$407,010	$288,885	$288,885	$288,885	—

(1)
If the employee is terminated for cause or terminates employment without good reason (other than death or disability), the employee is entitled to receive only earned but unpaid compensation and benefits.

	Termination in the Event of Death
	Casey	Nicola	Sullivan	Falcinelli	Haslinsky
Severance payment	$150,000	$105,000	$105,000	$105,000	$—
COBRA payments	13,260	13,260	13,260	13,260	—
Accelerated vesting of phantom units	698,940	225,567	225,567	225,567	193,797

Total	$862,200	$343,827	$343,827	$343,827	$193,797
	Termination in the Event of Disability
	Casey	Nicola	Sullivan	Falcinelli	Haslinsky
Severance payment	$150,000	$105,000	$105,000	$105,000	$—
COBRA payments	13,260	13,260	13,260	13,260	—
Accelerated vesting of phantom units	698,940	225,567	225,567	225,567	193,797

Total	$862,200	$343,827	$343,827	$343,827	$193,797

Director Compensation

        KSP GP pays no additional remuneration to its employees for serving as directors. Also, neither Mr. Dowling nor Mr. Friedman receives any remuneration for serving as a director; however, they are reimbursed for expenses attendant to board membership.

        The following table sets forth a summary of the compensation paid by KSP to non-employee directors of KSP GP in fiscal 2008:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)(2)(3)
Brian P. Friedman	$—	$—	$—	$—	$—	$—	$—
James J. Dowling	—	$93,750	—	—	—	—	$93,750
Anthony S. Abbate	$22,000	$50,724	—	—	—	—	$72,724
Barry J. Alperin	$28,000	$50,724	—	—	—	—	$78,724
Frank Salerno	$21,500	$50,724	—	—	—	—	$72,224

(1)
Represents the number of previously issued KSP phantom units that vested during fiscal 2008 multiplied by the closing price of KSP's common units on the date of grant.

(2)
Each of Messrs. Abbate, Alperin and Salerno received an annual retainer of $10,000 during fiscal 2008 in consideration of their services as director of KSP GP. In addition, for each board meeting attended by Messrs. Abbate, Alperin and Salerno, they receive a fee of $1,000. Furthermore, Messrs. Abbate, Alperin and Salerno receive $1,000 for each committee meeting they attend (or $500 in the case of an audit committee meeting that falls on the same day as a board meeting). Mr. Alperin receives an additional $1,000 for each audit committee meeting for his services as chairman of the audit committee. On August 7, 2007, the Compensation Committee of KSP GP increased the annual retainer for independent directors to $10,000 and granted each independent director 5,000 phantom units of KSP, which vest in five equal annual installments beginning on October 1, 2008. Holders of phantom units also have the right to receive an amount in cash equal to, and payable at the same time as, the cash distribution made with respect to a KSP common unit during the period the phantom unit is outstanding.

(3)
KSP also reimburses directors for out-of-pocket expenses attendant to Board membership.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OF K-SEA GP HOLDINGS LP

K-Sea GP Holdings LP

        The following table sets forth certain information regarding the beneficial ownership of our common units immediately following the consummation of the formation transactions by:

  •
  each person who will beneficially own more than 5% of such units to be outstanding;

  •
  our general partner;

  •
  each of the executive officers of our general partner;

  •
  each of the directors and director nominees of our general partner; and

  •
  all of the directors, director nominees and executive officers of our general partner as a group.

The table assumes that the underwriters do not exercise their option to purchase additional common units.

        All information with respect to beneficial ownership has been furnished by the respective directors, officers or 5% or more unit holders, as the case may be. For information on the selling unitholders, please read "Selling Unitholders."

Name of Beneficial Owner(1)	Common Units	Percent
KSP Investors A L.P.(2)	8,050,568	59.3%
KSP Investors B L.P.(2)	2,457,799	18.1%
Park Avenue Transportation Inc.(2)	10,508,367	77.4%
FS Employee Investors LLC(2)	897,762	6.6%
James J. Dowling	186,826	1.4%
Timothy J. Casey	746,680	5.5%
Brian P. Friedman(2)	11,406,138	84.5%
David S. Harris	—	—
John J. Nicola	169,700	1.3%
All directors and named executive officers of K-Sea GP LLC as a group (4 persons)	13,474,180	99.3%

(1)
Unless otherwise noted, each beneficial owner has sole voting and dispositive power with respect to the common units set forth opposite such holder's name. The address of each beneficial owner is One Tower Center Boulevard, 17th Floor, East Brunswick, New Jersey 08816.

(2)
Park Avenue Transportation Inc. is the general partner of each of KSP Investors A L.P. and KSP Investors B L.P. (each, a "KSP Entity") and, therefore, has sole voting and dispositive power with respect to the equity interests in us owned by each KSP Entity. Mr. Friedman owns 51% of the outstanding shares of capital stock of Park Avenue Transportation Inc., the general partner of each KSP Entity. In addition, Mr. Friedman has an economic interest in FS Private Investments LLC, which in turn has an economic interest in each KSP Entity. Mr. Friedman also has direct economic interests in certain of the KSP Entities. Mr. Friedman may also be deemed to beneficially own the common units held by FS Employee Investors LLC. The address of each KSP Entity, Park Avenue Transportation Inc. and FS Employee Investors LLC is 520 Madison Avenue, 12th Floor, New York, New York 10022.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OF K-SEA TRANSPORTATION PARTNERS L.P.

        The following table sets forth the beneficial ownership of units of K-Sea Transportation Partners L.P. as of June 30, 2008 by beneficial owners of 5% or more of such units by each director and named executive officer of KSP GP and by all directors and named executive officers as a group.

        All information with respect to beneficial ownership has been furnished by the respective directors, officers or greater than 5% unitholders, as the case may be.

Name of Beneficial Owners(1)	Common Units(2)	Percentage of Common Units	Subordinated Units	Percentage of Subordinated Units	Percentage of Total Common and Subordinated Units
Beneficial Owners of 5% or More
EW Transportation LLC(3)	2,082,500	17.9%	2,082,500	100.0%	30.4%
EW Holding Corp.(4)	—	—	1,181,818	56.7%	8.6%
EW Transportation Corp.(4)	—	—	454,545	21.8%	3.3%
Tortoise Energy Infrastructure Corporation(5)	612,800	5.3%	—	—	4.5%
Tortoise Capital Advisors, L.L.C.(5)	1,165,685	10.0%	—	—	8.5%
Directors and Executive Officers
James J. Dowling	12,000	*	—	—	*
Timothy J. Casey	18,000	*	—	—	*
Anthony S. Abbate	15,500	*	—	—	*
Barry J. Alperin	6,500	*	—	—	*
Brian P. Friedman(6)	2,126,412	18.3%	2,082,500	100.0%	30.7%
Frank Salerno	4,800	*	—	—	*
John J. Nicola(7)	15,300	*	—	—	*
Thomas M. Sullivan(8)	5,570	*	—	—	*
Richard P. Falcinelli(9)	6,300	*	—	—	*
Gregory S. Haslinsky	7,875	*	—	—	*
All directors and executive officers of K-Sea General Partner GP LLC as a group (11 persons)	2,217,482	19.1%	2,082,500	100.0%	31.3%

*
Less than 1%.

(1)
Unless otherwise noted, each beneficial owner has sole voting and dispositive power with respect to the common and subordinated units set forth opposite such holder's name.

(2)
Does not include unvested phantom units granted under the K-Sea Transportation Partners L.P. Long-Term Incentive Plan, none of which will vest within 60 days of the date hereof. Please read "K-Sea Transportation Partners L.P.'s Compensation Discussion and Analysis—KSP Executive Compensation Tables—Outstanding Equity Awards at Fiscal Year-End."

(3)
EW Transportation LLC is owned by individual investors, including certain of our directors and executive officers, and by KSP Investors A L.P., KSP Investors B L.P. and KSP Investors C L.P. (each, a "KSP Entity"). The table below sets forth the economic interest in, and beneficial ownership of equity interests of, EW Transportation LLC as of June 30, 2008, which beneficial ownership includes units beneficially owned by EW Holding Corp. and EW Transportation Corp., its wholly owned subsidiaries. The address of EW Transportation LLC is One Tower Center Blvd. 17th Floor, East Brunswick, New Jersey 08816. As a result of the formation transactions, EW Transportation LLC will become our wholly owned subsidiary.

Name of Beneficial Owner	Economic Interest	Equity Interest
KSP Investors A L.P.(a)	59.3%	62.9%
KSP Investors B L.P.(a)	18.1%	21.7%
KSP Investors C L.P.(a)	12.6%	13.7%
Park Avenue Transportation Inc.(a)	90.0%	98.3%
James J. Dowling(b)	—	—
Timothy J. Casey	5.5%	*
Anthony S. Abbate	—	*
Barry J. Alperin	—	*
Brian P. Friedman(a)	90.0%	98.3%
Frank Salerno	—	*
John J. Nicola	1.3%	*
Thomas M. Sullivan	1.3%	*
Richard P. Falcinelli	1.3%	*
Gregory S. Haslinsky	*	*
All directors and executive officers of K-Sea General Partner GP LLC as a group (11 persons)	99.5%	99.9%

    *
    Less than 1%.

    (a)
    Park Avenue Transportation Inc. is the general partner of each of KSP Investors A L.P., KSP Investors B L.P. and KSP Investors C L.P. (each, a "KSP Entity") and, therefore, has sole voting and dispositive power with respect to the equity interests of EW Transportation LLC owned by each KSP Entity. Mr. Friedman owns 51% of the outstanding shares of capital stock of Park Avenue Transportation Inc., the general partner of each KSP Entity. In addition, Mr. Friedman has an economic interest in FS Private Investments LLC, which in turn has an economic interest in each KSP Entity. Mr. Friedman also has direct economic interests in certain of the KSP Entities.

    (b)
    Mr. Dowling is a limited partner in KSP Investors C L.P. and has an effective 1.38% economic interest in EW Transportation LLC.

(4)
EW Holding Corp.'s beneficial ownership includes units beneficially owned by EW Transportation Corp., its wholly owned subsidiary. The address of each entity is One Tower Center Blvd. 17th FL, East Brunswick, New Jersey 08816.

(5)
Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2008 by Tortoise Energy Infrastructure Corporation ("TYG") and Tortoise Capital Advisors, L.L.C., an investment advisor to TYG and certain managed accounts ("TCA"). TCA acts as an investment advisor to certain closed-end investment companies, including TYG. TCA, by virtue of investment advisory agreements with these investment companies, has all investment and voting power over securities owned of record by these investment companies. However, despite their delegation of investment and voting power to TCA, these investment companies may be deemed to be the beneficial owner of the securities they own of record because they have the right to acquire investment and voting power through termination of their investment advisory agreement with TCA. Thus, TCA has reported that it shares voting power and dispositive power over the securities owned of record by these investment companies, and TYG has reported that it shares voting power and dispositive power over the securities owned of record by it. TCA also acts as an investment advisor to certain managed accounts. Under contractual agreements with individual account holders, TCA, with respect to the securities held in the managed accounts, shares investment and voting power with certain account holders, and has no voting power but shares investment power with certain other account holders. Including shares owned of record by TYG and certain managed accounts, TCA has shared voting power with respect to 1,102,163 common units and shared dispositive power with respect to 1,165,685 common units. TYG has shared voting and dispositive power with respect to 612,800 common units. TCA is not the record owner of any common units and disclaims any beneficial interest in such common units. The address of each entity is 10801 Mastin Boulevard, Suite 222, Overland Park, Kansas 66210.

(6)
Mr. Friedman owns 51% of Park Avenue Transportation Inc., the general partner of each KSP Entity and, therefore, may be deemed to beneficially own the common and subordinated units held by EW Transportation LLC. The address of each KSP Entity and Park Avenue Transportation Inc. is 520 Madison Avenue, 12th Floor, New York, New York 10022.

(7)
Includes 3,200 common units owned by Mr. Nicola's wife.

(8)
Includes 125 common units owned by Mr. Sullivan's son and 255 common units owned by Mr. Sullivan's daughter.

(9)
Includes 400 common units owned by Mr. Falcinelli's wife.

SELLING UNITHOLDERS

        The selling unitholders named below are contributing parties that will acquire our common units in connection with the formation transactions described under "Prospectus Summary—Formation Transactions and Our Structure and Ownership After This Offering." The following table sets forth information concerning the ownership of common units by the selling unitholders immediately before and after this offering assuming:

  •
  the underwriters do not exercise their option to purchase additional common units; and

  •
  the underwriters exercise their option to purchase additional common units in full.

				Maximum Number of Common Units to be Sold Upon Exercise of Over- Allotment Option(2)	Beneficial Ownership After the Offering (Assuming No Exercise of Over-Allotment Option)		Beneficial Ownership After the Offering (Assuming Exercise of Over-Allotment Option in Full)
Beneficial Ownership Prior to the Offering
Number of Common Units to be Sold in Offering
Name of Selling Unitholder(1)	Common Units	Percent			Common Units	Percent	Common Units	Percent
KSP Investors A L.P.
KSP Investors B L.P.
Other selling unitholders to be named

(1)
The address of each selling unitholder is One Tower Center Boulevard, 17th Floor, East Brunswick, New Jersey 08816. Park Avenue Transportation Inc. is the general partner of each of KSP Investors A L.P. and KSP Investors B L.P. and, therefore, has sole voting and dispositive power with respect to the equity interests in us owned by each of KSP Investors A L.P. and KSP Investors B L.P. Brian P. Friedman owns 51% of the outstanding shares of capital stock of Park Avenue Transportation Inc., the general partner of each of KSP Investors A L.P. and KSP Investors B L.P. In addition, Mr. Friedman has an economic interest in FS Private Investments LLC, which in turn has an economic interest in each of KSP Investors A L.P. and KSP Investors B L.P. Mr. Friedman also has direct economic interests in certain of such entities.

(2)
Assuming the underwriters' option to purchase additional common units is exercised in full.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Relationship with KSP and its General Partner, KSP GP

  General

        Our only cash generating assets consist of our partnership interests in KSP, which, upon completion of this offering, will initially consist of the following:

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  100% of the incentive distribution rights in KSP, which we hold through our 100% ownership interest in KSP GP;

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  all of the 1.5% general partner interest in KSP, which we hold through our 100% ownership interest in KSP GP; and

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  4,165,000 units of KSP, consisting of 2,082,500 common units and 2,082,500 subordinated units of KSP, representing an aggregate 29.9% limited partner interest in KSP.

Our Relationship with KSP

        We are the sole member of KSP's general partner, KSP GP. Distributions and payments are made by KSP to its general partner, and its affiliates in connection with the ongoing operation of KSP. These distributions and payments are determined by and among affiliated entities and are not the result of arm's length negotiations.

        Cash distributions from KSP are generally made approximately 98.5% to limited partner unitholders, including affiliates of its general partner as holders of limited partner units and 1.5% to KSP GP, as owner of KSP's general partner interest. In addition, if distributions exceed the target levels in excess of the minimum quarterly distribution, KSP GP is entitled to receive incentive distributions equal to an increasing percentage of such cash distributions.

        If KSP's general partner withdraws or is removed and a successor general partner is elected by KSP's limited partners, the successor general partner is required to buy the general partner units from KSP's general partner for a cash price equal to the fair market value. The fair market value of the general partner units includes the value of all the rights associated with being KSP's general partner, including, without limitation, the general partner's pro rata interest in KSP and the right to receive incentive distributions.

        Upon KSP's liquidation, its partners, including KSP's general partner, will be entitled to receive liquidating distributions according to their particular capital account balances.

Indemnification of Our Directors and Officers

        Under our partnership agreement and subject to specified limitations, we will indemnify to the fullest extent permitted by Delaware law, from and against all losses, claims, damages or similar events any director or officer or, while serving as a director of officer, any person who is or was serving as a tax matters partner or as a director, officer, tax matters member, employee, partner, manager, fiduciary or trustee of our partnership or any of our affiliates. Additionally, we will indemnify to the fullest extent permitted by law, from and against all losses, claims, damages or similar events any person who is or was our employee (other than an officer) or agent.

        Any indemnification under our partnership agreement will be only out of our assets. We are authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Policies and Procedures for Approval of Related Person Transactions

        As a recently formed partnership, we do not have written policies or procedures for the review, approval or ratification of related party transactions. We expect that the board of directors of our general partner will adopt a policy pursuant to which related party transactions are reviewed, approved or ratified. The policy is expected to apply to any transaction in which (1) we are a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but exclude any transaction that does not require disclosure under Item 404(a) of Regulation S-K. The conflicts committee of the board of directors of our general partner will be responsible for reviewing, approving and ratifying any related person transaction.

        The related party transactions between us and the contributing parties to be entered into on or prior to the closing of the offering contemplated by this prospectus will not be the result of arm's-length negotiations.

Related Party Transactions Involving KSP

        KSP and its operating subsidiaries are managed by KSP GP. KSP GP and its affiliates do not receive a management fee or other compensation for the management of KSP. KSP GP and its affiliates are entitled to be reimbursed, however, for all direct and indirect expenses incurred on behalf of KSP. KSP GP has sole discretion in determining the amount of these expenses. Other than director fees and expenses, KSP reimbursed KSP GP for approximately $0 and $7,290 of direct and indirect expenses in fiscal 2007 and fiscal 2006, respectively. KSP also pays expenses relating to non-employee directors of KSP GP. For more information, please read "KSP Compensation Discussion and Analysis—Director Compensation."

Contribution Agreement

        In connection with the closing of this offering, we, KSP GP, EW LLC, the contributing parties, EW MergerCo LLC and Messrs. Casey, Dowling and Friedman will enter into a contribution agreement pursuant to which, at or prior to the closing of this offering: (1) all of the membership interests in KSP GP, which owns all of the 1.5% general partner interest and 100% of the incentive distribution rights in KSP, will be contributed to us, and (2) a wholly owned subsidiary of ours will merge into EW LLC, which owns 4,165,000 units in KSP (consisting of 2,082,500 common units and 2,082,500 subordinated units representing an aggregate 29.9% limited partner interest in KSP), whereby EW LLC will become our wholly owned subsidiary. As consideration for this contribution and merger and the other formation transactions and in accordance with the terms of the contribution agreement, we will issue to the contributing parties 13,576,000 of our common units, and we will assume certain liabilities, including tax and environmental liabilities, of EW LLC. The terms of the contribution agreement will be determined by the contributing parties and, with respect to our interests thereunder, will not be the result of arm's-length negotiations.

Administrative Services Agreement

        In connection with the closing of this offering, we and our general partner will enter into an administrative services agreement with K-Sea Transportation Inc., an indirect, wholly owned subsidiary of KSP which we refer to as KTI, pursuant to which KTI will perform general and administrative services for us.

        We and our general partner have no employees. All of our officers and other personnel necessary for our business to function (to the extent not out-sourced) will be employed by KTI. As a result, the administrative services agreement will provide for our payment of an annual fee to KTI for general and administrative services. This fee will initially be $350,000 per year, adjusted annually beginning in the second quarter of 2010 based on changes to the Producer Price Index (PPI), Management Consulting Services—North American Industry Classification System (NAICS) 541610, which index is published by the Bureau of Labor Statistics. If we or one of our subsidiaries acquires any additional assets, KTI may propose an increase in its administrative fee that covers the provision of services for such additional assets; however, such proposal must be approved by the board of directors of our general partner with the concurrence of the conflicts committee of the board. In addition to this fee for general and administrative costs, we estimate that we will incur direct annual expenses of approximately $1,000,000 for recurring costs associated with becoming a separate publicly traded entity, including legal, tax and accounting expenses.

Our General Partner's Limited Liability Company Agreement

        Our general partner's management and operations will be governed by its limited liability company agreement, which will be amended and restated at the closing of this offering. The limited liability company agreement will establish a board of directors that will be responsible for the oversight of our business and operations. Our general partner's board of directors will be elected by its members. For additional information regarding the election of directors to our general partner's board of directors, please read "Management—Election of Directors."

Omnibus Agreement

        EW LLC is subject to an existing omnibus agreement among KSP Investors A L.P. ("KSP A"), KSP Investors B L.P. ("KSP B"), KSP Investors C L.P. ("KSP C"), EW LLC and its subsidiaries (EW LLC and its subsidiaries, together with KSP A, KSP B and KSP C, the "K-Sea Entities"), KSP, KSP GP (the general partner of KSP) and KSP's operating partnership and its general partner. This omnibus agreement was entered into in connection with KSP's initial public offering in January 2004.

Indemnification

        Under the omnibus agreement, the KSP Entities, including EW LLC and its subsidiaries (collectively, the "Indemnitors"), have jointly and severally agreed to indemnify KSP until January 14, 2009 against certain environmental and toxic tort liabilities and, until January 14, 2014, against certain other toxic tort liabilities associated with the operation of the assets before January 14, 2004. Liabilities resulting from changes in law after the closing of KSP's initial public offering are excluded from the environmental indemnity. KSP has agreed to indemnify the Indemnitors for events and conditions associated with the operation of KSP's assets that occur on or after January 14, 2004 to the extent the Indemnitors are not required to indemnify KSP. There is an aggregate cap of $10 million on the amount of indemnity coverage provided by the Indemnitors for the environmental and toxic tort liabilities.

        The Indemnitors have also agreed to indemnify KSP for liabilities related to:

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  certain defects in title to the assets contributed to KSP and failure to obtain certain consents and permits necessary to conduct KSP's business that arise before January 14, 2008;

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  events and conditions associated with any assets retained by the Indemnitors or any of their respective affiliates, whether occurring before or after January 14, 2004;

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  certain liabilities retained by EW LLC and its subsidiaries; and

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  certain income tax liabilities attributable to the operation of the assets contributed to KSP prior to the time they were contributed to KSP in connection with its initial public offering.

Amendments

        The omnibus agreement may not be amended without the prior approval of the conflicts committee of KSP if the proposed amendment will, in the reasonable discretion of KSP's general partner, adversely affect holders of KSP's common units.

Business Opportunity Agreement

        Upon completion of this offering, we will enter into a business opportunity agreement with KSP and KSP GP. Pursuant to this agreement, KSP will have a right of first refusal with respect to opportunities in the business of providing refined petroleum product marine transportation, distribution and logistics services in the United States to the extent such business generates qualifying income for federal income tax purposes. Except as provided above, we are not prohibited from engaging in any business, even if we and KSP would have a conflict of interest with respect to such other business opportunity.

Purchase of Tugboat

        On June 5, 2008, KSP completed the acquisition of eight tugboats and ancillary equipment from Roehrig Maritime LLC and its affiliates, or Roehrig. The purchase price was $43.3 million in cash, including fuel inventories. Roehrig and EW LLC each owned a 50% interest in one of the tugboats. KSP paid $5.2 million for the tugboat, which was the estimated fair market value of the tugboat as determined by an independent appraiser. The transaction was approved by KSP's Conflicts Committee.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

        Conflicts of interest exist and may arise in the future as a result of the relationships among us, KSP and our and their respective general partners and affiliates on the one hand, and us and our limited partners, on the other hand. Like KSP, our general partner is controlled by affiliates of Jefferies Capital Partners. Accordingly, affiliates of Jefferies Capital Partners have the ability to elect, remove and replace the directors and officers of our general partner and the directors and officers of the general partner of KSP. The directors and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to its owners. At the same time, our general partner has a fiduciary duty to manage us in a manner beneficial to us and our unitholders.

        Certain of the executive officers and non-independent directors of our general partner also serve as executive officers and directors of the general partner of KSP. Consequently, these directors and officers may encounter situations in which their fiduciary obligations to KSP, on the one hand, and us, on the other hand, are in conflict.

        Our general partner will resolve, on behalf of our public unitholders, any conflicts between us and KSP or affiliates of Jefferies Capital Partners. The resolution of these conflicts may not always be in our best interest or that of our unitholders. Our partnership agreement contains provisions that modify and limit our general partner's fiduciary duties to our unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions taken that, without those limitations, might constitute breaches of fiduciary duty.

        Our general partner is responsible for identifying any such conflict of interest and our general partner may choose to resolve the conflict of interest by any one of the methods described in the following sentence. Our general partner will not be in breach of its obligations under our partnership agreement or its duties to us or our unitholders if the resolution of the conflict is:

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  approved by the conflicts committee of the board of directors of our general partner, if established, although our general partner is not obligated to seek such approval;

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  approved by the vote of holders of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates;

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  on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

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  fair and reasonable to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

        Except in the case of a proposal by KTI to increase its administrative fee, which requires the approval of the board of directors of our general partner with the concurrence of the conflicts committee of the board pursuant to the administrative services agreement, our general partner is not required to resolve any conflicts through approval by the conflicts committee. If a conflicts committee is established, however, our general partner may resolve a conflict by seeking the approval of the conflicts committee. If our general partner does not seek approval from the conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee may consider any factors it determines in good faith to consider when resolving the conflict. When our partnership agreement requires someone to act in good faith, it requires that person to reasonably believe that he is acting in the best interests of the partnership, unless the context otherwise requires.

        Conflicts of interest could arise in the situations described below, among others.

Actions taken by our general partner may affect the amount of cash available for distribution to our unitholders.

        The amount of cash that is available for distribution to our unitholders is affected by decisions of our general partner regarding such matters as:

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  the expenses associated with being a public company and other general and administrative expenses;

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  interest expense related to current and future indebtedness;

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  expenditures, at our election, to maintain or increase our general partner interest in KSP;

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  reserves our general partner believes are prudent to maintain for the proper conduct of our business or to provide for future distributions; and

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  a decision by our general partner's board of directors to limit or modify the incentive distributions we are entitled to receive.

        In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders.

We do not have any officers or employees and rely solely on officers and employees of our general partner. In addition, all of our general partner's officers also serve as executive officers of KSP's general partner.

        Affiliates of our general partner conduct businesses and activities of their own in which we have no economic interest. If these separate activities are significantly greater than our activities, there could be material competition for the time and effort of the officers and employees who provide services to our general partner. The officers of our general partner are not required to work full time on our affairs.

We will reimburse our general partner and its affiliates for expenses.

        We will reimburse our general partner and its affiliates for costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services to us. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in good faith. Please read "Certain Relationships and Related Transactions."

Our general partner intends to limit its liability regarding our obligations.

        Our general partner intends to limit its liability under contractual arrangements so that the other party has recourse only to our assets, and not against our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its liability or our liability is not a breach of our general partner's fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability.

Unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.

        Any agreements between us on the one hand, and our general partner and its affiliates, on the other, will not grant to our unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Contracts between us, on the one hand, and our general partner and its affiliates, on the other, will not be the result of arm's-length negotiations.

        Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us, on the one hand, and our general partner and its affiliates, on the other, are or will be the result of arm's-length negotiations.

Our general partner will determine, in good faith, the terms of any of these transactions entered into after the sale of the common units offered in this offering.

        Our general partner and its affiliates will have no obligation to permit us to use any facilities or assets of our general partner and its affiliates, except as may be provided in contracts entered into specifically dealing with that use. There will not be any obligation of our general partner and its affiliates to enter into any contracts of this kind.

Common units are subject to our general partner's call right.

        Our general partner may exercise its right to call and purchase common units as provided in our partnership agreement or assign this right to one of its affiliates or to us. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price. Please read "Description of Our Partnership Agreement—Limited Call Right."

We may not choose to retain separate counsel for ourselves or for the holders of units.

        The attorneys, independent accountants and others who have performed services for us regarding this offering have been retained by our general partner. Attorneys, independent accountants and others who will perform services for us are selected by our general partner or the conflicts committee, if established, and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of our units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of our units, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

Fiduciary Duties

        Our general partner may be accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to unitholders by our general partner are prescribed by law and our partnership agreement. The Delaware Revised Uniform Limited Partnership Act, which we refer to in this prospectus as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, modify, restrict or expand the fiduciary duties otherwise owed by a general partner to limited partners and the partnership.

        Our partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by our general partner. We have adopted these restrictions to allow our general partner or its affiliates to engage in transactions with us that would otherwise be prohibited by state-law fiduciary duty standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because our general partner's board of directors has fiduciary duties to manage our general partner in a manner beneficial to its owners, as well as to you. Without these modifications, the general partner's ability to make decisions involving conflicts of interest would be restricted. The modifications to the fiduciary standards enable our general partner to take into consideration all parties involved in the proposed action, so long as the resolution is fair and reasonable to us as described below. These modifications also enable our general partner to attract and retain experienced and capable directors. These modifications are detrimental to the unitholders because they restrict the remedies available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interest. The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the limited partners:

State-law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.
Partnership agreement modified standards
Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in "good faith" and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct, or in the case of a criminal matter, acted with the knowledge that such conduct was unlawful.

Special provisions regarding affiliated transactions. Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of the board of directors of our general partner must be:
• on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or
• "fair and reasonable" to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our general partner does not seek approval from the conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the board of directors, which may include board members affected by the conflict of interest, acted in good faith and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held.

Rights and remedies of unitholders
The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties or of the partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

        By purchasing our units, each unitholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

        We must indemnify our general partner and its officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We must also provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it met the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the Commission, such indemnification is contrary to public policy and, therefore, unenforceable. Please read "Description of Our Partnership Agreement—Indemnification."

DESCRIPTION OF OUR COMMON UNITS

Common Units

        Our common units represent limited partner interests in us. The holders of our common units are entitled to participate in our distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the rights and preferences of holders of our common units in and to our distributions, please read "Our Cash Distribution Policy and Restrictions on Distributions." For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read "Description of Our Partnership Agreement."

        We have applied to list our common units on the New York Stock Exchange under the symbol "KSG."

Transfer Agent and Registrar

        Duties.    American Stock Transfer and Trust Company will serve as registrar and transfer agent for our common units. We will pay all fees charged by the transfer agent for transfers of our common units except the following fees that will be paid by unitholders:

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  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

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  special charges for services requested by a holder of a common unit; and

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  other similar fees or charges.

        There will be no charge to holders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

        Resignation or Removal.    The transfer agent may at any time resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, we are authorized to act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

        By transfer of our common units in accordance with our partnership agreement, each transferee of our common units will be admitted as a unitholder with respect to the common units transferred when such transfer and admission is reflected in our books and records. Additionally, each transferee of our common units:

  •
  represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

  •
  automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

  •
  gives the consents and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

        A transferee will become a substituted limited partner for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

        We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

        Until a common unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Limited Call Right

        If at any time our general partner and its affiliates own more than 80% of our outstanding common units, our general partner has the right, but not the obligation, which right it may assign in whole or in part to any of its affiliates or us, to acquire all, but not less than all, of the remaining common units held by unaffiliated persons as of a record date to be selected by our general partner, on at least ten but not more than 60 days' notice, at a price not less than the then-current market price of the common units (as defined in our partnership agreement).

        As a result of our general partner's right to purchase outstanding common units, a holder of common units may have his common units purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his units in the market. Please read "Material Tax Consequences—Disposition of Common Units."

        Upon completion of this offering, the contributing parties will own 8,750,000 of our common units, representing approximately 58.3% of our outstanding common units.

COMPARISON OF RIGHTS OF HOLDERS OF KSP'S COMMON UNITS AND OUR COMMON UNITS

        It is not likely that our common units and KSP's common units will trade in simple relation or proportion to one another. Instead, while the trading prices of our common units and KSP's common units are likely to follow generally similar broad trends, the trading prices may diverge because, among other things:

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  with respect to KSP's distributions, KSP's common unitholders have a priority over our incentive distribution rights in KSP;

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  we participate in KSP's general partner's distributions and the incentive distribution rights, and KSP's common unitholders do not; and

  •
  we may enter into other businesses separate from KSP or any of its affiliates. The following table compares certain features of KSP's common units and our common units.

	KSP's Common Units	Our Common Units

Taxation of Entity and Entity Owners	KSP is a flow-through entity that is not subject to an entity-level federal income tax.	Similarly, we are a flow-through entity that is not subject to an entity-level federal income tax.
	KSP expects that holders of its common units will benefit for a period of time from tax basis adjustments and remedial allocations of deductions.	We also expect that holders of our common units will benefit for a period of time from tax basis adjustments and remedial allocations of deductions as a result of our ownership of common units of KSP.
	KSP common unitholders will receive Schedule K-1s from KSP reflecting the unitholders' share of KSP's items of income, gain, loss and deduction at the end of each fiscal year.	Our common unitholders will receive Schedule K-1s from us reflecting the unitholders' share of our items of income, gain, loss and deduction at the end of each fiscal year.
Distributions and Incentive Distribution Rights

KSP pays its limited partners and general partner quarterly distributions equal to the cash it receives from its operations, less certain reserves for expenses and other uses of cash. As general partner of KSP, we own the incentive distribution rights in KSP.

We expect to pay our limited partners quarterly distributions equal to the cash we receive from KSP, less certain reserves for expenses and other uses of cash. Our general partner is not entitled to any distributions (other than with respect to common units owned by it, if any).

Sources of Cash Flow	KSP currently generates its cash flow from providing marine transportation, distribution and logistics services for refined petroleum products in the United States.
Our cash-generating assets consist of our partnership interests, including the incentive distribution rights, in KSP, and we currently have no independent operations. Accordingly, our financial performance and our ability to pay cash distributions to our unitholders is currently completely dependent upon the performance of KSP.
Limitation on Issuance of Additional Units

	Subject to certain exceptions, KSP may not issue equity securities ranking senior to the common units or an aggregate of more than 2,082,500 additional units or units on parity with the common units, in each case, without the approval of the holders of a unit majority.	We may issue an unlimited number of additional partnership interests and other equity securities without obtaining unitholder approval.

DESCRIPTION OF OUR PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included in this prospectus as Appendix A and will be adopted contemporaneously with the closing of this offering.

        We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

  •
  with regard to distributions of available cash, please read "Our Cash Distribution Policy and Restrictions on Distributions" and "How We Make Cash Distributions";

  •
  with regard to the rights of holders of common units, please read "Description of Our Common Units";

  •
  with regard to the fiduciary duties of our general partner, please read "Conflicts of Interest and Fiduciary Duties;" and

  •
  with regard to allocations of taxable income and taxable loss, please read "Material Tax Consequences."

Organization and Duration

        We were formed on December 11, 2007 and have a perpetual existence.

Purpose

        Under our partnership agreement we are permitted to engage, directly or indirectly, in any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided, however, that our general partner may not cause us to engage, directly or indirectly, in any business activity that our general partner determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

        Although our general partner has the ability to cause us, our affiliates or our subsidiaries to engage in activities other than the ownership of partnership interests in KSP, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or our limited partners. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business, including, but not limited to, the following:

  •
  the making of expenditures and the incurrence of debt and other obligations;

  •
  the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets or the merger or other combination of us with or into another person;

  •
  the negotiation, execution and performance of contracts;

  •
  the distribution of our cash;

  •
  the purchase, sale or other acquisition or disposition of our partnership securities or the issuance of partnership securities or options or other rights relating thereto;

  •
  any action in connection with our participation and management of KSP; and

  •
  the approval and authorization of any action taken by KSP GP to waive, reduce, limit or modify KSP's incentive distribution rights.

        For a further description of limits on our business, please read "Certain Relationships and Related Transactions."

Restrictions on Foreign Ownership

        To enjoy the benefits of U.S. coastwise trade, we must maintain U.S. citizenship for U.S. coastwise trade purposes as defined in the Merchant Marine Act of 1936, as amended, the Shipping Act of 1916, as amended, and the regulations thereunder. Under these regulations, to maintain U.S. citizenship and, therefore, be qualified to engage in U.S. coastwise trade:

  •
  not less than 75% of the interests in our general partner must be owned by U.S. citizens;

  •
  the president or chief executive officer, the chairman of the board and a majority of a quorum of the board of directors of our general partner must be U.S. citizens; and

  •
  at least 75% of the ownership and voting power of our units must be held by U.S. citizens free of any trust, fiduciary arrangement or other agreement, arrangement or understanding whereby voting power may be exercised directly or indirectly by non-U.S. citizens, as defined in the Merchant Marine Act, the Shipping Act and the regulations thereunder.

        In order to protect our ability to register our vessels under federal law and operate our vessels in U.S. coastwise trade, our partnership agreement restricts foreign ownership of our interests to a percentage equal to not more than 24.0% as determined from time to time by our general partner. The general partner has determined to limit foreign ownership of our interests to 15.0%. We refer to the percentage limitation on foreign ownership as the permitted percentage.

        Our partnership agreement provides that:

  •
  any transfer, or attempted transfer, of any units that would result in the ownership or control, in each case, in excess of the permitted percentage by one or more persons who is not U.S. citizen for purposes of U.S. coastwise shipping (as defined in the Merchant Marine Act and the Shipping Act) will be void and ineffective as against us; and

  •
  if, at any time, persons other than U.S. citizens own units or possess voting power over units, in each case, (either of record or beneficially) in excess of the permitted percentage, we will withhold payment of distributions on and suspend the voting rights of such units and may redeem such units.

        Unit certificates bear legends concerning the restrictions on ownership by persons other than U.S. citizens. In addition, our partnership agreement:

  •
  permits us to require, as a condition precedent to the transfer of units on our records, representations and other proof as to the identity of existing or prospective unitholders; and

  •
  permits us to establish and maintain a dual unit certificate system under which different forms of certificates may be used to reflect whether or not the owner thereof is a U.S. citizen.

Power of Attorney

        Each limited partner, and each person who acquires a unit from a unitholder by accepting a unit, automatically grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our general partner the authority to amend, and to grant consents and waivers under, our partnership agreement.

Capital Contributions

        Our unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

  •
  to remove or replace our general partner,

  •
  to approve some amendments to our partnership agreement, or

  •
  to take other action under our partnership agreement,

constituted "participation in the control" of our business for the purposes of the Delaware Act, then our limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act will be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

        Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in some jurisdictions. While we currently have no operations distinct from KSP, if in the future, by our ownership in an operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Limited Voting Rights

        Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will not have the right to elect our general partner or its directors on an annual or other continuing basis.

        The following is a summary of the unitholder vote required for the matters specified below. The holders of a majority of the outstanding units, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage. In voting their units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

Issuance of additional units	No approval right.
Amendment of our partnership agreement
Certain amendments may be made by our general partner without the approval of our unitholders. Other amendments generally require the approval of a majority of our outstanding units. Please read "—Amendments to Our Partnership Agreement."
Merger of our partnership or the sale of all or substantially all of our assets	A majority of our outstanding units in certain circumstances. Please read "—Merger, Sale or Other Disposition of Assets."
Dissolution	A majority of our outstanding units. Please read "—Termination or Dissolution."
Reconstitution upon dissolution	A majority of our outstanding units. Please read "—Termination or Dissolution."
Withdrawal of our general partner
Under most circumstances, the approval of a majority of our outstanding units, excluding units held by our general partner and its affiliates, is required for the withdrawal of the general partner prior to December 31, 2018 in a manner that would cause our dissolution. Please read "—Withdrawal or Removal of the General Partner."
Removal of our general partner	Not less than 66 2/3% of our outstanding units, including units held by our general partner and its affiliates. Please read "—Withdrawal or Removal of the General Partner."
Transfer of the general partner interest
Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to (1) an affiliate (other than an individual) or (2) another entity in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such entity. The approval of a majority of the units, excluding units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to December 31, 2018. Please read "—Transfer of General Partner Interest."

Transfer of Ownership Interests in Our General Partner

        At any time, the members of our general partner may sell or transfer all or part of its ownership interest in our general partner without the approval of our unitholders.

Issuance of Additional Securities

        Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and on the terms and conditions established by our general partner in its sole discretion without the approval of our unitholders.

        It is possible that we will fund acquisitions through the issuance of additional units or other equity securities. Holders of any additional units we issue will be entitled to share equally with the then-existing holders of units in our cash distributions. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of units in our net assets.

        In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that have special voting rights to which the common units are not entitled.

Amendments to Our Partnership Agreement

  General

        Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. To adopt a proposed amendment, other than the amendments discussed below, our general partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a majority of our outstanding units.

  Prohibited Amendments

        No amendment may be made that would:

  (1)
  enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected, or

  (2)
  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld in its sole discretion.

        The provision of our partnership agreement preventing the amendments having the effects described in clauses (1) or (2) above can be amended upon the approval of the holders of at least 90% of the outstanding units.

  No Unitholder Approval

        Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner or assignee to reflect:

  (1)
  a change in our name, the location of our principal place of business, our registered agent or our registered office,

  (2)
  the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement,

  (3)
  a change that our general partner determines is necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that we will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes,

  (4)
  an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed,

  (5)
  an amendment that our general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities,

  (6)
  any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone,

  (7)
  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement,

  (8)
  an amendment that our general partner determines to be necessary or appropriate for the formation by us, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement,

  (9)
  a change in our fiscal year or taxable year and related changes,

  (10)
  a merger with, conversion into or conveyance to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conversion or conveyance other than those it receives by way of the merger, conversion or conveyance,

  (11)
  an amendment effected, necessitated or contemplated by an amendment to KSP's partnership agreement that requires KSP unitholders to provide a statement, certificate or other proof of evidence to KSP regarding whether such unitholder is subject to United States federal income tax on the income generated by KSP, or

  (12)
  any other amendments substantially similar to any of the matters described in (1) through (11) above.

        In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner or assignee if those amendments, in the discretion of our general partner:

  (1)
  do not adversely affect our limited partners (or any particular class of limited partners) in any material respect,

  (2)
  are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute,

  (3)
  are necessary or appropriate to facilitate the trading of our limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which our limited partner interests are or will be listed for trading,

  (4)
  are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement, or

  (5)
  are required to effect the intent expressed in the Registration Statement, of which this prospectus is a part, or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

  Opinion of Counsel and Unitholder Approval

        Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in KSP or us being treated as an entity for federal income tax purposes if one of the amendments described above under "—No Unitholder Approval" should occur. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units, unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

        In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the written consent or affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

        Our partnership agreement generally prohibits our general partner, without the prior approval of a majority of our outstanding units, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of KSP and its subsidiaries in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval.

        A merger, consolidation or conversion of us requires the prior consent of the general partner. In addition, our partnership agreement provides that, to the maximum extent permitted by law, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion of us, and may decline to do so free of any fiduciary duty or obligation whatsoever to us or any of our unitholders. Further, in declining to consent to a merger, consolidation or conversion, our general partner will not be required to act in good faith or pursuant to any other standard imposed by our partnership agreement, any other agreement, under the Delaware Limited Partnership Act or any other law, rule or regulation or at equity.

        If conditions specified in our partnership agreement are satisfied, our general partner may merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. Our unitholders are not entitled to dissenters' rights or appraisal rights (and, therefore, will not be entitled to demand payment of a fair price for their units) under our partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Termination or Dissolution

        We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

  (1)
  the election of our general partner to dissolve us, if approved by a majority of our outstanding units,

  (2)
  there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law,

  (3)
  the entry of a decree of judicial dissolution of us, or

  (4)
  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal of our general partner following approval and admission of a successor.

        Upon a dissolution under clause (4) above, the holders of a majority of our outstanding units may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of a majority of the outstanding units, subject to our receipt of an opinion of counsel to the effect that:

  (1)
  the action would not result in the loss of limited liability of any limited partner, and

  (2)
  neither our partnership nor KSP would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the person authorized to wind up our affairs (the liquidator) will, acting with all of the powers of our general partner that the liquidator deems necessary or desirable in its judgment, liquidate our assets. The proceeds of the liquidation will be applied as follows:

  •
  first, towards the payment of all of our creditors and the settlement of or creation of a reserve for contingent liabilities; and

  •
  then, to all partners in accordance with the positive balance in the respective capital accounts.

        If the liquidator determines that a sale would be impractical or would cause a loss to our partners, it may defer liquidation of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of the General Partner

        Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to December 31, 2018 without obtaining the approval of the holders of at least a majority of the outstanding units, excluding units held by our general partner and its affiliates, voting as a single class, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after December 31, 2018, our general partner may not withdraw as general partner without first giving 90 days' written notice to unitholders, and that withdrawal will not constitute a violation of our partnership agreement. In addition, our general partner may withdraw without unitholder approval upon 90 days' notice to our limited partners if at least 50% of our outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates. Following completion of this offering, the owners of our general partner, affiliates of Jefferies Capital Partners, initially will own a sufficient number of common units to allow it to block any attempt to remove our general partner.

        Upon the voluntary withdrawal of our general partner, the holders of a majority of our outstanding units, may elect a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a majority of the outstanding units, agree in writing to continue our business and to appoint a successor general partner. Please read "—Termination or Dissolution" above.

        Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of our outstanding units, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding units. The ownership of more than 33 1/3% of our outstanding units by our general partner and its affiliates would give it the practical ability to prevent its removal. Upon completion of this offering, the contributing parties will own approximately 58.3% of our outstanding units.

        In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

        Except for transfer by our general partner of all, but not less than all, of its general partner interests in us to:

  •
  an affiliate of the general partner (other than an individual); or

  •
  another entity as part of the merger or consolidation of the general partner with or into another entity or the transfer by the general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest in us to another person prior to December 31, 2018 without the approval of the holders of at least a majority of the outstanding units, excluding units held by our general partner and its affiliates. As a condition of this transfer, the transferee must assume the rights and duties of the general partner to whose interest that transferee has succeeded, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

        On or after December 31, 2018, our general partner may transfer all or any of its general partner interest in us without obtaining approval of any unitholder.

Change of Management Provisions

        Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner as general partner or otherwise change management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of our units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to (1) any person or group that acquires the units from our general partner or its affiliates, (2) any transferees of that person or group approved by our general partner, or (3) any person or group that acquires 20% of any class of units with the prior approval of the board of directors of our general partner.

Limited Call Right

        If at any time not more than 20% of the then-issued and outstanding limited partner interests of any class are held by persons other than our general partner and its affiliates, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least ten but not more than 60 days' notice. The purchase price in the event of such a purchase will be the greater of:

  •
  the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date that notice is mailed; and

  •
  the current market price of the limited partner interests of the class as of the date three days prior to the date that notice is mailed.

        Upon completion of this offering, affiliates of our general partner will own approximately        % of our common units.

        As a result of our general partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his units in the market. Please read "Material Tax Consequences—Disposition of Common Units."

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of units then outstanding, unitholders on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by non-citizen assignees will be voted by our general partner on behalf of non-citizen assignees and our general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

        Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

        Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read "—Issuance of Additional Securities" above. However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. For more information on persons and groups to which this loss of voting rights does not apply, please read "—Change of Management Provisions" above. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

        By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Except as described under "—Limited Liability" above, the common units will be fully paid, and unitholders will not be required to make additional contributions.

Non-Citizen Assignees; Redemption

        If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, we may redeem the units held by the limited partner or assignee at their current market price. To avoid any cancellation or forfeiture, our general partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Indemnification

        Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

  •
  our general partner,

  •
  any departing general partner,

  •
  any person who is or was an affiliate of our general partner or any departing general partner,

  •
  any person who is or was a member, partner, officer, director, employee, fiduciary or trustee of our general partner or any departing general partner or any affiliate of our general partner or any departing general partner,

  •
  any person who is or was serving at the request of our general partner or any departing general partner or any affiliate of our general partner or any departing general partner as an officer, director, member, partner, fiduciary or trustee of another person, or

  •
  any person designated by our general partner.

        Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable it to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

        Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. The general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

        Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For fiscal reporting and tax reporting purposes, our year ends on June 30 and December 31 each year, respectively.

        We will furnish or make available to record holders of units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

        We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

        Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand and at his own expense, have furnished to him:

  •
  a current list of the name and last known address of each partner;

  •
  a copy of our tax returns;

  •
  information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

  •
  copies of our partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed;

  •
  information regarding the status of our business and financial condition; and

  •
  any other information regarding our affairs as is just and reasonable.

        Our general partner may, and intends to, keep confidential from the limited partners, trade secrets or other information the disclosure of which our general partner believes is not in our best interests or which we are required by law or by agreements with third parties to keep confidential.

Registration Rights

        Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. Please read "Units Eligible for Future Sale."

K-SEA TRANSPORTATION PARTNERS L.P.'S CASH DISTRIBUTION POLICY

Distributions of Available Cash

        General.    KSP's partnership agreement requires cash distributions to be made to its unitholders within approximately 45 days after the end of each quarter. Distributions are made concurrently to all record holders on the record date set for purposes of such distribution.

        Definition of Available Cash.    Available cash is defined in KSP's partnership agreement and generally means, for any quarter ending prior to liquidation:

  •
  the sum of:

  •
  all cash and cash equivalents of KSP and its subsidiaries on hand at the end of that quarter; and

  •
  all additional cash and cash equivalents of KSP and its subsidiaries on hand on the date of determination of available cash for that quarter resulting from working capital borrowings made after the end of that quarter;

  •
  less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of KSP's general partner to:

  •
  provide for the proper conduct of the business of KSP and its subsidiaries (including reserves for future capital and maintenance expenditures);

  •
  comply with applicable law or any debt instruments, or other agreements; and

  •
  provide funds to our unitholders and to its general partner for any one or more of the next four quarters;

provided, however, that KSP's general partner may not establish cash reserves for distributions to the subordinated units unless KSP's general partner has determined that, in its judgment, the establishment of reserves will not prevent KSP from distributing the minimum quarterly distribution on all common units and any cumulative common unit arrearages thereon for the next four quarters; and provided, further, that disbursements made by KSP or any of its subsidiaries or cash reserves established, increased or reduced after the end of that quarter but on or before the date of determination of available cash for that quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining available cash, within that quarter if KSP's general partner so determines.

        Minimum Quarterly Distribution.    Holders of KSP's common units are entitled to receive distributions from operating surplus of $0.50 per quarter, or $2.00 on an annualized basis, before any distributions are paid on KSP's subordinated units. There is no guarantee that KSP will pay the minimum quarterly distribution on the common units in any quarter, and KSP will be prohibited from making any distributions to unitholders if it would cause a default or an event of default under its debt instruments.

Operating Surplus and Capital Surplus

        General.    All cash distributed to KSP's unitholders will be characterized either as "operating surplus" or "capital surplus." KSP distributes available cash from operating surplus differently than available cash from capital surplus.

        Definition of Operating Surplus.    Operating surplus is defined in KSP's partnership agreement and for any period it generally means:

  •
  KSP's cash balance of $1.1 million at the closing of its initial public offering; plus

  •
  $5.0 million (as described below); plus

  •
  all of KSP's cash receipts since the closing of its initial public offering, excluding cash from borrowings that are not working capital borrowings and excluding sales of equity and debt securities and sales or other dispositions of assets outside the ordinary course of business; plus

  •
  working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for the quarter; less

  •
  all of KSP's operating expenditures since the closing of KSP's initial public offering, including estimated maintenance capital expenditures and the repayment of working capital borrowings, but not the repayment of other borrowings; less

  •
  the amount of cash reserves that KSP's general partner deems necessary or advisable to provide funds for future operating expenditures and estimated maintenance capital expenditures.

        As reflected above, KSP's definition of operating surplus includes $5.0 million in addition to KSP's cash balance of $1.1 million at the closing of its initial public offering, cash receipts from KSP's operations and cash from working capital borrowings. This amount does not reflect actual cash on hand at closing that is available for distribution to KSP's unitholders. Rather, it is a provision that will enable us, if KSP chooses, to distribute as operating surplus up to $5.0 million of cash KSP receives in the future from non-operating sources, such as asset sales, issuances of securities and long-term borrowings, that would otherwise be distributed as capital surplus. KSP has not made and does not anticipate that it will make any distributions from capital surplus.

        Operating surplus is reduced by the amount of KSP's maintenance capital expenditures, but not its expansion capital expenditures. Maintenance capital expenditures are those capital expenditures required to maintain, over the long term, the operating capacity of KSP's capital assets, and expansion capital expenditures are those capital expenditures that increase, over the long term, the operating capacity of KSP's capital assets. Examples of maintenance capital expenditures include capital expenditures associated with drydocking a vessel, retrofitting an existing vessel or acquiring a new vessel to the extent such expenditures maintain the operating capacity of KSP's fleet. If, however, capital expenditures associated with retrofitting an existing vessel or acquiring a new vessel increase the operating capacity of KSP's fleet over the long term, whether through increasing KSP's aggregate barrel-carrying capacity, improving the operational performance of a vessel or otherwise, those capital expenditures would be classified as expansion capital expenditures. Because maintenance capital expenditures can be very large and irregular, the amount of actual maintenance capital expenditures may differ substantially from period to period, which would cause similar fluctuations in the amount of operating surplus, adjusted operating surplus and available cash for distribution to KSP's unitholders if it subtracted actual maintenance capital expenditures from operating surplus.

        To eliminate the effect on operating surplus of fluctuations in actual maintenance capital expenditures, KSP's partnership agreement requires that an estimate of the average quarterly maintenance capital expenditures necessary to maintain the operating capacity of KSP's capital assets over the long-term be subtracted from operating surplus each quarter as opposed to the actual amounts spent. The determination of the estimate will be made by the board of directors of KSP GP in any manner it determines is reasonable in its sole discretion. The conflicts committee of the board of directors of KSP GP must concur with this determination. The estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of KSP's maintenance capital expenditures over the long-term, such as a major acquisition or new governmental regulations. For purposes of calculating operating surplus, any adjustment to this estimate will be prospective only.

        The use of estimated maintenance capital expenditures in calculating operating surplus will have the following effects:

  •
  it will reduce the risk that maintenance capital expenditures in any one quarter will be large enough to render operating surplus insufficient to pay the minimum quarterly distribution on all the units;

  •
  it will reduce the need for KSP to borrow under its working capital facility to pay distributions;

  •
  prior to the time KSP begins incurring material capital expenditures related to retrofitting or replacing single-hull tank vessels that must be phased out by January 1, 2015 under OPA 90, it will be more difficult for KSP to raise its distribution; and

  •
  it will reduce the likelihood that a large capital expenditure in a period will prevent the conversion of some or all of the subordinated units into common units.

        Definition of Capital Surplus.    Capital surplus is defined in KSP's partnership agreement and it generally will be generated only by:

  •
  borrowings other than working capital borrowings;

  •
  sales of debt and equity securities; and

  •
  sales or other disposition of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.

        Characterization of Cash Distributions.    KSP will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since KSP began operations equals the operating surplus as of the most recent date of determination of available cash. KSP will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus.

Subordination Period

        General.    During the subordination period, which is defined below and in KSP's partnership agreement, KSP's common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.50 per quarter, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on KSP's common units. Upon expiration of the subordination period, each outstanding subordinated unit will convert into one common unit and will participate pro rata with the other common units in distributions of available cash.

        Definition of Subordination Period.    The subordination period will extend until the first day of any quarter beginning after December 31, 2008 that each of the following tests are met:

  •
  distributions of available cash from operating surplus on each of KSP's outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

  •
  the "adjusted operating surplus" (as described below) generated during each of the three consecutive, non-overlapping four quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of KSP's outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the general partner interest during those periods; and

  •
  there are no arrearages in payment of the minimum quarterly distribution on KSP's common units.

        Early Conversion of Subordinated Units.    Before the end of the subordination period, 50% of KSP's the subordinated units, or up to 2,082,500 subordinated units, may convert into common units of KSP on a one-for-one basis immediately after the distribution of available cash to the partners in respect of any quarter ending on or after:

  •
  December 31, 2006 with respect to 25% of the subordinated units; and

  •
  December 31, 2007 with respect to 25% of the subordinated units.

        The early conversions will occur if at the end of the applicable quarter each of the following occurs:

  •
  distributions of available cash from operating surplus on each of KSP's then outstanding common units and the subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

  •
  the adjusted operating surplus generated during each of the three consecutive non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of KSP's then outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the general partner interest during those periods; and

  •
  there are no arrearages in payment of the minimum quarterly distribution on KSP's then outstanding common units.

        The second early conversion of the subordinated units may not occur until at least one year following the first early conversion of the subordinated units. KSP met the required tests of the first 25% of subordinated units and, as a result, 1,041,250 of these subordinated units converted to common units on February 14, 2007. KSP also met the required tests of the second 25% of subordinated units, and, as a result, an additional 1,041,250 of these subordinated units converted to common units on February 14, 2008.

        Definition of Adjusted Operating Surplus.    Adjusted operating surplus is defined in KSP's partnership agreement and for any period it generally means:

  •
  operating surplus generated with respect to that period; less

  •
  any net increase in working capital borrowings with respect to that period; less

  •
  any net reduction in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

  •
  any net decrease in working capital borrowings with respect to that period; plus

  •
  any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

        KSP's adjusted operating surplus is intended to reflect the cash generated from KSP's operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods.

        Effect of Expiration of the Subordination Period.    Upon expiration of the subordination period, each outstanding subordinated unit of KSP will convert into one common unit of KSP and will then participate pro rata with KSP's other common units in distributions of KSP's available cash. In addition, if KSP's unitholders remove its general partner other than for cause and units held by KSP's general partner and its affiliates are not voted in favor of such removal:

  •
  the subordination period will end and each subordinated unit of KSP will immediately convert into one common unit of KSP;

  •
  any existing arrearages in payment of the minimum quarterly distribution on KSP's common units will be extinguished; and

  •
  KSP's general partner will have the right to convert its general partner interest and its incentive distribution rights into common units of KSP or to receive cash in exchange for those interests.

Distributions of Available Cash from Operating Surplus During the Subordination Period

        KSP will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

  •
  first, 98.5% to KSP's common unitholders, pro rata, and 1.5% to KSP's general partner, until KSP distributes for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

  •
  second, 98.5% to KSP's common unitholders, pro rata, and 1.5% to KSP's general partner, until KSP distributes for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

  •
  third, 98.5% to KSP's subordinated unitholders, pro rata, and 1.5% to KSP's general partner, until KSP distributes for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  thereafter, in the manner described in "—Incentive Distribution Rights" below.

Distributions of Available Cash from Operating Surplus After the Subordination Period

        KSP will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

  •
  first, 98.5% to all KSP unitholders, pro rata, and 1.5% to KSP's general partner until KSP distributes for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  thereafter, in the manner described in "—Incentive Distribution Rights" below.

Incentive Distribution Rights

        KSP's incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after KSP's minimum quarterly distribution and certain target distribution levels have been achieved. KSP's general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement.

        If for any quarter:

  •
  KSP has distributed available cash from operating surplus to its common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

  •
  KSP has distributed available cash from operating surplus on its outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, KSP will distribute any additional available cash from operating surplus for that quarter among its unitholders and its general partner in the following manner:

  •
  first, 98.5% to all unitholders, pro rata, and 1.5% to its general partner, until each unitholder receives a total of $0.55 per unit for that quarter (the "first target distribution");

  •
  second, 85.5% to all unitholders, pro rata, and 14.5% to its general partner, until each unitholder receives a total of $0.625 per unit for that quarter (the "second target distribution");

  •
  third, 75.5% to all unitholders, pro rata, and 24.5% to its general partner, until each unitholder receives a total of $0.75 per unit for that quarter (the "third target distribution"); and

  •
  thereafter, 50.5% to all unitholders, pro rata, and 49.5% to its general partner.

        In each case, the amount of the target distribution set forth above is exclusive of any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution. The percentage interests set forth above for KSP's general partner include its 1.5% general partner interest and assume that KSP's general partner has not transferred the incentive distribution rights.

Percentage Allocations of Available Cash from Operating Surplus

        The following table illustrates the percentage allocations of the additional available cash from operating surplus among the unitholders and KSP GP up to the various target distribution levels. The amounts set forth under "Marginal Percentage Interest in Distributions" are the percentage interests of KSP's unitholders and its general partner in any available cash from operating surplus KSP distributes up to and including the corresponding amount in the column "Total Quarterly Distribution Target Amount," until available cash from operating surplus KSP distributes reaches the next target distribution level, if any. The percentage interests shown for the unitholders and KSP's general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests shown for KSP GP include its 1.5% general partner interest and assume the general partner has not transferred the incentive distribution rights.

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Target Amount
		Unitholders	General Partner
Minimum Quarterly Distribution	$0.50	98.5%	1.5%
First Target Distribution	up to $0.55	98.5%	1.5%
Second Target Distribution	above $0.55 up to $0.625	85.5%	14.5%
Third Target Distribution	above $0.625 up to $0.75	75.5%	24.5%
Thereafter	above $0.75	50.5%	49.5%

Distributions of Available Cash from Capital Surplus

        How Distributions from Capital Surplus Will Be Made.    KSP will make distributions of available cash from capital surplus, if any, in the following manner:

  •
  first, 98.5% to all unitholders, pro rata, and 1.5% to its general partner, until KSP distributes for each common unit that was issued in the initial public offering, an amount of available cash from capital surplus equal to the initial public offering price;

  •
  second, 98.5% to KSP's common unitholders, pro rata, and 1.5% to its general partner, until KSP distributes for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

  •
  thereafter, KSP will make all distributions of available cash from capital surplus as if they were from operating surplus.

        Effect of a Distribution from Capital Surplus.    KSP's partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from the KSP initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per KSP unit is referred to as the "unrecovered initial unit price." Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for KSP's general partner to receive incentive distributions and for KSP's subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

        Once KSP distributes capital surplus on a unit in an amount equal to the initial unit price, KSP will reduce the minimum quarterly distribution and the target distribution levels to zero. KSP will then make all future distributions from operating surplus, with 50.5% being paid to the holders of KSP's units and 49.5% to KSP's general partner. The percentage interests shown for KSP's general partner include its 1.5% general partner interest and assume the general partner has not transferred the incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

        In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if KSP combines its units into fewer units or subdivide its units into a greater number of units, KSP will proportionately adjust:

  •
  the minimum quarterly distribution;

  •
  the target distribution levels;

  •
  the unrecovered initial unit price;

  •
  the number of common units issuable during the subordination period without a unitholder vote; and

  •
  the number of common units into which a subordinated unit is convertible.

        For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level, the number of common units issuable during the subordination period without a unitholder vote would double and each subordinated unit would be convertible into two common units. KSP will not make any adjustment by reason of the issuance of additional units for cash or property.

        In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental taxing authority so that KSP becomes taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, KSP will reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter and the denominator of which is the sum of available cash for that quarter plus its general partner's estimate of KSP's aggregate liability for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

        General.    If KSP dissolves in accordance with its partnership agreement, KSP will sell or otherwise dispose of its assets in a process called a liquidation. KSP will first apply the proceeds of liquidation to the payment of its creditors. KSP will distribute any remaining proceeds to its unitholders and its general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of KSP's assets in liquidation.

        The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of KSP's outstanding common units to a preference over the holders of KSP's outstanding subordinated units upon KSP's liquidation, to the extent required to permit KSP's common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon KSP's liquidation to enable the holders of KSP's common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of KSP's subordinated units. Any further net gain recognized upon KSP's liquidation will be allocated in a manner that takes into account the incentive distribution rights of KSP's general partner.

        Manner of Adjustments for Gain.    The manner of the adjustment for gain is set forth in KSP's partnership agreement. If KSP's liquidation occurs before the end of the subordination period, KSP will allocate any gain to the partners in the following manner:

  •
  first, to KSP's general partner and the holders of KSP's units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

  •
  second, 98.5% to KSP's common unitholders, pro rata, and 1.5% to KSP's general partner, until the capital account for each common unit is equal to the sum of:

  (1)
  the unrecovered initial unit price;

  (2)
  the amount of the minimum quarterly distribution for the quarter during which KSP's liquidation occurs; and

  (3)
  any unpaid arrearages in payment of the minimum quarterly distribution;

  •
  third, 98.5% to KSP's subordinated unitholders, pro rata, and 1.5% to KSP's general partner, until the capital account for each subordinated unit is equal to the sum of:

  (1)
  the unrecovered initial unit price; and

  (2)
  the amount of the minimum quarterly distribution for the quarter during which KSP's liquidation occurs;

  •
  fourth, 98.5% to all KSP unitholders, pro rata, and 1.5% to KSP's general partner, until KSP allocates under this paragraph an amount per unit equal to:

  (1)
  the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of KSP's existence; less

  (2)
  the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that KSP distributed

      98.5% to the unitholders, pro rata, and 1.5% to KSP's general partner for each quarter of KSP's existence;

  •
  fifth, 85.5% to all KSP unitholders, pro rata, and 14.5% to KSP's general partner, until KSP allocates under this paragraph an amount per unit equal to:

  (1)
  the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of KSP's existence; less

  (2)
  the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that KSP distributed 85.5% to the unitholders, pro rata, and 14.5% to KSP's general partner for each quarter of KSP's existence;

  •
  sixth, 75.5% to all KSP unitholders, pro rata, and 24.5% to KSP's general partner, until KSP allocates under this paragraph an amount per unit equal to:

  (1)
  the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of KSP's existence; less

  (2)
  the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that KSP distributed 75.5% to the unitholders, pro rata, and 24.5% to KSP's general partner for each quarter of KSP's existence;

  •
  thereafter, 50.5% to all KSP unitholders, pro rata, and 49.5% to KSP's general partner.

        The percentage interests set forth above for KSP's general partner include its 1.5% general partner interest and assume the general partner has not transferred the incentive distribution rights.

        If the liquidation occurs after the end of the subordination period, the distinction between KSP's common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the third bullet point above will no longer be applicable.

        Manner of Adjustments for Losses.    Upon KSP's liquidation, KSP will generally allocate any loss to KSP's general partner and its unitholders in the following manner:

  •
  first, 98.5% to holders of KSP's subordinated units in proportion to the positive balances in their capital accounts and 1.5% to KSP's general partner, until the capital accounts of KSP's subordinated unitholders have been reduced to zero;

  •
  second, 98.5% to the holders of KSP's common units in proportion to the positive balances in their capital accounts and 1.5% to KSP's general partner, until the capital accounts of KSP's common unitholders have been reduced to zero; and

  •
  thereafter, 100% to KSP's general partner.

        If the liquidation occurs after the end of the subordination period, the distinction between KSP's common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

        Adjustments to Capital Accounts.    KSP will make adjustments to capital accounts upon the issuance of additional units. In doing so, KSP will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to KSP's unitholders and its general partner in the same manner as KSP allocates gain or loss upon liquidation. In the event that KSP makes positive adjustments to the capital accounts upon the issuance of additional units, KSP will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon KSP's liquidation in a manner which results, to the extent possible, in KSP's general partner's capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

MATERIAL PROVISIONS OF THE PARTNERSHIP AGREEMENT OF
K-SEA TRANSPORTATION PARTNERS L.P.

        The following is a summary of the material provisions of the partnership agreement of K-Sea Transportation Partners L.P., which could impact our results of operations and those of KSP. KSP's partnership agreement is included as an exhibit to the registration statement of which this prospectus constitutes a part. Unless the context otherwise requires, reference in this prospectus to the "KSP partnership agreement," constitute references to the partnership agreement of K-Sea Transportation Partners L.P.

        For more information on distributions of KSP's available cash, please read "K-Sea Transportation Partners L.P.'s Cash Distribution Policy."

Purpose

        KSP's purpose under its partnership agreement is limited to serving as a partner of K-Sea Operating Partnership L.P., its operating partnership, and engaging in any business activities that may be engaged in by its operating partnership and its subsidiaries or that are approved by its general partner. The partnership agreement of KSP's operating partnership provides that the operating partnership may, directly or indirectly, engage in:

  •
  its operations as conducted immediately before its initial public offering;

  •
  any other activity approved by the general partner but only to the extent that the general partner reasonably determines that, as of the date of the acquisition or commencement of the activity, the activity generates "qualifying income" as this term is defined in Section 7704 of the Internal Revenue Code of 1986, as amended; or

  •
  any activity that enhances the operations of an activity that is described in either of the two preceding clauses or any other activity provided such activity does not affect our treatment as a partnership for federal income tax purposes.

        Although KSP's general partner has the ability to cause KSP, KSP's operating partnership or its subsidiaries to engage in activities other than the marine transportation of refined petroleum products, it has no current plans to do so. KSP's general partner is authorized in general to perform all acts deemed necessary to carry out KSP's purposes and to conduct its business.

Restrictions on Foreign Ownership

        To enjoy the benefits of U.S. coastwise trade, KSP must maintain U.S. citizenship for U.S. coastwise trade purposes as defined in the Merchant Marine Act of 1936, as amended, the Shipping Act of 1916, as amended, and the regulations thereunder. Under these regulations, for KSP to maintain U.S. citizenship and, therefore, be qualified to engage in U.S. coastwise trade:

  •
  not less than 75% of the interests in KSP's general partner must be owned by U.S. citizens;

  •
  the president or chief executive officer, the chairman of the board and a majority of a quorum of the board of directors of KSP's general partner must be U.S. citizens; and

  •
  at least 75% of the ownership and voting power of KSP's units must be held by U.S. citizens free of any trust, fiduciary arrangement or other agreement, arrangement or understanding whereby voting power may be exercised directly or indirectly by non-U.S. citizens, as defined in the Merchant Marine Act, the Shipping Act and the regulations thereunder.

        In order for KSP to protect its ability to register vessels under federal law and operate its vessels in U.S. coastwise trade, KSP's partnership agreement restricts foreign ownership of their interests to a percentage equal to not more than 24.0% as determined from time to time by its general partner.

KSP's general partner has determined to limit foreign ownership of KSP's interests to 15.0%. We refer to the percentage limitation on foreign ownership as the permitted percentage.

        KSP's partnership agreement provides that:

  •
  any transfer, or attempted transfer, of any units that would result in the ownership or control, in each case, in excess of the permitted percentage by one or more persons who is not a U.S. citizen for purposes of U.S. coastwise shipping (as defined in the Merchant Marine Act and the Shipping Act) will be void and ineffective as against KSP; and

  •
  if, at any time, persons other than U.S. citizens own units or possess voting power over units, in each case, (either of record or beneficially) in excess of the permitted percentage, we will withhold payment of distributions on and suspend the voting rights of such units and may redeem such units.

        Unit certificates bear legends concerning the restrictions on ownership by persons other than U.S. citizens.

        In addition, KSP's partnership agreement:

  •
  permits KSP to require, as a condition precedent to the transfer of units on its records, representations and other proof as to the identity of existing or prospective unitholders; and

  •
  permits KSP to establish and maintain a dual unit certificate system under which different forms of certificates may be used to reflect whether or not the owner thereof is a U.S. citizen.

Issuance of Additional Securities

        The KSP partnership agreement authorizes KSP to issue an unlimited number of additional common units and other partnership securities and rights to buy partnership securities for the consideration and on the terms and conditions established by KSP's general partner in its sole discretion without the approval of the unitholders. During the subordination period, however, except as set forth in the following paragraph, KSP may not issue equity securities ranking senior to the common units or an aggregate of more than 2,082,500 additional common units or units on a parity with the common units, in each case, without the approval of the holders of a unit majority.

        During or after the subordination period, KSP may issue an unlimited number of common units, without the approval of unitholders, as follows:

  •
  in connection with an acquisition or a capital improvement that increases cash flow from operations per unit on a pro forma basis;

  •
  if the proceeds of the issuance are used exclusively to repay indebtedness the cost of which to service is greater than the distribution obligations associated with the units issued in connection with its retirement;

  •
  the redemption of common units or other equity securities of equal rank with the common units from the net proceeds of an issuance of common units or parity units provided that the redemption price equals the net proceeds per unit, before expenses, to KSP;

  •
  upon conversion of the subordinated units;

  •
  upon conversion of units of equal rank with the common units into common units under some circumstances;

  •
  under employee benefit plans;

  •
  upon conversion of the general partner interest and incentive distribution rights into common units as a result of a withdrawal of our general partner; or

  •
  in the event of a combination or subdivision of common units.

        It is possible that KSP will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units KSP issues will be entitled to share equally with the then-existing holders of common units, GP units and other securities in KSP's distributions of available cash. In addition, the issuance of additional common units or other equity securities interests may dilute the value of the interests of the then-existing holders of common units in KSP's net assets.

        In accordance with Delaware law and the provisions of KSP's partnership agreement, KSP may also issue additional partnership securities interests that, in the sole discretion of KSP's general partner, have special voting rights to which the common units are not entitled.

        Upon the issuance of additional common units or other partnership securities, KSP's general partner may make additional capital contributions to the extent necessary to maintain its 1.5% general partner interest in KSP. Moreover, KSP's general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other equity securities whenever, and on the same terms that, KSP issues those securities to persons other than its general partner and its affiliates, to the extent necessary to maintain the general partner's and its affiliates' percentage interest, including its interest represented by common units and subordinated units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.

Limited Liability

        Participation in the Control of KSP's Partnership.    Assuming that a limited partner does not participate in the control of KSP's business within the meaning of the Delaware Revised Uniform Limited Partnership Act, or Delaware Act, and that he otherwise acts in conformity with the provisions of KSP's partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to its general partner for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

  •
  to remove or replace its general partner;

  •
  to approve some amendments to KSP's partnership agreement; or

  •
  to take other action under KSP's partnership agreement;

constituted "participation in the control" of KSP's business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under Delaware law, to the same extent as its general partner. This liability would extend to persons who transact business with KSP who reasonably believe that the limited partner is a general partner. Neither KSP's partnership agreement nor the Delaware Act specifically provides for legal recourse against KSP if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, we have found no precedent for this type of a claim in Delaware case law.

        Unlawful Partnership Distributions.    Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

        Failure to Comply with the Limited Liability Provisions of Jurisdictions in Which KSP Does Business.    KSP's subsidiaries conduct business in Alaska, Hawaii, New York, New Jersey, Pennsylvania, Washington, Virginia and certain foreign jurisdictions. Maintenance of KSP's limited liability, as a limited partner of KSP's operating partnership, may require compliance with legal requirements in the jurisdictions in which KSP's operating partnership conducts business, including qualifying KSP's subsidiaries to do business there. Limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established in some jurisdictions. If, by virtue of KSP's limited partner interest in KSP's operating partnership or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace KSP's general partner, to approve some amendments to KSP's partnership agreement, or to take other action under the partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for KSP's obligations under the law of that jurisdiction to the same extent as us under the circumstances. KSP will operate in a manner that we consider reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Voting Rights

        The following matters require the unitholder vote specified below. Matters requiring the approval of a "unit majority" require:

  •
  during the subordination period, the approval of at least a majority of the common units, excluding those common units held by KSP's general partner and its affiliates, and a majority of the subordinated units, voting as separate classes; and

  •
  after the subordination period, the approval of a majority of the common units.

Matter	Vote Requirement

Issuance of additional common units or units of equal rank with the common units during the subordination period	Unit majority, with certain exceptions described under "—Issuance of Additional Securities."
Issuance of units senior to the common units during the subordination period	Unit majority.
Issuance of units junior to the common units during the subordination period	No approval right.
Issuance of additional units after the subordination period	No approval right.

Amendment of KSP's partnership agreement
Certain amendments may be made by KSP's general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read "—Amendment of KSP's Partnership Agreement."
Merger of KSP or the sale of all or substantially all of KSP's assets	Unit majority.
Amendment of the limited partnership agreement of the operating partnership and other action taken by KSP as a limited partner of the operating partnership	Unit majority if such amendment or other action would adversely affect KSP's limited partners (or any particular class of limited partners) in any material respect.
Dissolution of KSP	Unit majority.
Reconstitution of KSP upon dissolution	Unit majority.
Withdrawal of KSP's general partner
Under most circumstances, the approval of a majority of the common units, excluding common units held by KSP's general partner and its affiliates, is required for the withdrawal of KSP's general partner prior to December 31, 2013 in a manner which would cause a dissolution of our partnership. Please read "—Withdrawal or Removal of KSP's General Partner."
Removal of KSP's general partner	Not less than 66 2/3% of the outstanding units, including units held by KSP's general partner and its affiliates. Please read "—Withdrawal or Removal of KSP's General Partner."
Transfer of the general partner interest
KSP's general partner may transfer all, but not less than all, of its general partner interest in KSP without a vote of KSP's unitholders to an affiliate or to another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to such person. The approval of a majority of the common units, excluding common units held by the general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to December 31, 2013.

Transfer of incentive distribution rights
Except for transfers to an affiliate or another person as part of KSP general partner's merger or consolidation with or into, or sale of all or substantially all of its assets to, or sale of all or substantially all its equity interest to, such person, the approval of a majority of the common units, excluding common units held by KSP's general partner and its affiliates, is required in most circumstances for a transfer of the incentive distribution rights to a third party prior to December 31, 2013.
Transfer of ownership interests in KSP's general partner	No approval required at any time.

Amendment of KSP's Partnership Agreement

        General.    Amendments to the KSP partnership agreement may be proposed only by or with the consent of KSP's general partner, which consent may be given or withheld in its sole discretion. In order to adopt a proposed amendment, other than the amendments discussed below, KSP's general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

        Prohibited Amendments.    No amendment may be made that would:

  •
  enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

  •
  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to KSP's general partner or any of its affiliates without the consent of KSP's general partner, which may be given or withheld in its sole discretion;

  •
  change the term of KSP's partnership;

  •
  provide that KSP's partnership is not dissolved upon an election to dissolve KSP's partnership by KSP's general partner that is approved by a unit majority; or

  •
  give any person the right to dissolve KSP's partnership other than KSP's general partner's right to dissolve KSP's partnership with the approval of a unit majority.

        The provision of KSP's partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by KSP's general partner and its affiliates).

        No Unitholder Approval.    We may generally make amendments to the partnership agreement without the approval of any limited partner or assignee to reflect:

  •
  a change in KSP's name, the location of KSP's principal place of business, KSP's registered agent or our registered office;

  •
  the admission, substitution, withdrawal or removal of partners in accordance with the partnership agreement;

  •
  a change that, in the sole discretion of KSP's general partner, is necessary or advisable for us to qualify or to continue KSP's qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we, the operating partnership nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

  •
  an amendment that is necessary, in the opinion of KSP's counsel, to prevent KSP, KSP's general partner, KSP GP or the directors, officers, agents or trustees of KSP GP from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

  •
  subject to the limitations on the issuance of additional partnership securities described above, an amendment that in the discretion of KSP's general partner is necessary or advisable for the authorization of additional partnership securities or rights to acquire partnership securities;

  •
  any amendment expressly permitted in the partnership agreement to be made by KSP's general partner acting alone;

  •
  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the partnership agreement;

  •
  any amendment that, in the discretion of our general partner, is necessary or advisable for the formation by us of, or KSP's investment in, any corporation, partnership or other entity, as otherwise permitted by KSP's partnership agreement;

  •
  certain mergers or conveyances as set forth in KSP's partnership agreement;

  •
  a change in KSP's fiscal year or taxable year and related changes; or

  •
  any other amendments substantially similar to any of the matters described in the preceding clauses.

        In addition, we may make amendments to the partnership agreement without the approval of any limited partner or assignee if those amendments, in our discretion:

  •
  do not adversely affect the limited partners (or any particular class of limited partners as compared to other classes of limited partners) in any material respect;

  •
  are necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

  •
  are necessary or advisable to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading, compliance with any of which we deem to be in KSP's best interest and the best interest of KSP's limited partners;

  •
  are necessary or advisable for any action taken by us relating to splits or combinations of units under the provisions of the partnership agreement; or

  •
  are required to effect the intent expressed in this prospectus or the intent of the provisions of KSP's partnership agreement or are otherwise contemplated by KSP's partnership agreement.

        Opinion of Counsel and Unitholder Approval.    We will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes if one of the amendments described above under "—No Unitholder Approval" should occur. No other amendments to the partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any limited partner in KSP's partnership.

        In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Liquidation and Distribution of Proceeds

        Upon KSP's dissolution, unless we are reconstituted and continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of KSP's general partner that the liquidator deems necessary or desirable in its judgment, liquidate KSP's assets and apply the proceeds of the liquidation as provided in "How We Make Cash Distributions—Distributions of Cash Upon Liquidation." The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to KSP's partners.

Withdrawal or Removal of KSP's General Partner

        Except as described below, KSP's general partner has agreed not to withdraw voluntarily as its general partner prior to December 31, 2013 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by KSP's general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after December 31, 2013 KSP's general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of the partnership agreement. Notwithstanding the information above, KSP's general partner may withdraw without unitholder approval upon 90 days' notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than KSP's general partner and its affiliates. In addition, KSP's partnership agreement permits KSP's general partner in some instances to sell or otherwise transfer all of its general partner interest in KSP without the approval of the unitholders.

        Upon the withdrawal of KSP's general partner under any circumstances, other than as a result of a transfer by KSP's general partner of all or a part of its general partner interest in KSP, the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, KSP will be dissolved, wound up and liquidated, unless within 90 days after that withdrawal, the holders of units representing a unit majority agree in writing to continue KSP's business and to appoint a successor general partner.

        KSP's general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by KSP's general partner and its affiliates, and KSP receives an opinion of counsel regarding limited liability and tax matters. Any removal of the general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units and subordinated units, voting as separate classes. The ownership of more than 33 1/3% of the outstanding units by KSP's general partner and its affiliates would give it the practical ability to prevent its removal.

        The KSP partnership agreement also provides that if KSP GP is removed as KSP's general partner under circumstances where cause does not exist and units held by its general partner and its affiliates are not voted in favor of that removal:

  •
  the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

  •
  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

  •
  KSP's general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests at the time.

        In the event of removal of the general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates the partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. If the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

        If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner's general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for KSP's benefit.

Change of Management Provisions

        The KSP partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove KSP GP as KSP's general partner or otherwise change KSP's management. If any person or group other than KSP's general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from KSP's general partner or its affiliates and any transferees of that person or group approved by KSP's general partner or to any person or group who acquires the units with the prior approval of the board of directors of the general partner of KSP's general partner.

        The KSP partnership agreement also provides that if KSP's general partner is removed under circumstances where cause does not exist and units held by KSP's general partner and its affiliates are not voted in favor of that removal:

  •
  the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

  •
  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

  •
  KSP's general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

Limited Call Right

        If at any time KSP's general partner and its affiliates hold more than 80% of the then-issued and outstanding partnership securities of any class, it will have the right, which it may assign in whole or in part to any of its affiliates or to KSP, to acquire all, but not less than all, of the remaining partnership securities of the class held by unaffiliated persons as of a record date to be selected by KSP's general partner, on at least 10 but not more than 60 days notice. The purchase price in the event of this purchase is the greater of:

  •
  the highest price paid by KSP's general partner or any of its affiliates for any partnership securities of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those partnership securities; or

  •
  the current market price as of the date three days before the date the notice is mailed.

        As a result of KSP's general partner's right to purchase outstanding partnership securities, a holder of partnership securities may have his partnership securities purchased at an undesirable time or price. Our partnership agreement provides that the resolution of any conflict of interest that is fair and reasonable will not be a breach of the KSP partnership agreement. KSP's general partner may, but it is not obligated to, submit the conflict of interest represented by the exercise of the limited call right to the conflicts committee for approval or seek a fairness opinion from an investment banker. If KSP's general partner exercises its limited call right, it will make a determination at the time, based on the facts and circumstances, and upon the advice of counsel, as to the appropriate method of determining the fairness and reasonableness of the transaction. KSP's general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the limited call right.

        There is no restriction in the KSP partnership agreement that prevents KSP's general partner from issuing additional common units and exercising its call right. If KSP's general partner exercised its limited call right, the effect would be to take us private and, if the units were subsequently deregistered, we would no longer be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

        The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read "Material Tax Consequences—Disposition of Common Units."

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of KSP's limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by KSP's general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by KSP's general partner on behalf of non-citizen assignees, KSP's general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

        KSP's general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by KSP's general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

        Each record holder of a unit has a vote according to his percentage interest in KSP, although additional limited partner interests having special voting rights could be issued. Please read "—Issuance of Additional Securities" above. However, if at any time any person or group, other than KSP's general partner and its affiliates, or a direct or subsequently approved transferee of KSP's general partner or its affiliates or a person or group who acquires the units with the prior approval of the board of directors of KSP's general partner, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name accounts will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as the partnership agreement otherwise provides, subordinated units will vote together with common units as a single class.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by KSP or by the transfer agent.

Indemnification

        Under the KSP partnership agreement, in most circumstances, KSP will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

  •
  KSP's general partner;

  •
  any departing general partner of KSP;

  •
  any person who is or was an affiliate of KSP's general partner or any departing general partner;

  •
  any person who is or was a director, officer or manager of any entity described in the preceding three bullet points; or

  •
  any person designated by KSP's general partner.

        Any indemnification under these provisions will only be out of KSP's assets. KSP's general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to KSP to enable KSP to effectuate, indemnification. KSP is authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for KSP's activities, regardless of whether we would have the power to indemnify the person against liabilities under the KSP partnership agreement.

Registration Rights

        Under KSP's partnership agreement, KSP has agreed to register for resale under the Securities Act of 1933 and applicable state securities laws any common units, subordinated units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of K-Sea's general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

UNITS ELIGIBLE FOR FUTURE SALE

        After the sale of the common units offered hereby and assuming no exercise of the underwriters' over-allotment option, the contributing parties will hold an aggregate of 8,750,000 common units. The sale of these common units could have an adverse impact on the price of our common units or on any trading market that may develop.

        The common units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any common units owned by an "affiliate" of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

  •
  1% of the total number of the securities outstanding; or

  •
  the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.

        Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned his common units for at least six months (provided we are in compliance with the current public information requirement) or one year (regardless of whether we are in compliance with the current public information requirement), would be entitled to sell common units under Rule 144 without regard to the rule's public information requirements, volume limitations, manner of sale provisions and notice requirements.

        Our partnership agreement provides that we may issue an unlimited number of limited partner interests and other equity securities without a vote of the unitholders. Any issuance of additional common units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read "Description of Our Partnership Agreement—Issuance of Additional Securities."

        The contributing parties and their affiliates, including our general partner and the directors and executive officers of our general partner, have agreed not to sell any units they beneficially own for a period of 180 days from the date of this prospectus. For a description of these lock-up provisions, please read "Underwriting."

MATERIAL TAX CONSEQUENCES

        This section sets forth the material tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Baker Botts L.L.P., counsel to us and our general partner, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations, and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to K-Sea GP Holdings LP.

        The following discussion does not comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs), employee benefit plans, or mutual funds. Accordingly, we encourage each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

        All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Baker Botts L.L.P., and are based on the accuracy of the representations made by us.

        The IRS has not provided any ruling regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Baker Botts L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which the common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        For the reasons described below, Baker Botts L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues:

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  the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales" below);

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  whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Common Units—Allocations Between Transferors and Transferees" below); and

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  whether our method for depreciating Section 743 adjustments is sustainable (please read "—Tax Consequences of Unit Ownership—Section 754 Election" and "Uniformity of Units" below).

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner's adjusted basis in his partnership interest.

        The IRS has not made any determination as to our or KSP's status for federal income tax purposes or whether our or KSP's operations generate "qualifying income" under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Baker Botts L.L.P. that, based upon the Internal Revenue Code and its regulations, we and KSP will each be treated as a partnership so long as:

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  we and KSP do not elect to be treated as a corporation; and

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  for each taxable year, more than 90% of each of our gross income and KSP's gross income is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

        Qualifying income includes certain income and gains derived from the transportation and processing of crude oil, natural gas and products thereof. Other types of qualifying income include interest other than from a financial business, dividends, gains from the sale of real property and gains from the sale or other disposition of assets held for the production of income that otherwise constitutes qualifying income. We estimate that approximately    % of our current income and    % of KSP's gross income is within one or more categories of income that are qualifying income in the opinion of Baker Botts L.L.P. The portion of our or KSP's income that is qualifying income can change from time to time, but we believe that our and KSP's qualifying income has been, and will be, more than 90% of our respective gross income for all relevant tax periods.

        Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." In order to meet the Qualifying Income Exception, we or KSP may have to forego earning certain income or transfer assets to a corporation that will recognize that income. Such income will then be subject to a corporate level tax but will not affect whether we or KSP meets the Qualifying Income Exception. Although we expect that we and KSP will conduct business so as to meet the Qualifying Income Exception, if we or KSP fails to meet the Qualifying Income Exception, other than as a result of a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, the entity suffering the failure will be treated as if it had transferred all of its assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which it fails to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to its unitholders in liquidation of their interests. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we or KSP, at that time, does not have liabilities in excess of the tax basis of our assets. Thereafter, the entity that failed to meet the Qualifying Income Exception would be treated as a corporation for federal income tax purposes.

        If we were taxed as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net earnings would be taxed to us at corporate rates. Moreover, if KSP were taxed as a corporation in any taxable year, our share of KSP's items of income, gain, loss and deduction would not be passed through to us, and KSP would pay tax on its income at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation of either us or KSP as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the common units.

        The discussion below assumes that we and KSP will each be treated as a partnership for federal income tax purposes. Please read the above discussion of the opinion of Baker Botts L.L.P. that we and KSP will each be treated as a partnership for federal income tax purposes.

Limited Partner Status

        Unitholders who have become limited partners of K-Sea GP Holdings LP will be treated as partners of K-Sea GP Holdings LP for federal income tax purposes. Also,

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  assignees who have executed and delivered transfer applications and are awaiting admission as limited partners; and

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  unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of K-Sea GP Holdings LP for federal income tax purposes. As there is no direct authority addressing assignees of units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, the opinion of Baker Botts L.L.P. does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

        A beneficial owner of common units whose common units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those common units for federal income tax purposes. Please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales" below.

        Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in K-Sea GP Holdings LP for federal income tax purposes.

Tax Consequences of Unit Ownership

        Flow-Through of Taxable Income.    We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year or years ending with or within his taxable year. Please read "—Tax Treatment of Operations—Taxable Year and Accounting Method" below. Most of our items of income, gain, loss and deduction will be items of income, gain, loss and deduction allocated to us by KSP with respect to our ownership interest in KSP.

        Treatment of Distributions.    Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis in his common units generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "—Disposition of Common Units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including our general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "—Limitations on Deductibility of Losses" below.

        A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in Section 751 of the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

        Ratio of Taxable Income to Distributions.    We estimate that a purchaser of units in this offering who owns those units from the date of closing of this offering through the record date for distributions for the period ending December 31, 2010, will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be    % or less of the cash distributed with respect to that period. We anticipate that after the taxable year ending December 31, 2010, the ratio of allocable taxable income to cash distributions to the unitholders will increase. Moreover, if KSP is successful in increasing distributable cash flow over time, our income allocations from incentive distribution rights will increase, and, therefore, our ratio of taxable income to cash distributions will further increase. These estimates are based upon the assumption that the current rate of distributions from KSP will approximate the amount required to make a quarterly distribution of $0.25 per common unit and other assumptions with respect to capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual ratio of taxable income to distributions could be higher or lower than our estimate of    %, and any differences could be material and could materially affect the value of the units. For example, the ratio of allocable taxable income to cash distributions to a purchaser of common units in this offering will be greater than    % with respect to the period described above if:

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  KSP's gross income from operations exceeds the amount required to make the current quarterly distribution on all KSP's units, yet KSP only distributes the current quarterly distribution on all its units or

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  KSP makes a future offering of common units and uses the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to KSP's assets at the time of this offering.

        Basis of Common Units. A unitholder's initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read "—Disposition of Common Units—Recognition of Gain or Loss" below.

        Limitations on Deductibility of Losses.    The deduction by a unitholder of his share of our losses will be limited to the tax basis in his common units and, in addition, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, the unitholder's deduction for his share of our losses is limited to the amount for which the unitholder is considered to be "at risk" with respect to our activities if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain that was previously suspended by the at risk or basis limitations is no longer utilizable.

        In general, a unitholder will be at risk to the extent of the tax basis of his common units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his common units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the common units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's common units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

        The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally corporate or partnership activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. However, the application of the passive loss limitations to tiered publicly traded partnerships is uncertain. We will take the position that any passive losses we generate that are reasonably allocable to our investment in KSP will only be available to offset our passive income generated in the future that is reasonably allocable to our investment in KSP and will not be available to offset income from other passive activities or investments, including other investments in private businesses. Moreover, because the passive loss limitations are applied separately with respect to each publicly traded partnership, any passive losses we generate will not be available to offset a unitholder's income from other passive activities or investments, including his investments in other publicly traded partnerships, such as KSP, or his salary or other active business income. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party.

        The IRS could take the position that, for purposes of applying the passive loss limitation rules to tiered publicly traded partnerships, such as KSP and us, the related entities are treated as one publicly traded partnership. In that case, any passive losses we generate would be available to offset income from a unitholder's investment in KSP. However, passive losses that are not deductible because they exceed a unitholder's share of income we generate would not be deductible in full until a unitholder disposes of his entire investment in both us and KSP in a fully taxable transaction with an unrelated party.

        The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

        Limitations on Interest Deductions.    The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  our interest expense attributed to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder's share of our portfolio income will be treated as investment income.

        Entity-Level Collections.    If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of common units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

        Allocation of Income, Gain, Loss and Deduction.    In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. If we have a net loss for the entire year, that loss will be allocated first to the general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to our general partner.

        For tax purposes, each time a partnership, such as us or KSP, issues units it is required to adjust the "book" basis of all assets held by it immediately prior to the issuance of the new units to their fair market values at the time the new units are issued. A partnership is further required to adjust this book basis for each asset in proportion to tax depreciation or amortization it later claims with respect to the asset. Section 704(c) principles set forth in Treasury regulations require that subsequent allocations of depreciation, gain, loss and similar items with respect to the asset take into account, among other things, the difference between the "book" and tax basis of the asset. We plan to elect to take into account any such difference arising in this or any future issuance of our units using the "remedial allocation method." In this context, we use the term "book" as that term is used in Treasury regulations relating to partnership allocations for tax purposes. The "book" value of our property for this purpose may not be the same as the book value of our or KSP's property for financial reporting purposes.

        Items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by unitholders that did not receive the benefit of such deduction.

        Although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required under Section 704(c) principles, will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

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  his relative contributions to us;

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  the interest of all the partners in profits and losses;

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  the interest of all the partners in cash flow; and

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  the rights of all the partners to distributions of capital upon liquidation.

        Baker Botts L.L.P. is of the opinion that, with the exception of the issues described in "—Tax Consequences of Unit Ownership—Section 754 Election," "—Disposition of Common Units—Uniformity of Units" and "—Disposition of Common Units—Allocations Between Transferors and Transferees," the allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

        Treatment of Short Sales. A unitholder whose common units are loaned to a "short seller" to cover a short sale of common units may be considered as having disposed of those common units. If so, he would no longer be treated for tax purposes as a partner for those common units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

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  any of our income, gain, loss or deduction with respect to those common units would not be reportable by the unitholder; and

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  any cash distributions received by the unitholder as to those common units would be fully taxable; and all of these distributions would appear to be ordinary income.

        Baker Botts L.L.P. has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their common units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Common Units—Recognition of Gain or Loss" below.

        Alternative Minimum Tax.    Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in common units on their liability for the alternative minimum tax.

        Tax Rates.    In general, the highest federal income tax rate for individuals is currently 35% and the maximum federal income tax rate for net capital gains of an individual is currently 15% if the asset disposed of was held for more than 12 months at the time of disposition.

        Section 754 Election.    We will make, and KSP has made, the election permitted by Section 754 of the Internal Revenue Code. Those elections are irrevocable without the consent of the IRS. The election generally permits us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases common units directly from us, but it will apply to a purchaser of outstanding units from another unitholder. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder's inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

        The timing of deductions attributable to Section 743(b) adjustments to our common basis will depend upon a number of factors, including the nature of the assets to which the adjustment is allocable, the extent to which the adjustment offsets any Section 704(c) type gain or loss with respect to an asset and certain elections we make as to the manner in which we apply Section 704(c) principles with respect to an asset to which the adjustment is applicable. Please read "—Allocation of Income, Gain, Loss and Deduction" above. The timing of these deductions may affect the uniformity of our units. Please read "—Disposition of Common Units—Uniformity of Units" below.

        A Section 754 election is advantageous if the transferee's tax basis in his common units is higher than the common units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his common units is lower than those common units' share of the aggregate tax basis of our assets immediately prior to the transfer.

        Our Section 754 election will separately apply to any transferee of a unitholder who purchases outstanding common units from another unitholder based upon the values and bases of our assets at the time of the transfer to the transferee. Depending upon the relationship of the value and the basis of our assets at the time of such a transfer, our Section 754 election may favorably or unfavorably affect the price that a potential transferee will be willing to pay for the units. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer or if we distribute property and have a substantial basis reduction. Generally, a built-in loss or basis reduction is substantial if it exceeds $250,000.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets or the tangible assets owned by KSP to goodwill instead. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure prospective unitholders that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of common units may be allocated more income than he would have been allocated had the election not been revoked.

        In order to preserve our ability to determine the tax attributes of a common unit (which includes the effect of the Section 743(b) adjustments) from its date of purchase and the amount that is paid therefor, our general partner may (as it is permitted to do under our partnership agreement) take positions in filing our tax returns that reduce for some unitholders the depreciation or amortization deductions to which they would otherwise be entitled. For example, we may not be able to depreciate Section 743(b) adjustments in respect of certain property in the same manner as we depreciate those adjustments in respect of recovery property. In addition, in order to preserve our ability to determine the tax attributes of a common unit from its date of purchase and the amount that is paid therefor, we may report a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Other fact patterns could have the same effect. Counsel is unable to opine as to validity of any matter that is discussed above in this paragraph because there is no clear applicable authority. A unitholder's basis in a common unit is reduced by his or her share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder's basis in his or her common units and may cause the unitholder to understate gain or overstate loss on any sale of such common units. Please read "—Disposition of Common Units—Uniformity of Units" below.

Tax Treatment of Operations

        Taxable Year and Accounting Method.    We will use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year different from our taxable year and who disposes of all of his common units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read "—Disposition of Common Units—Allocations Between Transferors and Transferees" below.

        Tax Basis, Depreciation and Amortization.    The tax bases of our assets and KSP's assets are used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. Please read "—Tax Consequences of Unit Ownership—Section 754 Election" above and "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" above.

        To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

        If we dispose or KSP disposes of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own or KSP owns will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "—Tax Consequences of

Unit Ownership—Allocation of Income, Gain, Loss and Deduction" above and "—Disposition of Common Units—Recognition of Gain or Loss" below.

        The costs that we incur in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

        Valuation and Tax Basis of Our Properties.    The federal income tax consequences of the ownership and disposition of common units will depend in part on our estimates of the relative fair market values, and the tax bases, of our assets or KSP's assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates of value and determination of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

        When KSP issues additional units or engages in certain other transactions, KSP determines the fair market value of its assets and allocates any unrealized gain or loss attributable to such assets to the capital accounts of KSP's public unitholders and us. KSP's methodology may be viewed as understating or overstating the value of KSP's assets. In that case, there may be a shift of income, gain, loss and deduction between certain KSP public unitholders and us. Moreover, under valuation methods used by KSP prior to 2007, subsequent purchasers of our common units may have had a greater portion of their Internal Revenue Code Section 743(b) adjustment allocated to KSP's intangible assets and a lesser portion allocated to KSP's tangible assets. The IRS may challenge KSP's valuation methods, or our or KSP's allocation of the Section 743(b) adjustment attributable to KSP's tangible and intangible assets, and allocations of income, gain, loss and deduction between us and certain of KSP's public unitholders.

        A successful IRS challenge to these methods or allocations could adversely affect the amount of taxable income or loss being allocated to our unitholders. It also could affect the amount of gain on the sale of common units by our unitholders and could have a negative impact on the value of our common units or those of KSP or result in audit adjustments to the tax returns of our unitholders without the benefit of additional deductions.

Disposition of Common Units

        Recognition of Gain or Loss.    Gain or loss will be recognized on a sale of common units equal to the difference between the unitholder's amount realized and the unitholder's tax basis for the common units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of common units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in common units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of common units held more than 12 months will generally be taxed at a maximum rate of 15%. However, a portion of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal

Revenue Code to the extent attributable to assets giving rise to "unrealized receivables" or to "inventory items" we own or KSP owns. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of common units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific common units sold for purposes of determining the holding period of common units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional common units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the regulations.

        Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

  •
  a short sale;

  •
  an offsetting notional principal contract; or

  •
  a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

        Allocations Between Transferors and Transferees.    In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of common units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this discussion as the "Allocation Date." However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        The use of this method may not be permitted under existing Treasury Regulations as there is no controlling authority on this issue. Accordingly, Baker Botts L.L.P. is unable to opine on the validity of this method of allocating income and deductions between unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

        A unitholder who owns common units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

        Transfer Notification Requirements. A unitholder who acquires units generally is required to notify us in writing of that acquisition within 30 days after the purchase, unless a broker or nominee will satisfy such requirement. A unitholder who sells any of his units, other than through a broker, generally is required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). We are required to notify the IRS of any such transfers and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties.

        Constructive Termination.    A partnership, such as us or KSP, will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in its capital and profits within a 12-month period. A constructive termination of us or KSP would result in the closing of our or KSP's taxable year for all unitholders. In the case of a unitholder reporting on a taxable year different from our and KSP's taxable year, the closing of our or KSP's taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. Please read "—Tax Treatment of Operations—Taxable Year and Accounting Method" above. A constructive termination could result in an increase in the amount of taxable income to be allocated to our unitholders if our termination results in a termination of KSP. Although the amount of increase cannot be estimated because it depends upon numerous factors, including the timing of the termination, the amount could be material. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

        Uniformity of Units.    Because neither we nor KSP can match transferors and transferees of units, we each must maintain uniformity of the economic and tax characteristics of the units to a purchaser of the units. In the absence of uniformity, we or KSP may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. Any non-uniformity could have a negative impact on the value of the units. The timing of deductions attributable to Section 743(b) adjustments to the common basis of our or KSP's assets with respect to persons purchasing units after this offering may affect the uniformity of our units. Please read "—Tax Consequences of Unit Ownership—Section 754 Election" above. For example, KSP did not elect the remedial allocation method under Section 704(c) principles with respect to certain of its intangible assets in certain prior offerings of its units (Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" above and "—Tax Consequences of Unit Ownership—Section 754 Election" above), and it is possible that we own, or will acquire, certain depreciable assets that are not subject to the typical rules governing depreciation (under Section 168 of the Internal Revenue Code) or amortization (under Section 197 of the Internal Revenue Code) of assets. Any or all of these factors could cause the timing of a purchaser's deductions to differ, depending on when the unit he purchased was issued.

        Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our units even under circumstances like those described above. These positions may include reducing for some unitholders the depreciation, amortization or loss deductions to which they would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Our counsel, Baker Botts L.L.P., is unable to opine as to validity of such filing positions. A unitholder's basis in units is reduced by his or her share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder's basis in his or her common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Recognition of Gain or Loss" above and    "—Tax Consequences of Unit Ownership—Section 754 Election" above. The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Non-United States Investors

        Ownership of common units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

        Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

        Nonresident aliens and foreign corporations, trusts or estates that own common units will be considered to be engaged in business in the United States because of the ownership of common units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net earnings or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold at the highest applicable effective tax rate from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

        In addition, because a foreign corporation that owns common units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the common units during the five-year period ending on the date of the disposition and if the common units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

        Information Returns and Audit Procedures.    We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. We cannot assure prospective unitholders that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Baker Botts L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the common units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction is determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. The partnership agreement names our general partner as our Tax Matters Partner.

        The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

        Nominee Reporting.    Persons who hold an interest in us as a nominee for another person are required to furnish to us:

  •
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

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  whether the beneficial owner is:

          (1)  a person that is not a United States person;

          (2)  a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

          (3)  a tax-exempt entity;

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  the amount and description of common units held, acquired or transferred for the beneficial owner; and

  •
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on common units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the common units with the information furnished to us.

        Accuracy-Related Penalties.    An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

        For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds:

  •
  the greater of 10% of the tax required to be shown on the return for the taxable year; or

  •
  $5,000.

        The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

  •
  for which there is, or was, "substantial authority;" or

  •
  as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

        More stringent rules apply to "tax shelters," but we believe we are not a "tax shelter." If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

        A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation, the penalty imposed increases to 40%.

        Reportable Transactions.    If we were to engage in a "reportable transaction," we (and possibly our unitholders and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses in excess of $2 million in any single year, or $4 million in any combination of tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly the tax returns of our unitholders) would be audited by the IRS. Please read "—Information Returns and Audit Procedures" above. Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, our unitholders may be subject to the following provisions of the American Jobs Creation Act of 2004:

  •
  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Accuracy-related Penalties;"

  •
  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

  •
  in the case of a listed transaction, an extended statute of limitations.

        We do not expect to engage in any "reportable transactions."

State, Local, Foreign and Other Tax Considerations

        In addition to federal income taxes, a unitholder will be subject to other taxes, including state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes, that may be imposed by the various jurisdictions in which business is conducted or property is owned by us or KSP or in which the unitholder is a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. KSP owns property and conducts business in Alaska, Hawaii, New York, New Jersey, Pennsylvania, Washington and Virginia. KSP currently conducts certain operations in Puerto Rico, Canada and Venezuela in a manner that we believe does not subject us or our unitholders to direct liability to pay tax or file returns in those countries, but there can be no assurance that we will conduct our foreign operations in this manner in the future. KSP may also own property or conduct business in other jurisdictions in the future. Although a unitholder may not be required to file a return and pay taxes in some jurisdictions because the unitholder's income from those jurisdiction falls below the filing and payment requirement, a unitholder will be required to file income tax returns and to pay income taxes in many of the jurisdictions in which we conduct business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. We may, but are not required to, treat amounts withheld as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of Unit Ownership—Entity-Level Collections" above. Based on current law and our estimate of our future operations, we anticipate that any amounts required to be withheld will not be material.

        Each prospective unitholder is encouraged to consult, and depend upon, his tax counsel or other advisor with regard to the legal and tax consequences of his investment in us. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as United States federal tax returns, that may be required of him. Baker Botts L.L.P. has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS

        An investment in our units by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

  •
  whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

  •
  whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

  •
  whether the investment will result in recognition of unrelated business taxable income (please read "Material Tax Consequences—Tax-Exempt Organizations and Non-United States Investors") by the plan and, if so, the potential after-tax investment return.

        In addition, the person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in our units is authorized by the appropriate governing instrument and is a proper investment for the plan.

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan. Therefore, a fiduciary of an employee benefit plan or an IRA accountholder that is considering an investment in our units should consider whether the entity's purchase or ownership of such units would or could result in the occurrence of such a prohibited transaction.

        In addition to considering whether the purchase of units is or could result in a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in our units, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including fiduciary standard and its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

        The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under some circumstances. Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things:

  •
  the equity interests acquired by employee benefit plans are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

  •
  the entity is an "operating company;" i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

  •
  there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by our general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA, including governmental plans.

        Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in the first bullet point above.

        Plan fiduciaries contemplating a purchase of units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

UNDERWRITING

        Lehman Brothers Inc. and Citigroup Global Markets Inc. are acting as representatives of the underwriters and joint book-running managers in this offering. Under the terms of an underwriting agreement, which will be filed as an exhibit to the registration statement, each of the underwriters named below has severally agreed to purchase from us and the selling unitholders the respective number of common units shown opposite the underwriter's name below:

Underwriters	Number of Common Units
Lehman Brothers Inc.
Citigroup Global Markets Inc.
UBS Securities LLC
Raymond James & Associates, Inc.
RBC Capital Markets Corporation
Stifel, Nicolaus & Company, Incorporated

Total	6,250,000

        The underwriting agreement provides that the underwriters' obligation to purchase common units depends on the satisfaction of the conditions contained in the underwriting agreement including:

  •
  the obligation to purchase all of the common units offered hereby (other than those common units covered by their option to purchase additional common units from the selling unitholders as described below), if any of the common units are purchased;

  •
  the representations and warranties made by the selling unitholders and us to the underwriters are true;

  •
  there is no material change in our business, including, among other things, any loss or interference with our business from certain calamities, labor disputes or in connection with certain legal actions, and a material adverse change affecting our results of operations, partners' equity, properties, management, business, capital accounts or long-term debt or prospects;

  •
  there is no material change in the financial markets, including, among other things, a suspension in trading, or a material disruption in settlement of securities generally, a federal or state banking moratorium, hostilities involving the United States or a declaration of a national emergency or war by the United States, or a material adverse change in general economic, political or financial conditions; and

  •
  we and the selling unitholders deliver customary closing documents to the underwriters.

        Selling unitholders who are our affiliates will be "underwriters" within the meaning of Securities Act in connection with this offering.

Commissions and Expenses

        The following table summarizes the underwriting discounts and commissions we and the selling unitholders will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional common units. The underwriting fee is the difference between the initial public offering price and the amount the underwriters pay to us and the selling unitholders for the common units.

	No Exercise	Full Exercise
Per common unit	$	$
Total	$	$

        The representatives of the underwriters have advised us that the underwriters propose to offer the common units directly to the public at the public offering price on the cover of this prospectus and to selected dealers, who may include the underwriters, at such offering price less a selling concession not in excess of $            per common unit. After the offering, the representatives may change the offering price and other selling terms.

        The expenses of the offering that are payable by us are estimated to be approximately $4.0 million (excluding underwriting discounts and structuring fees). In no event will the maximum amount of compensation to be paid to FINRA members in connection with this offering exceed 10%.

Option to Purchase Additional Common Units

        The selling unitholders have granted the underwriters an option exercisable for 30 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 937,500 common units at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than 6,250,000 common units in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional common units based on the underwriter's underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting section. If the underwriters exercise their option to purchase additional common units from the selling unitholders in full, the selling unitholders expect to receive additional net proceeds of approximately $17.6 million.

Lock-Up Agreements

        We, the selling unitholders and the directors and executive officers of our general partner have agreed that, without the prior written consent of Lehman Brothers Inc. and Citigroup Global Markets Inc., we and they will not, subject to some exceptions, directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any common units (including, without limitation, common units that may be deemed to be beneficially owned by such person in accordance with the rules and regulations of the Securities and Exchange Commission and common units that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common units, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the common units, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any common units or securities convertible, exercisable or exchangeable into common units or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing for a period of 180 days after the date of this prospectus, except with respect to (a) the filing by us of any registration statement on Form S-8 or (b) the transfer of common units, or securities convertible into or exercisable or exchangeable for common units, to one or more affiliates who agree to be bound by the foregoing restrictions.

        The 180-day restricted period described in the preceding paragraph will be extended if:

  •
  during the last 17 days of the 180-day restricted period we or KSP issue an earnings release or material news or a material event relating to us or KSP occurs; or

  •
  prior to the expiration of the 180-day restricted period, we or KSP announce that we or KSP will release earnings results during the 16-day period beginning on the last day of the 180-day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or occurrence of the material event unless such extension is waived in writing by Lehman Brothers Inc. and Citigroup Global Markets Inc.

        The representatives, in their sole discretion, may release the common units and other securities subject to lock-up agreements in whole or in part at any time with or without notice. When determining whether or not to release common units from lock-up agreements, the representatives will consider, among other factors, the holders' reasons for requesting the release, the number of common units and other securities for which the release is being requested and market conditions at the time. However, Lehman Brothers Inc. and Citigroup Global Markets Inc. have informed us that, as of the date of this prospectus, there are no agreements between them and any party that would allow such party to transfer any common units, nor do they have any intention at this time of releasing any of the common units subject to the lock-up agreements, prior to the expiration of the lock-up period.

Offering Price Determination

        Prior to this offering, there has been no public market for our common units. The initial public offering price was negotiated between the representatives, the selling unitholders and us. In determining the initial public offering price of our common units, the representatives considered:

  •
  the history and prospects for the industry in which we compete,

  •
  our financial information,

  •
  the ability of our management and our business potential and earning prospects,

  •
  the prevailing securities markets at the time of this offering, and

  •
  the recent market prices of, and the demand for, publicly traded common units of generally comparable entities.

Indemnification

        We and the selling unitholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

        The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common units, in accordance with Regulation M under the Securities Exchange Act of 1934:

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  A short position involves a sale by the underwriters of common units in excess of the number of common units the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of common units involved in the sales made by the underwriters in excess of the number of common units they are obligated to purchase is not greater than the number of common units that they may purchase by exercising their option to purchase additional common units from the selling unitholders. In a naked short position, the number of common units involved is greater than the number of common units in their option to purchase additional common units from the selling unitholders. The underwriters may close out any short position by either exercising their option to purchase additional common units from the selling unitholders and/or purchasing common units in the open market. In determining the source of common units to close out the short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through their option to purchase additional common units from the selling unitholders. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Syndicate covering transactions involve purchases of the common units in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common units or preventing or retarding a decline in the market price of the common units. As a result, the price of the common units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

        Neither we, the selling unitholders nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common units. In addition, neither we, the selling unitholders nor any of the underwriters make representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

        A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common units for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representative on the same basis as other allocations.

        Other than the prospectus in electronic format, the information on any underwriter's or selling group member's web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us, the selling unitholders or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Listing

        We have applied to list our common units on the New York Stock Exchange, subject to official notice of issuance, under the symbol "KSG." In connection with that listing, the underwriters have undertaken to cause the common units to be distributed in such a manner that as of the original listing date of the common units

  •
  there will be at least 400 U.S. unitholders of 100 units or more,

  •
  at least 1,100,000 publicly held common units will be outstanding in the United States, and

  •
  the aggregate market value of publicly held common units in the United States will be at least $60 million.

Discretionary Sales

        The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of common units offered by them.

Stamp Taxes

        If you purchase common units offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Relationships/NASD Conduct Rules

        Certain of the underwriters and their affiliates have performed and may perform investment banking, commercial banking and advisory services for KSP in the ordinary course of their business. They have received customary fees and expenses for these investment banking, commercial banking and advisory services. Citibank, N.A., an affiliate of one of the underwriters, is a lender under KSP's credit facility. In addition, Lehman Brothers Inc., Citigroup Global Markets Inc., UBS Securities LLC, Raymond James & Associates, Inc., RBC Capital Markets Corporation and Stifel, Nicolaus & Company, Incorporated participated in KSP's secondary offering of common units in September 2007.

        Because the Financial Industry Regulatory Authority views the common units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD Conduct Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

Selling Restrictions

  Public Offer Selling Restrictions Under the Prospectus Directive

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

  •
  to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  •
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives; or

  •
  in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive,

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

        We and the selling unitholders have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us, the selling unitholders or the underwriters.

  Selling Restrictions Addressing Additional United Kingdom Securities Laws

        This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive ("Qualified Investors") that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant persons should not act or rely on this document or any of its contents.

LEGAL MATTERS

        The validity of the common units will be passed upon for us by Baker Botts L.L.P. Certain legal matters in connection with the common units offered hereby will be passed upon for the underwriters by Andrews Kurth LLP.

EXPERTS

        The balance sheet of K-Sea GP Holdings LP as of December 11, 2007 included in this prospectus has been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The balance sheet of K-Sea GP LLC as of December 11, 2007 included in this prospectus has been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of K-Sea GP Holdings LP Predecessor as of June 30, 2006 and 2007 and for each of the three years in the period ended June 30, 2007 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The combined financial statements of the Smith Maritime Group as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-1 regarding the common units offered by this prospectus. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common units offered by this prospectus, you may desire to review the full registration statement, including its exhibits filed under the Securities Act of 1933.

        The registration statement, including the exhibits, may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates or from the Securities and Exchange Commission's web site on the Internet at http://www.sec.gov. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on public reference rooms. We intend to furnish or make available to our unitholders annual reports containing our audited financial statements and quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

INDEX TO FINANCIAL STATEMENTS

K-Sea GP Holdings LP
Unaudited Pro Forma Combined Financial Statements
Introduction	F-2
Unaudited Pro Forma Combined Balance Sheet at March 31, 2008	F-4
Unaudited Pro Forma Combined Statement of Operations for the Nine Months Ended March 31, 2008	F-5
Unaudited Pro Forma Combined Statement of Operations for the Year Ended June 30, 2007	F-6
Notes to Unaudited Pro Forma Combined Financial Statements	F-7
K-Sea GP Holdings LP
Balance Sheet
Report of Independent Registered Public Accounting Firm	F-10
Balance Sheet at December 11, 2007	F-11
Notes to Balance Sheet	F-12
K-Sea GP LLC
Balance Sheet
Report of Independent Auditors	F-14
Balance Sheet at December 11, 2007	F-15
Notes to Balance Sheet	F-16
K-Sea GP Holdings LP Predecessor
Combined Financial Statements
Report of Independent Registered Public Accounting Firm	F-17
Combined Balance Sheets at June 30, 2006 and 2007, March 31, 2008 (unaudited) and Pro Forma at March 31, 2008	F-18
Combined Statements of Operations for the Years Ended June 30, 2005, 2006 and 2007 and for the Nine Months Ended March 31, 2007 and 2008 (unaudited)	F-19
Combined Statements of Changes in Partners' Capital for the Years Ended June 30, 2005, 2006 and 2007, and for the Nine Months Ended March 31, 2008 (unaudited)	F-20
Combined Statements of Cash Flows for the Years Ended June 30, 2005, 2006 and 2007, and for the Nine Months Ended March 31, 2007 and 2008 (unaudited)	F-21
Notes to Combined Financial Statements	F-23
The Smith Maritime Group
Combined Financial Statements
Report of Independent Auditors	F-51
Combined Balance Sheets as of December 31, 2005 and 2006, and June 30, 2007 (unaudited)	F-52
Combined Statements of Operations for the Years Ended December 31, 2004, 2005 and 2006, and for the Six Months Ended June 30, 2006 and 2007 (unaudited)	F-53
Combined Statements of Members' Equity for the Years Ended December 31, 2004, 2005 and 2006, and for the Six Months Ended June 30, 2007 (unaudited)	F-54
Combined Statements of Cash Flows for the Years Ended December 31, 2004, 2005 and 2006, and for the Six Months Ended June 30, 2006 and 2007 (unaudited)	F-55
Notes to Combined Financial Statements	F-56

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Introduction

        Unless the context requires otherwise, for purposes of this pro forma presentation, references to the "Company" are intended to mean the combined business and operations of K-Sea GP Holdings LP. References to the "Partnership" or "KSP" are intended to mean the consolidated business and operations of K-Sea Transportation Partners L.P. References to "KSP GP LP" refer to K-Sea General Partner L.P., the current general partner of KSP. References to "KSP GP" refer to K-Sea General Partner GP LLC, the general partner of KSP GP LP and, following its merger with KSP GP LP prior to being contributed to the Company as described below, the general partner of the Partnership.

        These unaudited pro forma combined financial statements reflect the Company's historical financial information (including the combined financial information of KSP GP LP, KSP GP and EW Transportation LLC ("EW LLC")) and also give effect to the following transactions:

  •
  the August 2007 acquisition by the Partnership of Smith Maritime, LLC, Go Big Chartering, LLC and Sirius Maritime, LLC (collectively, the "Smith Maritime Group"). The aggregate purchase price was approximately $203.7 million, consisting of $168.9 million in cash, $23.5 million of assumed debt and common units valued at approximately $11.3 million;

  •
  the sale by the Partnership of 3,500,000 common units in September 2007;

  •
  distributions paid to the unitholders of the Partnership subsequent to the balance sheet date. On May 15, 2008, the Partnership paid a regularly scheduled quarterly distribution of $11.4 million,

  of which $7.3 million was paid to the public unitholders and treated as a reduction in non-controlling interests in equity of subsidiaries; and $3.1 million and $1.0 million were paid to EW LLC and KSP GP LP, respectively, and treated as reductions in partners' capital;

  •
  the merger of KSP GP LP into KSP GP;

  •
  the merger of the corporate subsidiaries of EW LLC into EW LLC in a taxable liquidation for federal income tax purposes;

  •
  the contribution to the Company by members of the Partnership's management and three Jefferies Capital Partners funds, which are collectively referred to as the contributing parties, of all of the membership interests in KSP GP, which owns all of the 1.5% general partner interest and 100% of the incentive distribution rights in the Partnership;

  •
  the merger of a wholly owned subsidiary of the Company into EW LLC, which owns 4,165,000 units of the Partnership, consisting of 2,082,500 common units and 2,082,500 subordinated units representing an aggregate 29.9% limited partner interest in the Partnership, whereby EW LLC will become a wholly owned subsidiary of the Company;

  •
  the sale of common units in this offering and application of the net proceeds from this offering, as described in this prospectus.

        In addition, subsequent to the offering, the Company anticipates incurring incremental general and administrative expenses at an annual rate of approximately $1.35 million. All of the Company's officers and other personnel necessary for its business to function will be employed by K-Sea Transportation Inc., a subsidiary of KSP ("KTI"). The Company will pay KTI an annual fee for general and administrative services pursuant to an administrative services agreement. This fee will initially be $0.35 million per year and will be subject to an inflation adjustment and to upward adjustment under certain circumstances. In addition to this fee, the Company estimates that it will incur direct annual expenses of approximately $1.0 million per year for recurring costs associated with becoming a separately publicly traded entity, including legal, tax and accounting expenses. The unaudited pro forma combined financial statements do not include any adjustments for the $1.0 million of estimated incremental costs.

        The unaudited pro forma combined statements of operations for the nine months ended March 31, 2008 and for the year ended June 30, 2007 assume the pro forma transactions described above occurred on July 1, 2006 (to the extent not already reflected in the historical statements of consolidated operations of each entity). The unaudited pro forma combined balance sheet shows the effects of the pro forma transactions noted herein as if they had occurred on March 31, 2008.

Basis of Presentation

        The Company was formed on December 11, 2007. The ownership interests of KSP GP and EW LLC are to be transferred to us in connection with this offering, and there will be no substantive change in the ownership structure of these entities as a result of the transaction. Therefore, the Company's historical consolidated financial information as of and for the years ended June 30, 2005, 2006 and 2007, and as of March 31, 2008 and for the nine months ended March 31, 2007 and 2008, represents the combined financial information of KSP GP LP, KSP GP and EW LLC based on their carrying amounts.

        The unaudited pro forma combined financial statements and related pro forma information are based on assumptions that the Company believes are reasonable under the circumstances and are included for informational purposes only. They are not necessarily indicative of the financial results that would have occurred if the transactions described herein had taken place on the dates indicated, nor are they indicative of the future combined results of the Company.

        The unaudited pro forma combined financial statements of the Company as of March 31, 2008 and for the nine month and fiscal year periods ended March 31, 2008 and June 30, 2007, respectively should be read in conjunction with, and are qualified in their entirety by reference to (i) the notes accompanying such unaudited pro forma combined financial statements, (ii) the historical combined financial statements of K-Sea GP Holdings LP Predecessor as of June 30, 2006 and June 30, 2007 and for each of the years in the three year period ended June 30, 2007, (iii) the unaudited historical combined financial information of K-Sea GP Holdings LP Predecessor as of March 31, 2008 and for the nine month periods ended March 31, 2007 and March 31, 2008, (iv) the historical combined financial statements and related notes of the Smith Maritime Group as of December 31, 2005 and December 31, 2006 and for each of the years in the three year period ended December 31, 2006 and (v) the unaudited historical combined financial information of the Smith Maritime Group as of June 30, 2007 and for the six month periods ended June 30, 2006 and June 30, 2007 each as included herein.

        The historical statement of operations information for the nine months ended March 31, 2008 is derived from the unaudited financial statements of the Company for the nine months ended March 31, 2008 and the historical results of the Smith Maritime Group for the period preceding the August 14, 2007 acquisition. The historical statement of operations information for the year ended June 30, 2007 is derived from the audited financial statements of the Company for the year ended June 30, 2007 and from the audited financial statements of the Smith Maritime Group for the year ended December 31, 2006 and unaudited financial statements of the Smith Maritime Group for the six months ended June 30, 2007 and 2006. The historical statement of operations information of the Smith Maritime Group for the year ended June 30, 2007 was derived by adding the results for the six months ended June 30, 2007 to the results for the year ended December 31, 2006, and subtracting the results for the six months ended June 30, 2006.

        The unaudited pro forma combined financial information is presented for illustrative purposes only. The financial results may have been different if the companies had always been combined or if the transactions had actually occurred as of the dates indicated above. This financial information does not project the Company's financial position or results of operations for any future period.

K-Sea GP Holdings LP

Unaudited Pro Forma Combined Balance Sheet

March 31, 2008

(in thousands)

	Historical	Formation Transaction and Other Pro forma Adjustments
	K-Sea GP Holdings LP Predecessor				Offering Adjustments		K-Sea GP Holdings LP Pro Forma
Assets
Cash and cash equivalents	$304	$			22,700 (22,729)	(a) (c)	275
Accounts receivable	23,308						23,308
Deferred taxes	1,103						1,103
Prepaid expenses and other current assets	14,778						14,778

Total current assets	39,493				(29)		39,464
Vessels and equipment, net	553,233						553,233
Construction in progress	33,924						33,924
Deferred financing costs, net	2,673						2,673
Goodwill	54,277						54,277
Other assets	29,337		(808)	(b)			28,529

Total assets	$712,937		$(808)		$(29)		$712,100

Liabilities and Partners' Capital
Current portion of long-term debt	12,517						12,517
Accounts payable	25,759						25,759
Accrued expenses and other current liabilities	17,588		11,398	(m)	(29	)(c)	28,957

Total current liabilities	55,864		11,398				67,233
Term loans and capital lease obligations	180,064				(15,500)	(c)	164,564
Credit line borrowings	194,988						194,988
Other liabilities	12,300						12,300
Deferred taxes	11,108				(7,200	)(c)	3,908

Total liabilities	454,324		11,398		(22,729)		442,993

Non-controlling interests in equity of subsidiary	219,690		(7,259 (808	)(m) )(b)			212,431
Partners' capital	38,923		(4,139	)(m)	22,700	(a)	56,676

Total liabilities and partners' capital	$712,937		$(808)		$(29)		$712,100

See accompanying notes to pro forma combined financial statements.

K-Sea GP Holdings LP

Unaudited Pro Forma Combined Statement of Operations

Nine months ended March 31, 2008

(in thousands)

	Historical
	K-Sea GP Holdings LP Predecessor	Smith Maritime Group (July 1, 2007– August 14, 2007)	Smith Maritime Group Adjustments		Subtotal	Formation Transaction Adjustments	Offering Adjustments			K-Sea GP Holdings LP Pro Forma
Voyage revenue	$227,005	$5,723			$232,728		$			$232,728
Bareboat charter and other revenue	9,181	615			9,796					9,796

Total revenues	236,186	6,338			242,524					242,524
Voyage expenses	55,877	938			56,815					56,815
Vessel operating expenses	91,002	2,004	(105	)(g)	92,901					92,901
General and administrative expenses	21,942	566			22,508	(f)				22,508
Depreciation and amortization	32,045	842	231	(g)	33,285					33,285
			54	(h)
			113	(i)
Net (gain) loss on sale of vessels	(297)	—			(297)					(297)

Total operating expenses	200,569	4,350	293		205,212					205,212

Operating income	35,617	1,988	(293)		37,312					37,312
Interest expense, net	16,763	303	(742	)(j)	16,324			(662)	(d)	15,662
Other (income) expense, net	(2,070)	—			(2,070)	168 (e)				(1,902)

Income before provision for income taxes and non-controlling interests in income of subsidiary	20,924	1,685	449		23,058	(168)		662		23,552
Provision for income taxes	769	—			769					769

Income before non-controlling interests in income of subsidiary	20,155	1,685	449		22,289	(168)		662		22,783
Non-controlling interests in income of subsidiary	14,366		1,454	(l)	15,820	179 (f)				15,999

Net income	$5,789	$1,685	$(1,005)		$6,469	$(347)		$662		$6,784

Basic and diluted earnings per unit:
Number of limited partner units used in denominator										15,000

Basic and diluted net income per limited partner unit										$0.45

See accompanying notes to pro forma combined financial statements.

K-Sea GP Holdings LP

Unaudited Pro Forma Combined Statement of Operations

Fiscal year ended June 30, 2007

	Historical
			Smith Maritime Group Adjustments								K-Sea GP Holdings LP Pro Forma
	K-Sea GP Holdings LP Predecessor	Smith Maritime Group			Subtotal	Formation Transaction Adjustments		Offering Adjustments
Voyage revenue	$216,924	$51,013			$267,937			$			$267,937
Bareboat charter and other revenue	9,650	5,959			15,609						15,609

Total revenues	226,574	56,972			283,546						283,546
Voyage expenses	45,875	5,852			51,727						51,727
Vessel operating expenses	96,005	20,308	(2,412	)(g)	113,901						113,901
General and administrative expenses	20,731	6,905			27,636		(f)				27,636
Depreciation and amortization	33,415	6,628	1,804	(g)	45,027						45,027
			2,277	(h)
			903	(i)
Net (gain) loss on sale of vessels	102	(3,181)			(3,079)						(3,079)

Total operating expenses	196,128	36,512	2,572		235,212						235,212
Operating income	30,446	20,460	(2,572)		48,334	—					48,334
Interest expense, net	15,598	2,341	2,858	(j)	21,552				(1,407)	(d)	20,145
			755	(k)
Net loss on reduction of debt	359	—			359						359
Other (income) expense, net	(301)	38			(263)	238	(e)				(25)

Income before provision for income taxes and non-controlling interests in income of subsidiary	14,790	18,081	(6,185)		26,686	(238)			1,407		27,855
Provision for income taxes	1,105	—			1,105						1,105

Income before non-controlling interests in income of subsidiary	13,685	18,081	(6,185)		25,581	(238)			1,407		26,750
Non-controlling interests in income of subsidiary	9,235		8,100	(l)	17,335	238	(f)				17,573

Net income	$4,450	$18,081	$(14,285)		$8,246	$(476)			$1,407		$9,177

Basic and diluted earnings per unit:
Number of limited partner units used in denominator											15,000

Basic and diluted net income per limited partner unit											$0.61

See accompanying notes to pro forma combined financial statements.

 Notes to Unaudited Pro Forma Combined Financial Information
(dollars in thousands, except unit and per unit amounts)

Pro forma adjustments

        The following adjustments relate to the formation of, and the initial public offering of 1,424,000 units of K-Sea GP Holdings LP:

  (a)
  Reflects net proceeds to the Company of $22,700 from the issuance and sale of 1,424,000 common units at an assumed initial public offering price of $20 per unit, after deducting assumed underwriting discounts and commissions of approximately $1,780 and estimated offering and formation expenses of approximately $4,000. The selling unitholders will issue and sell 4,826,000 common units for a total of 6,250,000 common units to be issued with this offering.

  (b)
  Reflects the elimination of EW LLC's 50% interest in a joint venture, which has a net book value of $808.

  (c)
  Reflects the repayment of EW LLC's $15,500 demand loan and accrued interest of $29, and $7,200 of income taxes upon the liquidation of EW LLC's C corporation subsidiaries with a portion of the proceeds of the initial public offering.

  (d)
  Excludes interest expense related to (1) the term loans ($662 and $213 for the nine months ended March 31, 2008 and the year ended June 30, 2007, respectively) to be repaid as described in (c) above and (2) certain predecessor term loans ($861 for the year ended June 30, 2007) and subordinated debt ($333 for the year ended June 30, 2007) that were repaid.

  (e)
  Excludes equity earnings from EW LLC's 50% interest in a joint venture described in (b) above.

  (f)
  Reference is made to the annual charge of $350 under the administrative services agreement referred to in the introductory information on page F-2. Since K-Sea Transportation Inc. ("KTI") is included in the historical combined statement of operations of K-Sea GP Holdings LP Predecessor, the annual administrative services fee of $350 would be eliminated in combination. There will be an impact on the non-controlling interests in equity of subsidiary for their 68% share of the $350 revenue, which is reflected as a formation transaction adjustment of $238 for the fiscal year ended June 30, 2007. The formation transaction adjustment for the nine months ended March 31, 2008 is $179 for the pro rated service fee. The pro forma financial statements do not include an adjustment for the $1,000 estimated incremental costs referred to on page F-2.

        The following adjustments relate to the acquisition of the Smith Maritime Group:

  (g)
  Reflects a change from the Smith Maritime Group method of accounting for drydocking expenditures (expensed currently) to the Company's method of accounting for drydocking expenditures (capitalized and amortized over 36 months). Both methods are acceptable under U.S. generally accepted accounting principles. There were $105 and $2,412 of actual drydocking expenditures for the Smith Maritime Group that were classified as vessel operating expenditures on the historical financial statements for the period July 1, 2007 to August 14, 2007 and for the fiscal year ended June 30, 2007, respectively. These amounts were removed from vessel operating expenses and classified as capitalized drydocking expenditures on the unaudited pro forma combined statement of operations. Depreciation and amortization expense increased $231 and $1,804, respectively, for the periods referred to above for amortization of the drydocking expenditures utilizing the Company's method of accounting. The additional amortization expense of $231 and $1,804 associated with the Smith Maritime

    Group was calculated based upon expenditures that would have been recognized as capitalized drydockings under the Company's method of accounting for drydocking expenditures over the previous 36 months. The classification of such expenses was also conformed to the Company's presentation.

  (h)
  Reflects an increase in depreciation of acquired vessels, which resulted mainly from a step up of book basis of the vessels to their fair market values, offset slightly by an increase in their useful lives. At August 14, 2007, the book basis of the vessels and equipment increased by approximately $89,000 to reflect their fair market values, which were determined using comparable sales of similar vessels and other factors. The estimated average useful lives of the assets increased from 17 to 21 years.

  (i)
  Reflects amortization of identifiable intangibles acquired; $17,400 and $100 of the purchase price of the Smith Maritime Group has been allocated to identifiable intangible assets consisting of customer lists and non-compete agreements, respectively. The customer lists and non-compete agreements are being amortized over estimated useful lives of 20 and 3 years, respectively.

  (j)
  Borrowings of $168,863 were used to pay the cash portion of the purchase price and the estimated transaction costs at the acquisition date. Long-term borrowings consisted of (1) $65,154 in borrowings under an expanded senior secured revolving credit facility, (2) a $45,000 364-day senior secured revolving facility, and (3) a bridge loan facility of $60,000 which bore interest at an annual rate of LIBOR plus 1.50%. The revolving facility and the 364-day facility (while outstanding) bore interest at LIBOR plus a margin ranging from 0.7% to 1.5% depending on the Partnership's ratio of total funded debt to EBITDA (as defined in the credit agreement). A rate of LIBOR plus 1.5% on the revolving facility and the 364-day facility has been used.

    On September 26, 2007, the Partnership closed a public offering of 3,500,000 common units representing limited partner interests. The price to the public was $39.50 per unit. The net proceeds of $131,918 from the offering, after payment of underwriting discounts and commissions and expenses, were used to fully repay the $60,000 bridge loan facility and the $45,000 364-day senior secured revolving facility, and to partially repay the expanded senior secured revolving credit facility.

    On a pro forma basis for the year ended June 30, 2007, both the acquisition borrowings of $168,863 and the equity offering proceeds of $131,918 are assumed to have occurred as of July 1, 2006. The net increase in borrowings of $36,945 for the year, at the applicable interest rate of 7.1%, results in a pro forma increase in interest expense for the year of $2,596.

    For the nine months ended March 31, 2008, the acquisition borrowings of $168,863 and the equity offering proceeds of $131,918 are assumed to have occurred as of July 1, 2006. The net increase in borrowings of $36,945 for the period, at the applicable interest rate of 7.1%, resulted in a pro forma increase in interest expense of $327. This pro forma adjustment also reflects a reduction of interest expense of $1,102 resulting from the reversal of the historical interest expense incurred on the $131,918 of additional borrowings for the period from August 14, 2007 to September 26, 2007, the date of the repayment of the portion of the borrowings from the proceeds of the equity offering.

    A 0.125% change in the interest rate on these borrowings would change interest expense by $211 annually.

    In addition, the Partnership incurred $1,823 of related debt financing costs. This resulted in increased amortization of deferred financing fees of $262 and $33 for the year ended June 30, 2007 and for the nine months ended March 31, 2008, respectively. These deferred financing costs are amortized on a straight-line basis over a period of seven years, the term of the related revolving credit agreement.

  (k)
  Reflects the reduction of investment income on cash in excess of $1,000, which cash was retained by the sellers of the Smith Maritime Group. The adjustment of $755 for the fiscal year ended June 30, 2007 reflects the actual investment income for the Smith Maritime Group for the period. There was no adjustment for the nine months ended March 31, 2008, as the cash balance did not exceed $1,000.

  (l)
  The unaudited pro forma combined statements of operations include adjustments to include the operations of the Smith Maritime Group as if the acquisition occurred on July 1, 2006, and also includes the pro forma effects of the acquisition and certain other adjustments as disclosed herein. The non-controlling interest in the Company relates to the public ownership interest in KSP. The amounts of $1,454 and $8,100 for the nine months ended March 31, 2008 and the fiscal year ended June 30, 2007, respectively, represent the non-controlling interest's portion of these adjustments based on their ownership interest in KSP for the period. The non-controlling interest ownership percentage, which is based upon KSP's public unitholder pro forma weighted average units outstanding for the period, was 68.1% for both the nine months ended March 31, 2008 and the fiscal year ended June 30, 2007.

        The following adjustment relates to the May 15, 2008 distribution:

  (m)
  Reflects distributions paid to the unitholders of the Partnership subsequent to the balance sheet date. On May 15, 2008, the Partnership paid a regularly scheduled quarterly distribution of $11,398, of which $7,259 was paid to the public unitholders, and $3,165 and $974 were paid to EW LLC and the general partner of the Partnership, respectively.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of the General Partner and the Limited Partners of K-Sea GP Holdings LP:

        In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of K-Sea GP Holdings LP at December 11, 2007 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of K-Sea GP Holdings LP's management. Our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey
March 4, 2008, except for Notes 2 and 3, as to which the date is April 10, 2008

K-SEA GP HOLDINGS LP

BALANCE SHEET

December 11, 2007
PARTNERS' CAPITAL
Limited partner's equity	$1,000
Receivable from limited partner	(1,000)

Total partners' capital	$0

See accompanying notes to balance sheet.

K-SEA GP HOLDINGS LP

Notes to Balance Sheet

Note 1: Nature of Operations

        K-Sea GP Holdings LP (the "Partnership") is a Delaware limited partnership that was formed on December 11, 2007 in contemplation of becoming the sole member of K-Sea General Partner GP LLC ("KSP GP"), the general partner K-Sea General Partner L.P. ("KSP GP LP"), which is the general partner of K-Sea Transportation Partners L.P. ("KSP"). KSP GP LP intends to merge into KSP GP prior to the Partnership becoming the sole member of KSP GP.

        KSP is a publicly traded Delaware limited partnership formed in 2003 that provides refined petroleum products marine transportation, distribution and logistics services in the U.S. domestic marine transportation business. On January 14, 2004, KSP completed its initial public offering of common units representing limited partner interests and, in connection therewith, also issued to EW Transportation LLC ("EW LLC") an aggregate of 4,165,000 subordinated units representing limited partner interests. During the subordination period the subordinated units are not entitled to receive any distributions until the common units have received their minimum quarterly distribution plus any arrearages from prior quarters. The subordination period will end once KSP meets certain financial tests described in its partnership agreement, but it generally cannot end before December 31, 2008. When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis, and the common units will no longer be entitled to arrearages. If KSP meets certain financial tests described in its partnership agreement, 25% of the subordinated units can convert into common units on or after December 31, 2006, and an additional 25% can convert into common units on or after December 31, 2007. KSP met the required tests for early conversion of the first 50% of subordinated units and, as a result, 1,041,250 of these subordinated units converted to common units on both February 14, 2007 and 2008. If KSP satisfies certain financial tests in its partnership agreement, KSP's remaining subordinated units could convert to common units as early as February 14, 2009.

        KSP GP LP holds 202,447 general partner units (representing an approximate 1.5% general partner interest) and certain incentive distribution rights in KSP. Incentive distribution rights represent the right to receive an increasing percentage of cash distributions after the minimum quarterly distribution, any cumulative arrearages on common units, and certain target distribution levels have been achieved. The target distribution levels entitle KSP GP LP to receive an additional 13% of quarterly cash distributions in excess of $0.55 per unit until all unitholders have received $0.625 per unit, an additional 23% of quarterly cash distributions in excess of $0.625 per unit until all unitholders have received $0.75 per unit, and an additional 48% of quarterly cash distributions in excess of $0.75 per unit. KSP is required to distribute all of its available cash from operating surplus, as defined in its partnership agreement. Additional contributions by KSP GP LP to KSP upon KSP's issuance of new common units are not mandatory.

        In connection with an initial public offering by the Partnership, members of management and three Jefferies Capital Partners funds, which are collectively referred to as the contributing parties, will contribute to the Partnership all the membership interests in KSP GP, which, following its merger with KSP GP LP, will own all of the 1.5% general partner interest and 100% of the incentive distribution rights in KSP. A wholly owned subsidiary of the Partnership will merge into EW LLC, which owns 4,165,000 units of KSP, consisting of 2,082,500 common units and 2,082,500 subordinated units representing an aggregate 29.9% limited partner interest in KSP, whereby EW LLC will become a wholly owned subsidiary of the Partnership.

        There is no substantive change in the control of these entities as a result of this transaction. Therefore, the contribution of the membership interests in KSP GP and EW LLC and the issuance of common units to the contributing parties will be accounted for based on their carrying amounts.

        After the closing of the initial public offering, the Partnership will own:

  •
  100% of the incentive distribution rights in KSP, which the Partnership will hold through its 100% ownership interest in KSP GP;

  •
  4,165,000 units of KSP, consisting of 2,082,500 common units and 2,082,500 subordinated units of KSP, representing an aggregate 29.9% limited partner interest in KSP; and

  •
  all of the 1.5% general partner interest in KSP, which the Partnership will hold through its 100% ownership interest in KSP GP.

        The Partnership is managed and operated by K-Sea GP LLC, its general partner. The limited partners of the Partnership have only limited voting rights on matters affecting its business. The limited partners of the Partnership do not have the right to elect the general partner or its directors on an annual or other continuing basis.

        Pursuant to the Amended and Restated Agreement of Limited Partnership of the Partnership to be adopted contemporaneously with the closing of the initial public offering, if at any time affiliates of the Partnership own more than 80% of the Partnership's outstanding common units, the general partner has the right, but not the obligation, to assign in whole or in part to any of its affiliates or the Partnership, to acquire all, but not less than all, of the remaining common units held by unaffiliated persons as of a record date to be selected by the general partner, on at least ten but not more than 60 days' notice, at a price not less than the then-current market price of the common units.

Note 2: Receivable from Limited Partner

        Receivable from limited partner of $1,000 that is included in the balance sheet represents amounts due from the Partnership's limited partner for its initial capital contribution. The cash payment was received on April 10, 2008.

Note 3: Revision of Balance Sheet

        The Partnership's balance sheet at December 11, 2007 has been revised to correct the classification of the Receivable from Limited Partner as a reduction from Partners' capital, rather than an asset.

Report of Independent Auditors

To the Board of Directors and Members of K-Sea GP LLC:

        In our opinion, the accompanying consolidated balance sheet presents fairly, in all material respects, the financial position of K-Sea GP LLC at December 11, 2007 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of K-Sea GP LLC's management. Our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall consolidated balance sheet presentation. We believe that our audit of the consolidated balance sheet provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey
March 4, 2008, except for Notes 3, 4 and 5 as to which the date is April 10, 2008

K-SEA GP LLC

BALANCE SHEET

December 11, 2007
Non-controlling interest in equity of subsidiary	—

MEMBER'S EQUITY
Members' equity	$1,000
Receivable from members	(1,000)

Total members' equity	$0

See accompanying notes to balance sheet.

K-SEA GP LLC

Notes to Balance Sheet

Note 1: Nature of Operations

        K-Sea GP LLC is a Delaware limited liability company that was formed on December 11, 2007 in contemplation of becoming the general partner of K-Sea GP Holdings LP. K-Sea GP LLC has a non-economic general partner interest (defined by the Partnership agreement as having no allocation of gains or losses and no rights to receive distributions) in K-Sea GP Holdings LP.

Note 2: Consolidation of the Partnership

        Under the provisions of EITF No. 04-05, "Determining Whether a General Partner, or the General Partner as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights" ("EITF No. 04-05"), K-Sea GP Holdings L.P. is included herein as the consolidated subsidiary of K-Sea GP LLC effective December 11, 2007. All material inter-company transactions and balances have been eliminated in consolidation. EITF No. 04-05 has been applied prospectively using Transition Method A.

Note 3: Non-controlling Interests in Equity of Subsidiary

        Non-controlling interest in equity of subsidiary represents the equity allocated to the limited partner of K-Sea GP Holdings LP. Such amount, which is $1,000, is reflected net of a receivable from limited partner of $1,000 for its initial capital contribution. The cash payment was received on April 10, 2008.

Note 4: Receivable from Members

        Receivable from members of $1,000 that is included in the balance sheet represents amounts due from members for K-Sea GP LLC's initial member capital contribution. The cash payment was received on April 10, 2008.

Note 5: Revision of Balance Sheet

        K-Sea GP LLC's balance sheet at December 11, 2007 has been revised to correct the classification of the Receivable from Members as a reduction from Members' equity, rather than an asset. The balance sheet also has been revised to show the non-controlling interests in equity of subsidiary, net of the receivable from limited partner, as mezzanine rather than as member's equity.

Report of Independent Registered Public Accounting Firm

To the General Partner of K-Sea GP Holdings LP:

        In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of cash flows, and of changes in partners' capital present fairly, in all material respects, the financial position of K-Sea GP Holdings LP Predecessor and its subsidiaries at June 30, 2006 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinions.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey
March 4, 2008, except for Note 13 and 14 as to which the date is May 9, 2008

K-SEA GP HOLDINGS LP PREDECESSOR

COMBINED BALANCE SHEETS

(in thousands)

	2006	2007	March 31, 2008	Pro Forma March 31, 2008
			(unaudited)	(unaudited) (See note 1A)
Assets
Cash and cash equivalents	$829	$927	$304	$304
Accounts receivable, net	20,322	20,664	23,308	23,308
Deferred taxes	497	948	1,103	1,103
Prepaid expenses and other current assets	8,256	5,073	14,778	14,778

Total current assets	29,904	27,612	39,493	39,493
Vessels and equipment, net	316,237	358,580	553,233	553,233
Construction in progress	5,452	13,285	33,924	33,924
Deferred financing costs, net	1,226	1,106	2,673	2,673
Goodwill	16,258	16,263	54,277	54,277
Other assets	14,530	13,652	29,337	29,337

Total assets	$383,607	$430,498	$712,937	$712,937

Liabilities and Partners' Capital
Current portion of long-term debt	$7,745	$9,270	$12,517	$12,517
Accounts payable	13,949	17,091	25,759	25,759
Accrued expenses and other current liabilities	9,980	13,259	17,588	28,986

Total current liabilities	31,674	39,620	55,864	67,262
Term loans and capital lease obligations	143,729	153,446	180,064	180,064
Credit line borrowings	54,015	97,071	194,988	194,988
Subordinated debt	4,519	—	—	—
Other liabilities	—	—	12,300	12,300
Deferred taxes	9,679	10,703	11,108	11,108

Total liabilities	243,616	300,840	454,324	465,722
Non-controlling interests in equity of subsidiary	118,969	104,448	219,690	212,431
Commitments and contingencies
Partners' Capital	21,022	25,210	38,923	34,784

Total liabilities and partners' capital	$383,607	$430,498	$712,937	$712,937

See accompanying notes to combined financial statements.

K-SEA GP HOLDINGS LP PREDECESSOR

COMBINED STATEMENTS OF OPERATIONS

(in thousands)

	For the Years Ended June 30,			For the Nine Months Ended March 31,
	2005	2006	2007	2007	2008
				(unaudited)
Voyage revenue	$118,811	$176,650	$216,924	$159,475	$227,005
Bareboat charter and other revenue	2,587	6,118	9,650	7,096	9,181

Total revenues	121,398	182,768	226,574	166,571	236,186

Voyage expenses	24,220	37,973	45,875	32,638	55,877
Vessel operating expenses	49,550	77,367	96,005	71,375	91,002
General and administrative expenses	11,365	17,473	20,731	15,531	21,942
Depreciation and amortization	21,420	26,810	33,415	24,217	32,045
Net (gain) loss on sale of vessels	(281)	(313)	102	166	(297)

Total operating expenses	106,274	159,310	196,128	143,927	200,569

Operating income	15,124	23,458	30,446	22,644	35,617
Interest expense, net	7,178	11,739	15,598	11,468	16,763
Net loss on reduction of debt	1,359	7,224	359	—	—
Other (income) expense, net	(239)	(338)	(301)	(232)	(2,070)

Income before provision for income taxes and non-controlling interests in income of subsidiary	6,826	4,833	14,790	11,408	20,924
Provision for income taxes	430	801	1,105	861	769

Income before non-controlling interests in income of subsidiary	6,396	4,032	13,685	10,547	20,155
Non-controlling interests in income of subsidiary	4,006	3,276	9,235	6,653	14,366

Net income	$2,390	$756	$4,450	$3,894	$5,789
Other Comprehensive Income:
Fair market value adjustment for interest rate swap, net of taxes	—	490	(301)	(956)	(4,191)
Foreign currency translation adjustment	—	37	1	(9)	2

Comprehensive income	$2,390	$1,283	$4,150	$2,929	$1,600

See accompanying notes to combined financial statements.

K-SEA GP HOLDINGS LP PREDECESSOR

COMBINED STATEMENT OF CHANGES IN PARTNERS' CAPITAL

(in thousands)

		Accumulated Other Comprehensive Income	Total
Balance of Partners' Capital at June 30, 2004	$37,489		$37,489
Capital contribution	386		386
Distributions to partners	(7,364)		(7,364)
Net income	2,390		2,390

Balance of Partners' Capital at June 30, 2005	32,901		32,901
Capital contribution	839		839
Fair market value adjustment for interest rate swap, net of taxes		490	490
Foreign currency translation adjustment		37	37
Distributions to partners	(14,001)		(14,001)
Net income	756		756

Balance of Partners' Capital at June 30, 2006	20,495	527	21,022
Capital contributions	38		38
Fair market value adjustment for interest rate swap, net of taxes		(301)	(301)
Foreign currency translation adjustment		1	1
Gain on issuances of common units by the Partnership, net of taxes	9,086		9,086
Distributions to partners	(9,086)		(9,086)
Net income	4,450		4,450

Balance of Partners' Capital at June 30, 2007	24,983	227	25,210
Capital contributions (unaudited)	1		1
Fair market value adjustment for interest rate swap, net of taxes (unaudited)		(4,191)	(4,191)
Foreign currency translation adjustment (unaudited)		2	2
Gain on issuances of common units by the Partnership, net of taxes (unaudited)	21,138		21,138
Distributions to partners (unaudited)	(9,026)		(9,026)
Net income (unaudited)	5,789		5,789

Balance of Partners' Capital at March 31, 2008 (unaudited)	$42,885	$(3,962)	$38,923

See accompanying notes to combined financial statements.

K-SEA GP HOLDINGS LP PREDECESSOR

COMBINED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Years Ended June 30,			For the Nine Months Ended March 31,
	2005	2006	2007	2007	2008
				(unaudited)
Cash flows from operating activities:
Net income	$2,390	$756	$4,450	$3,894	$5,789
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,023	27,212	33,774	24,490	32,410
Payment of drydocking expenditures	(7,654)	(12,506)	(15,357)	(13,134)	(15,362)
Provision for doubtful accounts	213	232	454	442	171
Deferred income taxes	102	437	560	345	760
Net (gain) loss on sale of vessels	(281)	(313)	102	166	(297)
Unit compensation costs	310	499	803	568	865
Gain on settlement of legal proceedings	—	—	—	—	(2,073)
Net loss on reduction of debt	1,359	7,224	359	—	—
Prepayment costs on long-term debt	(293)	(4,196)	(194)	—	—
Equity earnings in investment in joint venture	(212)	(274)	(238)	(186)	(168)
Non-controlling interests in income of subsidiary	4,006	3,276	9,235	6,653	14,366
Distributions to non-controlling interests	(4,006)	(3,276)	(9,235)	(6,653)	(14,366)
Other	136	71	167	86	179
Changes in operating working capital:
Accounts receivable	(2,702)	(2,301)	(796)	495	(3,107)
Prepaid expenses and other current assets	(1,882)	(2,410)	3,158	2,673	(8,754)
Accounts payable	3,966	2,600	1,014	978	3,348
Accrued expenses and other current liabilities	1,284	(1,578)	2,089	809	2,958
Other assets	(233)	535	(14)	(422)	74

Net cash provided by operating activities	18,526	15,988	30,331	21,204	16,793

Cash flows from investing activities:
Vessel acquisitions	(30,684)	(13,105)	(16,184)	(7,125)	(18,875)
Acquisition of Sea Coast, net of cash acquired	—	(76,512)	—	—	—
Acquisition of Smith Maritime Group, net of cash acquired	—	—	—	—	(168,863)
Construction of tank vessels	(16,816)	(20,702)	(33,315)	(23,988)	(35,228)
Other capital expenditures	(9,023)	(9,050)	(14,756)	(9,627)	(10,198)
Proceeds from Title XI reserve funds	—	2,876	—	—	—
Proceeds from settlement of legal proceedings	—	—	—	—	2,073
Net proceeds on disposal of vessels	1,522	11,095	740	464	1,612
Deposit for investment in joint venture	—	—	—	—	(1,836)
Other	55	173	(64)	125	150

Net cash used in investing activities	(54,946)	(105,225)	(63,579)	(40,151)	(231,165)

Cash flows from financing activities:
Net increase in credit line borrowings	42,712	6,903	43,056	22,178	97,917
Gross proceeds from issuance of common units	16,000	34,010	—	—	138,250
Payments to Title XI reserve funds	(1,618)	(674)	—	—	—
Proceeds from issuance of long-term debt	38,794	116,437	30,391	14,891	125,425
Redemption of Title XI bonds	—	(36,788)	—	—	—
Payment of term loans	(46,293)	(4,056)	(19,831)	(7,639)	(126,265)
Payment of subordinated debt	—	—	(4,519)	—	—
Financing costs paid—equity offerings	(54)	(1,645)	(98)	—	(6,445)
Financing costs paid—debt issuance	(930)	(942)	(368)	(277)	(1,905)
Capital contribution from general partner	386	839	38	38	1
Distributions to partners	(7,364)	(14,001)	(9,086)	(5,361)	(9,026)
Distributions to non-controlling interests in excess of cumulative earnings	(4,929)	(9,463)	(5,770)	(4,423)	(3,619)
Other	(853)	(702)	(467)	(1,049)	(584)

Net cash provided by financing activities	35,851	89,918	33,346	18,358	213,749

Cash and cash equivalents:
Net increase (decrease)	(569)	681	98	(589)	(623)
Balance at beginning of period	717	148	829	829	927

Balance at end of period	$148	$829	$927	$240	$304

	For the Years Ended June 30,			For the Nine Months Ended March 31,
	2005	2006	2007	2007	2008
				(unaudited)
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest, net of amounts capitalized	$6,584	$11,366	$15,814	$11,975	$17,765

Income taxes	$81	$416	$48	$97	$390

Supplemental disclosure of non-cash investing and financing activities:
Acquisition of Sea Coast Transportation LLC:
Fair value of net assets acquired		$82,382
Less: Value of common units issued to seller		(4,376)

Cash paid for the transaction (see note 3)		$78,006
Less: Cash acquired		(1,494)

Net cash paid for the transaction		$76,512

Acquisition of the Smith Maritime Group:
Value of common units issued to sellers					$11,298

Debt assumed					$23,511

Purchase of vessel with note payable					$3,000

See accompanying notes to combined financial statements.

K-SEA GP HOLDINGS LP PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS

(dollars in thousands, except per unit amounts)

Note 1: Basis of Presentation

        K-Sea GP Holdings LP (the "Company") is a Delaware limited partnership that was formed on December 11, 2007. Members of management ("Management") of K-Sea General Partner GP LLC ("KSP GP"), which is the general partner of K-Sea General Partner L.P. ("KSP GP LP"), and KSP Investors A L.P., KSP Investors B L.P. and KSP Investors C L.P. (each, a "KSP Entity" and, together with Management, the "Contributing Parties") are the owners of KSP GP, KSP GP LP and EW Transportation LLC ("EW LLC"). Prior to the transfer of ownership interest to the Company described below, KSP GP LP, which is the general partner of K-Sea Transportation Partners L.P. (the "Partnership"), will be merged into KSP GP and KSP GP will become the general partner of the Partnership. The Contributing Parties designated Brian P. Friedman, James J. Dowling and Timothy J. Casey, who are also directors of KSP GP, as the owners of the Company's general partner. Mr. Friedman owns 51% of Park Avenue Transportation Inc., the general partner of each KSP Entity, and 51% of the general partner of the Company.

        The ownership interests of KSP GP and EW LLC are to be transferred to the Company in connection with this offering, and there is no substantive change in the economic interest of the Contributing Parties or in the control of these entities as a result of the transaction. Therefore, the Company's historical consolidated financial information as of and for the years ended June 30, 2005, 2006 and 2007, and as of March 31, 2008 and for the nine months ended March 31, 2007 and 2008, represents the combined financial information of KSP GP, KSP GP LP and EW LLC based on their carrying amounts. KSP GP, KSP GP LP and EW LLC are collectively referred to herein as the "Predecessor."

        The Partnership provides refined petroleum products marine transportation, distribution and logistics services in the U.S. domestic marine transportation business. On January 14, 2004, the Partnership completed its initial public offering of common units representing limited partner interests and, in connection therewith, also issued to EW LLC an aggregate of 4,165,000 subordinated units representing limited partner interests. During the subordination period the subordinated units are not entitled to receive any distributions until the common units have received their minimum quarterly distribution plus any arrearages from prior quarters. The subordination period will end once the Partnership meets certain financial tests described in the partnership agreement, but it generally cannot end before December 31, 2008. When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis, and the common units will no longer be entitled to arrearages. If the Partnership meets certain financial tests described in the partnership agreement, 25% of the subordinated units can convert into common units on or after December 31, 2006, and an additional 25% can convert into common units on or after December 31, 2007. The Partnership met the required tests for early conversion of the first 50% of subordinated units and, as a result, 1,041,250 of these subordinated units converted to common units on both February 14, 2007 and 2008.

        KSP GP LP holds 202,447 general partner units (representing an approximate 1.45% general partner interest) and certain incentive distribution rights in the Partnership. Incentive distribution rights represent the right to receive an increasing percentage of cash distributions after the minimum quarterly distribution, any cumulative arrearages on common units, and certain target distribution levels have been achieved. The target distribution levels entitle KSP GP LP to receive an additional 13% of quarterly cash distributions in excess of $0.55 per unit until all unitholders have received $0.625 per unit, an additional 23% of quarterly cash distributions in excess of $0.625 per unit until all unitholders have received $0.75 per unit, and an additional 48% of quarterly cash distributions in excess of $0.75 per unit. The Partnership is required to distribute all of its available cash from operating surplus, as defined in the Partnership's partnership agreement. Additional contributions by KSP GP LP or KSP GP to the Partnership upon the Partnership's issuance of new common units are not mandatory.

        All information presented in these combined financial statements as of March 31, 2008, and for the nine month periods ended March 31, 2007 and 2008, is unaudited. The unaudited combined financial statements as of March 31, 2008, and for the nine months ended March 31, 2007 and 2008, have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States for complete combined financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. All such adjustments are of a normal recurring nature unless disclosed otherwise. Operating results for the nine months ended March 31, 2008, are not necessarily indicative of the results that may be expected for the year ending June 30, 2008.

Note 1A: Unaudited Pro Forma Balance Sheet

        An unaudited pro forma Combined Balance Sheet has been presented to reflect distributions paid to the unitholders of the Partnership subsequent to the balance sheet date. On May 15, 2008, the Partnership paid a regularly scheduled quarterly distribution of $11,398, of which $7,259 was paid to the public unitholders and is treated as a reduction in non-controlling interests in equity of subsidiaries, and $3,165 and $974 were paid to EW LLC and KSP GP LP, respectively, which are treated as reductions in partners' capital. These distributions have been included as an increase in accrued expenses in the unaudited pro forma combined Balance Sheet.

Note 2: Summary of Significant Accounting Policies

        Consolidation of the Partnership.    Under the provisions of EITF No. 04-05, "Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights" ("EITF No. 04-05"), the Partnership and its consolidated subsidiaries are included herein as consolidated subsidiaries of the General Partner effective July 1, 2005. All material inter company transactions and balances have been eliminated in consolidation. EITF No. 04-05 has been applied retroactively using Transition Method B. The adoption of this new pronouncement had no impact on consolidated partners' capital. During the years ended June 30, 2005, 2006 and 2007 and for the nine months ended March 31, 2007 and 2008, the Partnership paid distributions to its public limited partners, representing the non controlling interests in the Partnership, of $8,935, $12,739, $15,005, $11,076 (unaudited) and $17,985 (unaudited), respectively, plus $8,934, $9,663, $10,829, $7,997 (unaudited) and $8,997 (unaudited), respectively, in distributions to EW LLC's limited partner units. Additionally, distributions by the Partnership to KSP GP LP totaled $364, $641, $1,311, $886 (unaudited) and $1,994 (unaudited), respectively, during such periods. Distributions by the Partnership to EW LLC and KSP GP LP are eliminated upon combination. Distributions paid to the partners of EW LLC and KSP GP LP on a combined basis were $7,364, $14,001, $9,086, $5,361 (unaudited) and $9,026 (unaudited) for the fiscal year ended June 30, 2005, 2006 and 2007, and for the nine months ended March 31, 2007 and 2008, respectively, and are reflected in the combined statement of changes in partners' capital and combined statements of cash flows. These amounts are different from what the Partnership paid in distributions to EW LLC and KSP GP LP due to the impact of EW LLC's and KSP GP's other operating, investing and financing activities.

        Non-controlling interests in equity of subsidiary represent the public limited partner ownership in the Partnership. Net income of the Partnership is allocated to non-controlling interests and partners' capital based upon their weighted average units outstanding during the period. Distributions for non-controlling interests represent the actual distributions paid to the public limited partner unitholders. The activity of the non-controlling interests in equity of subsidiary is as follows:

Balance of Non-Controlling interests in equity of subsidiary, June 30, 2004	$79,525
Issuance of common units	16,011
Distributions to non-controlling interests	(8,935)
Non-controlling interests in income of subsidiary	4,006

Balance of Non-Controlling interests in equity of subsidiary, June 30, 2005	90,607
Issuance of common units	37,131
Fair market value adjustment for interest rate swaps	646
Foreign currency translation adjustment	48
Distributions to non-controlling interests	(12,739)
Non-controlling interests in income of subsidiary	3,276

Balance of Non-Controlling interests in equity of subsidiary, June 30, 2006	118,969
Issuance of common units	731
Loss on issuance of common units by the Partnership	(9,086)
Fair market value adjustment for interest rate swaps	(397)
Foreign currency translation adjustment	1
Distributions to non-controlling interests	(15,005)
Non-controlling interests in income of subsidiary	9,235

Balance of Non-Controlling interests in equity of subsidiary, June 30, 2007	104,448
Issuance of common units (unaudited)	143,941
Loss on issuance of common units by the Partnership (unaudited)	(21,516)
Fair market value adjustment for interest rate swaps (unaudited)	(8,057)
Foreign currency translation adjustment (unaudited)	4
Increase in non-controlling interests in Partnership joint venture (unaudited)	4,489
Distributions to non-controlling interests (unaudited)	(17,985)
Non-controlling interests in income of subsidiary (unaudited)	14,366

Balance of Non-Controlling interests in equity of subsidiary, March 31, 2008 (unaudited)	$219,690

        Cash and Cash Equivalents.    All highly liquid investments with original maturities of three months or less are considered to be cash equivalents.

        Vessels and Equipment.    Vessels and equipment are owned and operated by the Partnership and are recorded at cost, including capitalized interest where appropriate, and depreciated using the straight-line method over the estimated useful lives of the individual assets as follows: tank vessels—ten to twenty-five years; tugboats—ten to twenty years; and pier and office equipment—five years. For single hull tank vessels, such useful lives are limited to the remaining period of operation prior to mandatory retirement as required by the Oil Pollution Act of 1990 ("OPA 90"). OPA 90 requires that the 27 (including four chartered-in) single-hull vessels currently operated by the Partnership, representing approximately 25% (unaudited) of total barrel-carrying capacity as of March 31, 2008 (unaudited), be retired or retrofitted to double-hull by December 31, 2014.

        Included in vessels and equipment are drydocking expenditures that are capitalized and amortized over three years. Drydocking of vessels is required both by the United States Coast Guard and by the applicable classification society, which in the Partnership's case is the American Bureau of Shipping. Such drydocking activities include, but are not limited to, the inspection, refurbishment and replacement of steel, engine components, tailshafts, mooring equipment and other parts of the vessel.

        Major renewals and betterments of assets are capitalized and depreciated over the remaining useful lives of the assets. Leasehold improvements are capitalized and depreciated over the shorter of their useful lives or the remaining term of the lease. Maintenance and repairs that do not improve or extend the useful lives of the assets are expensed.

        The Predecessor assesses impairment on long-lived assets used in operations when indicators of impairment are present. An impairment loss would be recognized if the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts, and to the extent the carrying value exceeds fair value by appraisal.

        When property items are retired, sold or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts with any gain or loss on the dispositions included in income. Assets to be disposed of are reported at the lower of their carrying amounts or fair values, less the estimated costs of disposal.

        Fuel Supplies.    Fuel used to operate the Predecessor's vessels, and on hand at the end of the period, is recorded at cost. Such amounts totaled $3,158, $2,660 and $4,502 (unaudited) as of June 30, 2006 and 2007 and March 31, 2008, respectively, and are included in prepaid expenses and other current assets in the combined balance sheets.

        Deferred Financing Costs.    Direct costs associated with obtaining long-term financing are deferred and amortized over the terms of the related financings. Deferred financing costs are stated net of accumulated amortization which, at June 30, 2006 and 2007 and March 31, 2008 were $322, $457 and $797 (unaudited), respectively.

        Goodwill.    Goodwill represents the excess of the purchase price over the fair value of the net assets of the acquired business at the date of the acquisition. The Predecessor tests for impairment at least annually using a two-step process. The first step identifies potential impairment by comparing the fair value of a reporting unit with its book value, including goodwill. If the fair value of the reporting unit exceeds the carrying amount, goodwill is not impaired and the second step is not necessary. If the carrying value exceeds the fair value, the second step calculates the possible impairment loss by comparing the implied fair value of goodwill with the carrying amount. If the implied fair value of goodwill is less than the carrying amount, a write-down is recorded.

        Intangible Assets.    Included in other assets are intangible assets acquired as part of business combinations which are recorded at fair value at their acquisition date and are amortized on a straight-line basis over their estimated useful lives. The Predecessor reviews intangible assets to evaluate whether events or changes have occurred that would suggest an impairment of carrying value. An impairment would be recognized when expected undiscounted future operating cash flows are lower than the carrying value, and to the extent the carrying value exceeds fair value. Intangible assets are stated net of accumulated amortization, which at June 30, 2006 and 2007 and March 31, 2008 are $2,690, $4,694 and $6,750 (unaudited), respectively.

        Revenue Recognition.    The Predecessor earns revenue under contracts of affreightment, voyage charters, time charters and bareboat charters. For contracts of affreightment and voyage charters, revenue is recognized based upon the relative transit time in each period, with expenses recognized as incurred. Although contracts of affreightment and certain contracts for voyage charters may be effective for a period in excess of one year, revenue is recognized over the transit time of individual voyages, which are generally less than ten days in duration. For time charters and bareboat charters, revenue is recognized ratably over the contract period, with expenses recognized as incurred. Estimated losses on contracts of affreightment and charters are accrued when such losses become evident.

        Use of Estimates.    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. The most significant estimates relate to depreciation of the vessels, liabilities incurred from workers' compensation, commercial and other claims, the allowance for doubtful accounts and deferred income taxes. Actual results could differ from these estimates.

        Concentrations of Credit Risk.    Financial instruments which potentially subject the Predecessor to concentrations of credit risk are primarily cash and cash equivalents and trade accounts receivable. Cash and cash equivalents are maintained on deposit at a financial institution in amounts that, at times, may exceed insurable limits.

        With respect to accounts receivable, the Predecessor extends credit based upon an evaluation of a customer's financial condition and generally does not require collateral. The Predecessor maintains an allowance for doubtful accounts for potential losses, totaling $690, $939 and $1,592 (unaudited) at June 30, 2006 and 2007 and March 31, 2008, respectively, and does not believe it is exposed to concentrations of credit risk that are likely to have a material adverse effect on its financial position, results of operations or cash flows. For the fiscal years ended June 30, 2005, 2006 and 2007, and for the nine months ended March 31, 2007 and 2008, the allowance for doubtful amounts was impacted by additional charges of $213, $232, $455, $442 (unaudited) and $172 (unaudited), and write-offs of $117, $209, $206, $36 (unaudited) and $(7) (unaudited), respectively.

        Currency Translation.    Assets and liabilities related to the Partnership's Canadian subsidiary are translated at the exchange rate prevailing on the balance sheet date, and revenues and expenses are translated at the weighted average exchange rate for the period. Translation gains and losses represent other comprehensive income and are reflected in partners' capital.

        Derivative instruments.    The Predecessor utilizes derivative financial instruments to reduce interest rate risks, and does not hold or issue derivative financial instruments for trading purposes. Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, ("SFAS No. 133), as amended, establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition (balance sheet) and measure those instruments at fair value. Changes in the fair value of those instruments are reported in earnings or other comprehensive income depending on the use of the derivative and whether it qualifies for hedge accounting. The accounting for gains and losses associated with changes in the fair value of the derivative and the effect on the consolidated financial statements will depend on its hedge designation and whether the hedge is highly effective in achieving offsetting changes in fair value of cash flows of the asset or liability hedged.

        Income Taxes.    The Predecessor's effective tax rate comprises the New York City Unincorporated Business Tax and foreign taxes on its operating partnership, plus federal, state, local and foreign corporate income taxes on the income of the operating partnership's and EW LLC's corporate subsidiaries.

        Deferred taxes represent the tax effects of differences between the financial reporting and tax bases of the Predecessor's assets and liabilities, as applicable, at enacted tax rates in effect for the years in which the differences are expected to reverse. The recoverability of deferred tax assets is evaluated and a valuation allowance established when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

        Unit-Based Compensation.    The Predecessor has adopted a long-term incentive plan that permits the granting of awards to directors and employees in the form of restricted units and unit options. The Predecessor recognizes compensation cost for the restricted units on a straight-line basis over the vesting periods of the awards, which range from three to five years. No unit options have been granted.

        Issuances of Common Units By Subsidiary.    The Company, through its ownership of EW LLC, owns common units of the Partnership (see Note 1). The Company recognizes an adjustment to the carrying value of its Partnership common units upon issuances of common units by the Partnership. These adjustments are recorded as a gain or loss to partners' capital, with a corresponding adjustment to non-controlling interest in equity of subsidiary. The gain is determined based on a comparison of EW LLC's common unit ownership interest in the underlying common unit book equity of the Partnership after the issuance of common units as compared to its interest before the issuance of common units. Gains are also recorded when there is a conversion of EW LLC's subordinated units to common because EW LLC's ownership interest in the total common units and the underlying common unit book equity in the Partnership changes and the realization of the gain is reasonably assured. Deferred taxes are provided unless de minimus.

Note 3: Acquisitions

The Smith Maritime Group

        On August 14, 2007, the Partnership, through certain wholly owned subsidiaries, completed the acquisition of all of the equity interests in Smith Maritime, Ltd. ("Smith Maritime"), Go Big Chartering, LLC ("Go Big"), and Sirius Maritime, LLC ("Sirius Maritime" and together with Smith Maritime and Go Big, "the Smith Maritime Group"). This transaction is part of the Partnership's business strategy to expand its fleet through strategic and accretive acquisitions. The Smith Maritime Group provides marine transportation and logistics services to major oil companies, oil traders and refiners in Hawaii and along the West Coast of the United States. The aggregate purchase price was $203,672. As further described in note 5 below, the Partnership financed the cash portion of the purchase through additional borrowings under its revolving credit agreement and a bridge loan.

        Under the purchase method of accounting, the Partnership has included the Smith Maritime Group's results of operations from August 14, 2007, the acquisition date, through March 31, 2008. The aggregate recorded purchase price of $203,672 consisted of $168,863 of cash, including $1,478 of direct expenses, $23,511 of assumed debt, and $11,298 representing 250,000 common units valued at their average market value during the five-day period surrounding the announcement of the definitive agreement. The Partnership allocated the purchase price to the tangible assets, intangible assets, and liabilities acquired based on their fair values. The purchased identifiable intangible assets are being amortized on a straight-line basis over their respective estimated useful lives. The excess of the purchase price over the fair value of the acquired net assets has been recorded as goodwill, which is not amortized but which will be reviewed annually for impairment. Such purchase price was in excess of the net assets acquired because the Partnership believes that the cash flows generated from the acquired business will be accretive. The Partnership's preliminary allocation of the purchase price is as follows. This allocation has been revised at March 31, 2008 from previously reported amounts to reflect an increase in goodwill of $1,062 to correct the amount relating to the fair vale of the common units issued as part of the purchase price. This also resulted in a corresponding increases in non-controlling interests in equity of subsidiary and partners' capital.

Current assets	$7,807
Vessels and equipment, net	158,661
Intangible assets	20,115
Goodwill	38,318
Other assets	9

224,910
Current Liabilities and capital lease obligations	21,238

Total purchase price	$203,672

        The identifiable intangible assets purchased in the acquisition include customer relationships and covenants not to compete, valued at $17,500, which will be amortized over 20 and 3 years, respectively. The annual amortization expense for the identifiable intangibles is $903. A substantial portion of the goodwill is expected to be deductible for tax purposes.

        The acquisition also included an option to purchase a 50% interest in a tank barge, at less than fair market value, which resulted in recognition of an intangible asset of $2,615 at the acquisition date. Upon exercise of the option in October 2007, the Partnership obtained a 50% interest in a joint venture newly-formed to own and charter the tank barge, which joint venture is considered a variable interest entity and is consolidated in the accompanying financial statements. As a result, the consolidated balance sheet reflects $4,489 for the non-controlling interest in this joint venture at March 31, 2008. Other income (expense) for the nine months ended March 31, 2008 includes an allocation of $228 for the non-controlling interest's portion of the joint venture's net income. This joint venture has a term loan that is collateralized by the tank barge.

  Pro Forma Financial Information

        The unaudited pro forma financial information for the nine months ended March 31, 2007 and 2008 combines the historical results of the Predecessor with the historical results of the Smith Maritime Group for the period preceding the August 14, 2007 acquisition. The unaudited financial information in the table below summarizes the combined results of operations of the Predecessor and the Smith Maritime Group, on a pro forma basis, as though the acquisition had been completed as of the beginning of each period presented. This pro forma financial data is presented for information purposes only and is not necessarily indicative of the results of operations that would have been achieved had the acquisition actually taken place at those dates.

	Pro Forma For the Nine Months Ended March 31,
	2007	2008
	(unaudited)
Revenues	$209,037	$242,524
Net income	$6,273	$6,469

Sea Coast Transportation

        On October 18, 2005, the Partnership completed the acquisition, through its wholly owned subsidiary, K-Sea Operating Partnership L.P. ("K-Sea OLP"), of all of the membership interests in Sea Coast Transportation LLC (formerly Sea Coast Towing, Inc.) ("Sea Coast") from Marine Resources Group, Inc. ("MRG"). Also on October 18, 2005, Sea Coast acquired four tugboats from MRG. This transaction is part of the Partnership's business strategy to expand its fleet through strategic and accretive acquisitions. Sea Coast is a provider of marine transportation and logistics services to major oil companies, oil traders and refiners along the West Coast of the United States and Alaska. The aggregate purchase price for Sea Coast and the four tugboats comprised $77,000 in cash and 125,000 common units representing limited partner interests in the Partnership. The Partnership financed the cash portion of the purchase price through additional borrowings under its credit agreement.

        Under the purchase method of accounting, the Partnership has included Sea Coast's results of operations from October 18, 2005, the date of acquisition, through June 30, 2006. The aggregate recorded purchase price was $82,382, comprising $77,000 of cash, $4,376 in common units (based on the market value of the 125,000 common units at the acquisition date), and $1,006 of direct expenses. The Partnership allocated the purchase price to the tangible assets, intangible assets, and liabilities acquired based on their fair values. The purchased identifiable intangible assets are being amortized on a straight-line basis over their respective estimated useful lives. The excess of the purchase price over the fair value of the acquired net assets has been recorded as goodwill, which is not amortized but which will be reviewed annually for impairment. Such purchase price was in excess of the net assets acquired because the Partnership believes that the cash flows generated from the acquired business will be accretive. The amount of goodwill that is deductible for tax purposes was $14,693. The total purchase price has been allocated as follows:

Working capital	$550
Vessels and equipment, net	55,931
Intangible assets	10,150
Goodwill	16,579
Other assets	711

83,921
Capital lease obligation	1,539

Total purchase price	$82,382

        The identifiable intangible assets purchased in the Sea Coast acquisition included those in the table below. Amortization expense for the customer relationships and the covenant not to compete for the year ended June 30, 2006 were $647 and $75, respectively; the annual amortization expense is $970 and $112, respectively.

	Gross Value	Weighted-average Useful Life
Customer relationships	$9,700	10 years
Covenant not to compete	450	4 years

Total	$10,150	9.7 years

        The expected future amortization expense related to current intangible assets is as follows:

Year ending June 30,
2008	$1,082
2009	1,082
2010	1,009
2011	970
2012 and thereafter	4,203

Total	$8,346

  Pro Forma Financial Information

        The unaudited financial information in the table below summarizes the combined results of operations of the Predecessor and Sea Coast, on a pro forma basis, as though the acquisition had been completed as of the beginning of each period presented. This pro forma financial data is presented for information purposes only and is not necessarily indicative of the results of operations that would have been achieved had the acquisition actually taken place at those dates. The unaudited pro forma financial information combines the historical results of the Predecessor with the historical results of Sea Coast for the fiscal 2006 period preceding the October 18, 2005 acquisition. The unaudited pro forma financial information for the year ended June 30, 2005 combines the historical results of the Predecessor and Sea Coast for that period.

	Pro Forma For the Year Ended June 30,
	2006	2005
	(unaudited)
Revenues	$201,338	$170,584
Net income	$1,768	$2,746

K-SEA GP HOLDINGS LP PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except per unit amounts)

Note 4: Vessels and Equipment and Construction in Progress

        Vessels and equipment and construction in progress comprised the following as of the dates indicated:

	June 30,
			March 31, 2008
	2006	2007
			(unaudited)
Vessels	$403,693	$475,441	$669,420
Pier and office equipment	4,967	5,967	5,586

	408,660	481,408	675,006
Less accumulated depreciation and amortization	(92,423)	(122,828)	(121,773)

Vessels and equipment, net	$316,237	$358,580	$553,233

Construction in progress	$5,452	$13,285	$33,924

        Depreciation and amortization of vessels and equipment for the fiscal years ended June 30, 2005, 2006 and 2007 and for the nine months ended March 31, 2007 and 2008 was $20,605, $25,274, $31,411, $22,723 (unaudited) and $29,988 (unaudited), respectively. Such depreciation and amortization includes amortization of drydocking expenditures for the fiscal years ended June 30, 2005, 2006 and 2007 and for the nine months ended March 31, 2007 and 2008 of $6,823, $7,391, $9,826, $7,275 (unaudited) and $9,005 (unaudited), respectively.

        In September 2007, the Partnership took delivery of a 28,000-barrel tank barge, the DBL 23, in December 2007 took delivery of a 28,000-barrel tank barge, the DBL 24, and in March 2008 took delivery of a 28,000-barrel tank barge, the DBL 25. In October 2007, the Partnership entered into an agreement with a shipyard to construct an 185,000-barrel articulated tug-barge unit. In December 2007, the Partnership entered into an agreement with a shipyard to construct a 100,000-barrel tank barge. The Partnership also has agreements with shipyards for the construction of eight additional new tank barges. Construction in progress at March 31, 2008 comprises expenditures for three 80,000-barrel tank barges, four 50,000-barrel tank barges, the 100,000-barrel tank barge and the 185,000-barrel articulated tug-barge unit.

        During fiscal 2007, the Partnership took delivery of the following newbuild vessels: in June 2007, a 28,000-barrel tank barge, the DBL 22; in March 2007, a 100,000-barrel tank barge, the DBL 104; in January 2007, a 28,000-barrel tank barge, the DBL 27; and in August 2006, a 28,000-barrel tank barge, the DBL 26. Additionally, the Partnership acquired five tugboats during fiscal 2007.

        On March 15, 2006 and May 11, 2006, the Partnership took delivery of two new 28,000 barrel tank barges, the DBL 28 and DBL 29. On December 30, 2005, the Partnership took delivery of a new 100,000 barrel tank barge, the DBL 103. The total cost, after addition of certain special equipment and integration with existing tugboats, plus capitalized interest, was approximately $23,421. On October 18, 2005 the Partnership acquired Sea Coast Transportation LLC, including $55,931 of vessels, pier and office equipment. On October 20, 2005, the Partnership acquired an 85,000 barrel integrated tug-barge unit for $13,105, including transaction costs.

        On June 28, 2005, the Partnership acquired an 80,000-barrel capacity double-hull tank barge for a purchase price of $10,000, excluding certain modifications made to the barge. On December 8, 2004, the Partnership acquired ten tank barges and seven tugboats for a purchase price of $21,184 (including acquisition related costs), which also included a water treatment facility. The purchase price was allocated to the individual assets acquired based on consideration of independent appraisals. In September 2004, the Partnership completed the double-hulling of the KTC 155, now renamed the DBL 155, and accepted delivery of the vessel.

  Barge Incident

        On November 11, 2005, one of the Partnership's tank barges, the DBL 152, struck submerged debris in the U.S. Gulf of Mexico, causing significant damage which resulted in the barge eventually capsizing. The barge was declared a constructive total loss, and the Partnership received the total $11,000 insured value from its hull and machinery insurers. The excess of this insurance recovery over the net book value of the barge, totaling $415, is included as a net gain on disposal of vessels in the consolidated statements of operations for the year ended June 30, 2006.

Note 5: Financing

Credit Agreement

        The Partnership maintains a revolving credit agreement with a group of banks, with KeyBank National Association as administrative agent and lead arranger, to provide financing for its operations. On August 14, 2007, the Partnership amended and restated its revolving credit agreement to provide for (1) an increase in availability to $175,000 under the primary revolving facility, with an increase in the term to seven years, (2) an additional $45,000 364-day senior secured revolving credit facility, (3) amendments to certain financial covenants and (4) a reduction in interest rate margins. Under certain conditions, the Partnership has the right to increase the primary revolving facility by up to $75,000, to a maximum total facility amount of $250,000. On November 7, 2007, the Partnership partially exercised this right and increased the facility by $25,000 to $200,000. The primary revolving facility and the 364-day facility are collateralized by a first perfected security interest in vessels having a total fair market value of approximately $275,000 and certain equipment and machinery related to such vessels. These facilities bear interest at the London Interbank Offered Rate, or LIBOR, plus a margin ranging from 0.7% to 1.5% depending on the Partnership's ratio of total funded debt to EBITDA (as defined in the agreement). On August 14, 2007, the Partnership borrowed $67,000 under the primary revolving facility and $45,000 under the 364-day facility to fund a portion of the purchase price of the Smith Maritime Group (see note 3).

        Also on August 14, 2007, the Partnership entered into a bridge loan facility for up to $60,000 with an affiliate of KeyBank National Association in connection with the Smith Maritime Group acquisition. While outstanding, the bridge loan facility bore interest at an annual rate of LIBOR plus 1.5%, and was to mature on November 12, 2007. During an event of default, the bridge loan facility provided for interest at an annual rate of LIBOR plus 7.5%.

        Both the $45,000 364-day senior secured facility and the $60,000 bridge loan were repaid on September 26, 2007 upon closing of an offering of common units by the Partnership, See "Equity Financing" below. As of March 31, 2008, the Partnership had $192,850 (unaudited) outstanding on the revolving facility. The Partnership also has a separate revolver with a commercial bank to support its daily cash management activities. The outstanding balance on this revolver at March 31, 2008 was $2,138 (unaudited).

        The Partnership initially entered into this credit agreement on March 24, 2005. The five-year $80,000 credit agreement replaced the Partnership's existing $47,000 revolving credit agreement, which was repaid and terminated. On October 18, 2005, to partially finance the acquisition of Sea Coast Transportation LLC, the Partnership amended the credit agreement to increase the available borrowings to $120,000, of which $77,000 was drawn down to pay the cash portion of the purchase price. On November 29, 2005, to fund the redemption of its Title XI bonds (see Title XI Bonds" below), the Partnership further amended the credit agreement to increase the maximum borrowings to $155,000. On April 3, 2006, the Partnership used the net proceeds from the issuance of $80,000 in new term loans to repay outstanding borrowings under the credit agreement, and further amended it to reduce the available borrowings, to release certain vessels from the collateral pool, and to reduce certain covenant requirements. During fiscal 2007, the Partnership further amended the credit agreement to add additional bank participants, increase the available borrowings, amend certain financial covenants and reduce interest rates.

        As of June 30, 2007, the credit agreement provided for available borrowings of $125,000, contained a $20,000 sublimit for letters of credit and allowed the Partnership to request an increase in the total borrowing availability by up to $25,000, up to a maximum of $150,000, so long as no default or event of default has occurred and is continuing. Obligations under the credit agreement are collateralized by a first priority security interest, subject to permitted liens, on certain of the Partnership's vessels having an orderly liquidation value equal to at least 1.25 times the amount of the obligations (including letters of credit) outstanding. Borrowings under the credit agreement bear interest, at the option of the Partnership, at a rate per annum equal to (a) the greater of the prime rate (5.25% (unaudited) and 8.25% at March 31, 2008 and June 30, 2007, respectively) and the federal funds rate (2.25% (unaudited) and 5.25% at March 31, 2008 and June 30, 2007, respectively) plus 0.5% (a "base rate loan"), or (b) the 30-day London Interbank Offered Rate, or LIBOR (2.70% (unaudited) and 5.32% at March 31, 2008, and June 30, 2007, respectively), plus a margin of 0.70% to 1.60% based upon the ratio of Total Funded Debt to EBITDA, as defined in the agreement. The Partnership also incurs commitment fees, payable quarterly, on the unused amount of the facility at a rate ranging from 0.15% to 0.30% based upon the ratio of Total Funded Debt to EBITDA, as defined in the agreement. As of June 30, 2007, outstanding borrowings under this facility totaled $94,350.

        During the year, the Partnership also entered into a $5,000 revolver with a commercial bank to support its cash management activities. Advances under this facility bear interest at 30-day LIBOR plus a margin of 1.40%; amounts outstanding at June 30, 2007 totaled $2,721.

Term Loans and Capital Lease Obligations

        Term loans and capital lease obligations outstanding at June 30, 2006 and 2007 and March 31, 2008 were as follows. Descriptions of these borrowings are included below:

	June 30,
			March 31, 2008
	2006	2007
			(unaudited)
Term loans due:
May 1, 2013	$79,696	$75,923	$72,941
January 1, 2013	13,345	13,360	13,306
June 1, 2014	5,430	20,321	19,232
December 31, 2012	10,675	9,889	9,299
March 24, 2008	10,656	9,821	—
April 30, 2013	17,893	16,607	15,643
November 4, 2008	—	23	11
May 1, 2012	—	—	3,611
August 1, 2018	—	—	18,432
October 1, 2012	—	—	2,970
March 31, 2009	5,881	—	—
March 31, 2009	6,228	—	—
February 28, 2018	—	—	5,425
April 30, 2008	—	—	15,000
Demand note	—	15,500	15,500
Capital lease obligations	1,670	1,272	1,211

Total term loans and capital lease obligations	151,474	162,716	192,581
Less current portion	7,745	9,270	12,517

Long-term portion of term loans and capital lease obligations	$143,729	$153,446	$180,064

        On August 14, 2007 in connection with the acquisition of the Smith Maritime Group, the Partnership assumed two term loans totaling $23,511. The first, in the amount of $19,464, bears interest at LIBOR plus 1.25% and is repayable in equal monthly installments of $147 plus interest, through August 2018. The second, in the amount of $4,047, bears interest at LIBOR plus 1.0% and is repayable in monthly installments ranging from $59 to $81, plus interest, through May 2012. These loans are collateralized by three tank barges. The Partnership also agreed with the related lending institution to assume the two existing interest rate swaps relating to these two loans. The LIBOR-based, variable rate interest payments on these loans have been swapped for fixed payments at an average rate of 5.44%, plus a margin, over the same terms as the loans. Borrowings outstanding on these term loans were $22,043 (unaudited) at March 31, 2008.

        On November 30, 2007, the Partnership entered into agreements with a financial institution to swap the LIBOR-based, variable rate interest payments on $104,850 of its credit agreement borrowings for fixed rates, for a term of three years. The fixed rates to be paid by the Partnership average 4.01% plus the applicable margin.

        On February 22, 2008, the Partnership closed a new ten-year, $5,425 term loan to finance the purchase of a tugboat. The loan bears interest at 6.15%, and is repayable in monthly installments of

$46 with a final payment at maturity of $2,417. The loan is collateralized by the related tugboat. The principal balance of the loan was $5,425 at March 31, 2008.

        On April 3, 2006, the Partnership entered into an agreement with a lending institution under which the Partnership borrowed $80,000, for which it pledged six tugboats and six tank barges as collateral. The Partnership used the proceeds of these loans to repay indebtedness under its credit agreement. Borrowings are represented by six notes which have been assigned to other lending institutions. These loans bear interest at a rate equal to 30-day LIBOR plus 1.40%, and are repayable in 84 monthly installments with the remaining principal payable at maturity. The agreement contains certain prepayment premiums. Borrowings outstanding on these loans total $75,923 and $72,941 (unaudited) as of June 30, 2007 and March 31, 2008, respectively. Also on April 3, 2006, the Partnership entered into an agreement with the lending institution to swap the 30-day, LIBOR based, variable interest payments on the $80,000 of loans for a fixed payment at a rate of 5.2275%, over the same terms as the loans. This swap results in a fixed interest rate on the notes of 6.6275% for their seven-year term.

        The swap contracts referred to above have been designated as cash flow hedges. Therefore, the unrealized gains and losses during fiscal 2007 and 2006 resulting from the change in fair value of the swap contracts have been reflected in other comprehensive income. The fair value of the swap contracts of $1,136 and $446 as of June 30, 2006 and 2007, respectively, is included in other assets in the consolidated balance sheet, and the fair value of the swap contract of $(12,300) (unaudited) as of March 31, 2008 is included in other liabilities in the consolidated balance sheet.

        On December 19, 2005, one of the Partnership's subsidiaries entered into a seven year Canadian dollar term loan to refinance purchase of an integrated tug-barge unit. The proceeds of $13,000 were used to repay borrowings under the credit agreement which had been used to finance purchase of the unit. The loan bears interest at a fixed rate of 6.59%, is repayable in 84 monthly installments of CDN $136 with the remaining principal amount payable at maturity, and is collateralized by the related tug-barge unit and one other tank barge. Borrowings outstanding on this loan total $13,360 and $13,306 (unaudited) as of June 30, 2007 and March 31, 2008, respectively.

        In May 2006, the Partnership entered into an agreement to borrow up to $23,000 to partially finance construction of two 28,000-barrel and one 100,000-barrel tank barges. The third and final vessel was delivered, and the note termed-out, during the fourth quarter of fiscal 2007. The loan bears interest at 30-day LIBOR plus 1.40%, and is repayable, plus accrued interest, over seven years, with the remaining principal amount payable at maturity. The loan is collateralized by the related tank barges and two other tank vessels. Borrowings outstanding on this loan total $20,321 and $19,232 (unaudited) at June 30, 2007 and March 31, 2008, respectively.

        In March 2005, the Partnership entered into an agreement to borrow up to $11,000 to partially finance construction of a 100,000-barrel tank barge. The loan bears interest at 30-day LIBOR plus 1.05%, and is repayable in monthly principal installments of $66 with the remaining principal amount payable at maturity. The loan is collateralized by the related tank barge. Borrowings outstanding on this loan totaled $9,889 and $9,229 (unaudited) at June 30, 2007 and March 31, 2008, respectively.

        In March 2005 the Partnership entered into a three-year term loan in the amount of $11,700. The loan bore interest at a fixed rate of 6.25% annually, and was repayable in monthly principal installments of $70 with the remaining principal amount payable at maturity. The loan was collateralized by three vessels and the proceeds were used to refinance an existing term loan. The term loan matured on March 24, 2008 at which time the principal balance of $9,265 was repaid. Borrowings outstanding on this loan totaled $9,821 at June 30, 2007 and it is classified as a long-term liability as of June 30, 2007, because the Partnership intended to refinance, and has refinanced, it.

        In June 2005, the Partnership entered into an agreement to borrow up to $18,000 to finance the purchase of an 80,000-barrel double-hull tank barge and construction of two 28,000-barrel double-hull tank barges. The loan bears interest at 30-day LIBOR plus 1.71%, and is repayable in monthly principal installments of $107 with the remaining principal amount payable at maturity. The loan is collateralized by the related tank barges. Borrowings outstanding on this loan were $16,607 and $15,643 (unaudited) at June 30, 2007 and March 31, 2008, respectively.

        In May 2004 and September 2006, EW LLC entered into term loans for $8,700 and $7,000, respectively. These loans bore interest, payable quarterly, at a rate of 8% per annum, plus a premium based upon the level of distributions paid by the Partnership to EW LLC. Principal was also payable quarterly based primarily upon the level of distributions paid to the members of EW LLC. The loans were collateralized by 2,082,500 Partnership units held by EW LLC. At June 30, 2006, borrowings outstanding on these term loans were $5,881 and $6,228, respectively. The term loans were repaid in April 2007.

        In April 2007, EW LLC was issued a demand note for $15,500 to refinance term loans and subordinated notes payable. The note bears interest at one, two, three, six or twelve month LIBOR plus 0.6% and is repayable upon demand. Interest is payable monthly or quarterly based upon the LIBOR option. The note is collateralized by 900,000 Partnership units. Outstanding borrowings on the note were $15,500 at each of June 30, 2007 and March 31, 2008 (unaudited).

Subordinated notes payable

        Subordinated notes payable include notes issued to the sellers of EW LLC's subsidiary companies, bearing interest at 9.5% annually, payable quarterly and which were repaid on March 31, 2007. The outstanding balance of these notes totaled $4,519 at June 30, 2006.

Title XI Bonds

        On June 7, 2002, the EW LLC and its subsidiaries issued bonds aggregating $40,441, in four series, through a private placement for the purpose of providing long-term financing for the construction of four new double-hull tank vessels. The bonds were guaranteed by the Maritime Administration of the U.S. Department of Transportation pursuant to Title XI of the Merchant Marine Act of 1936 (the "Title XI bonds"). The liability for these bonds was contributed to the Partnership in connection with its initial public offering in January 2004. On November 29, 2005, the Partnership redeemed the outstanding $36,787 principal balance of Title XI bonds, paid $828 of accrued interest, and made a make-whole payment of $3,953 as required under the Trust Indenture. The Partnership funded the redemption using funds from its credit agreement. After writing off $2,702 in unamortized deferred financing costs relating to the Title XI bonds, and after costs and expenses relating to the transaction, the Partnership recorded a loss on reduction of debt of $6,898. Retirement of the Title XI bonds improved the Partnership's borrowing flexibility, and eliminated certain restrictive covenants, collateral requirements, and working capital constraints.

Restrictive Covenants

        The agreements governing the credit agreement and the term loans contain restrictive covenants that, among others, (a) prohibit distributions under defined events of default, (b) restrict investments and sales of assets, and (c) require the Partnership to adhere to certain financial covenants, including defined ratios of fixed charge coverage and funded debt to EBITDA, as defined in the agreement.

Interest

        Interest expense, net of amounts capitalized, and interest income, was as follows:

	For the Years Ended June 30,			For the Nine Months Ended March 31,
	2005	2006	2007	2007	2008
				(unaudited)
Interest costs incurred	$7,843	$12,309	$16,383	$12,016	$17,942
Less interest capitalized	570	471	738	512	1,098

Interest expense	7,273	11,838	15,645	11,504	16,844
Interest income	(95)	(99)	(47)	(36)	(81)

Interest expense, net	$7,178	$11,739	$15,598	$11,468	$16,763

        The weighted average interest rate on the term loans was 6.8%, 6.6% and 5.7% (unaudited) at June 30, 2006 and 2007, and March 31, 2008, respectively, which debt is subject to prepayment fees. Interest payable totaled $1,124, $1,238 and $1,591 (unaudited) as of June 30, 2006 and 2007, and March 31, 2008, respectively, and is included in accrued expenses and other current liabilities in the combined balance sheets. At June 30, 2006 and 2007 and March 31, 2008, accounts payable included book overdrafts of $1,555, $2,022 and $2,739 (unaudited), respectively, representing outstanding checks.

Maturities of Long-Term Debt

        As of June 30, 2007, maturities of long-term debt for each of the next five years were as follows:

2008	$18,466
2009	8,957
2010	9,212
2011	103,874
2012	10,451

K-SEA GP HOLDINGS LP PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except per unit amounts)

Common Unit Offerings

        On September 26, 2007, the Partnership closed a public offering of 3,500,000 common units representing limited partner interests. The price to the public was $39.50 per unit. The net proceeds of $131,918 from the offering, after payment of underwriting discounts and commissions and expenses, were used to repay borrowings under the credit agreement.

        On October 14, 2005, the Partnership closed a public offering of 950,000 common units. Net proceeds of $33,060 from the offering, after payment of underwriting discounts and commissions but before payment of expenses associated with the offering, were used to repay borrowings under the Partnership's credit agreement. On June 1, 2005, the Partnership issued and sold 500,000 common units in a private placement for proceeds of $16,000, before expenses associated with the offering. The proceeds were used to repay indebtedness incurred under the Partnership's credit agreement in connection with its December 2004 vessel acquisition.

Note 6: Income Taxes

        The components of the provision for income taxes for the fiscal years ended June 30, 2005, 2006 and 2007 are as follows:

	2005	2006	2007
Current:
Federal	$32	$6	119
State and local	206	46	97
Foreign	90	312	330

	328	364	546

Deferred:
Federal	(162)	263	352
State and local	264	140	182
Foreign	—	34	25

	102	437	559

Provision for income taxes	$430	$801	$1,105

        A reconciliation of income tax expense, as computed using the federal statutory income tax rate of 34%, to the Predecessor provision for income taxes for the fiscal years ended June 30, 2005, 2006 and 2007 is as follows:

	2005	2006	2007
Tax at federal statutory rate of 34%	$5,446	$5,042	$8,791
Entities not subject to federal income taxes	(5,555)	(4,544)	(8,299)
State and local income taxes, net of federal benefit	470	186	279
Foreign taxes, in excess of U.S. federal tax rate	188	318	340
Valuation allowance	201	(201)	—
Other	(320)	—	(6)

Total	$430	$801	$1,105

        Significant components of deferred income tax liabilities and assets as of June 30, 2006 and 2007 are as follows:

	2006	2007
Deferred tax liabilities:
Book basis of vessels and equipment in excess of tax basis	$3,786	$4,461
Book basis of investments in excess of tax basis	13,966	14,029

Total deferred tax liabilities	$17,752	$18,490

Deferred tax assets:
Allowance for doubtful accounts	$30	$58
Accrued expenses	467	898
Net operating loss carry-forwards	6,540	6,222
Alternative minimum tax carryforward credits	1,504	1,521
Other	29	36

Total deferred tax assets	$8,570	$8,735

        The Partnership had temporary differences at June 30, 2007 primarily related to the excess of the book basis of vessels and equipment over the related tax basis in the amount of $121,508. EW LLC had temporary differences at June 30, 2007 primarily related to the excess of book basis of investments over the related tax basis in the amount of $63,101. These amounts will result in taxable income, in the years these differences reverse, that will be included in the overall allocation of taxable income to the unitholders of the Partnership and the Company, respectively.

        At June 30, 2007, the Partnership had New York City Unincorporated Business Tax net operating losses of $2,026 and its corporate subsidiaries had state net operating losses of $29 which begin to expire in 2011, and foreign net operating losses of $1,886 which begin to expire in 2016. At June 30, 2007, EW LLC had New York City Unincorporated Business Tax net operating losses of $1,181. EW LLC's corporate subsidiaries had federal net operating losses of $15,844 which begin to expire in 2011, and state and local net operating losses of $16,093 which begin to expire in 2011.

Note 7: Commitments and Contingencies

        The Partnership leases its New York office and pier facilities from an affiliate of an employee under an agreement which extends through April 2009. Terms of the agreement provide for annual rental payments of $400 annually through April 2009. Rent expense was $400 for the fiscal years ended June 30, 2005, 2006 and 2007 and $300 (unaudited) for the nine months ended March 31, 2007 and 2008. In addition, a subsidiary of the Partnership leases office and pier facilities and a water treatment facility in Virginia under an agreement with a third party that extends through January 2010. The Virginia lease agreement requires annual rental payments of $250 through January 8, 2010. The subsidiary receives $84 from sublease of a portion of the Virginia property which extends to December 31, 2009. The subsidiary has an option to buy the Virginia premises for an aggregate purchase price of $4,200. Rent expense, net of the sublease, for the fiscal years ended June 30, 2005, 2006 and 2007 and for the nine months ended March 31, 2007 and 2008 was $97, $166, $166, $131 (unaudited) and $124 (unaudited), respectively. The Partnership and subsidiary are also responsible for real estate taxes, insurance and all other costs associated with occupying these properties. Effective

July 1, 2006, the Partnership also leased office space in New Jersey under an agreement that extends through December 2013. The New Jersey lease required rental payments totaling $18 through December 2006, followed by annual rental payments of $234 through December 2008, $245 through December 2010 and $254 through December 2013. Rent expense was $220, $159 (unaudited) and $169 (unaudited) for the fiscal year ended June 30, 2007 and for the nine months ended March 31, 2007 and 2008, respectively.

        The Partnership has agreements with the port authority in Seattle, Washington covering the lease of terminal facilities and docking rights for its vessels. The lease expires in October 2008 with a renewal option for one additional five-year term. The lease requires monthly payments of $26 with escalation each year based on the consumer price index. Rent expense for the years ended June 30, 2006 and 2007 and for the nine months ended March 31, 2007 and 2008 was $208, $265, $162 (unaudited) and $175 (unaudited), respectively. The Partnership leases one tug under a non-cancelable operating lease which expires in October 2008. Additionally, the Partnership leases four barges under non-cancelable operating leases which expire in August 2007 through August 2009. The future minimum lease payments for the four barge operating leases as of June 30, 2007 are as follows:

Year ending June 30,
2008	$1,927
2009	1,323
2010	83
2011	—
2012 and thereafter	—

Total	$3,333

        Charter expenses were $2,092, $2,995, $2,247 (unaudited) and $2,056 (unaudited) for the tug and barge operating leases for the years ended June 30, 2006 and 2007, and the nine months ended March 31, 2007 and 2008, respectively.

        Included in total revenues are time charter and bareboat charter revenues of $21,747, $60,582, $105,621, $78,260 (unaudited) and $119,637 (unaudited) for the fiscal years ended June 30, 2005, 2006 and 2007 and for the nine months ended March 31, 2007 and 2008, respectively. Such revenues include $513 for the fiscal years ended June 30, 2005, 2006 and 2007, $385 (unaudited) and $386 (unaudited) for the nine months ended March 31, 2007 and 2008, respectively, related to vessels chartered to an affiliate of an employee. The Partnership also utilizes such affiliate for tank cleaning services at a cost of $2,318, $1,609, $1,894, $1,531 (unaudited) and $1,233 (unaudited) for the years ended June 30, 2005, 2006 and 2007 and for the nine months ended March 31, 2007 and 2008, respectively. The Partnership's time charters and bareboat charters extend over various periods which expire between 2008 and 2012.

        At June 30, 2007, minimum contractually agreed future revenue under time and bareboat charters was as follows:

Year ending June 30,
2008	$85,483
2009	19,729
2010	5,528
2011	5,528
2012 and thereafter	3,241

Total	$119,509

        The Partnership has entered into employment agreements with certain of its executive officers. Each of the employment agreements had an initial term of one year, which is automatically extended for successive one-year terms unless either party gives 30-days written notice prior to the end of the term that such party desires not to renew the employment agreement. The employment agreements currently provide for annual base salaries aggregating $930. In addition, each employee is eligible to receive an annual bonus award based upon the performance of the Partnership and individual performance. If the employee's employment is terminated without cause or if the employee resigns for good reason, the employee will be entitled to severance in an amount equal to the greater of (a) the product of 1.3125 (1.75 multiplied by .75) multiplied by the employee's base salary at the time of termination or resignation and (b) the product of 1.75 multiplied by the remaining term of the employee's non-competition provisions multiplied by the employee's base salary at the time of termination or resignation.

        The European Union is currently working toward a new directive for the insurance industry, called "Solvency 2", that is expected to become law within four to five years and require increases in the level of free, or unallocated, reserves required to be maintained by insurance entities, including protection and indemnity clubs that provide coverage for the maritime industry. The West of England Ship Owners Insurance Services Ltd. ("WOE"), a mutual insurance association based in Luxembourg, provides the Partnership's protection and indemnity insurance coverage and would be impacted by the new directive. In anticipation of these new regulatory requirements, the WOE has assessed its members an additional capital call which it believes will contribute to achievement of the projected required free reserve increases. The Partnership's capital call of $1,119 was paid during the calendar year 2007. A further request for capital may be made in the future; however, the amount of such further assessment, if any, cannot be reasonably estimated at this time. As a shipowner member of the WOE, the Partnership has an interest in the WOE's free reserves, and therefore has recorded the additional $1,119 capital call as an investment, at cost, subject to periodic review for impairment. This amount is included in other assets in the June 30, 2007 and March 31, 2008 combined balance sheets.

        EW Transportation Corp., a subsidiary of EW LLC, and many other marine transportation companies operating in New York have come under audit with respect to the New York State Petroleum Business Tax ("PBT"), which is a tax on vessel fuel consumed while operating in New York State territorial waters. An industry group in which EW Transportation Corp. and the Partnership participate has come to a final agreement with the New York taxing authority on a calculation methodology for the PBT. Effective January 1, 2007, the Partnership and the other marine transportation companies began rebilling this tax to customers. In accordance with the agreements entered into in connection with the Partnership's initial public offering, any liability resulting from the PBT prior to January 14, 2004 (the effective date of the initial public offering) is a retained liability of EW Transportation Corp. The New York taxing authority has completed an audit of all open periods and has issued a proposed assessment which has been substantially accepted by EW Transportation Corp. and the Partnership. EW Transportation Corp's and the Partnership's final liability has been paid in January 2008.

        As discussed in note 4, one of the Partnership's tank barges struck submerged debris in the U.S. Gulf of Mexico, causing significant damage which resulted in the barge eventually capsizing. At the time of the incident, the barge was carrying approximately 120,000 barrels of No. 6 fuel oil, a heavy oil product. In January 2006, submerged oil recovery operations were suspended and a monitoring program, which sought to determine if any recoverable oil could be found on the ocean floor, was begun. In February 2007, the Coast Guard agreed to end the cleanup and response phase, including the Partnership's obligation to conduct any further monitoring of the area around the spill site. The Partnership's incident response effort is complete. The Partnership is not aware of any further recovery, cleanup or other costs. However, if any such costs are incurred, they are expected to be paid by the insurers.

        The Partnership's insurers responded to the pollution-related costs and environmental damages resulting from the incident, paying approximately $65,000 less $60 in total deductibles, and are pursuing their own financial recovery efforts. In December 2007, a court made a final determination of liability in this case, resulting in a financial recovery by KSP's insurers, and also by KSP. As a result of the ruling, KSP was awarded a reimbursement of certain expenses totaling $2,073, which has been included in other expense (income) in the combined statement of operations for the nine months ended March 31, 2008. This amount was received in January 2008.

        The Predecessor is the subject of various claims and lawsuits in the ordinary course of business for monetary relief arising principally from personal injuries, collisions and other casualties. Although the outcome of any individual claim or action cannot be predicted with certainty, the Predecessor believes that any adverse outcome, individually or in the aggregate, would be substantially mitigated by applicable insurance or indemnification from previous owners of the Predecessor's assets, and would not have a material adverse effect on the Predecessor's financial position, results of operations or cash flows. The Predecessor is also subject to deductibles with respect to its insurance coverage that range from $25 to $100 per incident and provides on a current basis for estimated payments thereunder.

        The Partnership has agreements with shipyards for the construction of one new articulated tug-barge unit and eight additional new tank barges.

Note 8: Long-Term Incentive Plan

        In January 2004, KSP GP adopted the K-Sea Transportation Partners L.P. Long-Term Incentive Plan (the "Plan") for directors and employees of KSP GP and its affiliates. The Plan currently permits the grant of awards covering an aggregate of 440,000 common units in the form of restricted units and unit options and is administered by the Compensation Committee of the Board of Directors of KSP GP. The Board of Directors of KSP GP, in its discretion, may terminate the Plan at any time with respect to any restricted units for which a grant has not yet been made, and also reserves the right to alter or amend the Plan from time to time, including increasing the number of common units with respect to which awards may be granted subject to unitholder approval as required by the New York

Stock Exchange. No change in any outstanding grant may be made, however, which would materially impair the rights of the participant without the consent of such participant. Subject to certain exceptions, restricted units are subject to forfeiture if employment is terminated prior to vesting. As the restricted units vest, KSP GP has the option to either acquire common units in the open market for delivery to the recipient or distribute newly issued common units from the Partnership. In all cases, KSP GP is reimbursed by the Partnership for such expenditures.

        The Partnership follows the provisions of FAS 123R, which states "equity instruments awarded to employees is to be estimated at fair value at the grant date." There is only a service condition ("vesting period") in respect to the awards, they are not conditional upon any performance or market conditions. The Partnership estimated forfeitures over the vesting period to be zero. Therefore, the fair value estimate is based solely upon the unit price at the grant dates.

        Unit compensation expense amounted to $413, $652, $1,007, $723 (unaudited) and $1,051 (unaudited) for the years ended June 30, 2005, 2006 and 2007 and for the nine months ended March 31, 2007 and 2008, respectively. The total fair value of units vested during the years ended June 30, 2005, 2006 and 2007 and for the nine months ended March 31, 2007 and 2008 were $65, $390, $731, $619 and $725, respectively. As of June 30, 2007, there was $2,014 of unamortized compensation cost related to non-vested restricted units, which is expected to be recognized over a remaining weighted-average vesting period of 2.7 years. A summary of the status of the Partnership's restricted unit awards as of June 30, 2006 and 2007 and March 31, 2008, and of changes in restricted units outstanding under the Plan during the year ended June 30, 2007 and the nine months ended March 31, 2008, is as follows:

	Restricted units	Weighted-average grant price
Restricted unit awards outstanding at June 30, 2006	94,350	$31.97
Units granted	5,422	$32.13
Units vested and issued	(22,900)	$31.89

Restricted unit awards outstanding at June 30, 2007	76,872	$32.01
Units granted (unaudited)	48,912	$43.02
Units vested and issued (unaudited)	(22,900)	$31.67

Restricted unit awards outstanding at March 31, 2008 (unaudited)	102,884	$37.32

Note 9: Retirement Plans

        Effective June 29, 2006, the Partnership's money purchase pension plan was terminated and all the assets were merged into the Partnership's 401(k) Savings Plan (the "Savings Plan"). Also effective June 29, 2006, Sea Coast's defined contribution plan (see below) was terminated and all the assets were merged into the Savings Plan. The Savings Plan is a defined contribution plan that qualifies under Section 401(k) of the Internal Revenue Code. The Savings Plan covers all eligible employees. The Savings Plan provides that eligible employees may make contributions, subject to Internal Revenue Code limitations, and the Partnership will match the first two percent of employee compensation contributed, subject to a maximum amount. In addition, the Savings Plan allows for an annual discretionary employer contribution up to five percent of an employee's annual compensation. Employer contribution expense under the Savings Plan totaled $2,981, $2,309 (unaudited) and $2,923 (unaudited) for the year ended June 30, 2007 and for the nine months ended March 31, 2007 and 2008. The Savings Plan expenses for the fiscal years ended June 30, 2006 and 2005, which excluded the money purchase pension plan and the Sea Coast defined contribution plan, totaled $499 and $443, respectively.

        Under the terms of the money purchase pension plan, the Partnership contributed five percent of each eligible employee's annual compensation, as defined in the plan document. For the money purchase plan, expenses totaled $1,127 and $1,000 for the fiscal years ended June 30, 2006 and 2005, respectively.

        In connection with the purchase of Sea Coast in October 2005, the Partnership acquired an additional defined contribution plan that qualified under Section 401(k) of the Internal Revenue Code. The plan covered all eligible employees and provided that eligible employees may make contributions, subject to Internal Revenue Code limitations, and the Partnership would match the first 25% of employee compensation contributed, up to a maximum of 4%. In addition, the plan allowed for an annual discretionary employer contribution up to 4% of an employee's annual compensation. Employer contribution expenses under this plan totaled $372 from the acquisition date through June 30, 2006.

        Accrued expenses for all pension plans totaled $1,251, $2,173 and $2,363 (unaudited) as of June 30, 2006 and 2007 and March 31, 2008, respectively, and are included in accrued expenses and other current liabilities in the consolidated balance sheets. Additionally, accrued expenses for payroll-related costs totaled $3,048, $2,989 and $3,273 (unaudited) as of June 30, 2006 and 2007 and March 31, 2008, respectively, which are also included in accrued expenses and other current liabilities in the combined balance sheets.

Note 10: Major Customers

        Two customers accounted for 26% and 16% of combined revenues for the fiscal year ended June 30, 2005, two customers accounted for 20% and 15% of combined revenues for the fiscal year ended June 30, 2006, and two customers accounted for 19% and 17% of combined revenues for the fiscal year ended June 30, 2007. Two customers accounted for 20% (unaudited) and 19% (unaudited) of combined revenues for the nine months ended March 31, 2007, and two customers accounted for 15% (unaudited) and 12% (unaudited) of combined revenues for the nine months ended March 31, 2008.

Note 11: Fair Value of Financial Instruments

        As of June 30, 2007, the fair value of long-term debt was approximately $259,185 based on the borrowing rates currently available to the Predecessor for bank loans with similar terms and average maturities. The fair value of the Predecessor's other financial instruments approximated their cost bases as such instruments are short-term in nature or were recently negotiated.

Note 12: New Accounting Pronouncements

        On June 2, 2005, the FASB issued FASB Statement No. 154, "Accounting Changes and Error Corrections-a replacement of APB No. 20 and FAS No. 3" ("FAS 154"). FAS 154 replaces APB

Opinion No. 20, "Accounting Changes" ("APB 20") and FASB Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements" and changes the requirements for the accounting for and reporting of a change in accounting principle. FAS 154 applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. The Predecessor adopted FAS 154 as of July 1, 2006, and such adoption did not have a significant impact on its financial position, results of operations or cash flows.

        On February 16, 2006 the FASB issued FASB Statement No. 155, "Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140" ("FAS 155"). FAS 155 amends FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" and FASB Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The Predecessor adopted FAS 155 as of July 1, 2007, and such adoption did not have any impact on its financial position, results of operations or cash flows.

        In June 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109" ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, "Accounting for Income Taxes". FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Predecessor adopted FIN 48 as of July 1, 2007, and such adoption had no impact on its financial position, results of operations or cash flows.

        At the date of the adoption, there were no material unrecognized tax benefits and consequently no related interest and penalties. The significant jurisdictions in which the Predecessor files tax returns and is subject to tax include New York City, Venezuela and Puerto Rico. The significant jurisdictions in which the Predecessor's corporate subsidiaries file tax returns and are subject to tax include the United States, Canada, New York, New Jersey and Virginia. The tax returns filed in the United States and state jurisdictions are subject to examination for the years 2004 through 2007 and in foreign jurisdictions for the years 2005 through 2007. The Predecessor has adopted a policy to record tax related interest and penalties under interest expense and general and administrative expenses, respectively.

        In September 2006, the FASB issued FASB Statement No. 157, "Fair Value Measurements" ("FAS 157"). FAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. FAS 157 applies under other accounting pronouncements that require or permit fair value measurements. FAS 157 is effective for fiscal years beginning after November 15, 2007, and the Predecessor is currently analyzing its impact, if any. In February 2008, the FASB issued FSP No. FAS 157-2, "Effective Date of FASB Statement No. 157" ("FAS 157-2"). FAS 157-2 delays the effective date of FAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis.

        In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in

Current Year Financial Statements" ("SAB 108"). SAB 108 provides guidance on quantifying and evaluating the materiality of unrecorded misstatements. SAB 108 does not require prior period restatement as a result of adopting the new guidance if management properly applied its previous approach to assessing unrecorded misstatements and all relevant qualitative factors were considered. The cumulative effect of the initial application of SAB 108, if any, would be reported in the carrying amounts of assets and liabilities at the beginning of the year, with an offsetting adjustment to the beginning balance of retained earnings. The nature and amount of each of the individual misstatements corrected would be required to be disclosed. SAB 108 is effective for the first fiscal year ending after November 15, 2006. The Predecessor adopted SAB 108 for the fiscal year ended June 30, 2007, and such adoption did not have a significant impact on its financial position, results of operations or cash flows.

        In December 2007, the FASB issued FASB Statement No. 141 (revised 2007), "Business Combinations" ("FAS 141(R)") which replaces FAS No. 141, "Business Combinations". FAS 141(R) retains the underlying concepts of FAS 141 in that all business combinations are still required to be accounted for at fair value under the purchase method of accounting, but FAS 141(R) changed the method of applying the purchase method in a number of significant aspects. FAS 141(R) is effective on a prospective basis for all business combinations for which the acquisition date is on or after the beginning of the first fiscal year subsequent to December 15, 2008, with the exception of the accounting for valuation allowances on deferred taxes and acquired tax contingencies. FAS 141(R) amends FAS 109 such that adjustments made to valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions that closed prior to the effective date of FAS 141(R) would also apply the provisions of FAS 141(R). The Predecessor is currently analyzing the impact, if any, of this standard.

        In December 2007, the FASB issued FASB Statement ("FAS") No. 160, "Non-controlling Interests in Consolidated Financial Statements, an Amendment of ARB 51" ("FAS 160"). FAS 160 amends ARB 51 to establish new standards that will govern the accounting for and reporting of (1) non-controlling interest in partially owned consolidated subsidiaries and (2) the loss of control of subsidiaries. FAS 160 is effective on a prospective basis for all fiscal years, and interim periods within those fiscal years beginning, on or after December 15, 2008, except for the presentation and disclosure requirements, which will be applied retrospectively. The Predecessor is currently analyzing the impact, if any, of this standard.

        In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, "Disclosure about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133" ("FAS 161"). FAS 161 requires qualitative disclosure about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. FAS 161 is effective for fiscal years beginning after November 15, 2008. The Predecessor is currently analyzing the impact, if any, of this standard.

        In May 2008, the FASB issued Statement of Financial Accounting Standards No. 162, "The Hierarchy of Generally Accepted Accounting Principles" ("FAS 162"). FAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. FAS 162 is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, "The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles." The Predecessor is currently analyzing the impact, if any, of this standard.

Note 13: Issuances of Common Units by the Partnership

        Gains recorded by the Company related to the carrying value of its ownership of common units of the Partnership were as follows:

	% Ownership of Partnership Common Units		Consideration Received By Partnership	EW LLC'S equity in common units before transaction	EW LLC'S equity in common units after transaction	Gain
	Before	After
Year Ended June 30, 2007 February 2007—Conversion of 1,041,250 Partnership subordinated units to common units	0%	15.3%	$0 per unit	$19,295	$10,209	$9,086

Nine months ended March 31, 2008 (unaudited) August 2007—Issuance of 250,000 common units by the Partnership in connection with the acquisition of the Smith Maritime Group	15.3%	14.7%	$45.19 per unit	$19,534	$18,284	$1,250
September 2007—Issuance of 3,500,000 units by the Partnership in a public offering	14.7%	9.8%	$39.50 per unit	26,059	19,534	6,525
February 2008—Conversion of 1,041,250 Partnership subordinated units to common units	9.8%	17.9%	$0 per unit	49,257	35,516	$13,741

						$21,516

        Deferred income taxes related to these gains are reflected as a reduction of the gains in the combined statement of changes in partners' capital.

Note 14: Revision of Combined Statements of Cash Flows, Combined Balance Sheets and Combined Statements of Partners' Capital

        The Company's combined financial statements have been revised for the effects of certain immaterial errors as follows:

        The Company's combined statements of cash flows for the years ended June 30, 2005, 2006 and 2007 have been revised to correct the classification of distributions to non-controlling interests in excess of their share of cumulative earnings from cash flows provided by operating activities to cash flows provided by financing activities. Such revisions increased net cash provided by operating activities and decreased net cash provided by financing activities for these periods by $4,929, $9,463 and $5,770, respectively.

        In addition, the Company's combined balance sheets as of June 30, 2006 and 2007 and its combined statement of partners' capital for the three years in the period ended June 30, 2007 have been revised as follows:

        The Company's partners' capital balance as of June 30, 2004 and all subsequent periods through December 31, 2007 have been revised to correct the classification, from non-controlling interest in equity of subsidiary to partners' capital, of $6,235 related to a deferred tax benefit recognized upon the initial transfer of assets at formation of the Partnership.

        In addition, the Company's statement of partners' capital for the year ended June 30, 2007 has been revised to properly reflect a gain on the issuance of common units by the Partnership during this period. Such gain increased partners' capital and decreased non-controlling interest in equity of subsidiary by $9,086 as of June 30, 2007. See Note 13 for further disclosure related to the gain recognized on issuances of Partnership common units.

Note 15: Subsequent Events

Acquisition and Related Financing

        On June 5, 2008, the Partnership completed the acquisition of eight tugboats and ancillary equipment from Roehrig Maritime LLC and its affiliates. The purchase price was $43,341 in cash, including fuel inventories, and was financed using available cash plus borrowings under a Bridge Loan Agreement as described below. The tugboats range in size from 2,400 to 6,000 horsepower, and will provide additional towing power to the Partnership's tank barge fleet or continue to work under existing charter contracts.

        Also on June 5, 2008, in connection with the acquisition described above, the Partnership entered into a Loan and Security Agreement (the "Bridge Loan Agreement") with a financial institution ("Bridge Lender"), pursuant and subject to which the Bridge Lender agreed to extend a bridge loan to the Partnership in the original principal amount of $31,730. To date, $27,465 of the bridge loan has been refinanced with term loans while the remaining $4,265 is expected to be refinanced prior to the maturity of the bridge loan. The term loans all have a term of seven years. Two of the loans totaling $19,860 bear a weighted average interest rate of 6.52% and are repayable in an aggregate fixed monthly amount of $182. Final balloon payments of principal totaling $12,141 are due on July 1, 2015. A third term loan bears interest at LIBOR plus 2.0%, is repayable in fixed principal amounts ranging from $31 to $42 monthly, plus interest, and matures in July 2015 at which time a final balloon payment of principal of $4,605 is due. These term loans are collateralized by, in the aggregate, six tugboats.

        The Partnership's obligations under the Bridge Loan Agreement, while and to the extent outstanding, are secured by the eight tugboats acquired from Roehrig Maritime LLC and its affiliates. The loan matures on October 5, 2008 and is payable in full on that date. Borrowings under the Bridge Loan Agreement bear interest at a rate per annum equal to, at the option of the Operating Partnership, (a) the greater of the prime rate and the federal funds rate plus 0.5% or (b) the 30-day LIBOR plus a margin of 2.0%. Interest is due on the last day of each interest period but not less frequently than quarterly.

        The Bridge Loan Agreement contains financial covenants requiring the Partnership to maintain certain financial ratios, which are the same as those contained in the Partnership's credit agreement

(see note 5). The Bridge Loan Agreement also contains customary events of default, and is cross-defaulted to the credit agreement. If a default occurs and is continuing, including failure by the Partnership to make payment in full by October 5, 2008, the Bridge Lender may require the Partnership to repay all amounts outstanding thereunder. As of the date of such default, or on the maturity date, the interest rate described above will increase by 2.0%.

Other Financing Activities

        On June 5, 2008, the Partnership closed the last of eleven fixed-rate term loans aggregating $72,147, which were entered into between April 30, 2008 and June 5, 2008. These loans were arranged with a financial institution, which assigned all but two to other participant institutions. The loans have a term of ten years, maturing between April 1 and June 1, 2018, except one loan for $16,497 which has a term of seven years and matures on June 1, 2015. These loans bear a weighted average interest rate of 6.35% and are repayable in an aggregate fixed monthly payment of $624. Final balloon payments of principal total $10,664 on June 1, 2015 and $24,836 between April 1 and June 1, 2018. The loans are collateralized by eleven tank barges and tugboats. The proceeds of these loans were used to repay borrowings under the Partnership's credit agreement, except for $15,000 which was used to repay an advance on such loans which was borrowed on March 21, 2008 concurrent with repayment of a separate term loan which came due and was repaid on March 24, 2008. These term loan agreements contain customary events of default, including a cross default to the Partnership's credit agreement, and also the fixed charge coverage ratio requirement that is included in the credit agreement.

        On June 4, 2008, the Partnership entered into a credit agreement (the "ATB Agreement") with another financial institution (the "Bank"), pursuant to which the Bank agreed to provide financing during the construction period, and thereafter, for the Partnership's construction of a 185,000-barrel articulated tug-barge unit in an amount equal to 80% of the acquisition costs of the unit, up to a maximum of $57,600.

        Obligations under the ATB Agreement are secured during the construction period by an assignment of the Partnership's rights under the construction contract with the related shipyard and, after delivery, by a first preferred mortgage interest in the tug-barge unit. Interest is payable quarterly at the applicable LIBOR rate plus a margin. At the delivery date of the unit, which is expected during the fourth quarter of calendar 2009, the aggregate of the advances taken during the construction period will be converted to a term loan repayable in twenty-eight quarterly payments covering 37.5% of the term loan, which are expected to approximate $771 each, plus interest at LIBOR plus a margin. The twenty eighth and final payment will also include a balloon payment of 62.5% of the acquisition cost, estimated at $36,000.

        The ATB Agreement contains the same financial covenants as are contained in the Bridge Loan Agreement, as well as customary events of default. As of June 10, 2008, the Operating Partnership had outstanding borrowings of $10,380 under the ATB Agreement.

Report of Independent Auditors

To K-Sea Transportation Partners L.P.:

        In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of members' equity and of cash flows present fairly, in all material respects, the financial position of the Smith Maritime Group at December 31, 2006 and December 31, 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey
September 13, 2007

THE SMITH MARITIME GROUP

COMBINED BALANCE SHEETS

(in thousands)

			June 30,
	December 31,
			2007 (unaudited)
	2005	2006
Assets
Current Assets
Cash and cash equivalents	$20,445	$19,457	$15,848
Accounts receivable, net	3,611	4,876	4,861
Prepaid expenses and other current assets	692	611	1,524

Total current assets	24,748	24,944	22,233
Vessels and equipment, net	57,678	62,966	68,617
Construction in progress	9,037	12,934	18,095
Other assets	245	366	368

Total assets	$91,708	$101,210	$109,313

Liabilities and Members' Equity
Current Liabilities
Current portion of long-term debt	$3,193	$22,774	$21,774
Accounts payable	2,962	3,279	3,615
Accrued expenses and other current liabilities	3,381	3,547	3,540
Deferred revenue	1,696	2,107	2,499

Total current liabilities	11,232	31,707	31,428
Term loans and capital lease obligation	26,184	12,622	11,541
Other long-term liabilities	46	527	127

Total liabilities	37,462	44,856	43,096
Commitments and contingencies
Members' equity	54,246	56,354	66,217

Total liabilities and members' equity	$91,708	$101,210	$109,313

See accompanying notes to combined financial statements.

THE SMITH MARITIME GROUP

COMBINED STATEMENTS OF OPERATIONS

(in thousands)

				For the Six Months Ended June 30,
	For the Years Ended December 31,
				2006 (unaudited)	2007 (unaudited)
	2004	2005	2006
Voyage revenue	$36,936	$42,241	$48,175	$21,621	$24,459
Bareboat charter and other revenue	3,937	3,410	4,130	2,170	3,999

Total revenues	40,873	45,651	52,305	23,791	28,458

Voyage expenses	3,748	4,195	5,355	2,518	3,015
Vessel operating expenses	14,711	16,917	19,951	9,560	9,917
General and administrative expenses	4,943	6,113	5,793	2,710	3,822
Depreciation and amortization	4,841	6,076	6,280	3,018	3,366
Net (gain) loss on sale of vessels	(740)	436	(1,379)	(778)	(2,580)

Total operating expenses	27,503	33,737	36,000	17,028	17,540

Operating income	13,370	11,914	16,305	6,763	10,918
Interest expense, net	2,724	2,307	2,090	980	1,231
Other (income) expense, net	438	(420)	309	(411)	(682)

Net income	10,208	10,027	13,906	6,194	10,369

See accompanying notes to combined financial statements.

THE SMITH MARITIME GROUP

COMBINED STATEMENT OF MEMBERS' EQUITY

(in thousands)

Total Members' Equity
Balance of Members' Equity at January 1, 2004	$39,995
Net income	10,208
Distributions	(2,931)

Balance of Members' Equity at December 31, 2004	47,272
Net income	10,027
Distributions	(3,054)
Capital contributions	1

Balance of Members' Equity at December 31, 2005	54,246
Net income	13,906
Distributions	(11,798)

Balance of Members' Equity at December 31, 2006	56,354
Net income (unaudited)	10,369
Distributions (unaudited)	(506)

Balance of Members' Equity at June 30, 2007 (unaudited)	$66,217

See accompanying notes to combined financial statements.

THE SMITH MARITIME GROUP

COMBINED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Years Ended December 31			For the Six Months Ended June 30,
	2004	2005	2006	2006 (unaudited)	2007 (unaudited)
Cash flows from operating activities:
Net income	$10,208	$10,027	$13,906	$6,194	$10,369
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,841	6,076	6,280	3,018	3,366
Provision for doubtful accounts	165	96	88	96	—
Loss (gain) on interest rate swap	485	(440)	444	(309)	(379)
Net (gain) loss on sale of vessels	(740)	436	(1,379)	(778)	(2,580)
Changes in operating working capital:
Accounts receivable	910	1,497	(1,353)	11	99
Prepaid expenses and other current assets	(17)	(337)	80	62	64
Accounts payable	407	(198)	318	139	335
Accrued expenses and other current liabilities	519	562	275	186	(459)
Deferred revenue	1,100	(607)	411	446	392
Other assets	(78)	58	(135)	(85)	(54)

Net cash provided by operating activities	17,800	17,170	18,935	8,980	11,153

Cash flows from investing activities:
Vessel acquisitions	(15,392)	(4)	—	—	—
Construction of tank vessels	(7,900)	(8,905)	(14,024)	(12,971)	(12,499)
Capital expenditures	(2,715)	(824)	(1,628)	(538)	(1,932)
Net proceeds on disposal of vessels	3,117	46	1,582	902	2,850
Other	—	—	36	50	14

Net cash used in investing activities	(22,890)	(9,687)	(14,034)	(12,557)	(11,567)

Cash flows from financing activities:
Borrowings on related-party demand notes	26	70	(58)	(24)	14
Proceeds from issuance of long-term debt	14,000	5,600	9,749	9,292	—
Payments on related party demand notes	(6)	(123)	(69)	(69)	(678)
Financing costs paid	(20)	—	—	—	—
Payments of term loans and capital lease obligations	(3,390)	(9,796)	(3,731)	(1,892)	(2,165)
Capital contributions	—	1	—	—	—
Distributions to members	(2,931)	(3,054)	(11,780)	(292)	(366)

Net cash provided by (used in) financing activities	7,679	(7,302)	(5,889)	7,015	(3,195)

Cash and cash equivalents:
Net increase (decrease)	2,589	181	(988)	3,438	(3,609)
Balance at beginning of period	17,675	20,264	20,445	20,445	19,457

Balance at end of period	$20,264	$20,445	$19,457	$23,883	$15,848

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$3,432	$4,059	$4,539	$1,790	$2,494

Supplemental disclosure of non-cash investing and financing activities:
Note payable issued in lieu of member distributions	$—	$—	$18	$—	$140

See accompanying notes to combined financial statements.

THE SMITH MARITIME GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS

(dollars in thousands)

Note 1: The Combined Companies

        The Smith Maritime Group includes a) Smith Maritime, Ltd., a Hawaii corporation and its wholly owned subsidiaries Hawaiian InterIsland Towing, Inc., Tow Boat Services & Management, Inc., Uaukewai Diving, Salvage & Fishing, Inc. and Marine Logistics, Inc. and Go Big Chartering, LLC, a Washington limited liability company (collectively "Smith"), which are engaged in the marine transportation of refined petroleum products and related businesses along the West Coast of the United States and Hawaii, and b) Sirius Maritime, LLC, a Washington limited liability company ("Sirius"), is engaged in the marine transportation of refined petroleum products in the Western and Northeastern United States.

        On June 25, 2007 K-Sea Transportation Partners, L.P. ("K-Sea"), through certain wholly owned subsidiaries, entered into agreements to acquire all of the equity interests in Smith and Sirius.

Note 2: Summary of Significant Accounting Policies

        Basis of Presentation.    These financial statements include the combined results of operations for Smith and Sirius (collectively, the "Companies") for the periods presented. All material inter-company transactions and balances have been eliminated in combination.

        Interim Financial Data.    The interim financial data are unaudited. However, in the opinion of management, the interim financial data as of June 30, 2007 and for the six months ended June 30, 2007 and 2006 includes all adjustments, consisting only of normal recurring adjustments necessary for a fair statement of the financial results for such interim periods. The results of operations for interim periods are not necessarily indicative of the results of operations to be expected for a full year.

        Cash and Cash Equivalents.    The Companies consider all highly liquid investments with original maturities of three months or less to be cash equivalents.

        Vessels and Equipment.    Vessels and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the individual assets as follows: marine vessels—ten to thirty years; and pier and office equipment—five to ten years. Major renewals and betterments of assets are capitalized and depreciated over the remaining useful lives of the assets. Leasehold improvements are capitalized and depreciated over the shorter of their useful lives or the remaining term of the lease. Maintenance and repairs that do not improve or extend the useful lives of the assets, including mandatory drydocking expenditures, are expensed. When property items are retired, sold or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts with any gain or loss on the dispositions included in income. Assets to be disposed of are reported at the lower of their carrying amounts or fair values, less the estimated costs of disposal.

        Deferred Revenue.    Deferred revenue arises as a normal part of business from advance billings under charter agreements. Revenue is recognized ratably over the contract period.

        Revenue Recognition.    The Companies earn revenue under voyage charters, time charters and bareboat charters. For voyage charters, revenue is recognized based upon the relative transit time in each period, with expenses recognized as incurred. Although certain voyage charters may be effective for a period in excess of one year, revenue is recognized over the transit time of individual voyages, which are generally less than ten days in duration. For time charters and bareboat charters, revenue is recognized ratably over the contract period, with expenses recognized as incurred. Estimated losses on contracts of affreightment and charters are accrued when such losses become evident.

        Use of Estimates.    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. The most significant estimates relate to depreciation of the vessels, the allowance for doubtful accounts and valuation of contingent liabilities. Actual results could differ from these estimates.

        Concentrations of Credit Risk.    Financial instruments which potentially subject the Companies to concentrations of credit risk are primarily cash and cash equivalents and trade accounts receivable. The Companies maintain its cash and cash equivalents on deposit at a financial institution in amounts that, at times, may exceed insurable limits. With respect to accounts receivable, the Companies extend credit based upon an evaluation of a customer's financial condition and generally do not require collateral. The Companies maintain an allowance for doubtful accounts for potential losses, totaling $474, $500 and $474 (unaudited) at December 31, 2006 and 2005, and June 30, 2007 respectively, and do not believe they are exposed to concentrations of credit risk that are likely to have a material adverse effect on financial position, results of operations or cash flows. For the years ended December 31, 2006, 2005 and 2004, and for the six months ended June 30, 2007 and 2006, the Companies' allowance for doubtful amounts was impacted by additional charges of $88, $96, $165, $0 (unaudited) and $96 (unaudited), and write-offs of $115, $41, $0, $0 (unaudited) and $0 (unaudited), respectively.

        Derivative instruments.    The Companies utilize derivative financial instruments to reduce interest rate risks. The Companies do not hold or issue derivative financial instruments for trading purposes. Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133), as amended, establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. Changes in fair value of those instruments are reported in earnings or other comprehensive income depending on the use of the derivative and whether it qualifies for hedge accounting. The accounting for gains and losses associated with changes in the fair value of the derivative and the effect on the financial statements will depend on its hedge designation and whether the hedge is highly effective in achieving offsetting changes in fair value of cash flows of the asset or liability hedged.

        Fair value information.    The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and demand notes payable approximate fair value due to the short term nature of these instruments. The revolving loan and term loan with the Bank of America which are carried at cost, which approximate fair value because the interest rates on such loans are based on floating rates identified by reference to market rates. The fair value of the term loan with GE Capital approximates cost based on the borrowing rates currently available for bank loans with similar terms and average maturities. The fair value of the Companies swap agreements reflects the estimated amounts that the Companies would receive or pay to terminate the contracts at December 31, 2006.

        Income Taxes.    The Companies are not tax paying entities for federal income tax purposes and thus no income tax expense has been recorded in the financial statements. Income of the Companies are taxable to the members in their respective member returns.

Note 3: Vessels and Equipment and Construction in Progress

        At December 31, 2006 and 2005, and June 30, 2007, vessels and equipment and construction in progress comprised the following:

	December 31, 2005	December 31, 2006	June 30, 2007 (unaudited)
Vessels	$91,358	$102,861	$109,098
Pier and office equipment	1,610	939	942

	92,968	103,800	110,040
Less accumulated depreciation and amortization	35,290	40,834	41,423

Vessels and equipment, net	$57,678	$62,966	$68,617

Construction in progress	$9,037	$12,934	$18,095

        Depreciation and amortization of vessels and equipment for the years ended December 31, 2006, 2005 and 2004, and for the six months ended June 30, 2007 and 2006, was $6,263, $6,043, $4,810, $3,349 (unaudited) and $3,002 (unaudited), respectively.

        On June 30, 2006, Sirius took delivery of the vessel "Deneb", an 80,000-barrel tank barge. The total cost to construct the vessel amounted to $10,349.

        Restricted Cash.    In September 2001, Smith entered into a Capital Construction Fund Agreement ("Agreement") with the United States of America, administered by the Maritime Administration of the Department of Transportation. Capital Construction Funds were established under the Merchant Marine Act of 1936 (the "Act"), and permitted Smith to make contributions from earnings of eligible vessels into a separate fund for the purpose of funding the acquisition, construction and/or reconstruction of vessels to be operated in the United States, Great Lakes, or noncontiguous domestic trades. Such contributions are deductible by Smith's owners for purposes of determining taxable income. Funding is deposited into a separate bank account, subject to reporting and withdrawal rules under the Act, and is invested in cash or cash equivalent accounts. Withdrawals are made to fulfill the vessel construction objectives set out in the Agreement. Restricted cash as of December 31, 2006 and 2005, and June 30, 2007 was $32, $18, and $18 (unaudited), respectively, and is included in other assets in the combined balance sheet.

Note 4: Financing

Term Loans and Capital Lease Obligation

        Term loans and capital lease obligations outstanding at December 31, 2006 and 2005, and June 30, 2007 were as follows. Descriptions of these borrowings are included below:

	December 31, 2005	December 31, 2006	June 30, 2007 (unaudited)
Revolving loan—Bank of America	$12,133	$20,629	$19,610
Term loan—Bank of America	5,218	4,526	4,169
Term loan—GE Capital	4,215	3,681	3,360
Term loan—Safeco	562
Capital lease obligation—Fuel Transport Co.	6,433	5,976	5,720
Capital lease obligation—Bank of Hawaii	816	584	456

	29,377	35,396	33,315
Less current portion	3,193	22,774	21,774

	$26,184	$12,622	$11,541

        On August 5, 2004, Sirius entered into a term loan agreement with Bank of America. The balance was payable in monthly installments of $117 plus interest at the British Bankers' Association London Interbank Offered Rate, or LIBOR, plus a margin of 1.9% and a maturity date of August 14, 2014. The loan was collateralized by one vessel ("Leo") owned by Smith. On June 2, 2004, Sirius entered into an agreement with Bank of America to swap the one-month, US dollar LIBOR based, variable interest rate payments on $14,000 of loans for a fixed payment rate of 4.86% over the same term as the loan. This swap resulted in a fixed interest rate of 6.76%.

        On June 27, 2006, Sirius amended its credit agreement with Bank of America. The agreement was amended to provide additional funding for the construction cost of the vessel "Deneb" and provided for a reducing revolving loan with an initial balance of $21,066. Sirius had a balance outstanding on the note in the amount of $20,629 and $19,610 (unaudited) at December 31, 2006 and June 30, 2007, respectively. The balance is payable in 142 monthly installments of $146, plus interest at LIBOR plus a margin of 1.15% to 1.30% based upon the ratio of total funded debt to earnings before interest, taxes, depreciation and amortization (EBITDA), as defined by the agreement. Sirius interest adjusted LIBOR rate was 6.62%, 5.69% and 6.62% (unaudited) at December 31, 2006 and 2005, and June 30, 2007, respectively. Additional borrowings are available at Sirius' request and upon the lender's approval through August 1, 2018. The loan is collateralized by three vessels ("Altair", "Antares" and "Deneb") owned by Sirius and one vessel ("Leo") owned by Smith. Sirius has a standby letter of credit in the amount of $50 with Bank of America related to a customs bond.

        On July 24, 2006, Sirius entered into an agreement with Bank of America to swap the one-month, U.S. dollar LIBOR based, variable interest payments on $20,800 of loans for a fixed payment at a rate of 5.56%, over the same term as the loan. This swap will result in a fixed interest rate on the note of 6.71% to 6.86% depending on Sirius' total funded debt to EBITDA ratio. The fair value of the swap contract, a liability in the amount of $527, $46, and $127 (unaudited) at December 31, 2006 and 2005 and at June 30, 2007, is classified as noncurrent under other liabilities since management does not intend to settle it during 2007. The unrealized gain (loss) of $(481), $440, $(485), $400 (unaudited), and $309 (unaudited) related to the change in fair value of the swap contract for the years ended December 31, 2006, 2005 and 2004 and for the six months ended June 30, 2007 and 2006 have been included under other income (expense), net in these financial statements.

        On March 23, 2005, Smith entered into a term loan agreement with Bank of America. The balance is payable in 84 monthly installments ranging from $53 to $81, plus interest at LIBOR plus a margin of 1.00%. The LIBOR rate was 5.32%, 4.39% and 5.32% (unaudited) at December 31, 2006 and 2005, and June 30, 2007, respectively. The loan is collateralized by the vessel "Rigel".

        On March 23, 2005, Smith entered into an agreement with Bank of America to swap the one-month, U.S. dollar LIBOR based, variable interest payments on the above mentioned term loan for a fixed payment at a rate of 4.87%, over the same term as the loan. This swap results in a fixed interest rate on the note of 5.87%. The fair value of the swap contract is an asset (liability) in the amount of $16, $(21) and $41 (unaudited) at December 31, 2006 and 2005, and at June 30, 2007, respectively, and is classified as noncurrent since management does not intend to settle it during 2007. The gain (loss) of $37, $(21), $25 (unaudited) and $107 (unaudited) for the years ended December 31, 2006 and 2005, and the six months ended June 30, 2007 and 2006, respectively, related to the fair value of the swap contract and have been included in other income (expense), net in these combined financial statements.

        On February 8, 2002, Smith entered into a promissory note with GE Capital Corporation. This promissory note was amended and restated on September 7, 2005 upon which date the balance is payable in 72 monthly installments of $72, plus interest at a fixed interest rate of 5.7% per annum. The loan is collateralized by the vessel "Noa".

        On September 27, 1996, Smith entered into a loan agreement with Safeco Credit Company Inc. The loan was payable in interest only payments from November 1, 1996 through June 1, 1997. Beginning July 1, 1997, the balance was payable in 120 monthly installments of $55, which includes interest at 9.25% per annum. The loan was collateralized by the vessel "Namahoe", and was paid in full as of December 31, 2006.

        As of December 31, 2006, maturities of long-term debt, without regards to covenant compliance, for each of the next five years were as follows:

2007	$3,141
2008	3,237
2009	3,326
2010	3,420
2011	3,423

        Sirius is obligated under a capital lease with an unrelated party. The lease is payable monthly at the rate of $4 per day including interest at an effective annual rate of 14.8% maturing October 2012. The lease includes an option to purchase a one-half interest in the vessel at the end of the lease for an amount of $1,734, which Sirius considers a bargain purchase. The leased vessel has been recorded under property and equipment with a total cost of $7,669 with related accumulated depreciation of $2,160, $1,662 and $2,409 (unaudited) at December 31, 2006 and 2005 and June 30, 2007, respectively.

        Smith charters the vessel "Hui Mana" from an unrelated party under a twenty-year lease which expires in March 2009, with five consecutive one year renewal options. This lease is accounted for as a capital lease; lease payments total $26 monthly. This vessel is recorded under vessels and equipment, net in the combined balance sheet with a cost of $2,672 and accumulated depreciation of $2,382, $2,249 and $2,450 (unaudited) at December 31, 2006 and 2005 and June 30, 2007, respectively.

        As of December 31, 2006, future minimum lease payments on capital lease obligations for each of the next five years and thereafter were as follows:

2007	$1,714
2008	1,714
2009	1,452
2010	1,400
2011	1,400
Thereafter	2,668

10,348
Less amounts representing interest	(3,670)

Present value of minimum lease payments	6,678
Less current portion	(785)

Long-term portion	$5,893

Restrictive Covenants

        The agreements governing the term loans contain restrictive covenants that, among others, require the Companies to adhere to certain financial covenants including debt to worth, funded debt to EBITDA and debt service coverage. Sirius was not in compliance with its covenants at December 31, 2006 and June 30, 2007 and as a result the term loan to Bank of America has been classified under current liabilities at these dates in the combined balance sheets. For Smith, the lender has waived compliance with all covenants for all periods.

Interest

        Interest expense and interest income was as follows:

	For the Years Ended December 31,			For the Six Months Ended June 30,
	2004	2005	2006	2006 (unaudited)	2007 (unaudited)
Interest expense	$2,963	$3,050	$3,042	$1,398	$1,452
Interest income	(239)	(743)	(952)	(418)	(221)

Interest expense, net	$2,724	$2,307	$2,090	$980	$1,231

THE SMITH MARITIME GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

        The weighted average interest rate on the term loans was 6.6%, 6.4% and 6.6% at December 31, 2006 and 2005, and June 30, 2007 respectively, which debt is subject to prepayment fees. Interest payable totaled $133, $65 and $0 (unaudited) as of December 31, 2006 and 2005, and June 30, 2007, respectively, and is included in accrued expenses and other current liabilities in the combined balance sheets.

Note 5: Commitments and Contingencies

        Sirius leases office space from an unrelated party under an agreement expiring February, 2008. Sirius also leases office equipment under operating lease agreements. Rent expense under the agreements amounted to $58, $61, $57, $30 (unaudited) and $29 (unaudited) for the years ended December 31, 2006, 2005, 2004 and the six months ended June 30, 2007 and 2006, respectively.

        Smith leases office space from an unrelated party on a month to month basis. Smith also leases office equipment under operating lease agreements. Rent expense for the years ended December 31, 2006, 2005 and 2004 and for the six months ended June 30, 2007 and 2006 totaled $179, $276, $284, $138 (unaudited) and $135 (unaudited).

        Sirius charters the vessel "El Lobo Grande II" from an unrelated party for an amount of $1 per day, payable monthly and maturing August, 2007. Sirius has an option to purchase the vessel at the end of the charter for an amount of $2,050. Charter expense incurred under this agreement and various other charters with non-related parties amounted to $1,590, $963, $2,256, $472 (unaudited) and $1,308 (unaudited), for the years ended December 31, 2006, 2005, 2004, and for the six months ended June 30, 2007 and 2006, respectively.

        Minimum future rental payments for years ending December 31, 2006, are as follows:

Year ending December 31,
2007	$329
2008	10
2009	—
2010	—
2011 and thereafter	—

Total	$339

        The Companies charter vessels to customers under lease agreements expiring between 2007 and 2019. At December 31, 2006, minimum contractually agreed future revenue under these charters was as follows:

Year ending December 31,
2007	$34,986
2008	20,104
2009	12,977
2010	9,572
2011	7,271
Thereafter	29,383

Total	$114,293

        Smith has been in discussion with the Hawaii Department of Taxation (the "Department") relative to its collection and remittance of general excise tax for the years 1999 to 2005. The Department has indicated that it will issue an assessment for unremitted general excise tax for the periods under audit. As of December 31, 2006 and 2005, and June 30, 2007, Smith has recorded an accrual of $2,786, $2,633 and $2,863 (unaudited), respectively, based on management's estimate of tax, interest and penalties to be paid. Excise tax is included in general and administrative expenses. The related interest and penalties are included in interest expense.

        The Companies are the subject of various claims and lawsuits in the ordinary course of business for monetary relief arising principally from personal injuries, collisions and other casualties. Although the outcome of any individual claim or action cannot be predicted with certainty, the Companies believe that any adverse outcome, individually or in the aggregate, would be substantially mitigated by applicable insurance and would not have a material adverse effect on the Companies' financial position, results of operations or cash flows.

Note 6: Retirement Plans

        Sirius sponsors a salary deferral retirement plan for employees under section 401(k) of the Internal Revenue Service. The plan covers all employees who meet the plan's eligibility requirements. Employees may elect to contribute up to 25% of their compensation, not to exceed certain dollar limits. Sirius may elect, at its own discretion, to make matching and discretionary contributions to the plan. Sirius made matching and discretionary contributions in the amount of $91, $81, $39, $38 (unaudited) and $27 (unaudited) for the years ended December 31, 2006, 2005 and 2004, and for the six months ended June 30, 2007 and 2006, respectively.

        Smith sponsors a salary deferral and profit sharing retirement plan for employees under section 401(k) of the Internal Revenue Service. The plan covers all employees who meet the plan's eligibility requirements. Employees may elect to contribute up to 75% of their compensation, not to exceed certain dollar limits. Smith may elect, at its own discretion, to make matching and discretionary contributions to the plan. The 401(k) plan expenses totaled $77, $108, $7, $0 (unaudited) and $38 (unaudited) for the years ended December 31, 2006, 2005 and 2004, and the six months ended June 30, 2007 and 2006, respectively.

Note 7: Major Customers

        Three customers accounted for 48%, 13% and 11% of combined revenues for the year ended December 31, 2006, three customers accounted for 45%, 15% and 10% of combined revenues for the year ended December 31, 2005, three customers accounted for 40%, 20% and 12% of combined revenues for the year ended December 31, 2004, two customers accounted for 46% (unaudited) and 18% (unaudited) of combined revenues for the six months ended June 30, 2007, and three customers accounted for 50% (unaudited), 14% (unaudited) and 10% (unaudited) of combined revenues for the six months ended June 30, 2006.

Note 8: New Accounting Pronouncements

        On June 2, 2005, the FASB issued FASB Statement No. 154, "Accounting Changes and Error Corrections-a replacement of APB No. 20 and FAS No. 3" ("FAS 154"). FAS 154 replaces APB Opinion No. 20, "Accounting Changes" and FASB Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements" and changes the requirements for the accounting for and reporting of a change in accounting principle. FAS 154 applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. The Companies adopted FAS 154 as of December 31, 2006, and such adoption did not have a significant impact on their financial position, results of operations or cash flows.

        In June 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109" ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, "Accounting for Income Taxes". FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Companies adopted FIN 48 effective January 1, 2007 and such adoption of FIN 48 did not have a significant impact on the Companies' financial condition, results of operations or liquidity (unaudited).

        In September 2006, the FASB issued FASB Statement No. 157, "Fair Value Measurements" ("FAS 157"). FAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. FAS 157 applies under other accounting pronouncements that require or permit fair value measurements. FAS 157 is effective for fiscal years beginning after November 15, 2007, and the Companies are currently analyzing its impact, if any.

Note 9: Related Party Transactions

        Sirius has related party demand notes payable to: RCD Maritime LLC, a Company member; Robert Dorn, owner of RCD Maritime, LLC; WS Maritime Pacific, LLC, a Company member; Smith Maritime, LLC, a Company member; and Gordon Smith, owner of Smith Maritime, LLC. The notes accrue interest at 9% on the original principal balances only. Interest on these notes does not compound resulting in lower effective interest rates. The demand notes payable included in accrued expenses and other current liabilities are as follow:

	December 31, 2005	December 31, 2006	June 30, 2007 (unaudited)
RCD Maritime, LLC.	$95	$—	$—
Robert Dorn	5	17	17
WS Maritime Pacific, LLC	—	3	73
Gordon Smith	163	175	179
Smith Maritime, LLC	—	14	84

	$263	$209	$353

        Sirius incurred interest expense on these related party demand notes as follows:

	For the Years Ended December 31,			For the Six Months Ended June 30,
	2004	2005	2006	2006 (unaudited)	2007 (unaudited)
RCD Maritime, LLC.	$6	$6	$2	$2	$—
Robert Dorn	—	—	1	1	—
WS Maritime Pacific, LLC	6	4	—	—	—
Gordon Smith	—	—	11	7	4
Smith Maritime, LLC	—	—	—	—	—

	$12	$10	$14	$10	$4

Note 10: Subsequent events

        On August 14, 2007, K-Sea, through certain wholly-owned subsidiaries, completed the acquisition of all of the equity interests in the Companies. The aggregate purchase price for the Companies was approximately $202,962, comprising $169,154 in cash, $23,573 of assumed debt, and K-Sea units valued at $10,235.

 APPENDIX A

 FORM OF

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

K-SEA GP HOLDINGS LP

A-i

A-ii

A-iii

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP
OF
K-SEA GP HOLDINGS LP

        THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF K-SEA GP HOLDINGS LP dated as of                        , 2008 is entered into by and among K-Sea GP LLC, a Delaware limited liability company, as the General Partner, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.1    Definitions.

        The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

        "Additional Limited Partner" means a Person admitted to the Partnership as a Limited Partner pursuant to Section 4.5 and who is shown as such on the books and records of the Partnership.

        "Adjusted Capital Account" means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner's Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The "Adjusted Capital Account" of a Partner in respect of a General Partner Interest, a Common Unit or any other Partnership Interest shall be the amount that such Adjusted Capital Account would be if such General Partner Interest, Common Unit or other Partnership Interest were the only interest in the Partnership held by a Partner from and after the date on which such General Partner Interest, Common Unit or other Partnership Interest was first issued.

        "Adjusted Property" means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d)(i) or 5.5(d)(ii).

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

        "Agreed Allocation" means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including, without limitation, a Curative Allocation (if appropriate to the context in which the term "Agreed Allocation" is used).

        "Agreed Value" of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

        "Agreement" means this Amended and Restated Agreement of Limited Partnership of K-Sea GP Holdings LP, as it may be amended, supplemented or restated from time to time.

        "Associate" means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

        "Available Cash" means, with respect to any Quarter ending prior to the Liquidation Date,

          (a)   the sum of all cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter, less

          (b)   the amount of any cash reserves established by the General Partner to (i) provide for the proper conduct of the business of the Partnership (including reserves for future capital expenditures, for future tax payments and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject, (iii) permit the MLP General Partner to make capital contributions to the MLP to maintain its then current general partner interest in the MLP upon the issuance of additional partnership securities by the MLP or (iv) provide funds for distributions under Section 6.3 in respect of any one or more of the next four Quarters; provided, however, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

          Notwithstanding the foregoing, "Available Cash" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

        "Board of Directors" means, with respect to the Board of Directors of the General Partner, its board of directors or managers, as applicable, if a corporation or limited liability company, or if a limited partnership, the board of directors or board of managers of the general partner of the General Partner.

        "Book-Tax Disparity" means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner's share of the Partnership's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner's Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner's Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

        "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the states of New York or New Jersey shall not be regarded as a Business Day.

        "Business Opportunity Agreement" means the Business Opportunity Agreement dated                        , 2008, among the Partnership, the MLP and the MLP General Partner, as it may be amended, supplemented or restated from time to time.

        "Capital Account" means the capital account maintained for a Partner pursuant to Section 5.5. The "Capital Account" of a Partner in respect of a General Partner Interest, a Common Unit or any other Partnership Interest shall be the amount that such Capital Account would be if such General Partner Interest, Common Unit or other Partnership Interest were the only interest in the Partnership held by a Partner from and after the date on which such General Partner Interest, Common Unit or other Partnership Interest was first issued.

        "Capital Contribution" means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership pursuant to this Agreement.

        "Carrying Value" means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners' Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 5.5(d)(i) and 5.5(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

        "Cash Value of the Combined Interest" has the meaning assigned to such term in Section 11.3(a).

        "Cause" means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

        "Certificate" means a certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Common Units, or a certificate, in such form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more other Partnership Securities.

        "Certificate of Limited Partnership" means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 2.1, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

        "Citizenship Certification" means a properly completed certificate in such form as may be specified by the General Partner by which a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen (for purposes of Section 4.8) or an U.S. Citizen (for purposes of Section 4.10).

        "Claim" has the meaning assigned to such term in Section 7.12(d).

        "Closing Date" means the first date on which Common Units are sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

        "Closing Price" has the meaning assigned to such term in Section 15.1(a).

        "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

        "Combined Interest" has the meaning assigned to such term in Section 11.3(a).

        "Commission" means the United States Securities and Exchange Commission.

        "Common Unit" means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners, whether evidenced by a Certificate or in uncertificated form, and having the rights and obligations specified with respect to Common Units in this Agreement.

        "Conflicts Committee" means a committee of the Board of Directors of the General Partner composed entirely of two or more directors who are not (a) security holders, officers or employees of the General Partner, (b) officers, directors or employees of any Affiliate of the General Partner, including the MLP General Partner, or (c) holders of any ownership interest in the Partnership Group other than Common Units, or holders of any ownership interest in the MLP Group, other than common units representing limited partner interests in the MLP and who also meet the independence standards required to serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted for trading.

        "Contributed Property" means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

        "Contribution Agreement" means the Contribution Agreement dated as of                        , 2008 by and among the Partnership, the Initial Limited Partners, EW Transportation LLC, EW MergerCo LLC, Timothy J. Casey, James J. Dowling and Brian P. Friedman.

        "Curative Allocation" means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(ix).

        "Current Market Price" has the meaning assigned to such term in Section 15.1(a).

        "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. § 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

        "Departing General Partner" means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.

        "Depositary" means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

        "Economic Risk of Loss" has the meaning set forth in Treasury Regulation Section 1.752-2(a).

        "Eligible Citizen" means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner the General Partner determines does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

        "Event of Withdrawal" has the meaning assigned to such term in Section 11.1(a).

        "Former KSP GP" has the meaning assigned to such term in Section 15.1(a).

        "General Partner" means K-Sea GP LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership (except as the context otherwise requires).

        "General Partner Interest" means the management and ownership interest, if any, of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), and includes any and all benefits to which a General Partner is entitled as provided in this Agreement, together with all obligations of a General Partner to comply with the terms and provisions of this Agreement.

        "Group" means a Person that, with or through any of its Affiliates or Associates, has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Securities with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

        "Group Member" means a member of the Partnership Group.

        "Holder" as used in Section 7.12 has the meaning assigned to such term in Section 7.12(a).

        "Indemnified Persons" has the meaning assigned to such term in Section 7.12(d).

        "Indemnitee" means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a member, partner, officer, director, fiduciary or trustee of any Group Member, the General Partner or any Departing General Partner or any Affiliate of any Group Member, the General Partner or any Departing General Partner, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as an officer, director, member, partner, fiduciary or trustee of another Person; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services and (f) any Person the General Partner designates as an "Indemnitee" for purposes of this Agreement.

        "Initial Common Unit" means the Common Units sold in the Initial Offering.

        "Initial Limited Partners" means the Persons listed on Schedule 1 hereto, in each case upon being admitted to the Partnership in accordance with Section 10.1.

        "Initial Offering" means the initial offering and sale of Common Units to the public, as described in the Registration Statement.

        "Issue Price" means the price at which a Unit is purchased from the Partnership net of any sales commission or underwriting discount charged to the Partnership.

        "Limited Partner" means, unless the context otherwise requires, each Initial Limited Partner, each Limited Partner, each Substituted Limited Partner, each Additional Limited Partner and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person's capacity as a limited partner of the Partnership.

        "Limited Partner Interest" means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units or other Partnership Securities or a combination thereof or interest therein, in certificated or uncertificated form, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement.

        "Liquidation Date" means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and

(b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

        "Liquidator" means one or more Persons selected by the General Partner to perform the functions described in Section 12.3 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

        "Maritime Laws" has the meaning assigned to such term in Section 4.10(a).

        "Merger Agreement" has the meaning assigned to such term in Section 14.1.

        "MLP" means K-Sea Transportation Partners L.P., a Delaware limited partnership, and any successors thereto.

        "MLP Agreement" means the Third Amended and Restated Agreement of Limited Partnership of K-Sea Transportation Partners L.P., as it may be amended, supplemented or restated from time to time.

        "MLP General Partner" means K-Sea General Partner GP LLC, a Delaware limited liability company and the general partner of the MLP, and any successor thereto.

        "MLP Group" means the MLP and its Subsidiaries.

        "National Securities Exchange" means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act, and any successor to such statute.

        "Net Agreed Value" means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership's Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

        "Net Income" means, for any taxable year, the excess, if any, of the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d).

        "Net Loss" means, for any taxable year, the excess, if any, of the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d).

        "Net Termination Gain" means, for any taxable year, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Partnership (a) after the Liquidation Date or (b) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group). The items included in the determination of Net Termination Gain shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain, loss or deduction specially allocated under Section 6.1(d).

        "Net Termination Loss" means, for any taxable year, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Partnership (a) after the Liquidation Date or (b) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group). The items included in the determination of Net Termination Loss shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain, loss or deduction specially allocated under Section 6.1(d).

        "Non-citizen Assignee" means a Person whom the General Partner has determined does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Limited Partner, pursuant to Section 4.8.

        "Nonrecourse Built-in Gain" means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 6.2(b)(i)(A), 6.2(b)(ii)(A) and 6.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

        "Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

        "Nonrecourse Liability" has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

        "Non-U.S. Citizen" has the meaning assigned to such term in Section 4.10(h)(iii).

        "Notice of Election to Purchase" has the meaning assigned to such term in Section 15.1(b).

        "Operating Partnership" means K-Sea Operating Partnership L.P., a Delaware limited partnership.

        "Omnibus Agreement" that Omnibus Agreement, dated as of January 14, 2004, among the MLP General Partner, EW Transportation LLC (formerly known as New K-Sea Transportation LLC), EW Acquisition Corp. (formerly known as K-Sea Acquisition Corp.), EW Holding Corp. (formerly known as New EW Holding Corp.), EW Transportation Corp. (formerly known as New K-Sea Transportation Corp.), K-Sea General Partner L.P., the MLP, K-Sea OLP GP LLC and the Operating Partnership, as it may be amended, supplemented or restated from time to time.

        "Opinion of Counsel" means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) in a form acceptable to the General Partner.

        "Organizational Limited Partner" means Timothy J. Casey in his capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

        "Outstanding" means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership's books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Common Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Common Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement); provided, further, that the foregoing limitation shall not apply (i) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates, (ii) to any Person or Group who acquired 20% or more of the Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply or (iii) to any Person or Group who acquired 20% or more of the Partnership Securities issued by the Partnership with the prior approval of the Board of Directors.

        "Partner Nonrecourse Debt" has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

        "Partner Nonrecourse Debt Minimum Gain" has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

        "Partner Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

        "Partners" means the General Partner and the Limited Partners.

        "Partnership" means K-Sea GP Holdings LP, a Delaware limited partnership.

        "Partnership Group" means the Partnership and its Subsidiaries treated as a single consolidated entity, but excluding the MLP Group.

        "Partnership Interest" means an interest in the Partnership, which shall include the General Partner Interest and Limited Partner Interests.

        "Partnership Minimum Gain" means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

        "Partnership Security" means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including without limitation, Common Units.

        "Percentage Interest" means, as of any date of determination, (a) as to any Unitholder holding Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) by (ii) the quotient obtained by dividing (A) the number of Units held by such Unitholder by (B) the total number of all Outstanding Units, and (b) as to the holders of additional Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance.

        "Permitted Percentage" has the meaning assigned to such term in Section 4.10(h)(iv).

        "Person" means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

        "Pro Rata" means (a) when modifying Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, and (b) when modifying Partners or Record Holders, apportioned among all Partners or Record Holders, as the case may be, in accordance with their relative Percentage Interests.

        "Purchase Date" means the date determined by the General Partner as the date for purchase of all Outstanding Units of a certain class (other than Units owned by the General Partner and its Affiliates) pursuant to Article XV.

        "Quarter" means, unless the context requires otherwise, a fiscal quarter of the Partnership, or with respect to the first fiscal quarter of the Partnership after the Closing Date the portion of such fiscal quarter after the Closing Date.

        "Recapture Income" means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

        "Record Date" means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

        "Record Holder" means the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the opening of business on such Business Day.

        "Redeemable Interests" means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.9.

        "Registration Statement" means the Registration Statement on Form S-1 (Registration No. 333-149541) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

        "Required Allocations" means (a) any limitation imposed on any allocation of Net Losses or Net Termination Losses under Section 6.1(b) or 6.1(c)(ii) and (b) any allocation of an item of income, gain, loss or deduction pursuant to Sections 6.1(d)(i), 6.1(d)(ii), 6.1(d)(iii), 6.1(d)(iv), 6.1(d)(v), 6.1(d)(vi) or 6.1(d)(viii).

        "Residual Gain" or "Residual Loss" means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Sections 6.2(b)(i)(A) or 6.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

        "Securities Act" means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

        "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

        "Special Approval" means approval by a majority of the members of the Conflicts Committee acting in good faith.

        "Subsidiary" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

        "Substituted Limited Partner" means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 10.3 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

        "Surviving Business Entity" has the meaning assigned to such term in Section 14.2(b).

        "Trading Day" has the meaning assigned to such term in Section 15.1(a).

        "transfer" has the meaning assigned to such term in Section 4.4(a).

        "Transfer Agent" means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Common Units; provided that if no Transfer Agent is specifically designated for any other Partnership Securities, the General Partner shall act in such capacity.

        "Underwriter" means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.

        "Underwriting Agreement" means the Underwriting Agreement entered into in connection with the Initial Offering dated                        , 2008 among the Underwriters, the Partnership and certain other parties, providing for the purchase of Common Units by such Underwriters.

        "Unit" means a Partnership Interest that is designated as a "Unit" and shall include Common Units, whether evidenced by a certificate or in uncertificated form.

        "Unit Majority" means at least a majority of the Outstanding Common Units voting together as a single class.

        "Unitholders" means the holders of Units.

        "Unrealized Gain" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

        "Unrealized Loss" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

        "U.S. GAAP" means United States generally accepted accounting principles consistently applied.

        "U.S. Citizen" has the meaning assigned to such term in Section 4.10(h)(ii).

        "Withdrawal Opinion of Counsel" has the meaning assigned to such term in Section 11.1(b).

        Section 1.2    Construction.

        Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms "include," "includes" or "including" or words of like import shall be deemed to be followed by the words "without limitation;" and (d) the terms "hereof," "herein" or "hereunder" refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II
ORGANIZATION

        Section 2.1    Formation.

        The Partnership was formed on December 11, 2007 pursuant to the Certificate of Limited Partnership as filed with the Secretary of State of the State of Delaware pursuant to the provisions of the Delaware Act. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

        Section 2.2    Name.

        The name of the Partnership shall be "K-Sea GP Holdings LP" The Partnership's business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words "Limited Partnership," "LP," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

        Section 2.3    Registered Office; Registered Agent; Principal Office; Other Offices.

        Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Suite 400, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at One Tower Center Boulevard, 17th Floor, East Brunswick, New Jersey 08816 or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems necessary or appropriate. The address of the General Partner shall be One Tower Center Boulevard, 17th Floor, East Brunswick, New Jersey 08816 or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

        Section 2.4    Purpose and Business.

        The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity; and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member or a member of the MLP Group, provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may decline to propose or approve, the conduct by the Partnership of any business, free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

        Section 2.5    Powers.

        The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

        Section 2.6    Power of Attorney.

        (a)   Each Limited Partner hereby constitutes and appoints the General Partner and, if a Liquidator (other than the General Partner) shall have been selected pursuant to Section 12.3, the Liquidator, severally (and any successor to either thereof by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

          (i)    execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator determines to be necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, X, XI or XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.6; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger, consolidation or conversion of the Partnership pursuant to Article XIV; and

          (ii)   execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to (A) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or (B) effectuate the terms or intent of this Agreement; provided that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

        Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.

        (b)   The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner and the transfer of all or any portion of such Limited Partner's Partnership Interest and shall extend to such Limited Partner's heirs, successors, assigns and personal representatives. Each such Limited Partner hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator may request in order to effectuate this Agreement and the purposes of the Partnership.

        Section 2.7    Term.

        The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

        Section 2.8    Title to Partnership Assets.

        Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer to the Partnership of record title to all Partnership assets held by the General Partner or its Affiliates and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

        Section 2.9    Certain Undertakings Relating to the Separateness of the Partnership.

        (a)   The Partnership shall conduct its business and operations separate and apart from those of any other Person (other than the General Partner) in accordance with this Section 2.9.

        (b)   The Partnership shall maintain (i) its books and records, (ii) its accounts, and (iii) its financial statements, separate from those of any other Person, except its consolidated Subsidiaries.

        (c)   The Partnership shall not commingle or pool its funds or other assets with those of any other Person, except its consolidated Subsidiaries, and shall maintain its assets in a manner that is not costly or difficult to segregate, ascertain or otherwise identify as separate from those of any other Person.

        (d)   The Partnership shall (i) conduct its business in its own name, (ii) use separate stationery, invoices, and checks, (iii) correct any known misunderstanding regarding its separate identity, and (iv) generally hold itself out as a separate entity.

        (e)   The Partnership shall not (i) pay its own liabilities from a source other than its own funds, (ii) guarantee or become obligated for the debts of any other Person, except its Subsidiaries, (iii) hold out its credit as being available to satisfy the obligations of any other Person, except its Subsidiaries, (iv) acquire obligations or debt securities of the General Partner or its Affiliates (other than the Partnership or its Subsidiaries), or (v) pledge its assets for the benefit of any Person or make loans or advances to any Person, except its Subsidiaries; provided that the Partnership may engage in any transaction described in clauses (ii)–(v) of this Section 2.9(e) if prior Special Approval has been obtained for such transaction and either (A) the Conflicts Committee has determined, or has obtained reasonable written assurance from a nationally recognized firm of independent public accountants or a nationally recognized investment banking or valuation firm, that the borrower or recipient of the credit extension is not then insolvent and will not be rendered insolvent as a result of such transaction or (B) in the case of transactions described in clause (iv), such transaction is completed through a public auction or a National Securities Exchange.

        (f)    The Partnership shall (i) observe all partnership formalities and other formalities required by its organizational documents, the laws of the jurisdiction of its formation, or other laws, rules, regulations and orders of governmental authorities exercising jurisdiction over it, (ii) engage in transactions with the General Partner and its Affiliates (other than another Group Member) in conformity with the requirements of Section 7.9, and (iii) promptly pay, from its own funds, and on a current basis, its allocable share of general and administrative expenses, capital expenditures, and costs for shared services performed by Affiliates of the General Partner (other than another Group Member). Each material contract between the Partnership or another Group Member, on the one hand, and the Affiliates of the General Partner (other than a Group Member), on the other hand, shall be in writing.

        (g)   Failure by the General Partner or the Partnership to comply with any of the obligations set forth above shall not affect the status of the Partnership as a separate legal entity, with its separate assets and separate liabilities.

ARTICLE III
RIGHTS OF LIMITED PARTNERS

        Section 3.1    Limitation of Liability.

        The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

        Section 3.2    Management of Business.

        No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member or a member of the MLP Group, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

        Section 3.3    Outside Activities of the Limited Partners.

        Subject to the provisions of Section 7.5 and the Omnibus Agreement and the Business Opportunity Agreement, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group or the MLP Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

        Section 3.4    Rights of Limited Partners.

        (a)   In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner's own expense:

          (i)    to obtain true and full information regarding the status of the business and financial condition of the Partnership;

          (ii)   promptly after its becoming available, to obtain a copy of the Partnership's federal, state and local income tax returns for each year;

          (iii)  to obtain a current list of the name and last known business, residence or mailing address of each Partner;

          (iv)  to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

          (v)   to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and that each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

          (vi)  to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

        (b)   Notwithstanding any other provision of this Agreement, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its consolidated business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

ARTICLE IV
CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS;
REDEMPTION OF PARTNERSHIP INTERESTS

        Section 4.1    Certificates.

        Prior to the Closing Date, the Partnership Interests will not be evidenced by a Certificate. Effective on the Closing Date, upon the Partnership's issuance of Common Units to any Person, the Partnership shall issue, upon the request of such Person, one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition, upon the request of any Person owning any Partnership Securities other than Common Units, the Partnership shall issue to such Person one or more certificates evidencing such Partnership Securities other than Common Units. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President or any

Executive Vice President or Vice President and the Chief Financial Officer or the Secretary or any Assistant Secretary of the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, the Units may be certificated or uncertificated as provided in the Delaware Act; provided, further, that if the General Partner elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership and the Underwriters.

        Section 4.2    Mutilated, Destroyed, Lost or Stolen Certificates.

        (a)   If Certificates are issued and any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.

        (b)   The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

          (i)    makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

          (ii)   requests the issuance of a new Certificate or uncertificated Units before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

          (iii)  if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct, in its sole discretion, to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

          (iv)  satisfies any other reasonable requirements imposed by the General Partner.

        (c)   If a Limited Partner fails to notify the General Partner within a reasonable period of time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate or uncertificated Units.

        (d)   As a condition to the issuance of any new Certificate or uncertificated Units under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

        Section 4.3    Record Holders.

        The Partnership shall be entitled to recognize the Record Holder as the Limited Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another

Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person shall be the Record Holder of such Partnership Interest.

        Section 4.4    Transfer Generally.

        (a)   The term "transfer," when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns its General Partner Interest to another Person who becomes the General Partner, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange, or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

        (b)   No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

        (c)   Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of the General Partner of any or all of the issued and outstanding equity interests or other ownership interests in the General Partner, including through a merger or consolidation of the General Partner.

        Section 4.5    Registration and Transfer of Limited Partner Interests.

        (a)   The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests or transfers of uncertificated Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of certificated Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered or upon request of the Person entitled thereto new equivalent uncertificated Limited Partner Interests evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered shall be issued to such Person and the transaction shall be recorded upon the books of the Partnership.

        (b)   Except as otherwise provided in Section 4.8 and subject to Section 4.10:

          (i)    with respect to certificated Limited Partner Interests, the General Partner shall not recognize any transfer of Limited Partner Interests until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer and such Certificates are accompanied by a Transfer Application and Citizenship Certification duly executed by the transferee (or the transferee's attorney-in-fact duly authorized in writing). No charge shall be imposed by the General Partner for such transfer; provided that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto; and

          (ii)   with respect to uncertificated Limited Partner Interests, the General Partner shall not recognize any transfer of uncertificated Limited Partner Interests until the transfer instructions from the registered owner of such uncertificated Limited Partner Interests are accompanied by a Transfer Application and Citizenship Certification duly executed by the transferee (or the transferee's attorney-in-fact duly authorized in writing). No charge shall be imposed by the General Partner for such transfer; provided that as a condition to the issuance of any new uncertificated Limited Partner Interests under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

        (c)   By acceptance of the transfer of any Limited Partner Interests in accordance with this Section 4.5 and except as provided in Section 4.9 and Section 4.10, each transferee of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such Person when any such transfer or admission is reflected in the books and records of the Partnership, with or without execution of this Agreement, (ii) shall be deemed to agree to be bound by the terms of, and shall be deemed to have executed, this Agreement, (iii) shall become the Record Holder of the Limited Partner Interests so transferred, (iv) represents that the transferee has the capacity, power and authority to enter into this Agreement, (v) grants the powers of attorney set forth in this Agreement, (vi) makes the consents and waivers contained in this Agreement and (vii) agrees to provide from time to time upon request of the General Partner evidence of its and any beneficial owner's citizenship (as defined in the Maritime Laws). The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

        (d)   Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.7, (iv) Section 4.10, (v) with respect to any series of Limited Partner Interests, the provisions of any statement of designations or amendment to this Agreement establishing such series, (vi) any contractual provisions binding on any Limited Partner and (vii) provisions of applicable law including the Securities Act, Limited Partnership Interests shall be freely transferable.

        Section 4.6    Transfer of the General Partner Interest.

        (a)   Subject to Section 4.6(c) below, prior to December 31, 2018, the General Partner shall not transfer all or any part of its General Partner Interest to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the General Partner with or into another Person (other than an individual) or the transfer by the General Partner of all or substantially all of its assets to another Person (other than an individual).

        (b)   Subject to Section 4.6(c) below, on or after December 31, 2018, the General Partner may transfer all or any of its General Partner Interest without Unitholder approval.

        (c)   Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee is a U.S. Citizen, (ii) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (iii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iv) prior to such transfer, the General Partner shall pay and deliver to the Partnership any consideration received by it or any of its Affiliates in connection with such transfer (including a transfer effected by a merger or consolidation or transfer of all or substantially all of its assets) in excess of the Capital Contribution of the General Partner. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution. In any such transfer, the transferring General Partner shall be entitled to receive all reimbursements due such General Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the transferring General Partner for the benefit of the Partnership or the other Group Members.

        Section 4.7    Restrictions on Transfers.

        (a)   Except as provided in Section 4.7(c) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) or (iv) cause the Partnership to violate the provisions of Section 4.10.

        (b)   The General Partner may impose restrictions on the transfer of Partnership Interests if it receives Opinion of Counsel that such restrictions are necessary to avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes or failing to remain a U.S. Citizen. The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted for trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

        (c)   Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted for trading.

        (d)   In the event any Partnership Interest is evidenced in certificated form, each certificate evidencing Partnership Interests shall bear a conspicuous legend in substantially the following form:

  THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF THE PARTNERSHIP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF THE PARTNERSHIP UNDER THE LAWS OF THE STATE OF DELAWARE, (C) CAUSE THE PARTNERSHIP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED), OR (D) CAUSE THE PARTNERSHIP OR K-SEA TRANSPORTATION PARTNERS L.P. TO FAIL TO QUALIFY TO OWN/OPERATE VESSELS IN THE U.S. COASTWISE TRADE DUE TO NOT MEETING THE CITIZENSHIP REQUIREMENTS OF THE MARITIME LAWS. K-SEA GP LLC, THE GENERAL PARTNER OF THE PARTNERSHIP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF

  THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF THE PARTNERSHIP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

        Section 4.8    Citizenship Certifications; Non-citizen Assignees.

        (a)   If any Group Member is or becomes subject to any federal, state or local law or regulation (other than Maritime Law) that the General Partner determines would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner or Assignee (other than Maritime Law), the General Partner may request any Limited Partner or Assignee to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner or Assignee is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Limited Partner or Assignee fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.9. In addition, the General Partner may require that the status of any such Limited Partner be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of his Limited Partner Interests.

        (b)   The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including the General Partner) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

        (c)   Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee's share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).

        (d)   At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request that with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to Section 4.9, such Non-citizen Assignee be admitted as a Limited Partner, and upon approval of the General Partner, such Non-citizen Assignee shall be admitted as a Limited Partner and shall no longer constitute a Non-citizen Assignee and the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee's Limited Partner Interests.

        Section 4.9    Redemption of Partnership Interests of Non-citizen Assignees.

        (a)   If at any time a Limited Partner or Assignee fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.8(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership may, unless the

Limited Partner or Assignee establishes to the satisfaction of the General Partner that such Limited Partner or Assignee is an Eligible Citizen or has transferred his Partnership Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner or Assignee as follows:

          (i)    The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests, or, if uncertificated, upon receipt of evidence satisfactory to the General Partner of the ownership of the Redeemable Interests, and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner or Assignee would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

          (ii)   The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

          (iii)  Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of (x) if certificated, the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank or (y) if uncertificated, upon receipt of evidence satisfactory to the General Partner of the ownership of the Redeemable Interests, the Limited Partner or Assignee or his duly authorized representative shall be entitled to receive the payment therefor.

          (iv)  After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

        (b)   The provisions of this Section 4.9 shall also be applicable to Limited Partner Interests held by a Limited Partner as nominee of a Person determined to be other than an Eligible Citizen.

        (c)   Nothing in this Section 4.9 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner in a Citizenship Certification that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

        (d)   This Section 4.9 shall not apply to the determination of whether a Person is a U.S. Citizen under applicable Maritime Law or to the treatment of any such Person under this Agreement in the event it is determined that such Person is a Non-U.S. Citizen under applicable Maritime Law. Section 4.10 shall control for purposes of any such determination or treatment.

        Section 4.10    Foreign Ownership of Units.

        (a)    In General.    It is the policy of the Partnership that Non-U.S. Citizens should Own, individually or in the aggregate, no more than the Permitted Percentage of the Units. If at any time

Non-U.S. Citizens, individually or in the aggregate, become, or if a transfer were to be recognized by the Partnership would become, the Owners of more than the Permitted Percentage of the Units, then the Partnership shall have the power to take the actions prescribed in subparagraphs (c), (d) and (e) of this Section 4.10. The provisions of this Section 4.10 are intended to assure that the Partnership and the MLP remain in continuous compliance with the citizenship requirements of 46 U.S.C. §50501, or successor, for purposes of owning and operating the vessels of the MLP Group in the U.S. coastwise trade (collectively, the "Maritime Laws") and the regulations promulgated thereunder. Any amendments to the Maritime Laws or the regulations relating to the citizenship of U.S. vessel owners or operators of coastwise trade vessels are deemed to be incorporated herein by reference.

        (b)    Dual Unit Certificate System.    To implement the policy set forth in subparagraph (a) hereof, the Partnership may institute a Dual Unit Certificate System such that (i) each Unit Certificate representing Units that are Owned by a U.S. Citizen shall be marked "U.S. Citizen" and each Unit Certificate representing Units that are Owned by a Non-U.S. Citizen shall be marked "Non-U.S. Citizen," but with all such Unit Certificates to be identical in all other respects and to comply with all provisions of the Delaware Act; (ii) each Unit in uncertificated form that is Owned by a Non-U.S. Citizen shall be designated upon the books of the Partnership as "Non-U.S. Citizen," but with all such Units to be identical in all other respects and to comply with all provisions of the Delaware Act; (iii) to the extent necessary to enable the Partnership to submit any proof of citizenship required by law or by contract with the United States government (or any agency thereof), the Partnership may require the Record Holders and the Owners of such Units to confirm their citizenship status from time to time, and voting rights and distributions payable with respect to Units held by such Record Holder or Owned by such Owner may, in the discretion of the General Partner, be withheld until confirmation of such citizenship status is received; and (iv) the Unit Register of the Partnership shall be maintained in such manner as to enable the percentage of Units that is Owned by Non-U.S. Citizens and by U.S. Citizens to be confirmed. The General Partner is authorized to take such other ministerial actions or make such interpretations as it may deem necessary or advisable in order to implement the policy set forth in subparagraph (a) hereof.

        (c)    Restrictions on Transfer; Change of Status.

          (i)    Any transfer, or attempted transfer, of interests of either the Record Holder or beneficial ownership of any Units, the effect of which would be to cause one or more Non-U.S. Citizens to Own Units in excess of the Permitted Percentage, shall be ineffective as against the Partnership, and neither the Partnership nor its Transfer Agent shall register such transfer or purported transfer on the Unit Register of the Partnership and neither the Partnership nor its Transfer Agent shall be required to recognize the transferee or purported transferee thereof as a Unitholder of the Partnership for any purpose whatsoever except to the extent necessary to effect any remedy available to the Partnership under this Section 4.10. A Citizenship Certification shall be required from all record or beneficial transferees (and from any recipient upon original issuance) of Units of the Partnership and, if such transferee (or recipient) is acting as a fiduciary or nominee for an Owner, such Owner, and registration of transfer (or original issuance) shall be denied upon refusal to furnish such certification.

          (ii)   Each Record Holder and Owner shall advise the Partnership in writing of any change in such Record Holder's or Owner's citizenship status.

        (d)    No Voting Rights; Temporary Withholding of Distributions.    If on any date (including any record date) the number of Units that is Owned by Non-U.S. Citizens is in excess of the Permitted Percentage (such Units herein referred to as the "Excess Units"), the General Partner shall determine those Units Owned by Non-U.S. Citizens that constitute such Excess Units. The determination of those Units that constitute Excess Units shall be made by reference to the date or dates Units were acquired by Non-U.S. Citizens, starting with the most recent acquisition of Units by a Non-U.S. Citizen and including, in reverse chronological order of acquisition, all other acquisitions of Units by Non-U.S.

Citizens from and after the acquisition of those Units by a Non-U.S. Citizen that first caused the Permitted Percentage to be exceeded. The determination of the General Partner as to those Units that constitute the Excess Units shall be conclusive. Units deemed to constitute such Excess Units shall (so long as such excess exists) not be accorded any voting rights and shall not be deemed to be outstanding for purposes of determining the vote required on any matter properly brought before the Unitholders of the Partnership for a vote thereon. The Partnership shall (so long as such excess exists) withhold the payment of regular distributions, if any, and the sharing in any other distribution (upon liquidation or otherwise) in respect of the Excess Units. At such time as the Permitted Percentage is no longer exceeded, full voting rights shall be restored to any Units previously deemed to be Excess Units and any distribution with respect thereto that has been withheld shall be due and paid solely to the Record Holders of such Units at the time the Permitted Percentage is no longer exceeded.

        (e)    Redemption of Excess Units.    The Partnership shall have the power, but not the obligation, to redeem Excess Units subject to the following terms and conditions:

          (i)    the per Unit redemption price (the "Non-U.S. Citizen Redemption Price") to be paid for the Excess Units to be redeemed shall be the sum of (A) the Current Market Price of the Units (the 20 day measuring period respecting which shall end on the day immediately preceding the day on which such Excess Units were purchased) and (B) any distribution declared with respect to such Units prior to the date such Units are called for redemption hereunder but which has been withheld by the Partnership pursuant to subparagraph (d);

          (ii)   the Non-U.S. Citizen Redemption Price shall be paid in cash;

          (iii)  a notice of redemption shall be given by first class mail, postage prepaid, mailed not less than ten (10) days prior to the redemption date to each holder of record of the Units to be redeemed, at such holder's address as the same appears on the Unit Register of the Partnership. Each such notice shall state (A) the redemption date, (B) the number of Units to be redeemed from such holder, (C) the Non-U.S. Citizen Redemption Price, and the manner of payment thereof, (D) if such Units are certificated, the place where Certificates for such Units are to be surrendered for payment of the Non-U.S. Citizen Redemption Price, and (E) that distributions on the Units to be redeemed will cease to accrue on such redemption date;

          (iv)  from and after the redemption date, distributions on the Units called for redemption shall cease to accrue and such Units shall no longer be deemed to be Outstanding and all rights of the holders thereof as Unitholders of the Partnership (except the right to receive from the Partnership the Non-U.S. Citizen Redemption Price) shall cease. If certificated, upon surrender of the Certificates for any Units so redeemed in accordance with the requirements of the notice of redemption (properly endorsed or assigned for transfer if the General Partner shall so require and the notice shall so state), and, if uncertificated, upon receipt of proper transfer instructions from the registered owner of the uncertificated Common Units, such Units shall be redeemed by the Partnership at the Non-U.S. Citizen Redemption Price. In case fewer than all the Units represented by any such Certificate are redeemed, a new Certificate or uncertificated Units shall be issued representing the Units not redeemed without cost to the holder thereof; and

          (v)   such other terms and conditions as the General Partner may reasonably determine.

        (f)    Determination of Citizenship.    In determining the citizenship of the Owners or their transferees of Units, the General Partner may rely on the Unit Register of the Partnership and the Citizenship Certifications given by the Owners or their transferees or any recipients (in the case of original issuance) (in each case whether such certifications have been given on their own behalf or on behalf of others) to establish the citizenship of such Owners, transferees or recipients of the Units. The determination of the citizenship of Owners (beneficial or of record) and their transferees of the Units may also be subject to proof in such other way or ways as the General Partner may deem reasonable. The General Partner may at any time require proof, in addition to the Citizenship Certifications, of any

Owner or proposed transferee of Units, and the payment of distributions may be withheld and the right to vote and be counted as Outstanding for quorum purposes may be withdrawn, and any application for transfer of ownership on the Unit Register of the Partnership may be refused, until such additional proof is submitted. The determination of the General Partner as to the citizenship of the Owners (beneficial or of record) or their transferees in accordance with this subparagraph (f) shall be conclusive.

        (g)    Severability.    Each provision of subparagraphs (a) through (f) of this Section 4.10 is intended to be severable from every other provision. If any one or more of the provisions contained in such subparagraphs of this Section 4.10 is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of any other provision of subparagraphs (a) through (f) of this Section 4.10 shall not be affected, and such subparagraphs of this Section 4.10 shall be construed as if the provisions held to be invalid, illegal or unenforceable had been reformed to the extent required to be valid, legal and enforceable.

        (h)    For purposes of this Section 4.10:

          (i)    A Person shall be deemed the "Owner" of, or to "Own" Units or other ownership interests to the extent such Units or other ownership interests are (a) owned beneficially or held of record (with the power to act on behalf of the beneficial owner); (b) may be voted by such Person; (c) entitled to distributions in respect of such Units by such Person; or (d) which by any other means whatsoever controlled by such Person, or in which control is permitted to be exercised by such Person, with the General Partner being authorized to determine reasonably the meaning of such control for this purpose under the guidelines set forth in Part 67 of Title 46 of the Code of Federal Regulations, as amended, modified or supplemented.

          (ii)   "U.S. Citizen" shall mean: (a) an individual who is native-born, naturalized, a derivative citizen of the United States, or otherwise qualifies as a United States citizen; (b) a partnership of which all of its general partners are citizens of the United States and at least 75% of the interest in the partnership is Owned by citizens of the United States; (c) a trust whereby each of its trustees is a citizen of the United States, each beneficiary with an enforceable interest in the trust is a citizen of the United States, and at least 75% of the interest in the trust is Owned by citizens of the United States; (d) an association or joint venture if each of its members is a citizen of the United States; (e) a corporation if (I) it is incorporated under the laws of the United States or of a State of the United States or a political subdivision thereof, Guam, Puerto Rico, the Virgin Islands, American Samoa, the District of Columbia, the Northern Mariana Islands, or any other territory or possession of the United States, (II) its chief executive officer, by whatever title, and its chairman of the board of directors are citizens of the United States, (III) no more of its directors are non-citizens than a minority of the number necessary to constitute a quorum, and (IV) at least 75% of the interest in the corporation is Owned by citizens of the United States; (f) a governmental entity that is an entity of the federal government of the United States or of the government of a State of the United States or a political subdivision thereof, Guam, Puerto Rico, the Virgin Islands, American Samoa, the District of Columbia, the Northern Mariana Islands, or any other territory or possession of the United States, all as further defined in Subpart C (Sections 67.30-67.47) of Title 46 of the Code of Federal Regulations, as amended, modified or supplemented, or other relevant Subpart. With respect to a limited liability company, a "U.S. Citizen" shall mean an entity that meets the requirements of subclause (b) above if member managed, and, if the limited liability company is managed by a board of directors or similar body, then it shall also meet such relevant requirements of subclause (e) above.

          (iii)  The term "Non-U.S. Citizen" shall mean any Person other than a U.S. Citizen.

          (iv)  The term "Permitted Percentage" shall mean a percentage equal to not more than 24.0% as determined from time to time by the General Partner, it being understood that the initial percentage is 15.0%.

ARTICLE V
CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

        Section 5.1    Organizational Issuances.

        Prior to the date hereof, K-Sea GP LLC was admitted as the General Partner of the Partnership without any economic interest in the Partnership, and the Organizational Limited Partner made an initial Capital Contribution of $1,000 to the Partnership in exchange for an interest in the Partnership and has been admitted as a Limited Partner of the Partnership. As of the Closing Date, the interest of the Organizational Limited Partner shall be redeemed as provided in the Contribution Agreement, and the initial Capital Contribution of the Organizational Limited Partner shall thereupon be refunded. Any interest or other profit that may have resulted from the investment or other use of such initial Capital Contribution shall be allocated and distributed to the Organizational Limited Partner.

        Section 5.2    Contributions by the Initial Limited Partners.

        On the Closing Date and pursuant to the Contribution Agreement: (i) the Initial Limited Partners have contributed or shall contribute to the Partnership, as a Capital Contribution all of the limited liability company interests in the MLP General Partner in exchange for [                        ] Common Units and (ii) EW MergerCo LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership, shall merge with and into EW Transportation LLC, a Delaware limited liability company, with EW Transportation LLC as the surviving entity of the merger whereby the Initial Limited Partners shall be issued [                        ] Common Units as merger consideration. As a result of such merger, EW Transportation LLC will become a wholly owned subsidiary of the Partnership.

        Section 5.3    Contributions by the Underwriters.

        (a)   On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter shall contribute to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit multiplied by the number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter at the Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contribution to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit. Initial Common Units shall be issued and purchased in sequential tranches as further set forth in the Underwriting Agreement.

        (b)   Subject to Section 5.1, no Limited Partner Interests will be issued or issuable as of or at the Closing Date other than the Common Units issuable pursuant to subparagraph (a) hereof in an aggregate number equal to [1,424,000] Units and the [13,576,000] Common Units issuable to the Initial Limited Partners pursuant to Section 5.2 hereof.

        Section 5.4    Interest and Withdrawal.

        No interest on Capital Contributions shall be paid by the Partnership. Except as provided in Section 5.1, no Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

        Section 5.5    Capital Accounts.

        (a)   The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest pursuant to this Agreement and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

        (b)   For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided that:

          (i)    Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the MLP Agreement) of all property owned by the MLP or any other Subsidiary that is classified as a partnership or disregarded entity for federal income tax purposes.

          (ii)   All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

          (iii)  Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

          (iv)  Any income, gain, loss or deduction attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership's Carrying Value with respect to such property as of such date.

          (v)   In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a method of depreciation, cost recovery or amortization that the General Partner may adopt.

          (vi)  If the Partnership's adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section 6.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

        (c)   A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

        (d)   (i) On an issuance of additional Partnership Interests (x) in exchange for cash, other property or services, (y) upon the conversion of a General Partner's Combined Interest to Common Units pursuant to Section 11.3(b) or (z) upon the occurrence of any event that is specified in Treasury Regulations as they may be amended from time to time after which the balance of Capital Accounts may be adjusted as provided herein and that is not described in Section 5.5(d)(ii), the Capital Accounts of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance and had been allocated to the Partners at such time pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets shall be determined by the General Partner using such reasonable method of valuation as it may adopt (taking into account Section 7701(g) of the Code); provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time. The General Partner shall allocate such aggregate value among the assets of the Partnership in such manner as it determines in its discretion to be reasonable.

          (ii)   Immediately prior to any distribution to a Partner (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets shall (A) in the case of a distribution that is not made pursuant to Section 12.4 be determined and allocated in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4 be determined and allocated by the Liquidator using such reasonable method of valuation as it may adopt (taking into account Section 7701(g) of the Code).

        Section 5.6    Issuances of Additional Partnership Securities.

        (a)   The Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

        (b)   Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which the Partnership may or shall be required to redeem the Partnership Security (including sinking fund provisions); (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by Certificates or uncertificated Partnership Interests and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Security; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Partnership Interest.

        (c)   The General Partner is hereby authorized and directed to take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.6, (ii) the admission of additional Limited Partners and (iii) all additional issuances of Partnership Securities. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Securities, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed or admitted for trading.

        (d)   No fractional Partnership Securities shall be issued by the Partnership. If a distribution, subdivision or combination of Units pursuant to Section 5.6 would result in the issuance of fractional Units, each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

        Section 5.7    No Preemptive Right.

        No Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created.

        Section 5.8    Splits and Combinations.

        (a)   Subject to Section 5.6(d), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted retroactive to the beginning of the Partnership.

        (b)   Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

        (c)   Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates or uncertificated Partnership Securities to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures as it may deem appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate or uncertificated Partnership Securities, the surrender of any Certificate, or other evidence satisfactory to the General Partner of the ownership of any uncertificated Partnership Securities, held by such Record Holder immediately prior to such Record Date.

        Section 5.9    Fully Paid and Non-Assessable Nature of Limited Partner Interests.

        All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non assessability may be affected by Section 17-607 of the Delaware Act.

ARTICLE VI
ALLOCATIONS AND DISTRIBUTIONS

        Section 6.1    Allocations for Capital Account Purposes.

        For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

        (a)    Net Income.    After giving effect to the special allocations set forth in Section 6.1(d), and any allocations to other Partnership Securities, Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated to the Partners in accordance with their respective Percentage Interests.

        (b)    Net Losses.    After giving effect to the special allocations set forth in Section 6.1(d), and any allocations to other Partnership Securities, Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests.

        (c)    Net Termination Gains and Losses.    After giving effect to the special allocations set forth in Section 6.1(d), all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 6.3 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

          (i)    If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Gain shall be allocated among the Partners in accordance with their Percentage Interests; and

          (ii)   If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Loss shall be allocated among the Partners in accordance with their Percentage Interests.

        (d)    Special Allocations.    Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

          (i)    Partnership Minimum Gain Chargeback.    Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Sections 6.1(d)(v) and 6.1(d)(vi)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

          (ii)    Chargeback of Partner Nonrecourse Debt Minimum Gain.    Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Sections 6.1(d)(v) and 6.1(d)(vi), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

          (iii)    Qualified Income Offset.    In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(d)(i) or (ii).

          (iv)    Gross Income Allocations.    In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

          (v)    Nonrecourse Deductions.    Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines that the Partnership's Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

          (vi)    Partner Nonrecourse Deductions.    Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

          (vii)    Nonrecourse Liabilities.    For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

          (viii)    Code Section 754 Adjustments.    To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

          (ix)    Curative Allocation.

            (A)  Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1(d)(ix)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(d)(ix)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner determines that such allocations are likely to be offset by subsequent Required Allocations.

            (B)  The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(ix)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(ix)(A) among the Partners in a manner that is likely to minimize such economic distortions.

        Section 6.2    Allocations for Tax Purposes.

        (a)   Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 6.1.

        (b)   In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

          (i)    (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 6.1.

          (ii)   (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.5(d)(i) or 5.5(d)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 6.1.

          (iii)  The General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities.

        (c)   For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

        (d)   The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership's common basis of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-1(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner

Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

        (e)   Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

        (f)    All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

        (g)   Each item of Partnership income, gain, loss and deduction, shall for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Common Units are then traded on the first Business Day of each month; provided, however, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Common Units are then traded on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

        (h)   Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

        Section 6.3    Requirement and Characterization of Distributions; Distributions to Record Holders.

        (a)   Except as described in Section 6.3(c), within 55 days following the end of each Quarter commencing with the Quarter ending on December 31, 2008, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Partners in accordance with their respective Percentage Interests as of the Record Date selected by the General Partner. All distributions required to be made under this Agreement shall be made subject to Section 17-607 of the Delaware Act.

        (b)   With respect to the distribution for the Quarter ending on September 30, 2008, the amount of Available Cash distributed to the Partners in accordance with Section 6.3(a) shall equal 100% of Available Cash with respect to such Quarter multiplied by a fraction of which the numerator is the number of days in the period commencing on the Closing Date and ending on September 30, 2008 and of which the denominator is 92. Of the remaining Available Cash with respect to such Quarter, such amount shall be distributed to the General Partner and the Initial Limited Partners allocated among them as they may mutually agree.

        (c)   Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

        (d)   The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.

        (e)   Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

ARTICLE VII
MANAGEMENT AND OPERATION OF BUSINESS

        Section 7.1    Management.

        (a)   The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

          (i)    the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;

          (ii)   the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

          (iii)  the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 and Article XIV);

          (iv)  the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership, its Subsidiaries and the MLP; subject to Section 7.6(a), the lending of funds to other Persons; the repayment or guarantee of obligations of the Partnership, its Subsidiaries and the MLP and the making of capital contributions to any member of the Partnership, its Subsidiaries and the MLP;

          (v)   the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

          (vi)  the distribution of Partnership cash;

          (vii) the selection and dismissal of employees (including employees having titles such as "president," "vice president," "secretary" and "treasurer") and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

          (viii)  the maintenance of insurance for the benefit of the Partnership, the Partners and Indemnitees;

          (ix)  the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, limited liability companies, corporations or other relationships (including the acquisition of interests in, and the contributions of property to, the MLP and its Subsidiaries from time to time) subject to the restrictions set forth in Section 2.4;

          (x)   the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

          (xi)  the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

          (xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.7);

          (xiii)  the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of options, rights, warrants and appreciation rights relating to Partnership Securities;

          (xiv) the undertaking of any action in connection with the Partnership's participation in the management of the MLP through its ownership of the MLP General Partner;

          (xv) the registering for resale under the Securities Act and applicable state securities laws, the Partnership Securities held by the General Partner or any Affiliate of the General Partner; provided, however, that such registration for resale of any Partnership Security shall be subject to certain restrictions and limitations, including but not limited to, those under the provisions hereof or the Securities Act or applicable state securities laws;

          (xvi) the approval and authorization of any action taken by the MLP General Partner to limit or modify the incentive distribution rights in the MLP held by the MLP General Partner, if the General Partner determines that such limitation or modification does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; and

          (xvii)  the determination of whether any Limited Partner is a U.S. Citizen or a Non-U.S. Citizen for purposes of Section 4.10.

        (b)   Notwithstanding any other provision of this Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and each other Person who may acquire an interest in Partnership Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of the Underwriting Agreement, the Contribution Agreement, the Business Opportunity Agreement, the Omnibus Agreement and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the General Partner (on its own or through any officer of the

Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Securities; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them, of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV), shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

        Section 7.2    Certificate of Limited Partnership.

        The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act and shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

        Section 7.3    Restrictions on General Partner's Authority.

        Except as provided in Articles XII and XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) or approve on behalf of the Partnership or its Subsidiaries the sale, exchange or other disposition of all or substantially all of the assets of the MLP Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination), without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner's ability to mortgage, pledge, hypothecate or grant a lien, encumbrance or security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of a Unit Majority, the General Partner shall not, on behalf of the Partnership, except as permitted under Sections 4.6, 11.1 and 11.2, elect or cause the Partnership to elect a successor general partner of the Partnership.

        Section 7.4    Reimbursement of the General Partner.

        (a)   Except as provided in this Section 7.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as general partner or managing member of any Group Member.

        (b)   The General Partner shall be reimbursed on a monthly basis, or such other reasonable basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the General Partner to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group) or to maintain its legal existence and good standing, and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner in connection with operating the Partnership Group's business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.

        (c)   The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership Group employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase or rights, warrants or appreciation rights relating to Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any one of its Affiliates, in each case for the benefit of employees of the General Partner, any Group Member or any Affiliate, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group or the MLP Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Securities that the General Partner or such Affiliate is obligated to provide to any employees pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliate of Partnership Securities purchased by the General Partner or such Affiliate from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner's General Partner Interest.

        Section 7.5    Outside Activities.

        (a)   After the Closing Date, the General Partner, for so long as it is the general partner of the Partnership (i) agrees that its sole business will be to act as the general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or managing member and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member of one or more Group Members or as described in or contemplated by the Registration Statement or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member.

        (b)   Except as specifically restricted by Section 7.5(a) or by the Omnibus Agreement or by the Business Opportunity Agreement, each Group Member and Indemnitee other than the General Partner shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member or any member of the MLP Group, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member or any member of the MLP Group, and none of the same shall constitute a breach of this Agreement or any duty expressed or implied by law to any Group Member, any member of the MLP Group or any Partner.

Neither any Group Member, any Limited Partner nor any other Person shall have any rights by virtue of this Agreement, the MLP Agreement or the partnership relationship established hereby or thereby in any business ventures of any Group Member or any Indemnitee.

        (c)   Subject to the terms of Sections 7.5(a) and 7.5(b) and the Omnibus Agreement and the Business Opportunity Agreement, but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Group Member or any Indemnitee (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any fiduciary duties or any other obligation of any type whatsoever of the General Partner for any Group Member or any Indemnitee (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership Group or the members of the MLP Group, and (iii) none of the General Partner, any Group Member nor any Indemnitee shall have any obligation hereunder or as a result of any duty expressed or implied by law to present business opportunities to the Partnership, any other Group Member, any member of the MLP Group or any Indemnitee.

        (d)   The General Partner and any of its Affiliates may acquire Units or other Partnership Securities in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise all rights of a General Partner or Limited Partner, as applicable, relating to such Units or Partnership Securities.

        (e)   The term "Affiliates" when used in Section 7.5(d) with respect to the General Partner shall not include any Group Member or any Subsidiary of the Group Member.

        (f)    Anything in this Agreement to the contrary notwithstanding, to the extent that any provision of this Agreement purports or is interpreted to have the effect of restricting the fiduciary duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner to the Partnership and its Limited Partners, or to constitute a waiver or consent by the Limited Partners to any such restriction, such provisions shall be inapplicable and have no effect in determining whether the General Partner has complied with its fiduciary duties in connection with determinations made by it under this Section 7.5.

        Section 7.6    Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the General Partner.

        (a)   The General Partner or any of its Affiliates may, but shall be under no obligation to, lend to any Group Member or a member of the MLP Group, and any Group Member or a member of the MLP Group may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member or member of the MLP Group for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm's-length basis (without reference to the lending party's financial abilities or guarantees) all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term "Group Member" shall include any Affiliate of a Group Member that is controlled by the Group Member and the term "member of the MLP Group" shall include any Affiliate of a member of the MLP Group that is controlled by the a member of the MLP Group. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member) and no member of the MLP Group may lend funds to the General Partner or any of its Affiliates (other than another member of the MLP Group).

        (b)   The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner; provided, however, that the Partnership may not charge the Group Member interest at a rate less than the rate that would be charged to the Group Member (without reference to the General Partner's financial abilities or guarantees) by unrelated lenders on comparable loans. The foregoing authority shall be exercised by the General Partner in its sole discretion and shall not create any right or benefit in favor of any Group Member or any other Person.

        Section 7.7    Indemnification.

        (a)   To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct, or in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was unlawful; provided further, no indemnification pursuant to this Section 7.7 shall be available to the General Partner or its Affiliates (other than a Group Member) with respect to its or their obligations incurred pursuant to the Underwriting Agreement, the Business Opportunity Agreement or the Contribution Agreement (other than obligations incurred by the General Partner on behalf of the Partnership). Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

        (b)   To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.

        (c)   The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests entitled to vote on such matter, as a matter of law or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

        (d)   The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership's activities or such Person's activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

        (e)   For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

        (f)    In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

        (g)   An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

        (h)   The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

        (i)    No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

        Section 7.8    Liability of Indemnitees.

        (a)   Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was unlawful.

        (b)   Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

        (c)   To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership's business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.

        (d)   Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, and provided such Person became an Indemnitee hereunder prior to such amendment, modification or repeal.

        Section 7.9    Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

        (a)   Unless otherwise expressly provided in this Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member or member of the MLP Group or any Partner, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement or of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval. If Special Approval is not sought and the Board of Directors of the General Partner determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith, and in any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement.

        (b)   Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, or any other agreement contemplated hereby or otherwise, then unless another express standard is provided for in this Agreement, the General Partner, or such Affiliates causing it to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in "good faith" for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such other action must believe that the determination or other action is in the best interests of the Partnership.

        (c)   Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as a general partner of the Partnership, whether under this Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled to make such determination or to take or decline to take such other action free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner, and the General Partner, or such Affiliates causing it to do so, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrase, "at the option of the General Partner," or some variation of that phrase, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Units, or refrains from voting or transferring its Units, it shall be acting in its individual capacity.

        (d)   Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be at its option.

        (e)   Except as expressly set forth in this Agreement, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner and the provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.

        (f)    The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

        Section 7.10    Other Matters Concerning the General Partner.

        (a)   The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

        (b)   The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

        (c)   The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform each and every act and duty that is permitted or required to be done by the General Partner hereunder.

        Section 7.11    Purchase or Sale of Partnership Securities.

        The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities, which shall be held by the Partnership as treasury securities unless they are expressly canceled by action of an appropriate officer of the General Partner. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any of its Affiliates may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for their own account, subject to the provisions of Articles IV and X.

        Section 7.12    Registration Rights of the General Partner and its Affiliates.

        (a)   If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of such Partnership Securities (the "Holder") to dispose of the number of such Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all commercially reasonable efforts to cause to become effective no later than 180 days after the date of filing of the registration statement and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to this Section 7.12(a) and Section 7.12(b); and provided further, however, that if the Conflicts Committee determines in good faith that the requested registration would be materially detrimental to the Partnership and its Partners because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership or the MLP, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone such requested registration for a period of not more than six months after receipt of the Holder's request, such right pursuant to this Section 7.12(a) or Section 7.12(b) not to be utilized more than once in any twelve-month period. Except as provided in the preceding sentence, the Partnership shall be deemed not to have used all commercially reasonable efforts to keep the registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Partnership Securities covered thereby not being able to offer and sell such Partnership Securities at any time during such period, unless such action is required by applicable law. In connection with any registration pursuant to the first sentence of this Section 7.12(a), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

        (b)   If any Holder holds Partnership Securities that it desires to sell and Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such Holder to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all commercially reasonable efforts to cause to become effective no later than 180 days after the date of filing of the registration statement and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such shelf registration statement have been sold, a "shelf" registration statement covering the Partnership Securities specified by the Holder on an appropriate form under Rule 415 under the Securities Act, or any similar rule that may be adopted by the Commission; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to Section 7.12(a) and this Section 7.12(b); and provided further, however, that if the Conflicts Committee determines in good faith that any offering under, or the use of any prospectus forming a part of, the shelf registration statement would be materially detrimental to the Partnership and its Partners because such offering or use would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership or the MLP, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to suspend such offering or use for a period of not more than six months after receipt of the Holder's request, such right pursuant to Section 7.12(a) or this Section 7.12(b) not to be utilized more than once in any twelve-month period. Except as provided in the preceding sentence, the Partnership shall be deemed not to have used all commercially reasonable efforts to keep the shelf registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Partnership Securities covered thereby not being able to offer and sell such Partnership Securities at any time during such period, unless such action is required by applicable law. In connection with any shelf registration pursuant to this Section 7.12(b), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such shelf registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such shelf registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such shelf registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such shelf registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

        (c)   If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use all commercially reasonable efforts to include such number or amount of securities held by the Holder in such registration statement as the Holder shall request; provided, that the Partnership is not required to make any effort or take an action to so include the securities of the Holder once the registration statement is declared effective by the Commission, including any registration statement providing for the offering from time to time of securities pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.12(c) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder's Partnership Securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

        (d)   If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership's obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, "Indemnified Persons") from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(d) as a "claim" and in the plural as "claims") based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

        (e)   The provisions of Sections 7.12(a), 7.12(b) and 7.12(c) shall continue to be applicable with respect to the General Partner (and any of the General Partner's Affiliates) after it ceases to be a Partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period. The provisions of Section 7.12(d) shall continue in effect thereafter.

        (f)    The rights to cause the Partnership to register Partnership Securities pursuant to this Section 7.12 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Partnership Securities, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Securities with respect to which such registration rights are being assigned; and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.12.

        (g)   Any request to register Partnership Securities pursuant to this Section 7.12 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person's present intent to offer such Partnership Securities for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.

        Section 7.13    Reliance by Third Parties.

        Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or any such officer or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS

        Section 8.1    Records and Accounting.

        The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

        Section 8.2    Fiscal Year.

        The fiscal year of the Partnership shall be the twelve months ending June 30.

        Section 8.3    Reports.

        (a)   As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be furnished or made available , by any reasonable means (including posting on the Partnership's website), to each Record Holder of a Unit as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

        (b)   As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be furnished or made available, by any reasonable means (including posting on the Partnership's website), to each Record Holder of a Unit, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted for trading, or as the General Partner determines to be necessary or appropriate.

ARTICLE IX
TAX MATTERS

        Section 9.1    Tax Returns and Information.

        The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership's taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

        Section 9.2    Tax Elections.

        (a)   The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner's determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted for trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(g) without regard to the actual price paid by such transferee.

        (b)   Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

        Section 9.3    Tax Controversies.

        Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

        Section 9.4    Withholding.

        Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including, without limitation, by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.

        Section 9.5    Status of the Partnership as Federal Income Tax Continuation of Predecessor Partnerships.

        (a)   Pursuant to Treas. Reg. § 1.708-1(c), the Partnership is the continuation of K-Sea General Partner L.P., a Delaware limited partnership ("Former KSP GP"), for federal income tax purposes as a result of (i) the merger of Former KSP GP into the MLP General Partner and (ii) the acquisition by the Partnership of all of the interests in the MLP General Partner at or prior to the Initial Offering. To the extent provided by federal income tax law (or related state income tax law), the Partnership will be bound by federal income tax (and related state income tax) elections made by Former KSP GP and will use the taxpayer identification number of Former KSP GP.

        (b)   For purposes of determining the Capital Accounts of the Partners in connection with the Initial Offering, (i) the contributions to the Partnership described in Section 5.2(i) will be disregarded, (ii) the MLP General Partner will be deemed to become the Partnership immediately prior to the contributions to the Partnership described in Sections 5.2(ii) and 5.3 of this Agreement, (iii) the Partnership will redetermine its Capital Accounts immediately prior the contributions described in Sections 5.2(ii) and 5.3 of this Agreement applying the principles of Section 5.5 of this Agreement, (iv) the contribution to the Partnership described in Section 5.2(ii) will be deemed to be a contribution by EW Transportation LLC of all of its assets to the Partnership, subject to the liabilities of EW Transportation LLC, and (v) the contribution to the Partnership described in Section 5.3 will be characterized in accordance with Treas. Reg. § 1.721-1(c) on the basis that the Initial Offering is a qualified underwriting transaction.

ARTICLE X
ADMISSION OF PARTNERS

        Section 10.1    Admission of Initial Limited Partners.

        (a)   By acceptance of the transfer of any Limited Partner Interests in accordance with this Section 10.1 or the issuance of any Limited Partner Interests in a merger or consolidation pursuant to Article XIV, and except as provided in Section 4.8, each transferee of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such Person when any such transfer or admission is reflected in the books and records of the Partnership, with or without execution of this Agreement, (ii) shall become bound by the terms of, and shall be deemed to have executed, this Agreement, (iii) shall become the Record Holder of the Limited Partner Interests so transferred, (iv) represents that the transferee has the capacity, power and authority to enter into this Agreement, (v) grants the powers of attorney set forth in this Agreement and (vi) makes the consents and waivers contained in this Agreement. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Record Holder of a Limited Partner Interest without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and until such Person is reflected in the books and records of the Partnership as the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is a Non-citizen Assignee or a Non-U.S. Citizen Assignee shall be determined, respectively, in accordance with Section 4.8 and Section 4.10 hereof.

        (b)   The name and mailing address of each Limited Partner shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable).

A Limited Partner Interest may be represented by a Certificate or it may be uncertificated, as provided in Section 4.1 hereof.

        (c)   Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled, or to exercise voting rights, until the transferee becomes a Limited Partner pursuant to Section 10.1(a).

        Section 10.2    Admission of Successor General Partner.

        A successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner pursuant to Section 11.1 or 11.2 or the transfer of such General Partner's General Partner Interest pursuant to Section 4.6; provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the Partnership without dissolution.

        Section 10.3    Admission of Substituted Limited Partners.

        By transfer of a Limited Partner Interest in accordance with Article IV, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Certificate or uncertificated Unit representing a Limited Partner Interest shall, however, only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (a) the right to negotiate such Certificate or such uncertificated Unit to a purchaser or other transferee and (b) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Limited Partner Interests. Each transferee of a Limited Partner Interest (including any nominee holder or an agent acquiring such Limited Partner Interest for the account of another Person) who executes and delivers a Transfer Application shall, by virtue of such execution and delivery, be an Assignee and be deemed to have applied to become a Substituted Limited Partner with respect to the Limited Partner Interests so transferred to such Person. Such Assignee shall become a Substituted Limited Partner (x) at such time as the General Partner consents thereto, which consent may be given or withheld in the General Partner's discretion, and (y) when any such admission is shown on the books and records of the Partnership. If such consent is withheld, such transferee shall be an Assignee. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including liquidating distributions, of the Partnership. With respect to voting rights attributable to Limited Partner Interests that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, vote such Limited Partner Interests at the written direction of the Assignee who is the Record Holder of such Limited Partner Interests. If no such written direction is received, such Limited Partner Interests will not be voted. An Assignee shall have no other rights of a Limited Partner. Notwithstanding the above, if an Assignee is not a U.S. Citizen, such Assignee will not be entitled to give written directions or instructions to the General Partner in respect of such voting rights, and the General Partner shall exercise such voting rights in its discretion.

        Section 10.4    Amendment of Agreement and Certificate of Limited Partnership.

        To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.

ARTICLE XI
WITHDRAWAL OR REMOVAL OF PARTNERS

        Section 11.1    Withdrawal of the General Partner.

        (a)   The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an "Event of Withdrawal"):

          (i)    the General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

          (ii)   the General Partner transfers all of its rights as General Partner pursuant to Section 4.6;

          (iii)  the General Partner is removed pursuant to Section 11.2;

          (iv)  the General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

          (v)   a final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

          (vi)  (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

        If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

        (b)   Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Eastern Standard Time, on December 31, 2018, the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners; provided that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel ("Withdrawal Opinion of Counsel") that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or any Group Member or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated or taxed as such); (ii) at any time after 12:00 midnight, Eastern Standard Time, on December 31, 2018, the General Partner voluntarily withdraws by giving at least 90 days' advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner's withdrawal pursuant to Section 11.1(a)(i), a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

        Section 11.2    Removal of the General Partner.

        The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates). Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of Outstanding Units (including Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

        Section 11.3    Interest of Departing General Partner and Successor General Partner.

        (a)   In the event of (i) withdrawal of the General Partner regardless of whether such withdrawal violates this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units regardless of whether Cause for such removal exists, the Departing General Partner shall prior to or immediately upon the effective date of the departure of such Departing General Partner sell to its successor (x) its General Partner Interest and (y) its general partner interest (or equivalent interest), if any, in the other Group Members ((x) and (y) collectively, the "Combined Interest") for an amount in cash equal to the sum of the Capital Contribution and the cash, cash equivalents or the Agreed Value of any other property that the Departing General Partner contributed to the capital of the Person issuing such other interest (the "Cash Value of the Combined Interest"), such amount to be payable as of the effective date of its departure. In any such event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner for the benefit of the Partnership or the other Group Members.

        (b)   If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units equal in value as of the date of such departure to the Cash Value of the Combined Interest. Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner to Common Units will be characterized as if such General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

        Section 11.4    Withdrawal of Limited Partners.

        No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner's Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII
DISSOLUTION AND LIQUIDATION

        Section 12.1    Dissolution.

        The Partnership shall not be dissolved by the admission of Additional Limited Partners or Substituted Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1 or 11.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

        (a)   an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.2;

        (b)   an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

        (c)   the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

        (d)   at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

        Section 12.2    Continuation of the Business of the Partnership After Dissolution.

        Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the Partnership on the same terms and conditions set forth in this Agreement by appointing as a the successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

          (i)    the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

          (ii)   if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

          (iii)  the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement; provided that the right of the holders of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership nor the MLP would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

        Section 12.3    Liquidator.

        Upon dissolution of the Partnership, unless the Partnership is continued pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units voting as a single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days' prior notice and may be removed at any time, with or without Cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

        Section 12.4    Liquidation.

        The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as the Liquidator determines to be in the best interest of the Partners, subject to Section 17-804 of the Delaware Act and the following:

        (a)    Disposition of Assets.    The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership's assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership's assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership's assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

        (b)    Discharge of Liabilities.    Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

        (c)    Liquidation Distributions.    All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

        Section 12.5    Cancellation of Certificate of Limited Partnership.

        Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

        Section 12.6    Return of Contributions.

        The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

        Section 12.7    Waiver of Partition.

        To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

        Section 12.8    Capital Account Restoration.

        No Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership.

ARTICLE XIII
AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

        Section 13.1    Amendments to Be Adopted Solely by the General Partner.

        Each Partner agrees that the General Partner, without the approval of any Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

        (a)   a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

        (b)   the admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

        (c)   a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

        (d)   a change that the General Partner determines (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Limited Partner Interests (including the division of any class or classes of Outstanding Limited Partner Interests into different classes to facilitate uniformity of tax consequences within such classes of Limited Partner Interests) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are or will be listed, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.8 or (iv) to be required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

        (e)   a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of "Quarter" and the dates on which distributions are to be made by the Partnership;

        (f)    an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

        (g)   an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities or rights to acquire Partnership Securities pursuant to Section 5.6;

        (h)   any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

        (i)    an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

        (j)    an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

        (k)   an amendment effected, necessitated or contemplated by an amendment to the MLP Agreement that requires MLP unitholders to provide a statement, certificate or other proof of evidence to the MLP regarding whether such unitholder is subject to United States federal income tax on the income generated by the MLP;

        (l)    a merger or conveyance pursuant to Section 14.3(d); or

        (m)  any other amendments substantially similar to the foregoing.

        Section 13.2    Amendment Procedures.

        Except as provided in Sections 13.1 and 13.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by the General Partner; provided, however, that the General Partner shall have no duty or obligation to propose any amendment to this Agreement and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to propose an amendment to the fullest extent permitted by law, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A proposed amendment shall be effective upon its approval by the General Partner and the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

        Section 13.3    Amendment Requirements.

        (a)   Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner and its Affiliates) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

        (b)   Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c) or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to the General Partner or any of its Affiliates without the General Partner consent, which consent may be given or withheld at its option.

        (c)   Except as provided in Section 14.3, and without limitation of the General Partner's authority to adopt amendments to this Agreement without the approval of any Partners as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

        (d)   Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.

        (e)   Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

        Section 13.4    Special Meetings.

        All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Partnership Securities of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

        Section 13.5    Notice of a Meeting.

        Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Limited Partner Interests for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

        Section 13.6    Record Date.

        For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are listed or admitted for trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (a) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day immediately preceding the day on which notice is given, and (b) the Record

Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

        Section 13.7    Adjournment.

        When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

        Section 13.8    Waiver of Notice; Approval of Meeting; Approval of Minutes.

        The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present, either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

        Section 13.9    Quorum.

        The holders of a majority of the Outstanding Partnership Securities of the class or classes for which a meeting has been called (including Limited Partner Interests deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Limited Partner Interests, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Partnership Securities that in the aggregate represent a majority of the Outstanding Partnership Securities entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Partnership Securities that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Partnership Securities specified in this Agreement (including Outstanding Partnership Securities deemed owned by the General Partner). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Partnership Securities entitled to vote at such meeting (including Outstanding Partnership Securities deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

        Section 13.10    Conduct of a Meeting.

        The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals, proxies and votes in writing.

        Section 13.11    Action Without a Meeting.

        If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Limited Partner Interests (including Limited Partner Interests deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are listed or admitted for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Limited Partner Interests held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Limited Partner Interests that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

        Section 13.12    Voting and Other Rights.

        (a)   Only those Record Holders of the Limited Partner Interests on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of "Outstanding") shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Limited Partner Interests have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Limited Partner Interests shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Limited Partner Interests.

        (b)   With respect to Limited Partner Interests that are held for a Person's account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Limited Partner Interests are registered, such other Person shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, and unless the arrangement between such Persons provides otherwise, vote such Limited Partner Interests in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

ARTICLE XIV
MERGER, CONSOLIDATION OR CONVERSION

        Section 14.1    Authority.

        The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation ("Merger Agreement") or a written plan of conversion ("Plan of Conversion"), as the case may be, in accordance with this Article XIV.

        Section 14.2    Procedure for Merger, Consolidation or Conversion.

        (a)   Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the maximum extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

        (b)   If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

          (i)    the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

          (ii)   the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the "Surviving Business Entity");

          (iii)  the terms and conditions of the proposed merger or consolidation;

          (iv)  the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

          (v)   a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

          (vi)  the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

          (vii) such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

        (c)   If the General Partner shall determine to consent to the conversion, the General Partner may approve and adopt a Plan of Conversion containing such terms and conditions that the General Partner determines to be necessary or appropriate.

        Section 14.3    Approval by Limited Partners.

        (a)   Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement or Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as applicable, shall be included in or enclosed with the notice of a special meeting or the written consent.

        (b)   Except as provided in Section 14.3(d), the Merger Agreement or the Plan of Conversion, as applicable, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority; provided, however, that any provision of the Merger Agreement or Plan of Conversion, as the case may be, which would require for its approval under the provisions of this Agreement or the Delaware Act the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners if such provision were contained in an amendment to this Agreement, will require such greater percentage vote or consent for approval of the Merger Agreement or the Plan of Conversion, as the case may be.

        (c)   Except as provided in Section 14.3(d), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or a certificate of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or the Plan of Conversion, as the case may be.

        (d)   Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership's assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership or the MLP to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.

        (e)   Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (i) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes, (ii) the merger or consolidation would not result in an amendment to the Partnership Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (iii) the Partnership is the Surviving Business Entity in such merger or consolidation, (iv) each Outstanding Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Outstanding Unit of the Partnership after the effective date of the merger or consolidation, and (v) the number of Partnership Securities to be issued by the Partnership in such merger or consolidation do not exceed 20% of the Partnership Securities Outstanding immediately prior to the effective date of such merger or consolidation.

        Section 14.4    Certificate of Merger.

        (a)   Upon the required approval, if any, by the General Partner and the Unitholders of a Merger Agreement or a Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

        (b)   At the effective time of the certificate of merger:

          (i)    all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

          (ii)   the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

          (iii)  all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

          (iv)  all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

        (c)   At the effective time of the certificate of conversion:

          (i)    the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

          (ii)   all rights, title, and interests to all real estate and other property owned by the Partnership shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

          (iii)  all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

          (iv)  all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;

          (v)   a proceeding pending by or against the Partnership or by or against any of Partners in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior partners without any need for substitution of parties; and

          (vi)  the Partnership Securities that are to be converted into partnership interests, shares, evidences of ownership, or other securities in the converted entity as provided in the Plan of Conversion or certificate of conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion or certificate of conversion.

        (d)   A merger, consolidation or conversion effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

        Section 14.5    Amendment of Partnership Agreement.

        Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with Section 17-211(b) of the Delaware Act may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for a limited partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.5 shall be effective at the effective time or date of the merger or consolidation.

ARTICLE XV
RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

        Section 15.1    Right to Acquire Limited Partner Interests.

        (a)   Notwithstanding any other provision of this Agreement, if at any time more than 80% of the total Limited Partner Interests of any class then Outstanding is held by the General Partner and its Affiliates, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15 is mailed and (y) the highest price paid by a General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. As used in this Agreement, (i) "Current Market Price" as of any date of any class of Limited Partner Interests listed or admitted to trading on any National Securities Exchange means the average of the daily Closing Prices (as hereinafter defined) per limited partner interest of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) "Closing Price" for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for trading on the principal National Securities Exchange on which such Limited Partner Interests of such class are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq Global Market or any other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner; and (iii) "Trading Day" means a day on which the principal National Securities Exchange on which such Limited Partner Interests of any class are listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

        (b)   If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the "Notice of Election to Purchase") and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests, or, if uncertificated, upon surrender of evidence satisfactory to the General Partner of ownership of such uncertificated Limited Partner Interests, in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate, or other evidence satisfactory to the General Partner of the ownership of any uncertificated Limited Partner Interest, shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles IV, V, VI, and XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, or, if uncertificated, upon surrender of evidence satisfactory to the General Partner of the ownership of such Limited Partner Interests, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited

Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles IV, V, VI and XII).

        (c)   At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender the Certificate evidencing such Limited Partner Interest or, if uncertificated, evidence satisfactory to the General Partner of the ownership of such Limited Partner Interest, to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

ARTICLE XVI
GENERAL PROVISIONS

        Section 16.1    Addresses and Notices.

        Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

        Section 16.2    Further Action.

        The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

        Section 16.3    Binding Effect.

        This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

        Section 16.4    Integration.

        This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

        Section 16.5    Creditors.

        None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

        Section 16.6    Waiver.

        No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

        Section 16.7    Counterparts.

        This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest pursuant to Section 10.1(a) without execution hereof.

        Section 16.8    Applicable Law.

        This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

        Section 16.9    Invalidity of Provisions.

        If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

        Section 16.10    Consent of Partners.

        Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

        Section 16.11    Facsimile Signatures.

        The use of facsimile signatures affixed in the name and on behalf of the transfer agent and Registrar of the Partnership on Certificates representing Common Units with respect to certificated Partnership Securities is expressly permitted by this Agreement.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:
K-SEA GP LLC
By:	Timothy J. Casey President and Chief Executive Officer

LIMITED PARTNERS:
All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to the General Partner or without execution hereof pursuant to Section 10.1(a) of this Agreement.
By:	K-SEA GP LLC
General Partner, as attorney-in-fact for the Limited Partners pursuant to the Powers of Attorney granted pursuant to Section 2.6 of this Agreement.
By:	Timothy J. Casey President and Chief Executive Officer

Signature Page to Amended and Restated Agreement of Limited Partnership of K-Sea GP Holdings LP

SCHEDULE 1

Initial Limited Partners

KSP Investors A L.P.
KSP Investors B L.P.
KSP Investors C L.P.
Timothy J. Casey
John J. Nicola
Thomas M. Sullivan
Richard P. Falcineli
Chris Palo
Greg Haslinsky
Terry Gill
Richard Pittner
Carl Eklof

EXHIBIT A
to the Amended and Restated
Agreement of Limited Partnership of
K-Sea GP Holdings LP
Certificate Evidencing Common Units
Representing Limited Partner Interests in
K-Sea GP Holdings LP

No.	Common Units CUSIP
See reverse for certain definitions

        In accordance with Section 4.1 of the Amended and Restated Agreement of Limited Partnership of K-Sea GP Holdings LP, as amended, supplemented or restated from time to time (the "Partnership Agreement"), K-Sea GP Holdings LP, a Delaware limited partnership (the "Partnership"), hereby certifies that                    (the "Holder") is the registered owner of                     Common Units representing limited partner interests in the Partnership (the "Common Units") transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed and accompanied by a properly executed application for transfer of the Common Units represented by this Certificate. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at One Tower Center Boulevard, 17th Floor, East Brunswick, New Jersey 08816. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

        The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

        This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

A-1-1

        Witness the facsimile Seal of the Partnership and the facsimile signatures of its duly authorized officers.

K-Sea GP Holdings LP			Dated:

By:	K-Sea GP LLC, its General Partner		Countersigned and Registered:
By:
		President and Chief Executive Officer	Transfer Agent and Registrar
	By:		By:
		Chief Financial Officer	Authorized Signature

A-1-2

[Reverse of Certificate]
ABBREVIATIONS

        The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM—	as tenants in common	UNIF GIFT MIN ACT
TEN ENT—	as tenants by the entireties		Custodian
		(Minor)		(Cust)
JT TEN—	as joint tenants with the right of	Uniform Gifts to Minors Act
	survivorship and not as tenants in common under Uniform	(State)

        Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS
in
K-SEA GP HOLDINGS LP
IMPORTANT NOTICE REGARDING INVESTOR RESPONSIBILITIES
DUE TO TAX SHELTER STATUS OF K-SEA GP HOLDINGS LP

        You have acquired an interest in K-Sea GP Holdings LP, One Tower Center Boulevard, 17th Floor, East Brunswick, New Jersey 08816, whose taxpayer identification number is 26-2026706. The Internal Revenue Service has issued K-Sea GP Holdings LP the following tax shelter registration number:                     .

        YOU MUST REPORT THIS REGISTRATION NUMBER TO THE INTERNAL REVENUE SERVICE IF YOU CLAIM ANY DEDUCTION, LOSS, CREDIT OR OTHER TAX BENEFIT OR REPORT ANY INCOME BY REASON OF YOUR INVESTMENT IN K-SEA GP HOLDINGS LP.

        You must report the registration number as well as the name and taxpayer identification number of K-Sea GP Holdings LP on Form 8271. FORM 8271 MUST BE ATTACHED TO THE RETURN ON WHICH YOU CLAIM THE DEDUCTION, LOSS, CREDIT OR OTHER TAX BENEFIT OR REPORT ANY INCOME BY REASON OF YOUR INVESTMENT IN K-SEA GP HOLDINGS LP.

        If you transfer your interest in K-Sea GP Holdings LP to another person, you are required by the Internal Revenue Service to keep a list containing (a) that person's name, address and taxpayer identification number, (b) the date on which you transferred the interest and (c) the name, address and tax shelter registration number of K-Sea GP Holdings LP. If you do not want to keep such a list, you must (1) send the information specified above to the Partnership, which will keep the list for this tax shelter, and (2) give a copy of this notice to the person to whom you transfer your interest. Your failure to comply with any of the above-described responsibilities could result in the imposition of a penalty under Section 6707(b) or 6708(a) of the Internal Revenue Code of 1986, as amended, unless such failure is shown to be due to reasonable cause.

        ISSUANCE OF A REGISTRATION NUMBER DOES NOT INDICATE THAT THIS INVESTMENT OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE INTERNAL REVENUE SERVICE.

        THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF THE PARTNERSHIP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION

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OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF THE PARTNERSHIP UNDER THE LAWS OF THE STATE OF DELAWARE, (C) CAUSE THE PARTNERSHIP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED), OR (D) CAUSE THE PARTNERSHIP OR K-SEA TRANSPORTATION PARTNERS L.P. TO FAIL TO QUALIFY TO OWN/OPERATE VESSELS IN THE U.S. COASTWISE TRADE DUE TO NOT MEETING THE CITIZENSHIP REQUIREMENTS OF THE MARITIME LAWS. K-SEA GP LLC, THE GENERAL PARTNER OF THE PARTNERSHIP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF THE PARTNERSHIP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

        FOR VALUE RECEIVED,                                    hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address including zip code of Assignee)	(Please insert Social Security or other identifying number of Assignee)

                                             Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint                                    as its attorney-in-fact with full power of substitution to transfer the same on the books of K-Sea GP Holdings LP.

Date:	NOTE:	The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.
THE SIGNATURE(S) MUST BE
GUARANTEED BY AN ELIGIBLE
GUARANTOR INSTITUTION (BANKS,
STOCKBROKERS, SAVINGS AND		(Signature)
LOAN ASSOCIATIONS AND
CREDIT UNIONS WITH MEMBERSHIP
IN AN APPROVED SIGNATURE		(Signature)
GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15

Signature(s) Guaranteed

        No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.

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EXHIBIT B

to the Amended and Restated
Agreement of Limited Partnership of
K-Sea GP Holdings LP
Certificate Evidencing Common Units
Representing Limited Partner Interests in
K-Sea GP Holdings LP

APPLICATION FOR TRANSFER OF COMMON UNITS

        The undersigned ("Assignee") hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby.

        The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Amended and Restated Agreement of Limited Partnership of K-Sea GP Holdings LP (the "Partnership"), as amended, supplemented or restated to the date hereof (the "Partnership Agreement"), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the General Partner of the Partnership and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee's attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership for the Partnership and any amendment thereto, necessary or appropriate for the Assignee's admission as a Substituted Limited Partner and as a Party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement, and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.

Date:
Social Security or other identifying number of Assignee	Signature of Assignee
Purchase Price including commissions, if any	Name and Address of Assignee

1.	Type of Entity (check one):
☐	Individual	☐	Partnership	☐	Corporation
☐	Trust	☐	Other (Describe)
2.	Nationality (for taxation purposes) (check one):
☐	U.S. Citizen	☐	Non-resident Alien	☐	Foreign Corporation

        If a U.S. Citizen, Resident or Domestic Entity box is checked, Certification B-1 must be completed.

        Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the "Code"), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with

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respect to the undersigned interestholder's interest in it, the undersigned hereby certifies as set forth in B-1 (or, if applicable, certifies the following on behalf of itself and the interestholder).

        3.     Citizenship (for Maritime purposes—see Maritime Citizenship definitions below) (check one):

☐	Citizen of the United States	☐	Non-Citizen of the United States

        If a Citizen of the United States box is checked, Certification B-2 must be completed.

        Under Part 67 of Title 46 of the Code of Federal Regulations (CFR), if the undersigned is an individual, the undersigned is deemed a Citizen of the United States (for maritime purposes) if the undersigned is:

  •
  native born, or

  •
  naturalized, or

  •
  a derivative Citizen of the United States, or

  •
  otherwise qualifies as a United States Citizen.

        If the undersigned is a Partnership, Limited Liability Company or Limited Partnership, the entity is deemed a Citizen of the United States (for maritime purposes) if the undersigned is:

  •
  organized under the laws of the United States or a State, and

  •
  each general partner or manager is a Citizen of the United States or if the undersigned is a limited liability company managed by a board of managers or directors, the second and third requirements under "Corporation" below are satisfied, and

  •
  not less than 75.0% of the interest and voting power of the partnership, limited liability company or limited partnership is ultimately held by Citizens of the United States free of any voting trust, fiduciary arrangement or other agreement, arrangement or understanding whereby non-citizens may directly or indirectly assert control.(1)

(1)
If the stock, partnership interest, limited liability company interest or any other interest is owned by a corporation, partnership, limited liability company or other entity, each such entity must qualify as a Citizen of the United States and must complete an Application for Transfer of Common Units. Correspondingly, if the ownership interest is divided into classes, groups, etc., the U.S. citizenship requirements will apply to each such class or group of partnership interest and Application for Transfer of Common Units.

        If the undersigned is a Corporation, the undersigned is deemed a Citizen of the United States (for maritime purposes) if the undersigned is:

  •
  organized under the laws of the United States or a State, and

  •
  each of its president or other chief executive officer and the chairman of its board of directors is a Citizen of the United States, and

  •
  no more than a minority of the number of its directors necessary to constitute a quorum for the transaction of business are non-Citizens of the United States, and

  •
  not less than 75.0% of the shares (beneficially and of record) are owned by Citizens of the United States.(2)

(2)
If the undersigned is a trust, joint venture, association or other entity, the undersigned is deemed a Citizen of the United States (for maritime purposes) if (a) all of the members and beneficiaries of the trust, joint venture, association or other entity are Citizens of the United States, (b) the trustee or other representative of the undersigned is a Citizen of the United States, and (c) not less than 75.0% of the interest and voting power of the trust, joint venture, association or other entity is ultimately held by Citizens of the United States.

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  Certification B-1

        Complete Either A or B:

        A.    Individual Interestholder

          1.     I am not a non-resident alien for purposes of U.S. income taxation.

          2.     My U.S. taxpayer identification number (Social Security Number) is                         .

          3.     My home address is                                     .

        B.    Partnership, Corporation or Other Interestholder

          1.                              is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Treasury Regulations).

          2.     The interestholder's U.S. employer identification number is                         .

          3.     The interestholder's office address and place of incorporation (if applicable) is                         .

        The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.

        The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

        Under penalties of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of:

Name of Assignee
Signature and Date
Title (if applicable)

        Note:    If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee's knowledge.

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  Certification B-2

        Complete Either A or B or C:

        A.    Individual Interestholder

        I certify that I qualify as a United States Citizen (as defined in the Application for Transfer of Common Units to which this Certification is attached) because:

          1.     I am native born, or

          2.     I am naturalized, or

          3.     I am a derivative citizen, or

          4.     I otherwise qualify as a United States Citizen.

        B.    Partnership, Limited Liability Company, Limited Partnership, or Other Interestholder

          1.                              is a United States Citizen (as defined in the Application for Transfer of Common Units to which this Certification is attached), and

          2.                              is organized under the laws of the United States or a State, and

          3.     Each general partner or manager is a United States Citizen (or if relevant respecting a limited liability company managed by a board of managers or directors, each of the president or other chief executive officer and chairman of the board of directors is a citizen of the United States and no more than a minority of the number of directors necessary to constitute a quorum for the transaction of business are non-citizens of the United States), and

          4.     Not less than 75.0% of the interest and voting power in                          is ultimately held by United States Citizens.

        C.    Corporation

          1.                              is a United States Citizen (as defined in the Application for Transfer of Common Units to which this certification is attached), and

          2.                              is organized under the laws of the United States or a State, and

          3.     The president or other chief executive and the chairman of the board of directors is a citizen (if relevant), and

          4.     No more than a minority of directors necessary to constitute a quorum for the transaction of business are non-citizens, and

          5.     Not less than 75.0% of the interest and voting power in                          is ultimately held by United States Citizens.

        D.    Trust

          1.                              is a United States Citizen (as defined in the Application for Transfer of Common Units to which this certification is attached), and

          2.     The trustee or other representative of                          is a United States Citizen, and

          3.     Not less than 75.0% of the interest and voting power in                          is ultimately held by United States Citizens.

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        Under penalties of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of:

Name of Assignee
Signature and Date
Title (if applicable)

        Note:    If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or agent of any of the foregoing, the above certification shall be made both as to (a) such broker, dealer, bank, trust company, clearing corporation, other nominee owner or agent and (b) any person for whom the Assignee will hold the Common Units based on a similar certification from such beneficial owner.

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APPENDIX B

GLOSSARY OF SELECTED TERMS

Adjusted operating surplus:	Means, with respect to K-Sea Transportation Parners, for any period, operating surplus generated during that period is adjusted to:
(a) decrease operating surplus by:
(1) any net increase in working capital borrowings with respect to that period; and
(2) any net reduction in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; and
(b) increase operating surplus by:
(1) any net decrease in working capital borrowings with respect to that period; and
(2) any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.
Adjusted operating surplus does not include that portion of operating surplus included in clause (a) (1) of the definition of operating surplus.
Available cash:	Means, with respect to K-Sea Transportation Partners, for any quarter ending prior to liquidation:
(a) the sum of:
(1) all cash and cash equivalents of K-Sea Transportation Partners and its subsidiaries on hand at the end of that quarter; and

(2) all additional cash and cash equivalents of K-Sea Transportation Partners and its subsidiaries on hand on the date of determination of available cash for that quarter resulting from working capital borrowings made after the end of that quarter;
(b) less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of our general partner to:

(1) provide for the proper conduct of the business of K-Sea Transportation Partners and its subsidiaries (including reserves for future capital expenditures and for future credit needs of K-Sea Transportation Partners and its subsidiaries) after that quarter;

(2) comply with applicable law or any debt instrument or other agreement or obligation to which K-Sea Transportation Partners or any of its subsidiaries is a party or its assets are subject; and
(3) provide funds for minimum quarterly distributions and cumulative common unit arrearages for any one or more of the next four quarters;

provided, however, that the general partner may not establish cash reserves for distributions to the subordinated units unless our general partner has determined that in its judgment the establishment of reserves will not prevent K-Sea Transportation Partners from distributing the minimum quarterly distribution on all common units and any cumulative common unit arrearages thereon for the next four quarters; and

provided, further, that disbursements made by K-Sea Transportation Partners or any of its subsidiaries or cash reserves established, increased or reduced after the end of that quarter but on or before the date of determination of available cash for that quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining available cash, within that quarter if our general partner so determines.
Means, with respect to us, for any quarter ending prior to liquidation:
(a) the sum of all cash and cash equivalents of K-Sea GP Holdings LP and its subsidiaries other than K-Sea Transportation Partners and its subsidiaries on hand at the end of that quarter; and
(b) less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of our general partner to:

(1) provide for the proper conduct of the business of K-Sea GP Holdings LP (including reserves for future capital expenditures and for future credit needs of K-Sea GP Holdings LP and its subsidiaries other than K-Sea Transportation Partners and its subsidiaries) after that quarter;

(2) comply with applicable law or any debt instrument or other agreement or obligation to which K-Sea GP Holdings LP and its subsidiaries other than K-Sea Transportation Partners and its subsidiaries is a party or its assets are subject; and

(3) permit the general partner of K-Sea Transportation Partners to make capital contributions to K-Sea Transportation Partners to maintain its then current general partner interest in K-Sea Transportation Partners upon the issuance of additional securities by K-Sea Transportation Partners

(4) provide funds for minimum quarterly distributions for any one or more of the next four quarters;

provided, however, that disbursements made by K-Sea GP Holdings LP and its subsidiaries other than K-Sea Transportation Partners and its subsidiaries or cash reserves established, increased or reduced after the end of that quarter but on or before the date of determination of available cash for that quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining available cash, within that quarter if our general partner so determines.
Average daily rate:
The net voyage revenue earned by a tank vessel or group of tank vessels during a defined period, divided by the total number of days actually worked by that tank vessel or group of tank vessels during that period.
Barrel:	One barrel of petroleum products equals 42 U.S. gallons.
Barrel-carrying capacity:	The number of barrels of refined product that it takes to fill a vessel.
Black oil products:
Black oil products include residual fuel oil, which can be burned by utilities to generate electricity, bunker oil, which is used by marine vessels as fuel, asphalt, which is used in commercial, residential and highway construction, and petrochemical feedstocks, such as naphthas, which are used in making chemicals.
Capital account:
The capital account maintained for a partner of K-Sea GP Holdings LP or K-Sea Transportation Partners under its respective partnership agreement. The capital account in respect of a general partner interest, a common unit, or other partnership interest will be the amount which that capital account would be if that general partner interest, common unit or other partnership interest were the only interest in K-Sea GP Holdings LP or K-Sea Transportation Partners, as the case may be, held by a partner.
Capital surplus:
All available cash distributed by K-Sea Transportation Partners from any source will be treated as distributed from operating surplus until the sum of all available cash distributed since the closing of its initial public offering equals the operating surplus as of the end of the quarter before that distribution. Any excess available cash will be deemed to be capital surplus.
Cargo:	The type of commodity transported by a vessel.
Charter:	A contract for the usage of a vessel.
Charterer:	An entity that contracts with an owner for the usage of the owner's vessels.
Clean oil products:	Clean oil products include motor gasoline, distillate fuel oil (such as diesel fuel, heating oils and industrial oils), jet fuel, and kerosene.

Closing price:
The last sale price on a day, regular way, or in case no sale takes place on that day, the average of the closing bid and asked prices on that day, regular way. In either case, as reported in the principal consolidated transaction reporting system for securities listed or admitted to trading on the principal national securities exchange on which the units of that class are listed or admitted to trading. If the units of that class are not listed or admitted to trading on any national securities exchange, the last quoted price on that day. If no quoted price exists, the average of the high bid and low asked prices on that day in the over-the-counter market, as reported by the Nasdaq Global Market or any other system then in use. If on any day the units of that class are not quoted by any organization of that type, the average of the closing bid and asked prices on that day as furnished by a professional market maker making a market in the units of the class selected by our general partner. If on that day no market maker is making a market in the units of that class, the fair value of the units on that day as determined reasonably and in good faith by our general partner.
Coastwise fleet:
The coastwise fleet generally refers to commercial vessels that transport goods in the following areas: (a) along the Atlantic, Gulf and Pacific coasts; (b) between the U.S. mainland and Puerto Rico, Alaska, Hawaii and other U.S. Pacific Islands; and (c) between the Atlantic or Gulf and Pacific coasts by way of the Panama Canal.
Coastwise trade:
With respect to K-Sea Transportation Partners, trade generally comprising voyages of between 200 and 1,000 miles by K-Sea Transportation Partners' vessels with greater than 40,000 barrels of barrel-carrying capacity. These voyages originate from the middle Atlantic states to points as far north as Canada and as far south as Cape Hatteras and from points within the Gulf Coast region to other points within that region or to the Northeast.
Common unit arrearage:
The amount by which K-Sea Transportation Partners' minimum quarterly distribution for a quarter during the subordination period exceeds the distribution of available cash from operating surplus actually made for that quarter on a K-Sea Transportation Partners common unit, cumulative for that quarter and all prior quarters during the subordination period.
Consecutive voyage charter:
A variation of a voyage charter. Under this arrangement, the vessel owner and the charterer agree that consecutive voyages will be performed for a specified period of time. Under a consecutive voyage charter, the charterer pays for idle time.
Contract of affreightment:	A contract to provide transportation services for products over a specified trade route.

Current market price:
For any class of units listed or admitted to trading on any national securities exchange as of any date, the average of the daily closing prices for the 20 consecutive trading days immediately prior to that date.
Deadweight tonnage:
The number of long-tons (2,240 pounds) that a vessel can transport of cargo, stores and bunker fuel. A deadweight ton is equivalent to approximately 6.5 to 7.5 barrels of capacity, depending on the specific gravity of the cargo. In this prospectus, we have assumed that a deadweight ton is 7.0 barrels of capacity.
Adjusted EBITDA:	Earnings before interest, taxes, depreciation, amortization and non-controlling interest in income of subsidiary.
Estimated maintenance capital expenditures:
An estimate made in good faith by the board of directors of our general partner (with the concurrence of the conflicts committee of the board of directors of our general partner) of the average quarterly maintenance capital expenditures that K-Sea Transportation Partners will incur over the long-term. The board of directors of our general partner may make the estimate in any manner it determines is reasonable in its sole discretion. The estimate will be made annually and whenever an event occurs that is likely to result in a material adjustment to the amount of maintenance capital expenditures on a long-term basis. K-Sea Transportation Partners will disclose to its partners the amount of estimated maintenance capital expenditures.
Expansion capital expenditures:	Cash capital expenditures for acquisitions or capital improvements. Expansion capital expenditures do not include maintenance capital expenditures.
GAAP:	Generally accepted accounting principles in the United States.
Great Lakes Fleet:	The Great Lakes fleet generally refers to commercial vessels normally navigating the waters among U.S. Great Lakes ports and connecting waterways.
Gross tonnage:	The total volume capacity of the interior space of a vessel, including non-cargo space, using a convention of 100 cubic feet per gross ton.
Hulls:
The body or framework of a vessel. Vessels can have more than one hull, which means they have additional compartments between the cargo and the outside of the vessel. Typical vessels are single- or double-hulled.
Incentive distribution right:
A non-voting limited partner partnership interest issued to the general partner of K-Sea Transportation Partners. The partnership interest will confer upon its holder only the rights and obligations specifically provided in the partnership agreement for incentive distribution rights.

Incentive distributions:
The distributions of available cash from operating surplus initially made to the general partner of K-Sea Transportation Partners that are in excess of the general partner's aggregate 1.5% general partner interest.
Inland waterways fleet:
The inland waterways fleet refers to commercial vessels that transport goods on the navigable internal waterways of the Atlantic, Gulf and Pacific Coasts, and the Mississippi River System. The main arteries of the inland waterways network for the mid-continent are the Mississippi and the Ohio Rivers. The inland waterways fleet consists primarily of tugboats and tank barges, which typically have a shallower depth, and are generally less costly, than many tank barges operating in the coastwise fleet. The vessels comprising the inland waterways fleet are generally not built to standards required for operation in coastal waters.
Interim capital transactions:	The following transactions if they occur prior to liquidation:

(a) borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than for working capital borrowings and other than for items purchased on open account in the ordinary course of business) by K-Sea Transportation Partners or any of its subsidiaries;
(b) sales of equity interests by K-Sea Transportation Partners or any of its subsidiaries; or

(c) sales or other voluntary or involuntary dispositions of any assets of K-Sea Transportation Partners or any of its subsidiaries (other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and sales or other dispositions of assets as a part of normal retirements or replacements).
ITB:	Integrated tug barge unit.
Jones Act:
The U.S. federal statutes that govern the registration, ownership and operation of vessels documented to engage in the coastwise trade of the United States found primarily at 46 U.S.C. §12106, 46 App. U.S.C. §§802, 803 and 883 and all regulations relating thereto.
Local trade:	With respect to K-Sea Transportation Partners, trade generally comprising voyages by smaller vessels of less than 200 miles.
Maintenance capital expenditures:
Cash capital expenditures (including expenditures for the addition or improvement to K-Sea Transportation Partners' capital assets or for the acquisition of existing, or the construction of new, capital assets) if such expenditure is made to maintain over the long-term the operating capacity of K-Sea Transportation Partners' capital assets, as such assets existed at the time of such expenditure. Maintenance capital expenditures do not include expansion capital expenditures.

Net tonnage:	The volume capacity of a vessel determined by subtracting the engine room, crew quarters, stores and navigation space from the gross tonnage using a convention of 100 cubic feet per net ton.
Net utilization:
A percentage equal to the total number of days actually worked by a tank vessel or group of tank vessels during a defined period, divided by the number of calendar days in the period multiplied by the total number of tank vessels operating or in drydock during that period.
Net voyage revenue:	This type of revenue is equal to voyage revenue less voyage expenses.
OPA 90:	The Oil Pollution Act of 1990, as amended.
Operating expenditures:
All expenditures of K-Sea Transportation Partners and its subsidiaries, including, but not limited to, taxes, reimbursements of the general partner, repayment of working capital borrowings, debt service payments and capital expenditures, subject to the following:
(a) Payments (including prepayments) of principal of and premium on indebtedness, other than working capital borrowings will not constitute operating expenditures.
(b) Operating expenditures will not include expansion capital expenditures or actual maintenance capital expenditures but will include estimated maintenance capital expenditures.
(c) Operating expenditures will not include:
(1) payment of transaction expenses relating to interim capital transactions; or
(2) distributions to partners.

Where capital expenditures are made in part for acquisitions or for capital improvements and in part for other purposes, the general partner's good faith allocation between the amounts paid for each shall be conclusive.
Operating surplus:	For any period prior to liquidation of K-Sea Transportation Partners, on a cumulative basis and without duplication:
(a) the sum of
(1) $5.0 million plus all the cash of K-Sea Transportation Partners and its subsidiaries on hand as of the closing date of its initial public offering;

(2) all cash receipts of K-Sea Transportation Partners and its subsidiaries for the period beginning on the closing date of the initial public offering and ending with the last day of that period, other than cash receipts from interim capital transactions; and

(3) all cash receipts of K-Sea Transportation Partners and its subsidiaries after the end of that period but on or before the date of determination of operating surplus for the period resulting from working capital borrowings; less
(b) the sum of:
(1) operating expenditures for the period beginning on the closing date of the initial public offering and ending with the last day of that period; and

(2) the amount of cash reserves that is necessary or advisable in the reasonable discretion of the general partner to provide funds for future operating expenditures; provided however, that disbursements made (including contributions to a member of K-Sea Transportation Partners and its subsidiaries or disbursements on behalf of a member of K-Sea Transportation Partners and its subsidiaries) or cash reserves established, increased or reduced after the end of that period but on or before the date of determination of available cash for that period shall be deemed to have been made, established, increased or reduced for purposes of determining operating surplus, within that period if the general partner so determines.
Other revenue:	This type of revenue includes revenue from bareboat charters, where the charterer pays the voyage expenses and vessel operating expenses.
Scheduled drydocking days:
Days designated for the inspection and survey of tank vessels, and resulting maintenance work, as required by the U.S. Coast Guard and the American Bureau of Shipping to maintain the vessels' qualification to work in the U.S. coastwise trade. Generally, drydockings are required twice every five years and last between 30 and 60 days, based upon the size of the vessel and the type of work required.
Subordination period:	The subordination period will generally extend until the first to occur of:
(a) the first day of any quarter beginning after December 31, 2008 for which:

(1) distributions of available cash from operating surplus on each of K-Sea Transportation Partners' outstanding common units and subordinated units equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

(2) the adjusted operating surplus generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of K-Sea Transportation Partners' common units and subordinated units that were outstanding during those periods on a fully diluted basis, and the related distribution on the general partner interest in K-Sea Transportation Partners; and
(3) there are no outstanding cumulative common units arrearages or K-Sea Transportation Partners' common units; and

(b) the date on which the general partner is removed as general partner of K-Sea Transportation Partners upon the requisite vote by the limited partners under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of the removal.
Time charter:	A contract to charter a vessel for a fixed period of time at a set daily rate.
Total tank vessel days:	Total tank vessel days is equal to the number of calendar days in the period multiplied by the total number of tank vessels operating or in drydock during that period.
U.S.-flag vessel:	A vessel documented under the laws of the United States.
Voyage charter:	A contract to carry a specific cargo from a load port to a discharge port for a fixed dollar amount.
Vessel operating expenses:
K-Sea Transportation Partners' vessel operating expenses are primarily a function of fleet size and utilization levels. The most significant direct vessel operating expenses are wages paid to vessel crews, routine maintenance and repairs and marine insurance.
Voyage expenses:
Expenses associated with K-Sea Transportation Partners' performance under time charters and contracts of affreightment, which are paid by K-Sea Transportation Partners, as vessel operator. Voyage expenses include items such as fuel, port charters, pilot fees, tank cleaning costs and canal tolls, which are unique to a particular voyage.
Voyage revenue:	This type of revenue includes revenue from time charters, contracts of affreightment and voyage charters, where K-Sea Transportation Partners, as vessel operator, pays the vessel operating expenses.
Working capital borrowings:
Borrowings used exclusively for working capital purposes or to pay distributions to partners made pursuant to a credit agreement or other arrangement to the extent such borrowings are required to be reduced to a relatively small amount each year for an economically meaningful period of time.

K-Sea GP Holdings LP

6,250,000 Common Units

Representing Limited Partner Interests

PROSPECTUS
                                , 2008

LEHMAN BROTHERS
CITI
UBS INVESTMENT BANK
RAYMOND JAMES
RBC CAPITAL MARKETS
STIFEL NICOLAUS

Part II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority filing fee and the New York Stock Exchange listing fee, the amounts set forth below are estimates.

Securities and Exchange Commission registration fee	$5,932
Financial Industry Regulatory Authority filing fee	13,000
New York Stock Exchange listing fee	150,000
Legal fees and expenses	1,250,000
Accounting fees and expenses	1,625,000
Transfer agent and registrar fees	50,000
Printing expenses	725,000
Miscellaneous	181,068

Total	4,000,000

Item 14.    Indemnification of Directors and Officers.

        The section of the prospectus entitled "Description of Our Partnership Agreement—Indemnification" is incorporated herein by this reference. Reference is also made to the Underwriting Agreement to be filed as an exhibit to this registration statement. Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

        To the extent that the indemnification provisions of our partnership agreement purport to include indemnification for liabilities arising under the Securities Act of 1933, in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy and is therefore unenforceable.

Item 15.    Recent Sales of Unregistered Securities.

        On December 11, 2007, in connection with the formation of the partnership, K-Sea GP Holdings LP issued (i) a noneconomic general partner interest to K-Sea GP LLC and (ii) a 100% limited partner interest to Timothy J. Casey for $1,000 in an offering exempt from registration under Section 4(2) of the Securities Act of 1933.

        There have been no other sales of unregistered securities within the past three years.

Item 16.    Exhibits and Financial Statement Schedules.

        The following documents are filed as exhibits to this registration statement (with respect to exhibits that are incorporated by reference to Exchange Act filings, the SEC file number for K-Sea Transportation Partners L.P. ("KSP") is 1-31920):

Exhibit Number		Description
1.1*	—	Form of Underwriting Agreement.
3.1**	—	Certificate of Limited Partnership of K-Sea GP Holdings LP.
3.2	—	Form of Amended and Restated Agreement of Limited Partnership of K-Sea GP Holdings LP (included as Appendix A to the Prospectus).
3.3**	—	Certificate of Formation of K-Sea GP LLC.
3.4	—	Form of Amended and Restated Limited Liability Company Agreement of K-Sea GP LLC.
3.5†	—
Certificate of Limited Partnership of K-Sea Transportation Partners L.P. (incorporated by reference to Exhibit 3.1 to KSP's Registration Statement on Form S-1 (Registration No. 333-107084), as amended (the "KSP Registration Statement"), originally filed with the Securities and Exchange Commission on July 16, 2003).
3.6†	—
Third Amended and Restated Agreement of Limited Partnership of K-Sea Transportation Partners L.P. (including specimen unit certificate for the common units) (incorporated by reference to Exhibit 3.2 to the KSP's Current Report of Form 8-K filed with the Securities Exchange Commission on May 5, 2006).
3.7†	—	Certificate of Formation of K-Sea General Partner GP LLC (incorporated by reference to Exhibit 3.7 to the KSP Registration Statement).
3.8†	—
First Amended and Restated Limited Liability Company Agreement of K-Sea General Partner GP LLC (incorporated by reference to Exhibit 3.8 to KSP's Quarterly Report of Form 10-Q for the period ended December 31, 2003 (File No. 001-31920)).
3.9†	—	Certificate of Limited Partnership of K-Sea Operating Partnership L.P. (incorporated by reference to Exhibit 3.3 to the KSP Registration Statement).
3.10†	—
Amended and Restated Agreement of Limited Partnership of K-Sea Operating Partnership L.P. (incorporated by reference to Exhibit 3.4 to KSP's Quarterly Report on Form 10-Q for the period ended December 31, 2003).
4.1	—	Specimen Unit Certificate (included as Exhibit A to the Amended and Restated Agreement of Limited Partnership of K-Sea GP Holdings LP, which is included as Appendix A to the Prospectus).
5.1	—	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.
8.1	—	Form of Opinion of Baker Botts L.L.P. relating to tax matters.
10.1	—	Form of Business Oppportunity Agreement.
10.2	—	Form of Contribution Agreement.
10.3	—	Form of Administrative Services Agreement.
10.4.1†	—	K-Sea Transportation Partners L.P. Long-Term Incentive Plan (incorporated by reference to Exhibit 10.7 to KSP's Quarterly Report on Form 10-Q for the period ended March 31, 2004).

10.4.2†	—	Form of KSP Director Phantom Unit Award Agreement (incorporated by reference to Exhibit 10.1 to KSP's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 7, 2004).
10.4.3†	—	Form of KSP Employee Phantom Unit Award Agreement (incorporated by reference to Exhibit 10.2 to KSP's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 7, 2004).
10.5		Form of K-Sea GP Holdings LP Long-Term Incentive Plan.
10.6†	—
Contribution, Conveyance and Assumption Agreement, dated as of January 14, 2004, among K-Sea Investors L.P., K-Sea Transportation LLC, EW Holding Corp., K-Sea Transportation Corp., K-Sea Transportation Partners L.P. and K-Sea Operating Partnership L.P. (incorporated by reference to Exhibit 10.2 to KSP's Quarterly Report on Form 10-Q for the period ended December 31, 2003).
10.7†	—
Omnibus Agreement, dated as of January 14, 2004, among K-Sea Investors L.P., K-Sea Acquisition Corp., New EW Holding Corp., New K-Sea Transportation Corp., K-Sea General Partner L.P., K-Sea General Partner GP LLC, K-Sea Transportation Partners L.P., K-Sea OLP GP, LLC and K-Sea Operating Partnership L.P. (incorporated by reference to Exhibit 10.3 to KSP's Quarterly Report on Form 10-Q for the period ended December 31, 2003).
10.8†	—
K-Sea Transportation Partners L.P. Employee Unit Purchase Plan (incorporated by reference to Exhibit 4.2 to KSP's Registration Statement on Form S-8 (Registration No. 333-117251) filed on July 9, 2004).
10.9†	—
Employment Agreement, dated as of January 14, 2004, between K-Sea Transportation Inc. and Timothy J. Casey (incorporated by reference to Exhibit 10.9 to KSP's Quarterly Report on Form 10-Q for the period ended December 31, 2003).
10.10†	—
Employment Agreement, dated as of January 14, 2004, between K-Sea Transportation Inc. and John J. Nicola (incorporated by reference to Exhibit 10.10 to KSP's Quarterly Report on Form 10-Q for the period ended December 31, 2003).
10.11†	—
Employment Agreement, dated as of January 14, 2004, between K-Sea Transportation Inc. and Richard P. Falcinelli (incorporated by reference to Exhibit 10.11 to KSP's Quarterly Report on Form 10-Q for the period ended December 31, 2003).
10.12†	—
Employment Agreement, dated as of January 14, 2004, between K-Sea Transportation Inc. and Thomas M. Sullivan (incorporated by reference to Exhibit 10.12 to KSP's Quarterly Report on Form 10-Q for the period ended December 31, 2003).
10.13†	—
Form of Indemnification Agreement for Directors and Officers of KSP's General Partner (incorporated by reference to Exhibit 10.12 to KSP's Annual Report on Form 10-K for the fiscal year ended June 30, 2005).
10.14	—	Form of Indemnification Agreement for Directors and Officers of K-Sea GP LLC.

10.15†	—
Amended and Restated Loan and Security Agreement, dated as of August 14, 2007, among K-Sea Operating Partnership L.P., as borrower, LaSalle Bank National Association and Citibank, N.A., as co-syndication agents, Citizens Bank of Pennsylvania and HSBC Bank USA National Association, as co-documentation agents, and KeyBank National Association, as administrative agent and collateral trustee, and the lenders party thereto (incorporated by reference to Exhibit 10.1 to KSP's Current Report on Form-8 K filed with the with the Securities and Exchange Commission on August 20, 2007).
10.16†	—
Loan and Security Agreement dated as of March 24, 2005 by and between The CIT Group/Equipment Financing, Inc., as Lender, and K-Sea Operating Partnership L.P., as Borrower (incorporated by reference to Exhibit 10.2 to KSP's Current Report on Form 8-K filed with the Securities and Exchange Commission on March 30, 2005).
10.17†	—
Master Loan and Security Agreement dated as of April 3, 2006 by and among K-Sea Operating Partnership L.P., as Borrower, Key Equipment Finance Inc., as Lender, and K-Sea Transportation Partners L.P., K-Sea Transportation Inc. and Sea Coast Transportation LLC, as Guarantors (incorporated by reference to Exhibit 10.1 to KSP's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 7, 2006).
21.1	—	List of Subsidiaries of K-Sea GP Holdings LP.
23.1	—	Consent of PricewaterhouseCoopers LLP.
23.2	—	Consent of PricewaterhouseCoopers LLP.
23.3	—	Consent of PricewaterhouseCoopers LLP.
23.4	—	Consent of PricewaterhouseCoopers LLP.
23.5	—	Consent of David S. Harris.
23.6*	—	Consent of Baker Botts L.L.P. (contained in Exhibit 5.1).
23.7*	—	Consent of Baker Botts L.L.P. (contained in Exhibit 8.1).
24.1	—	Powers of Attorney (included on signature page).

*
To be filed by amendment.
**
Previously filed.

†
Incorporated by reference as indicated.

Item 17.    Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant undertakes to send to each limited partner at least on an annual basis a detailed statement of any transactions with K-Sea GP LLC, our general partner, or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to K-Sea GP LLC or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

        The undersigned registrant undertakes to provide to the limited partners the financial statements required by Form 10-K for the first full fiscal year of operations of the registrant.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of East Brunswick, State of New Jersey, on July 3, 2008.

K-Sea GP Holdings LP
By:	K-Sea GP LLC, its General Partner
By:	/s/ TIMOTHY J. CASEY Timothy J. Casey President and Chief Executive Officer

        Each person whose signature appears below appoints Timothy J. Casey and John J. Nicola, and each of them, as his true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and any registration statement for this offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary and desirable to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying, approving and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on July 3, 2008.

Signature	Title

/s/ TIMOTHY J. CASEY Timothy J. Casey	President and Chief Executive Officer and Director (Principal Executive Officer)
/s/ JOHN J. NICOLA John J. Nicola	Chief Financial Officer (Principal Financial and Accounting Officer)
* James J. Dowling	Chairman of the Board and Director
* Brian P. Friedman	Director
*By:	/s/ JOHN J. NICOLA John J. Nicola, Attorney-in-Fact

Exhibit Index

Exhibit Number		Description
1.1*	—	Form of Underwriting Agreement.
3.1**	—	Certificate of Limited Partnership of K-Sea GP Holdings LP.
3.2	—	Form of Amended and Restated Agreement of Limited Partnership of K-Sea GP Holdings LP (included as Appendix A to the Prospectus).
3.3**	—	Certificate of Formation of K-Sea GP LLC.
3.4	—	Form of Amended and Restated Limited Liability Company Agreement of K-Sea GP LLC.
3.5†	—
Certificate of Limited Partnership of K-Sea Transportation Partners L.P. (incorporated by reference to Exhibit 3.1 to KSP's Registration Statement on Form S-1 (Registration No. 333-107084), as amended (the "KSP Registration Statement"), originally filed with the Securities and Exchange Commission on July 16, 2003).
3.6†	—
Third Amended and Restated Agreement of Limited Partnership of K-Sea Transportation Partners L.P. (including specimen unit certificate for the common units) (incorporated by reference to Exhibit 3.2 to the KSP's Current Report of Form 8-K filed with the Securities Exchange Commission on May 5, 2006).
3.7†	—	Certificate of Formation of K-Sea General Partner GP LLC (incorporated by reference to Exhibit 3.7 to the KSP Registration Statement).
3.8†	—
First Amended and Restated Limited Liability Company Agreement of K-Sea General Partner GP LLC (incorporated by reference to Exhibit 3.8 to KSP's Quarterly Report of Form 10-Q for the period ended December 31, 2003 (File No. 001-31920)).
3.9†	—	Certificate of Limited Partnership of K-Sea Operating Partnership L.P. (incorporated by reference to Exhibit 3.3 to the KSP Registration Statement).
3.10†	—
Amended and Restated Agreement of Limited Partnership of K-Sea Operating Partnership L.P. (incorporated by reference to Exhibit 3.4 to KSP's Quarterly Report on Form 10-Q for the period ended December 31, 2003).
4.1	—	Specimen Unit Certificate (included as Exhibit A to the Amended and Restated Agreement of Limited Partnership of K-Sea GP Holdings LP, which is included as Appendix A to the Prospectus).
5.1	—	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.
8.1	—	Form of Opinion of Baker Botts L.L.P. relating to tax matters.
10.1	—	Form of Business Opportunity Agreement.
10.2	—	Form of Contribution Agreement.
10.3	—	Form of Administrative Services Agreement.
10.4.1†	—	K-Sea Transportation Partners L.P. Long-Term Incentive Plan (incorporated by reference to Exhibit 10.7 to KSP's Quarterly Report on Form 10-Q for the period ended March 31, 2004).
10.4.2†	—	Form of KSP Director Phantom Unit Award Agreement (incorporated by reference to Exhibit 10.1 to KSP's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 7, 2004).

10.4.3†	—	Form of KSP Employee Phantom Unit Award Agreement (incorporated by reference to Exhibit 10.2 to KSP's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 7, 2004).
10.5		Form of K-Sea GP Holdings LP Long-Term Incentive Plan.
10.6†	—
Contribution, Conveyance and Assumption Agreement, dated as of January 14, 2004, among K-Sea Investors L.P., K-Sea Transportation LLC, EW Holding Corp., K-Sea Transportation Corp., K-Sea Transportation Partners L.P. and K-Sea Operating Partnership L.P. (incorporated by reference to Exhibit 10.2 to KSP's Quarterly Report on Form 10-Q for the period ended December 31, 2003).
10.7†	—
Omnibus Agreement, dated as of January 14, 2004, among K-Sea Investors L.P., K-Sea Acquisition Corp., New EW Holding Corp., New K-Sea Transportation Corp., K-Sea General Partner L.P., K-Sea General Partner GP LLC, K-Sea Transportation Partners L.P., K-Sea OLP GP, LLC and K-Sea Operating Partnership L.P. (incorporated by reference to Exhibit 10.3 to KSP's Quarterly Report on Form 10-Q for the period ended December 31, 2003).
10.8†	—
K-Sea Transportation Partners L.P. Employee Unit Purchase Plan (incorporated by reference to Exhibit 4.2 to KSP's Registration Statement on Form S-8 (Registration No. 333-117251) filed on July 9, 2004).
10.9†	—
Employment Agreement, dated as of January 14, 2004, between K-Sea Transportation Inc. and Timothy J. Casey (incorporated by reference to Exhibit 10.9 to KSP's Quarterly Report on Form 10-Q for the period ended December 31, 2003).
10.10†	—
Employment Agreement, dated as of January 14, 2004, between K-Sea Transportation Inc. and John J. Nicola (incorporated by reference to Exhibit 10.10 to KSP's Quarterly Report on Form 10-Q for the period ended December 31, 2003).
10.11†	—
Employment Agreement, dated as of January 14, 2004, between K-Sea Transportation Inc. and Richard P. Falcinelli (incorporated by reference to Exhibit 10.11 to KSP's Quarterly Report on Form 10-Q for the period ended December 31, 2003).
10.12†	—
Employment Agreement, dated as of January 14, 2004, between K-Sea Transportation Inc. and Thomas M. Sullivan (incorporated by reference to Exhibit 10.12 to KSP's Quarterly Report on Form 10-Q for the period ended December 31, 2003).
10.13†	—
Form of Indemnification Agreement for Directors and Officers of KSP's General Partners (incorporated by reference to Exhibit 10.12 to KSP's Annual Report on Form 10-K for the fiscal year ended June 30, 2005).
10.14	—	Form of Indemnification Agreement for Directors and Officers of K-Sea GP LLC.
10.15†	—
Amended and Restated Loan and Security Agreement, dated as of August 14, 2007, among K-Sea Operating Partnership L.P., as borrower, LaSalle Bank National Association and Citibank, N.A., as co-syndication agents, Citizens Bank of Pennsylvania and HSBC Bank USA National Association, as co-documentation agents, and KeyBank National Association, as administrative agent and collateral trustee, and the lenders party thereto (incorporated by reference to Exhibit 10.1 to KSP's Current Report on Form 8-K filed with the with the Securities and Exchange Commission on August 20, 2007).
10.16†	—
Loan and Security Agreement dated as of March 24, 2005 by and between The CIT Group/Equipment Financing, Inc., as Lender, and K-Sea Operating Partnership L.P., as Borrower (incorporated by reference to Exhibit 10.2 to KSP's Current Report on Form 8-K filed with the Securities and Exchange Commission on March 30, 2005).

10.17†	—
Master Loan and Security Agreement dated as of April 3, 2006 by and among K-Sea Operating Partnership L.P., as Borrower, Key Equipment Finance Inc., as Lender, and K-Sea Transportation Partners L.P., K-Sea Transportation Inc. and Sea Coast Transportation LLC, as Guarantors (incorporated by reference to Exhibit 10.1 to KSP's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 7, 2006).
21.1	—	List of Subsidiaries of K-Sea GP Holdings LP.
23.1	—	Consent of PricewaterhouseCoopers LLP.
23.2	—	Consent of PricewaterhouseCoopers LLP.
23.3	—	Consent of PricewaterhouseCoopers LLP.
23.4	—	Consent of PricewaterhouseCoopers LLP.
23.5	—	Consent of David S. Harris
23.6	—	Consent of Baker Botts L.L.P. (contained in Exhibit 5.1).
23.7*	—	Consent of Baker Botts L.L.P. (contained in Exhibit 8.1).
24.1	—	Powers of Attorney (included on signature page).

*
To be filed by amendment.
**
Previously filed.

†
Incorporated by reference as indicated.

QuickLinks

One Tower Center Boulevard, 17th Floor East Brunswick, New Jersey 08816 (732) 565-3818 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
Timothy J. Casey K-Sea GP LLC One Tower Center Boulevard, 17th Floor East Brunswick, New Jersey 08816 (732) 565-3818 (Name, address, including zip code, and telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE
K-Sea GP Holdings LP 6,250,000 Common Units Representing Limited Partner Interests

PROSPECTUS SUMMARY
K-Sea GP Holdings LP
KSP Distribution Growth
Hypothetical Annualized Distributions
K-Sea Transportation Partners L.P.
Formation Transactions and Our Structure and Ownership After This Offering
Simplified Organizational Structure of K-Sea GP Holdings LP After This Offering
The Offering
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
DILUTION
OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS
KSP's Cash Distribution History
K-Sea GP Holdings LP Unaudited Pro Forma Available Cash
K-Sea GP Holdings LP Estimated Minimum Cash Available to Pay Distributions based on KSP's Estimated Minimum EBITDA
HOW WE MAKE CASH DISTRIBUTIONS
SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Payments Due by Period
OUR BUSINESS
KSP Distribution Growth
Hypothetical Annualized Distributions
BUSINESS OF K-SEA TRANSPORTATION PARTNERS L.P.
Average Daily Demand of Refined Petroleum Products
Transportation of Petroleum Products by Mode (Based on billions of ton-miles, 2004)
Major Customers
K-Sea Transportation Partners L.P. Tank Vessel Fleet
K-Sea Transportation Partners L.P. Tugboat Fleet
MANAGEMENT
K-SEA TRANSPORTATION PARTNERS L.P.'S COMPENSATION DISCUSSION AND ANALYSIS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF K-SEA GP HOLDINGS LP
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF K-SEA TRANSPORTATION PARTNERS L.P.
SELLING UNITHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
CONFLICTS OF INTEREST AND FIDUCIARY DUTIES
DESCRIPTION OF OUR COMMON UNITS
COMPARISON OF RIGHTS OF HOLDERS OF KSP'S COMMON UNITS AND OUR COMMON UNITS
DESCRIPTION OF OUR PARTNERSHIP AGREEMENT
K-SEA TRANSPORTATION PARTNERS L.P.'S CASH DISTRIBUTION POLICY
MATERIAL PROVISIONS OF THE PARTNERSHIP AGREEMENT OF K-SEA TRANSPORTATION PARTNERS L.P.
UNITS ELIGIBLE FOR FUTURE SALE
MATERIAL TAX CONSEQUENCES
INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
K-Sea GP Holdings LP Unaudited Pro Forma Combined Balance Sheet March 31, 2008 (in thousands)
K-Sea GP Holdings LP Unaudited Pro Forma Combined Statement of Operations Nine months ended March 31, 2008 (in thousands)
K-Sea GP Holdings LP Unaudited Pro Forma Combined Statement of Operations Fiscal year ended June 30, 2007
Notes to Unaudited Pro Forma Combined Financial Information (dollars in thousands, except unit and per unit amounts)
Report of Independent Registered Public Accounting Firm
K-SEA GP HOLDINGS LP BALANCE SHEET
K-SEA GP HOLDINGS LP Notes to Balance Sheet
Report of Independent Auditors
K-SEA GP LLC BALANCE SHEET
K-SEA GP LLC Notes to Balance Sheet
Report of Independent Registered Public Accounting Firm
K-SEA GP HOLDINGS LP PREDECESSOR COMBINED BALANCE SHEETS (in thousands)
K-SEA GP HOLDINGS LP PREDECESSOR COMBINED STATEMENTS OF OPERATIONS (in thousands)
K-SEA GP HOLDINGS LP PREDECESSOR COMBINED STATEMENT OF CHANGES IN PARTNERS' CAPITAL (in thousands)
K-SEA GP HOLDINGS LP PREDECESSOR COMBINED STATEMENTS OF CASH FLOWS (in thousands)
K-SEA GP HOLDINGS LP PREDECESSOR NOTES TO COMBINED FINANCIAL STATEMENTS (dollars in thousands, except per unit amounts)
Report of Independent Auditors
THE SMITH MARITIME GROUP COMBINED BALANCE SHEETS (in thousands)
THE SMITH MARITIME GROUP COMBINED STATEMENTS OF OPERATIONS (in thousands)
THE SMITH MARITIME GROUP COMBINED STATEMENT OF MEMBERS' EQUITY (in thousands)
THE SMITH MARITIME GROUP COMBINED STATEMENTS OF CASH FLOWS (in thousands)
THE SMITH MARITIME GROUP NOTES TO COMBINED FINANCIAL STATEMENTS (dollars in thousands)
  APPENDIX A
FORM OF AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF K-SEA GP HOLDINGS LP

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF K-SEA GP HOLDINGS LP
ARTICLE I DEFINITIONS
ARTICLE II ORGANIZATION
ARTICLE III RIGHTS OF LIMITED PARTNERS
ARTICLE IV CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS
ARTICLE V CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS
ARTICLE VI ALLOCATIONS AND DISTRIBUTIONS
ARTICLE VII MANAGEMENT AND OPERATION OF BUSINESS
ARTICLE VIII BOOKS, RECORDS, ACCOUNTING AND REPORTS
ARTICLE IX TAX MATTERS
ARTICLE X ADMISSION OF PARTNERS
ARTICLE XI WITHDRAWAL OR REMOVAL OF PARTNERS
ARTICLE XII DISSOLUTION AND LIQUIDATION
ARTICLE XIII AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE
ARTICLE XIV MERGER, CONSOLIDATION OR CONVERSION
ARTICLE XV RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS
ARTICLE XVI GENERAL PROVISIONS
SCHEDULE 1 Initial Limited Partners
EXHIBIT B to the Amended and Restated Agreement of Limited Partnership of K-Sea GP Holdings LP Certificate Evidencing Common Units Representing Limited Partner Interests in K-Sea GP Holdings LP
APPLICATION FOR TRANSFER OF COMMON UNITS
  APPENDIX B
GLOSSARY OF SELECTED TERMS
Part II
  Item 14. Indemnification of Directors and Officers.
  Item 15. Recent Sales of Unregistered Securities.
  Item 16. Exhibits and Financial Statement Schedules.
SIGNATURES
Exhibit Index